  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257534

JOINT LETTER TO STOCKHOLDERS OF CABOT OIL & GAS CORPORATION
AND STOCKHOLDERS OF CIMAREX ENERGY CO.
Dear Stockholders:
Cabot Oil & Gas Corporation (which we refer to as “Cabot”) and Cimarex Energy Co. (which we refer to as “Cimarex”) have entered into a merger agreement, subsequently amended on June 29, 2021 (which, as it may be further amended from time to time, we refer to as the “merger agreement”) providing for the acquisition of Cimarex by Cabot pursuant to a merger between a wholly owned subsidiary of Cabot and Cimarex (which we refer to as the “merger”).
Holders of Cabot common stock (as defined below) (which we refer to as the “Cabot stockholders”) as of the close of business on August 10, 2021, the record date, are invited to virtually attend a special meeting of Cabot stockholders (which we refer to as the “Cabot special meeting”) on September 29, 2021, at 10:00 a.m., Central Daylight Time, via live webcast at www.virtualshareholdermeeting.com/COG2021SM (which we refer to as the “Cabot special meeting website”). At the Cabot special meeting, Cabot stockholders will be asked to consider and vote upon: (1) a proposal to approve the issuance of shares of common stock, par value $0.10 per share, of Cabot (which we refer to as “Cabot common stock”) in connection with the merger (which we refer to as the “Cabot issuance proposal”) and (2) a proposal to adopt an amendment to Cabot’s Restated Certificate of Incorporation (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Cabot certificate of incorporation”), to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares (which we refer to as the “Cabot charter amendment proposal”).
Holders of Cimarex common stock (as defined below) (which we refer to as the “Cimarex stockholders”) as of the close of business on August 10, 2021, the record date, are invited to virtually attend a special meeting of Cimarex stockholders (which we refer to as the “Cimarex special meeting”) on September 29, 2021, at 9:00 a.m., Mountain Daylight Time, via live webcast at www.viewproxy.com/cimarexsm/2021 (which we refer to as the “Cimarex special meeting website”). At the Cimarex special meeting, Cimarex stockholders will be asked to consider and vote upon: (1) a proposal to adopt the merger agreement (which we refer to as the “Cimarex merger proposal”); (2) a proposal to adopt an amendment to Cimarex’s Amended and Restated Certificate of Incorporation (which we refer to as the “Cimarex certificate of incorporation”) relating to Cimarex’s 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (which we refer to as the “Cimarex preferred stock”), that would give the holders of Cimarex preferred stock the right to vote with the holders of Cimarex common stock as a single class on all matters submitted to a vote of such holders of Cimarex common stock, to become effective no later than immediately prior to consummation of the merger (which we refer to as the “Cimarex charter amendment proposal”); and (3) a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Cimarex’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “Cimarex non-binding compensation advisory proposal”).
For Cimarex stockholders, if the merger is completed, you will be entitled to receive, for each issued and outstanding share of common stock, par value $0.01 per share, of Cimarex (which we refer to as “Cimarex common stock”) owned by you immediately prior to the effective time of the merger, 4.0146 shares of Cabot common stock (which we refer to as the “merger consideration”), as further described in the joint proxy statement/prospectus accompanying this notice. The market value of the merger consideration will fluctuate with the price of Cabot common stock. Based on the closing price of Cabot common stock on May 21, 2021, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of Cimarex common stock upon completion of the merger was approximately $71.50. Based on the closing price of Cabot common stock on August 19, 2021, the last practicable date before the date of the joint proxy statement/prospectus accompanying this notice, the value of the per share merger consideration payable to holders of Cimarex common stock upon completion of the merger was approximately $58.57. Cimarex stockholders should obtain current stock price quotations for Cabot common stock and Cimarex common stock. Cabot common stock is traded on the New York Stock Exchange under the symbol “COG,” and Cimarex common stock is traded on the New York Stock Exchange under the symbol “XEC.”
The Cabot board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Cabot common stock in connection with the merger and the amendment to the Cabot certificate of incorporation to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares, are in the best interests of Cabot and its stockholders; has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Cabot common stock in connection with the merger and the amendment to the Cabot certificate of incorporation to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares; and unanimously recommends that Cabot stockholders vote “FOR” the Cabot issuance proposal and “FOR” the Cabot charter amendment proposal.
The Cimarex board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Cimarex stockholders; has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the amendment to the Cimarex certificate of incorporation to give the holders of Cimarex preferred stock the right to vote with the holders of Cimarex common stock as a single class on all matters submitted to a vote of such holders of Cimarex common stock; and unanimously recommends that Cimarex stockholders vote “FOR” the Cimarex merger proposal, “FOR” the Cimarex charter amendment proposal and “FOR” the Cimarex non-binding compensation advisory proposal.
Cabot and Cimarex will each hold a virtual special meeting of its stockholders to consider certain matters relating to the merger, which may be attended via the Cabot special meeting website and the Cimarex special meeting website, respectively. Cabot and Cimarex cannot complete the merger unless, among other things, Cabot stockholders approve the issuance of shares of Cabot common stock in connection with the merger, Cimarex stockholders adopt the merger agreement and Cimarex stockholders approve the Cimarex charter amendment proposal that is a condition to the completion of the merger and is necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to consummate the merger.
Your vote is very important. To ensure your representation at your company’s special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to virtually attend your company’s special meeting. Submitting a proxy now will not prevent you from being able to vote at your company’s special meeting.
The joint proxy statement/prospectus accompanying this notice is also being delivered to the Cimarex stockholders as Cabot’s prospectus for its offering of shares of Cabot common stock in connection with the merger.
The obligations of Cabot and Cimarex to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The joint proxy statement/prospectus provides you with detailed information about the merger. It also contains or references information about Cabot and Cimarex and certain related matters. You are encouraged to read the joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” beginning on page 42 of the joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the merger and the issuance of shares of Cabot common stock in connection with the merger and how they will affect you.
Sincerely,	Sincerely,
Dan O. Dinges Chairman of the Board, President and Chief Executive Officer Cabot Oil & Gas Corporation	Thomas E. Jorden Chairman of the Board, Chief Executive Officer and President Cimarex Energy Co.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The joint proxy statement/prospectus is dated August 23, 2021 and is first being mailed to stockholders of Cabot and Cimarex on or about August 23, 2021.

Three Memorial City Plaza,
840 Gessner Road, Suite 1400
Houston, Texas 77024
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS OF
CABOT OIL & GAS CORPORATION
TO BE HELD VIRTUALLY VIA LIVE WEBCAST ON SEPTEMBER 29, 2021
Dear Stockholder,
You are cordially invited to attend a virtual-only special meeting of stockholders (which we refer to as the “Cabot special meeting”) of Cabot Oil & Gas Corporation (which we refer to as “Cabot”) to be held on September 29, 2021, at 10:00 a.m., Central Daylight Time, via live webcast at www.virtualshareholdermeeting.com/COG2021SM (which we refer to as the “Cabot special meeting website”), for the following purposes:
•
to vote on a proposal to approve the issuance of shares of common stock, par value $0.10 per share, of Cabot (which we refer to as “Cabot common stock”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 23, 2021, as amended on June 29, 2021 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), by and among Cabot, Double C Merger Sub, Inc., a wholly owned subsidiary of Cabot, and Cimarex Energy Co. (which we refer to as “Cimarex”) (which we refer to as the “Cabot issuance proposal”); and

•
to vote on a proposal to adopt an amendment to Cabot’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares (which we refer to as the “Cabot charter amendment proposal” and, together with the Cabot issuance proposal, the “Cabot proposals”).

Cabot will transact no other business at the Cabot special meeting, except such business as may properly be brought before the Cabot special meeting by or at the direction of the Cabot board of directors (which we refer to as the “Cabot board”) in accordance with Cabot’s Amended and Restated Bylaws. The record date for the Cabot special meeting has been set as August 10, 2021. Only holders of Cabot common stock (which we refer to as “Cabot stockholders”) of record as of the close of business on such record date are entitled to notice of, and to vote at, the Cabot special meeting (via the Cabot special meeting website or by proxy), or any adjournment or postponement of the Cabot special meeting. For additional information regarding the Cabot special meeting, see the section entitled “Special Meeting of Cabot Stockholders” beginning on page 60 of the joint proxy statement/prospectus accompanying this notice.
In light of ongoing public health concerns related to the coronavirus (COVID-19) pandemic, the Cabot board has determined that the Cabot special meeting will be a virtual-only meeting conducted exclusively via live webcast. There will not be a physical location for the Cabot special meeting and you will not be able to attend the meeting in person. The Cabot board believes that this is the right choice for Cabot and the Cabot stockholders at this time, as it permits Cabot stockholders to attend the Cabot special meeting while safeguarding the health of Cabot stockholders, the Cabot board and the Cabot management team.
The Cabot board unanimously recommends that Cabot stockholders vote “FOR” the Cabot issuance proposal and “FOR” the Cabot charter amendment proposal.
The accompanying joint proxy statement/prospectus describes the Cabot proposals in more detail. Please refer to the attached document, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Cabot special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “The Merger” beginning on page 74 of the joint proxy statement/

prospectus accompanying this notice for a description of the transactions contemplated by the merger agreement, including the Cabot issuance proposal and the Cabot charter amendment proposal, and the section entitled “Risk Factors” beginning on page 42 of the joint proxy statement/prospectus accompanying this notice for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement, including the Cabot issuance proposal and the Cabot charter amendment proposal.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CABOT SPECIAL MEETING VIA THE CABOT SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.
If you have any questions concerning the Cabot proposals, the merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Cabot common stock, please contact Cabot’s proxy solicitor:
1407 Broadway, 27th Floor
New York, New York 10018
Banks and Brokers Call Collect: (212) 929-5500
All Others Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
Your vote is very important. Approval of the Cabot issuance proposal by the Cabot stockholders is a condition to the merger. The Cabot issuance proposal requires the affirmative vote of a majority of the shares of Cabot common stock present via the Cabot special meeting website or by proxy at the Cabot special meeting and entitled to vote on the proposal. The Cabot charter amendment proposal requires approval by a majority of the outstanding shares of Cabot common stock entitled to vote on the proposal. Cabot stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Follow the instructions provided on the enclosed proxy card. Abstentions will have the same effect as a vote “AGAINST” the Cabot issuance proposal and the Cabot charter amendment proposal. If you are a holder of record, failure to submit a proxy or vote via the Cabot special meeting website will have the same effect as a vote “AGAINST” the Cabot charter amendment proposal and will have no effect on the outcome of the vote of the Cabot issuance proposal. Broker non-votes will have no effect on the outcome of the vote on the Cabot issuance proposal. We do not expect broker non-votes in connection with the Cabot charter amendment proposal.
BY ORDER OF THE BOARD OF DIRECTORS,
Dan O. Dinges
Chairman of the Board, President and Chief Executive Officer
Cabot Oil & Gas Corporation

1700 Lincoln Street, Suite 3700
Denver, Colorado 80203
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON SEPTEMBER 29, 2021
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (which we refer to as the “Cimarex special meeting”) of Cimarex Energy Co. (which we refer to as “Cimarex”) will be held virtually via the Internet on September 29, 2021, at 9:00 a.m., Mountain Daylight Time, to consider and vote on proposals:
•
to adopt the Agreement and Plan of Merger, dated as of May 23, 2021, as amended on June 29, 2021 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), among Cabot Oil & Gas Corporation (which we refer to as “Cabot”), Double C Merger Sub, Inc. (which we refer to as “Merger Sub”) and Cimarex (which we refer to as the “Cimarex merger proposal”) providing for the acquisition of Cimarex by Cabot pursuant to a merger between Merger Sub, a wholly owned subsidiary of Cabot, and Cimarex (which we refer to as the “merger”);

•
to adopt an amendment to Cimarex’s Amended and Restated Certificate of Incorporation relating to Cimarex’s 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (which we refer to as the “Cimarex preferred stock”), that would give the holders of Cimarex preferred stock the right to vote with the holders of common stock, par value $0.01 per share, of Cimarex (which we refer to as “Cimarex common stock”) as a single class on all matters submitted to a vote of such holders of Cimarex common stock (which we refer to as “Cimarex stockholders”) to become effective no later than immediately prior to consummation of the merger (which we refer to as the “Cimarex charter amendment proposal”); and

•
to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Cimarex’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (which we refer to as the “Cimarex non-binding compensation advisory proposal” and, together with the Cimarex merger proposal and the Cimarex charter amendment proposal, the “Cimarex proposals”).

In light of the ongoing coronavirus (COVID-19) pandemic, the Cimarex special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the Cimarex special meeting online and to vote your shares electronically at the meeting by visiting www.viewproxy.com/cimarexsm/2021 (which we refer to as the “Cimarex special meeting website”).
Cimarex stockholder approval of each of the Cimarex merger proposal and the Cimarex charter amendment proposal is required to complete the merger between Merger Sub and Cimarex, as contemplated by the merger agreement. In addition, approval of the Cimarex charter amendment proposal is necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to consummate the merger. Cimarex stockholders will also be asked to approve the Cimarex non-binding compensation advisory proposal. Cimarex will transact no other business at the Cimarex special meeting. The record date for the Cimarex special meeting has been set as August 10, 2021. Only Cimarex stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Cimarex special meeting via the Cimarex special meeting website or any adjournment or postponement of the Cimarex special meeting. For additional information regarding the Cimarex special meeting, see the section entitled “Special Meeting of Cimarex Stockholders” beginning on page 67 of the joint proxy statement/prospectus accompanying this notice.
The Cimarex board of directors unanimously recommends that you vote “FOR” the Cimarex merger proposal, “FOR” the Cimarex charter amendment proposal and “FOR” the Cimarex non-binding compensation advisory proposal.

The Cimarex proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CIMAREX SPECIAL MEETING VIA THE CIMAREX SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.
If you have any questions concerning the Cimarex proposals, the merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Cimarex common stock, please contact Cimarex’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (877) 717-3936
Your vote is very important. The merger is conditioned on the approval of each of the Cimarex merger proposal and the Cimarex charter amendment proposal by the Cimarex stockholders and each of the Cimarex merger proposal and the Cimarex charter amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cimarex common stock entitled to vote on such proposal. In addition, approval of the Cimarex charter amendment proposal is necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to consummate the merger. Cimarex stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote via the Cimarex special meeting website and broker non-votes will have the same effect as a vote “AGAINST” the Cimarex merger proposal and the Cimarex charter amendment proposal.

BY ORDER OF THE BOARD OF DIRECTORS,
Francis B. Barron
Senior Vice President—General Counsel
Cimarex Energy Co.

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Cabot Oil & Gas Corporation (which we refer to as “Cabot”) and Cimarex Energy Co. (which we refer to as “Cimarex”) from other documents that are not included in or delivered with this joint proxy statement/prospectus, including documents that Cabot and Cimarex have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information.” This information is available for you to review free of charge at the public reference room of the SEC located at 100 F Street, N.E., Washington, DC 20549, and through the SEC’s website at www.sec.gov.
You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Cabot or Cimarex, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.
For Cabot Stockholders:	For Cimarex Stockholders:
Cabot Oil & Gas Corporation Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, Texas 77024 Attention: Investor Relations (281) 589-4600	Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, Colorado 80203 Attention: Investor Relations (303) 295-3995
To obtain timely delivery of these documents before the Cabot special meeting (as defined in the section entitled “Questions and Answers about the Merger and the Special Meetings”), Cabot stockholders must request the information no later than September 22, 2021 (which is five business days before the date of the Cabot special meeting).
To obtain timely delivery of these documents before the Cimarex special meeting (as defined in the section entitled “Questions and Answers about the Merger and the Special Meetings”), Cimarex stockholders must request the information no later than September 22, 2021 (which is five business days before the date of the Cimarex special meeting).
In addition, if you have questions about the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact MacKenzie Partners, Inc., the proxy solicitor for Cabot, toll-free at (800) 322-2885, or for banks and brokers, collect at (212) 929-5500, or by email at proxy@mackenziepartners.com, or Innisfree M&A Incorporated, the proxy solicitor for Cimarex, toll-free at (877) 717-3936, or for brokers and banks, collect at (212) 750-5833. You will not be charged for any of these documents that you request.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Cabot (File No. 333-257534), constitutes a prospectus of Cabot under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of common stock of Cabot, par value $0.10 per share (which we refer to as “Cabot common stock”), to be issued to Cimarex stockholders pursuant to the Agreement and Plan of Merger, dated as of May 23, 2021, as amended on June 29, 2021 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), among Cabot, Double C Merger Sub, Inc. (which we refer to as “Merger Sub”) and Cimarex.
This document also constitutes a notice of meeting and proxy statement of each of Cabot and Cimarex under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).
Cabot has supplied all information contained or incorporated by reference herein relating to Cabot, and Cimarex has supplied all information contained or incorporated by reference herein relating to Cimarex. Cabot and Cimarex have both contributed to the information relating to the merger agreement contained in this joint proxy statement/prospectus.
Neither Cabot nor Cimarex has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this joint proxy statement/prospectus in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Cabot and Cimarex take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated August 23, 2021, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Cabot or Cimarex stockholders nor the issuance by Cabot of shares of Cabot common stock pursuant to the merger agreement will create any implication to the contrary.
All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are answers to certain questions that you may have regarding the Cabot and Cimarex special meetings. Cabot and Cimarex urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because Cabot, Cimarex and Merger Sub have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, Cabot has agreed to acquire Cimarex by means of a merger of Merger Sub with and into Cimarex (which we refer to as the “merger”), with Cimarex surviving the merger as a wholly owned subsidiary of Cabot. Your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this joint proxy statement/prospectus as Annex A.

Cabot.   In order to consummate the merger, holders of Cabot common stock (which we refer to as the “Cabot stockholders”) must approve the issuance of shares of Cabot common stock pursuant to the terms of the merger agreement (which we refer to as the “Cabot issuance proposal”) in accordance with the rules of the New York Stock Exchange (which we refer to as the “NYSE”) and Cabot’s organizational documents. Cabot is holding a virtual special meeting of its stockholders (which we refer to as the “Cabot special meeting”) to obtain that approval. Cabot stockholders will also be asked to vote on a proposal to adopt an amendment to Cabot’s Restated Certificate of Incorporation (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Cabot certificate of incorporation”) to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares (which we refer to as the “Cabot charter amendment proposal” and, together with the Cabot issuance proposal, the “Cabot proposals”). Your vote is very important. We encourage you to submit a proxy to have your shares of Cabot common stock voted as soon as possible.
Cimarex.   In order to consummate the merger, the merger agreement must be adopted by the Cimarex stockholders (as defined at the end of this paragraph) (which we refer to as the “Cimarex merger proposal”) in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). In addition, in order to consummate the merger, Cimarex stockholders must adopt an amendment (which we refer to as the “Cimarex charter amendment”) to Cimarex’s Amended and Restated Certificate of Incorporation (which we refer to as the “Cimarex certificate of incorporation”) in accordance with the DGCL relating to the 8.125% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of Cimarex (which we refer to as the “Cimarex preferred stock”) that would give the holders of Cimarex preferred stock the right to vote with the holders of Cimarex common stock, par value $0.01 per share (which we refer to as “Cimarex common stock”), as a single class on all matters submitted to a vote of the Cimarex stockholders, to become effective no later than immediately prior to consummation of the merger (which we refer to as the “Cimarex charter amendment proposal”). Approval of the Cimarex charter amendment proposal is also necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to consummate the merger. The text of the proposed Cimarex charter amendment is set forth in Annex D to this joint proxy statement/prospectus. Cimarex is holding a virtual special meeting of its stockholders (which we refer to as the “Cimarex special meeting”) to obtain these approvals. Cimarex stockholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Cimarex’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “Cimarex non-binding compensation advisory proposal” and, together with the Cimarex merger proposal and the Cimarex charter amendment proposal, the “Cimarex proposals”). Your vote is very important. We encourage you to submit a proxy to have your shares of Cimarex common stock voted as soon as possible. In this joint proxy statement/prospectus, we use the term “Cimarex stockholders” to refer to the holders of Cimarex common stock and, unless the context otherwise requires, such term is not intended to include the holders of Cimarex preferred stock, in their capacities as such holders. Holders of Cimarex preferred stock are not, as such, entitled to and are not being requested to vote on the Cimarex merger proposal or the Cimarex charter amendment proposal or at the Cimarex special meeting.
Q:
When and where will the special meetings take place?

A:
Cabot.   The Cabot special meeting will be held virtually via live webcast on September 29, 2021 at 10:00 a.m. Central Daylight Time. Cabot stockholders will be able to attend the Cabot special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/COG2021SM (which we refer to as the “Cabot special meeting website”). Because the Cabot special meeting is completely virtual and being conducted via live webcast, Cabot stockholders will not be able to attend the meeting in person.

Cimarex.   The Cimarex special meeting will be held virtually via live webcast on September 29, 2021 at 9:00 a.m. Mountain Daylight Time. Cimarex stockholders will be able to attend the Cimarex special meeting online and vote their shares electronically during the meeting by visiting www.viewproxy.com/cimarexsm/2021 (which we refer to as the “Cimarex special meeting website”). Because the Cimarex special meeting is completely virtual and being conducted via live webcast, Cimarex stockholders will not be able to attend the meeting in person.
Q:
What matters will be considered at the special meetings?

A:
Cabot.   The Cabot stockholders are being asked to consider and vote on:

•
a proposal to approve the issuance of shares of Cabot common stock to Cimarex stockholders in connection with the merger, which we refer to as the Cabot issuance proposal; and

•
a proposal to adopt an amendment to the Cabot certificate of incorporation to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares, which we refer to as the Cabot charter amendment proposal.

Cimarex.   The Cimarex stockholders are being asked to consider and vote on:
•
a proposal to adopt the merger agreement, which we refer to as the Cimarex merger proposal;

•
a proposal to adopt an amendment to the Cimarex certificate of incorporation relating to the Cimarex preferred stock that would give the holders of Cimarex preferred stock the right to vote with the holders of Cimarex common stock as a single class on all matters submitted to a vote of such holders of Cimarex common stock, to become effective no later than immediately prior to consummation of the merger, which we refer to as the Cimarex charter amendment proposal; and

•
a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Cimarex’s named executive officers that is based on or otherwise relates to the merger, which we refer to as the Cimarex non-binding compensation advisory proposal.

Q:
Is my vote important?

A:
Cabot.   Yes. Your vote is very important. The merger cannot be completed unless the Cabot issuance proposal is approved by the affirmative vote of a majority of the shares of Cabot common stock present at the Cabot special meeting, whether present via the Cabot special meeting website or by proxy, and entitled to vote on the proposal. Only Cabot stockholders as of the close of business on the record date are entitled to vote at the Cabot special meeting. The board of directors of Cabot (which we refer to as the “Cabot board” or the “Cabot board of directors”) unanimously recommends that such Cabot stockholders vote “FOR” the Cabot issuance proposal and “FOR” the Cabot charter amendment proposal.

Cimarex.   Yes. Your vote is very important. The merger cannot be completed unless each of the Cimarex merger proposal and the Cimarex charter amendment proposal is approved by the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on each such proposal. In addition, approval of the Cimarex charter amendment proposal is necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to consummate the merger. Only Cimarex stockholders as of the close of business on the record date are entitled to vote at the Cimarex special meeting. The board of directors of Cimarex (which we refer to as the “Cimarex board” or the “Cimarex board of directors”) unanimously recommends that such Cimarex stockholders vote “FOR” the Cimarex merger proposal, “FOR” the Cimarex charter amendment proposal and “FOR” the Cimarex non-binding compensation advisory proposal.
Q:
If my shares of Cabot and/or Cimarex common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:
If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee cannot vote your shares on the Cabot issuance proposal or the Cimarex proposals to be considered at the Cabot special meeting or the Cimarex special meeting, as applicable.

A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted.
Cabot Proposals
Under the current NYSE rules, brokers, banks or other nominees do not have discretionary authority to vote on the Cabot issuance proposal. Therefore, if you fail to provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the Cabot issuance proposal, your shares will be counted as broker non-votes. If there are any broker non-votes, they will have no effect on the Cabot issuance proposal. Because brokers, banks, and other nominees have discretionary authority to vote on the Cabot charter amendment proposal, we do not expect broker non-votes in connection with the Cabot charter amendment proposal.
Cimarex Proposals
Under the current NYSE rules, brokers, banks or other nominees do not have discretionary authority to vote on any of the Cimarex proposals at the Cimarex special meeting. Because the only proposals for consideration at the Cimarex special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Cimarex special meeting. However, if there are any broker non-votes, they will have (1) the same effect as a vote “AGAINST” the Cimarex merger proposal and the Cimarex charter amendment proposal and (2) no effect on the Cimarex non-binding compensation advisory proposal.
Q:
What Cabot stockholder vote is required for the approval of the Cabot issuance proposal and the Cabot charter amendment proposal?

A:
The Cabot issuance proposal.   Approval of the Cabot issuance proposal requires the affirmative vote of a majority of the shares of Cabot common stock present at the Cabot special meeting, whether present via the Cabot special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the Cabot issuance proposal, while a broker non-vote or the failure of a Cabot stockholder to vote (e.g., by not submitting a proxy and not voting at the Cabot special meeting) will have no effect on the outcome of the Cabot issuance proposal.

The Cabot charter amendment proposal.   Approval of the Cabot charter amendment proposal requires the approval by a majority of the outstanding shares of Cabot common stock entitled to vote on the proposal. Abstentions or a failure by a record holder of shares of Cabot common stock to vote (e.g., by not submitting a proxy and not voting at the Cabot special meeting) will have the same effect as a vote “AGAINST” the Cabot charter amendment proposal. Because brokers, banks, and other nominees have discretionary authority to vote on the Cabot charter amendment proposal, we do not expect broker non-votes in connection with the Cabot charter amendment proposal.
Q:
What Cimarex stockholder vote is required for the approval of the Cimarex merger proposal, the Cimarex charter amendment proposal and the Cimarex non-binding compensation advisory proposal?

A:
The Cimarex merger proposal.   Approval of the Cimarex merger proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions, broker non-votes, or any failure by a Cimarex stockholder to vote (e.g., by not submitting a proxy and not voting at the Cimarex special meeting) will have the same effect as a vote “AGAINST” the Cimarex merger proposal.
The Cimarex charter amendment proposal.   Approval of the Cimarex charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions, broker non-votes, or any failure by a Cimarex stockholder to vote (e.g., by not submitting a proxy and not voting at the Cimarex special meeting) will have the same effect as a vote “AGAINST” the Cimarex charter amendment proposal.
The Cimarex non-binding compensation advisory proposal.   Approval of the Cimarex non-binding compensation advisory proposal requires the affirmative vote of a majority of the total number of votes of Cimarex common stock present at the Cimarex special meeting, whether present via the Cimarex special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or the failure of a Cimarex stockholder to vote (e.g., by not submitting a proxy and not voting at the Cimarex special meeting) will have no effect on the outcome of the Cimarex non-binding compensation advisory proposal. As an advisory vote, this proposal is not binding on Cimarex or the Cimarex board or Cabot or the Cabot board, and approval of this proposal is not a condition to the completion of the merger.
Q:
Who will count the votes?

A:
The votes at the Cabot special meeting will be counted by an independent inspector of elections appointed by the Cabot board. The votes at the Cimarex special meeting will be counted by an independent inspector of elections appointed by the Cimarex board.

Q:
What will Cimarex stockholders receive if the merger is completed?

A:
As a result of the merger, each share of Cimarex common stock issued and outstanding immediately prior to the effective time of the merger (other than any excluded shares and converted shares, as defined in the section entitled “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration,” and shares of Cimarex common stock subject to a Cimarex restricted share award, as defined and discussed in the Question and Answer directly below) will be converted into the right to receive 4.0146 shares of Cabot common stock (which we refer to as the “merger consideration”). We refer to such shares of Cimarex common stock eligible to receive the merger consideration as “eligible shares.”

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of Cabot common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Merger — Consideration to Cimarex Stockholders” and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration.”
Q:
What will holders of Cimarex equity awards receive if the merger is completed?

A:
Cimarex Restricted Share Awards.   At the effective time of the merger, each outstanding award of shares of Cimarex common stock subject to vesting, repurchase or other lapse restriction (which we refer to as a “Cimarex restricted share award”) that was granted prior to May 23, 2021 (other than awards granted to Thomas E. Jorden) and/or that is held by a non-employee member of the Cimarex board will (1) if subject solely to time-based vesting, automatically become fully vested and be cancelled and converted into the right to receive the merger consideration with respect to such shares of Cimarex common stock (less required withholdings) and (2) if subject to performance-based vesting, become vested at the greater of the target level of performance and the level determined or certified by the Cimarex board or the compensation committee of the Cimarex board based on the results achieved during the applicable performance period, which period will be deemed to end on the latest practicable date prior to the effective time of the merger, and be cancelled and converted into the right to receive the merger consideration with respect to each vested share of Cimarex common stock subject to such

Cimarex restricted share award (without interest and less applicable tax withholding); provided that for each Cimarex restricted share award subject to performance-based vesting that was granted in 2020 and in accordance with the award agreements for those grants, if the level of vesting determined is greater than the target level, then each vested share of Cimarex common stock that is in excess of the target number of shares of Cimarex common stock subject to such Cimarex restricted share award will instead be converted into the right to receive the cash value of the merger consideration, which will be equal to the product of (1) the exchange ratio multiplied by (2) the volume-weighted-average price of Cimarex common stock for the five consecutive trading days ending two business days prior to the closing date as reported by Bloomberg, L.P. (which we refer to as the “cash equivalent merger consideration”). In addition, each holder of a Cimarex restricted share award that is subject to performance-based vesting will be entitled to receive a lump-sum cash payment equal to the accumulated and unpaid dividends credited with respect to such award as of immediately prior to the effective time of the merger.
At the effective time of the merger, each other Cimarex restricted share award not described in the immediately preceding paragraph (including all awards held by Mr. Jorden, whether granted prior to or after May 23, 2021) will be converted automatically into a restricted stock award in respect of Cabot common stock (which we refer to as an “adjusted restricted share award”) subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable to such Cimarex restricted share award immediately prior to the effective time of the merger (including vesting terms), and relating to the number of shares of Cabot common stock equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex restricted share award immediately prior to the effective time multiplied by (2) the exchange ratio, with any fractional shares rounded to the nearest whole number of shares of Cabot common stock. No such restricted share awards granted after May 23, 2021 will provide for “single-trigger” vesting upon the closing of the merger.
Cimarex DSU Awards.   At the effective time of the merger, each then outstanding Cimarex deferred stock unit award (which we refer to as a “Cimarex DSU award”) will automatically be cancelled and converted into the right to receive the merger consideration with respect to the shares of Cimarex common stock subject to such Cimarex DSU award (provided that any fractional shares otherwise deliverable in respect of each Cimarex DSU award will be rounded up to a whole share); provided that, if any Cimarex DSU award cannot be paid at the effective time of the merger without the application of a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), such Cimarex DSU award will instead be cancelled and converted automatically into a deferred stock unit award of shares of Cabot common stock subject to the same terms and conditions as were applicable to such Cimarex DSU award immediately prior to the effective time of the merger, and relating to the number of shares of Cabot common stock equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex DSU award immediately prior to the effective time of the merger multiplied by (2) the exchange ratio, with any fractional shares rounded to the nearest whole number of shares of Cabot common stock.
Cimarex Option Awards.   At the effective time of the merger, each then outstanding option to purchase Cimarex common stock (which we refer to as a “Cimarex option award”) will, to the extent unvested, automatically become fully vested and will be converted automatically into an option (which we refer to as an “adjusted option award”) to purchase, on the same terms and conditions as were applicable to such Cimarex option award immediately prior to the effective time of the merger, the number of shares of Cabot common stock (rounded down to the nearest whole number of shares of Cabot common stock) equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex option award immediately prior to the effective time of the merger multiplied by (2) the exchange ratio, which adjusted option award will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Cimarex common stock of such Cimarex option award immediately prior to the effective time of the merger by (B) the exchange ratio.
For additional information regarding the treatment of Cimarex equity awards, see the section entitled “The Merger Agreement — Treatment of Cimarex Equity Awards in the Merger.”
Q:
What will happen to the Cimarex preferred stock if the merger is completed?

A:
Upon completion of the merger, each share of Cimarex preferred stock issued and outstanding immediately prior to the effective time will remain outstanding. In addition, following completion of the merger, the holders of Cimarex preferred stock will have the right to vote with the holders of Cimarex common stock (which immediately after the merger will be Cabot, as the sole holder of Cimarex common stock) as a single class on all matters submitted to a vote of such holders of Cimarex common stock, with the holders of Cimarex preferred stock being entitled to 30 votes for each share of Cimarex preferred stock and the holders of Cimarex common stock being entitled to 100,000 votes for each share of Cimarex common stock.
Holders of Cimarex preferred stock are not, as such, entitled to, and are not being requested to, vote on the Cimarex merger proposal or the Cimarex charter amendment proposal or at the Cimarex special meeting.
Q:
What equity stake will Cimarex stockholders hold in Cabot immediately following the merger?

A:
Based on the number of issued and outstanding shares of Cabot and Cimarex common stock as of August 6, 2021, and the exchange ratio of 4.0146 shares of Cabot common stock for each share of Cimarex common stock, holders of shares of Cimarex common stock as of immediately prior to the effective time of the merger would hold, in the aggregate, approximately 50.5% of the issued and outstanding shares of Cabot common stock immediately following the effective time of the merger. The exact equity stake of Cimarex stockholders in Cabot immediately following the effective time of the merger will depend on the number of shares of Cabot common stock and Cimarex common stock issued and outstanding immediately prior to the effective time of the merger and the number of issued and outstanding Cimarex equity awards to be settled in shares of Cabot common stock in connection with the merger, as provided in the section entitled “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration.”

Q:
How do the Cabot and Cimarex boards recommend that I vote?

A:
Cabot.   The Cabot board unanimously recommends that Cabot stockholders vote “FOR” the approval of the Cabot issuance proposal and “FOR” the approval of the Cabot charter amendment proposal. For additional information regarding how the Cabot board recommends that Cabot stockholders vote, see the section entitled “The Merger — Recommendation of the Cabot Board of Directors and Reasons for the Merger.”

Cimarex.   The Cimarex board unanimously recommends that Cimarex stockholders vote “FOR” the approval of the Cimarex merger proposal, “FOR” the approval of the Cimarex charter amendment proposal and “FOR” the approval of the Cimarex non-binding compensation advisory proposal. For additional information regarding how the Cimarex board recommends that Cimarex stockholders vote, see the section entitled “The Merger — Recommendation of the Cimarex Board of Directors and Reasons for the Merger.”
Q:
What is the Cimarex charter amendment proposal and why are Cimarex stockholders being asked to approve it?

A:
As indicated above, the Cimarex charter amendment would amend the Cimarex certificate of incorporation (specifically, the certificate of designations of the Cimarex preferred stock, which we refer to as the “Cimarex certificate of designations”) to give the holders of Cimarex preferred stock the right to vote with the holders of Cimarex common stock as a single class on all matters submitted to a vote of such common stockholders, with the holders of Cimarex preferred stock being entitled to 30 votes for each share of Cimarex preferred stock. If approved by the holders of Cimarex common stock, the Cimarex charter amendment will become effective no later than immediately prior to the consummation of the merger, following the filing of a certificate of amendment to the Cimarex certificate of designations with the Secretary of State of the State of Delaware. Approval of the Cimarex charter amendment proposal is a condition to the completion of the merger and is necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to consummate the merger.

Upon completion of the merger, Cimarex will be a subsidiary of Cabot. Holders of Cimarex preferred stock will vote with holders of Cimarex common stock, all of which will be held by Cabot, as a single class on all matters submitted to a vote of holders of Cimarex common stock following completion of the merger. Thus, the voting rights that will be conferred upon the holders of Cimarex preferred stock by the Cimarex charter amendment will continue to apply with respect to Cimarex, rather than Cabot, following completion of the merger.
Upon completion of the merger, Cabot, as the sole holder of Cimarex common stock, will be entitled to 100,000 votes for each of the 1,000 shares of Cimarex common stock it will hold.
Q:
Why are the Cimarex stockholders being asked to vote on executive officer compensation?

A:
The SEC has adopted rules that require Cimarex to seek a non-binding advisory vote on certain compensation that may be paid or become payable to Cimarex’s named executive officers that is based on or otherwise relates to the merger. Cimarex urges its stockholders to read the section entitled “The Merger — Interests of Cimarex Directors and Executive Officers in the Merger.”

Q:
Who is entitled to vote at the special meeting?

A:
Cabot special meeting.   The Cabot board has fixed August 10, 2021 as the record date for the Cabot special meeting. All holders of record of shares of Cabot common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Cabot special meeting via the Cabot special meeting website or by proxy, provided that those shares remain outstanding on the date of the Cabot special meeting. As of the record date, there were 399,664,181 shares of Cabot common stock outstanding. Attendance at the Cabot special meeting via the Cabot special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Cabot special meeting are provided in this section below.

Cimarex special meeting.   The Cimarex board has fixed August 10, 2021 as the record date for the Cimarex special meeting. All holders of record of shares of Cimarex common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Cimarex special meeting via the Cimarex special meeting website or by proxy, provided that those shares remain outstanding on the date of the Cimarex special meeting. As of the record date, there were 102,826,233 shares of Cimarex common stock outstanding. Attendance at the Cimarex special meeting via the Cimarex special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Cimarex special meeting are provided in this section below.
Q:
How many votes do I have?

A:
Cabot stockholders.   Each Cabot stockholder of record is entitled to one vote for each share of Cabot common stock held of record by such stockholder as of the close of business on the record date.

Cimarex stockholders.   Each Cimarex stockholder of record is entitled to one vote for each share of Cimarex common stock held of record by such stockholder as of the close of business on the record date.
Q:
What constitutes a quorum for each of the Cabot and Cimarex special meetings?

A:
Quorum for Cabot special meeting.   Under the Amended and Restated Bylaws of Cabot (which, as amended prior to the date of this joint proxy statement/prospectus, we refer to as the “Cabot bylaws”), the presence at the Cabot special meeting, whether via the Cabot special meeting website or by proxy, of the majority in interest of all shares of Cabot common stock issued and outstanding and entitled to vote on each of the Cabot proposals will be necessary to establish a quorum with respect to such proposal. If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of Cabot common stock will be counted for purposes of calculating whether a quorum is present. Because the Cabot issuance proposal is non-routine under applicable NYSE rules, brokers, banks and other nominees do not have discretionary authority to vote on the Cabot issuance proposal and will not be able to vote on the Cabot issuance proposal absent instructions from the beneficial owner. Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Cabot issuance proposal for the purpose of determining the presence of a quorum with respect to the vote thereon.

Quorum for Cimarex special meeting.   The presence at the Cimarex special meeting via the Cimarex special meeting website or by proxy of the holders of a majority of the Cimarex common stock issued and outstanding and entitled to vote thereon constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote “for” any of the proposals or vote to “abstain” in respect of each of the proposals, your shares of Cimarex common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Cimarex special meeting. Because the only proposals for consideration at the Cimarex special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Cimarex special meeting. Broker non-votes will not be treated as present for determining the presence of a quorum at the Cimarex special meeting.
Q:
What will happen to Cimarex as a result of the merger?

A:
If the merger is completed, Merger Sub will merge with and into Cimarex. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Cimarex will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Cabot. Furthermore, shares of Cimarex common stock will be delisted from the NYSE and will no longer be publicly traded, while the shares of Cimarex preferred stock will remain outstanding and subject to the Cimarex charter amendment.

Q:
I own shares of Cimarex common stock. What will happen to those shares as a result of the merger?

A:
If the merger is completed, your shares of Cimarex common stock will be converted into the right to receive the merger consideration. All such shares of Cimarex common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of Cimarex common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to shares of Cimarex common stock, except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Cabot common stock with a record date after the effective time of the merger, and any cash to be paid in lieu of any fractional shares of Cabot common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of Cimarex common stock for merger consideration. For additional information, see the sections entitled “The Merger — Consideration to Cimarex Stockholders” and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration.”

Q:
Where will the Cabot common stock that Cimarex stockholders receive in the merger be publicly traded?

A:
Assuming the merger is completed, the shares of Cabot common stock that Cimarex stockholders receive in the merger will be listed and traded on the NYSE.

Q:
What happens if the merger is not completed?

A:
If either the Cimarex merger proposal or the Cimarex charter amendment proposal is not approved by Cimarex stockholders, if the Cabot issuance proposal is not approved by Cabot stockholders or if the merger is not completed for any other reason, Cimarex stockholders will not receive any merger consideration in connection with the merger, and their shares of Cimarex common stock will remain outstanding. Cimarex will remain an independent public company and Cimarex common stock will continue to be listed and traded on the NYSE. Additionally, if either the Cimarex merger proposal or the Cimarex charter amendment proposal is not approved by Cimarex stockholders, or if the merger is not completed for any other reason, Cabot will not issue shares of Cabot common stock to Cimarex stockholders, regardless of whether the Cabot issuance proposal is approved by the Cabot stockholders. If the merger agreement is terminated under specified circumstances, either Cimarex or Cabot (depending on the circumstances) may be required to pay the other party a termination fee or other termination-related payment. For a more detailed discussion of the termination-related fees, see “The Merger Agreement — Termination.”

Q:
What is a proxy and how can I vote my shares via the Cabot special meeting website or the Cimarex special meeting website?

A:
A proxy is a legal designation of another person to vote the stock you own.

Cabot.   Shares of Cabot common stock held directly in your name as the stockholder of record as of the close of business on August 10, 2021, the record date, may be voted at the Cabot special meeting via the Cabot special meeting website. Please note that attendance alone at the Cabot special meeting via the Cabot special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Cabot special meeting website. If you choose to attend the Cabot special meeting and vote your shares via the Cabot special meeting website, you will need the 16-digit control number included on your proxy card. If you are a beneficial owner of Cabot common stock but not the stockholder of record of such shares of Cabot common stock, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.
Cimarex.   Shares of Cimarex common stock held directly in your name as the stockholder of record as of the close of business on August 10, 2021, the record date, may be voted at the Cimarex special meeting via the Cimarex special meeting website. Please note that attendance alone at the Cimarex special meeting via the Cimarex special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Cimarex special meeting website. If you choose to attend the Cimarex special meeting and vote your shares via the Cimarex special meeting website, you will need the 16-digit control number included on your proxy card. If you are a beneficial owner of Cimarex common stock but not the stockholder of record of such shares of Cimarex common stock, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.
Q:
How can I vote my shares without attending the special meetings?

A:
Cabot.   If you are a stockholder of record of Cabot common stock as of the close of business on August 10, 2021, the record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Cimarex.   If you are a stockholder of record of Cimarex common stock as of the close of business on August 10, 2021, the record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.
Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Cabot.   If your shares of Cabot common stock are registered directly in your name with Cabot’s transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Cimarex.   If your shares of Cimarex common stock are registered directly in your name with Cimarex’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.
Q:
Can I vote my shares at the special meeting if I am only a beneficial owner and not a stockholder of record?

A:
If you are a beneficial owner of shares of Cabot common stock or Cimarex common stock, you are also invited to attend the Cabot special meeting or the Cimarex special meeting, respectively. However, because you are not the Cabot stockholder of record or Cimarex stockholder of record, you may not vote your shares at the Cabot special meeting or the Cimarex special meeting, respectively, unless you request and obtain a “legal proxy” issued in your own name from your bank, broker or nominee.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials relating to the Cabot special meeting and/or the Cimarex special meeting if you hold shares of both Cabot and Cimarex common stock or if you hold shares of Cabot and/or Cimarex common stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Cabot and/or Cimarex common stock in more than one brokerage account.

Direct holders (stockholders of record).   For shares of Cabot and/or Cimarex common stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Cabot and/or Cimarex common stock are voted.
Shares in “street name.”   For shares of Cabot and/or Cimarex common stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.
Q:
I hold shares of both Cabot and Cimarex common stock. Do I need to vote separately for each company?

A:
Yes.   You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of Cabot common stock and with respect to the voting of shares of Cimarex common stock in order to effectively vote the shares of common stock you hold in each company.

Q:
If a stockholder gives a proxy, how will the shares of Cabot or Cimarex common stock, as applicable, covered by the proxy be voted?

A:
If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of Cabot common stock or your shares of Cimarex common stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in such company. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of Cabot or Cimarex common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Cabot special meeting or the Cimarex special meeting, as applicable.

Q:
How will my shares of Cabot or Cimarex common stock, as applicable, be voted if I return a blank proxy?

A:
Cabot.   If you sign, date and return your proxy and do not indicate how you want your shares of Cabot common stock to be voted, then your shares of Cabot common stock will be voted “FOR” the approval of the Cabot issuance proposal and “FOR” the approval of the Cabot charter amendment proposal.

Cimarex.   If you sign, date and return your proxy and do not indicate how you want your shares of Cimarex common stock to be voted, then your shares of Cimarex common stock will be voted “FOR” the approval of the Cimarex merger proposal, “FOR” the approval of the Cimarex charter amendment proposal and “FOR” the approval of the Cimarex non-binding compensation advisory proposal.
Q:
Can I change my vote after I have submitted my proxy?

A:
Cabot.   Yes. If you are a stockholder of record of Cabot common stock as of the close of business on the record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the Cabot special meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
vote again by phone or the Internet at a later time;

•
give written notice of your revocation to the Cabot Corporate Secretary at Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024; or

•
attend the Cabot special meeting and vote your shares via the Cabot special meeting website. Please note that your attendance at the meeting via the Cabot special meeting website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the Cabot special meeting website in order to do so.

If you are a beneficial owner of Cabot common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Cimarex.   Yes. If you are a stockholder of record of Cimarex common stock as of the close of business on the record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the Cimarex special meeting in one of the following ways:
•
submit a new proxy card bearing a later date;

•
vote again by phone or the Internet at a later time;

•
give written notice of your revocation to the Cimarex Senior Vice President — General Counsel and Corporate Secretary at 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203, or by facsimile to (720) 403-9383; or

•
attend the Cimarex special meeting and vote your shares via the Cimarex special meeting website. Please note that your attendance at the meeting via the Cimarex special meeting website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the Cimarex special meeting website in order to do so.

If you are a beneficial owner of Cimarex common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
Where can I find the voting results of the special meetings?

A:
Within four business days following certification of the final voting results, Cabot and Cimarex each intend to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:
If I do not favor the merger as a Cabot and/or Cimarex stockholder, what are my rights?

A:
Cabot stockholders.   Cabot stockholders may vote against the Cabot issuance proposal if they do not favor the merger. Under Delaware law, Cabot stockholders are not entitled to appraisal rights in connection with the issuance of shares of Cabot common stock as contemplated by the merger agreement.

Cimarex stockholders.   Cimarex stockholders may vote against the Cimarex merger proposal and/or the Cimarex charter amendment proposal if they do not favor the merger. Because shares of Cimarex common stock are listed on the NYSE and Cimarex stockholders are not required to receive consideration other than shares of Cabot common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, Cimarex stockholders are not entitled to exercise appraisal rights under Delaware law in connection with the merger.
Q:
Are there any risks that I should consider as a Cabot and/or Cimarex stockholder in deciding how to vote?

A:
Yes.   You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 42. You also should read and carefully consider the risk factors of Cabot and Cimarex contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:
What happens if I sell my shares before the special meetings?

A:
Cabot stockholders.   The record date for Cabot stockholders entitled to vote at the Cabot special meeting is earlier than the date of the Cabot special meeting. If you transfer your shares of Cabot common stock after the record date but before the Cabot special meeting, you will, unless special arrangements are made, retain your right to vote at the Cabot special meeting.
Cimarex stockholders.   The record date for Cimarex stockholders entitled to vote at the Cimarex special meeting is earlier than the date of the Cimarex special meeting. If you transfer your shares of Cimarex common stock after the record date but before the Cimarex special meeting, you will, unless special arrangements are made, retain your right to vote at the Cimarex special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of Cimarex common stock.
Q:
What are the material U.S. federal income tax consequences of the merger to Cimarex stockholders?

A:
Cimarex and Cabot intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Cimarex’s obligation to complete the merger that it receive an opinion from external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Cimarex common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Cabot common stock in exchange for Cimarex common stock in the merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Cabot common stock.

The material U.S. federal income tax consequences of the merger to U.S. holders are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
When is the merger expected to be completed?

A:
Cabot and Cimarex are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger,” including the approval of the Cimarex merger proposal and the Cimarex charter amendment proposal by Cimarex stockholders at the Cimarex special meeting and the approval of the Cabot issuance proposal by Cabot stockholders at the Cabot special meeting, the transaction is expected to close in the fourth quarter of 2021. However, neither Cabot nor Cimarex can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either company’s control. In addition, if the merger is not completed by January 23, 2022, either Cabot or Cimarex may choose not to proceed with the merger by terminating the merger agreement.

Q:
If I am a Cimarex stockholder, how will I receive the merger consideration to which I am entitled?

A:
If you are a holder of certificates that represent eligible shares of Cimarex common stock (which we refer to as “Cimarex common stock certificates”), a notice advising you of the effectiveness of the merger and a letter of transmittal and instructions for the surrender of your Cimarex common stock certificates will be mailed to you as soon as practicable after the effective time of the merger, but in no event more than two business days after the closing date of the merger. After receiving proper documentation from you, Equiniti Trust Company (which we refer to as the “exchange agent”), will send to you (1) a statement reflecting the aggregate whole number of shares of Cabot common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (2) a check in the amount equal to the cash payable in lieu of any fractional shares of Cabot common stock and dividends and other distributions on the shares of Cabot common stock issuable to you as merger consideration.
If you are a holder of book-entry shares representing eligible shares of Cimarex common stock (which we refer to as “Cimarex book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, but in no event more than two business days after the closing date of the merger, the merger consideration, cash in lieu of any fractional shares of Cabot common stock and any dividends and other distributions on the shares of Cabot common stock issuable as merger consideration, in each case, that DTC has the right to receive.
If you are a holder of record of Cimarex book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (1) a notice advising you of the effectiveness of the merger, (2) a statement reflecting the aggregate whole number of shares of Cabot common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (3) a check in the amount equal to the cash payable in lieu of any fractional shares of Cabot common stock and dividends and other distributions on the shares of Cabot common stock issuable to you as merger consideration.
No interest will be paid or accrued on any amount payable for shares of Cimarex common stock eligible to receive the merger consideration pursuant to the merger agreement.
For additional information on the exchange of Cimarex common stock for the merger consideration, see the section entitled “The Merger Agreement — Payment for Securities; Exchange.”
Q:
If I am a holder of Cimarex common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A:
No.   Please DO NOT send your Cimarex common stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you separately from the proxy materials, regarding the surrender of your stock certificates.

Q:
If I am a holder of Cimarex common stock, will the shares of Cabot common stock issued in the merger receive a dividend?

A:
After the completion of the merger, the shares of Cabot common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of Cabot common stock as all other holders of shares of Cabot common stock, for any dividend the record date that occurs after the merger is completed.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Cabot.   Cabot has retained MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”) to assist in the solicitation process. Cabot has paid MacKenzie Partners a fee of $20,000, which may be supplemented by an additional fee to be mutually agreed upon in the event of a contested solicitation or public opposition to the merger, as well as reasonable and customary documented expenses. Cabot also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Cimarex.   Cimarex has retained Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation process. Cimarex will pay Innisfree a fee of $25,000 per month, or approximately $125,000 if the Cimarex special meeting occurs in the fourth quarter of 2021, as well as reasonable and customary documented expenses. Cimarex also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Q:
What is “householding”?

A:
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Cabot common stock but who share the same address, Cabot has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these stockholders notifies Cabot that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of Cabot common stock may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Cabot stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Cabot stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Cimarex has also elected to institute householding.
Q:
What should I do now?

A:
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Cabot and/or Cimarex common stock will be voted in accordance with your instructions.

Q:
Who can answer my questions about the Cabot and/or Cimarex special meeting or the transactions contemplated by the merger agreement?

A:
Cabot stockholders.   If you have any questions about the Cabot special meeting or the information contained in this joint statement/prospectus or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Cabot’s proxy solicitor:

1407 Broadway, 27th Floor
New York, New York 10018
Banks and Brokers Call Collect: (212) 929-5500
All Others Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
Cimarex stockholders.   If you have questions about the Cimarex special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Cimarex’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (877) 717-3936
Q:
Where can I find more information about Cabot, Cimarex and the merger?

A:
You can find out more information about Cabot, Cimarex and the merger by reading this joint proxy statement/prospectus and, with respect to Cabot and Cimarex, from various sources described in the section entitled “Where You Can Find More Information.”

SUMMARY
This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus and its annexes carefully and in its entirety and the other documents to which Cabot and Cimarex refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting for your company. In addition, Cabot and Cimarex incorporate by reference important business and financial information about Cabot and Cimarex into this joint proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information” beginning on page 214. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 214. Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.
Information About the Companies (page 59)
Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Phone: (281) 589-4600
Cabot is an independent oil and gas company engaged in the development, exploitation, exploration and production of oil and gas properties exclusively onshore in the United States. Cabot’s assets are concentrated in the Marcellus Shale, in areas with known hydrocarbon resources which are conducive to multi-well, repeatable drilling programs. As of December 31, 2020, Cabot had approximately 13.7 trillion cubic feet of natural gas equivalent (which we refer to as “Tcfe”) of total proved reserves. Cabot’s 2020 net production was 100% natural gas from the Marcellus Shale in northeastern Pennsylvania. Cabot’s common stock is listed on the NYSE, trading under the symbol “COG.”
For additional information about Cabot and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 214.
Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, Colorado 80203
Phone: (303) 295-3995
Cimarex, a Delaware corporation formed in 2002, is an independent oil and gas exploration and production company. Its operations are located entirely within the United States of America, mainly in Texas, New Mexico and Oklahoma. Currently, its operations are focused in two main areas: the Permian Basin and the Mid-Continent region. The Permian Basin region encompasses west Texas and southeast New Mexico. The Mid-Continent region consists of portions of Oklahoma. Cimarex’s common stock is listed on the NYSE, trading under the symbol “XEC.”
For additional information about Cimarex and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 214.
Double C Merger Sub, Inc.
c/o Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Phone: (281) 589-4600

Merger Sub is a direct, wholly owned subsidiary of Cabot. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on May 21, 2021 for the sole purpose of effecting the merger.
The Merger and the Merger Agreement (page 136)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Cabot and Cimarex encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.
The Cabot board and Cimarex board each has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, Cabot has agreed to acquire Cimarex by means of a merger of Merger Sub with and into Cimarex, with Cimarex surviving the merger as a wholly owned subsidiary of Cabot.
Merger Consideration (page 138)
As a result of the merger, each eligible share of Cimarex common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 4.0146 shares of Cabot common stock (the merger consideration).
Cimarex stockholders will not be entitled to receive any fractional shares of Cabot common stock in the merger, and no Cimarex stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Cabot common stock. Cimarex stockholders that would have otherwise been entitled to receive a fractional share of Cabot common stock will instead be entitled to receive, in lieu of such fractional shares of Cabot common stock, cash (without interest) in an amount equal to the product of (1) the aggregate net cash proceeds as determined by the next sentence and (2) a fraction, the numerator of which is such fractional part of a share of Cabot common stock, and the denominator is the number of shares of Cabot common stock constituting a portion of the exchange fund as represents the aggregate of all fractional entitlements of all Cimarex stockholders. As promptly as possible following the effective time of the merger, the exchange agent will sell at then-prevailing prices on the NYSE such number of shares of Cabot common stock constituting a portion of the exchange fund as represents the aggregate of all fractional entitlements of all Cimarex stockholders, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the exchange agent incurred in connection with such sales) of such sales to be used by the exchange agent to fund the foregoing payments in lieu of fractional shares.
Risk Factors (page 42)
The merger and an investment in Cabot common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 42, together with the other information included or incorporated by reference in this joint proxy statement/prospectus, particularly the risk factors contained in Cabot’s and Cimarex’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Cimarex stockholders should carefully consider those risk factors before deciding how to vote with respect to the Cimarex merger proposal, the Cimarex charter amendment proposal and the Cimarex non-binding compensation advisory proposal to be considered and voted on at the Cimarex special meeting, and Cabot stockholders should carefully consider those risk factors before deciding how to vote with respect to the Cabot issuance proposal and the Cabot charter amendment proposal to be considered and voted on at the Cabot special meeting. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 214.
Treatment of Cimarex Equity Awards (page 139)
Cimarex Restricted Share Awards
At the effective time of the merger, each outstanding Cimarex restricted share award that was granted prior to May 23, 2021 (other than awards granted to Thomas E. Jorden) and/or that is held by a non-employee member of the Cimarex board will (1) if subject solely to time-based vesting, automatically become fully vested and be cancelled and converted into the right to receive the merger consideration with respect to such shares of Cimarex common stock (less required withholdings), and (2) if subject to performance-based vesting, become vested at the greater of the target level of performance and the level determined or certified by the Cimarex board or the compensation committee of the Cimarex board based on the results achieved during the applicable performance period, which period will be deemed to end on the latest practicable date prior to the effective time of the merger, and be cancelled and converted into the right to receive the merger consideration with respect to each vested share of Cimarex common stock subject to such Cimarex restricted share award (without interest and less applicable tax withholding); provided that for each Cimarex restricted share award subject to performance-based vesting that was granted in 2020 and in accordance with the award agreements for those grants, if the level of vesting determined is greater than the target level, then each vested share of Cimarex common stock that is in excess of the target number of shares of Cimarex common stock subject to such Cimarex restricted share award will instead be converted into the right to receive the cash value of the merger consideration, which will be equal to the product of (1) the exchange ratio multiplied by (2) the volume-weighted-average price of Cimarex common stock for the five consecutive trading days ending two business days prior to the closing date as reported by Bloomberg, L.P., which we refer to as the “cash equivalent merger consideration.” In addition, each holder of a Cimarex restricted share award that is subject to performance-based vesting will be entitled to receive a lump-sum cash payment equal to the accumulated and unpaid dividends credited with respect to such award as of immediately prior to the effective time of the merger.
At the effective time of the merger, each other Cimarex restricted share award (including all awards held by Mr. Jorden, whether granted prior to or after May 23, 2021) will be converted automatically into an adjusted restricted stock award subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable to such Cimarex restricted share award immediately prior to the effective time of the merger (including vesting terms), and relating to the number of shares of Cabot common stock equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex restricted share award immediately prior to the effective time multiplied by (2) the exchange ratio, with any fractional shares rounded to the nearest whole number of shares of Cabot common stock. No such restricted stock awards granted after May 23, 2021 will provide for “single-trigger” vesting upon the closing of the merger.
Cimarex DSU Awards
At the effective time of the merger, each then outstanding Cimarex DSU award will automatically be cancelled and converted into the right to receive the merger consideration with respect to the shares of Cimarex common stock subject to such Cimarex DSU award (provided that any fractional shares otherwise deliverable in respect of each Cimarex DSU award will be rounded up to a whole share); provided that, if any Cimarex DSU award cannot be paid at the effective time of the merger without the application of a penalty under Section 409A of the Code, such Cimarex DSU award will instead be cancelled and converted automatically into a deferred stock unit award of shares of Cabot common stock subject to the same terms and conditions as were applicable to such Cimarex DSU award immediately prior to the effective time of the merger, and relating to the number of shares of Cabot common stock equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex DSU award immediately prior to the effective time of the merger multiplied by (2) the exchange ratio, with any fractional shares rounded to the nearest whole number of shares of Cabot common stock.
Cimarex Option Awards
At the effective time of the merger, each Cimarex option award will, to the extent unvested, automatically become fully vested and will be converted automatically into an adjusted option award to purchase, on the same terms and conditions as were applicable to such Cimarex option award immediately prior to the effective time of the merger, the number of shares of Cabot common stock (rounded down to the nearest whole number of shares of Cabot common stock) equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex option award immediately prior to the effective time of the merger multiplied by (2) the exchange ratio, which adjusted option award will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of

Cimarex common stock of such Cimarex option award immediately prior to the effective time of the merger by (B) the exchange ratio.
Recommendation of the Cabot Board of Directors and Reasons for the Merger (page 86)
The Cabot board unanimously recommends that you vote “FOR” the Cabot issuance proposal and “FOR” the Cabot charter amendment proposal. For the factors considered by the Cabot board in reaching this decision and additional information on the recommendation of the Cabot board, see the section entitled “The Merger — Recommendation of the Cabot Board of Directors and Reasons for the Merger” beginning on page 86.
Recommendation of the Cimarex Board of Directors and Reasons for the Merger (page 97)
The Cimarex board unanimously recommends that you vote “FOR” the Cimarex merger proposal, “FOR” the Cimarex charter amendment proposal and “FOR” the Cimarex non-binding compensation advisory proposal. For the factors considered by the Cimarex board in reaching this decision and additional information on the recommendation of the Cimarex board, see the section entitled “The Merger — Recommendation of the Cimarex Board of Directors and Reasons for the Merger” beginning on page 97.
Opinions of Financial Advisors (pages 91 and 101)
Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor
Pursuant to an engagement letter, Cabot retained J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) as its financial advisor in connection with the merger.
At the meeting of the Cabot board on May 23, 2021, J.P. Morgan rendered its oral opinion to the Cabot board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio was fair, from a financial point of view, to Cabot. J.P. Morgan has confirmed its May 23, 2021 oral opinion by delivering its written opinion, dated as of May 23, 2021, to the Cabot board that, as of such date, the exchange ratio was fair, from a financial point of view, to Cabot.
The full text of the written opinion of J.P. Morgan, dated as of May 23, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Cabot’s stockholders are urged to read J.P. Morgan’s opinion in its entirety. J.P. Morgan’s opinion was addressed to the Cabot board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Cabot, or as to the underlying decision by Cabot to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Cabot as to how such stockholder should vote with respect to the Cabot issuance proposal or any other matter. For a description of the opinion that the Cabot board received from J.P. Morgan, see the section entitled “The Merger — Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor” beginning on page 91.
For additional information, see the section entitled “The Merger — Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor” beginning on page 91 and the full text of the written opinion of J.P. Morgan attached as Annex B of this joint proxy statement/prospectus.
Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor
On May 23, 2021, at a meeting of the Cimarex board held to evaluate the proposed merger, Tudor, Pickering, Holt & Co., the energy investment and merchant banking business of Perella Weinberg Partners

LP (which we refer to as “TPH”), delivered an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions TPH made, procedures followed, factors considered and qualifications and limitations on the review undertaken as set forth in the opinion and based upon other matters as TPH considered relevant, the merger consideration to be paid to the holders of outstanding shares of Cimarex common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. TPH subsequently confirmed its oral opinion in writing, dated May 23, 2021, to the Cimarex board.
TPH’s opinion was directed to the Cimarex board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of outstanding Cimarex common stock of the merger consideration to be paid to such holders in the merger pursuant to the merger agreement and did not address any other term, aspect or implication (financial or otherwise) of the merger. The summary of TPH’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken and other matters considered by TPH in preparing its opinion. However, neither TPH’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such holder should vote or act on any matter relating to the merger.
For additional information, see the section entitled “The Merger — Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor” beginning on page 101 and the full text of the written opinion of TPH attached as Annex C of this joint proxy statement/prospectus.
Special Meeting of Cabot Stockholders (page 60)
Date, Time, Place and Purpose of the Cabot Special Meeting
The Cabot special meeting will be held virtually via live webcast on September 29, 2021 at 10:00 a.m. Central Daylight Time. Because the Cabot special meeting is completely virtual and being conducted via live webcast, Cabot stockholders will not be able to attend the Cabot special meeting in person. Cabot stockholders will be able to attend the Cabot special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/COG2021SM, which we refer to as the Cabot special meeting website. Cabot stockholders will need the 16-digit control number found on their proxy cards in order to access the Cabot special meeting website.
The purpose of the Cabot special meeting is to consider and vote on the Cabot issuance proposal and the Cabot charter amendment proposal. Approval of the Cabot issuance proposal is a condition to the obligation of Cabot and Cimarex to complete the merger.
Record Date and Outstanding Shares of Cabot Common Stock
Only holders of record of issued and outstanding shares of Cabot common stock as of the close of business on August 10, 2021, the record date for the Cabot special meeting, are entitled to notice of, and to vote at, the Cabot special meeting, whether via the Cabot special meeting website or by proxy, or any adjournment or postponement of the Cabot special meeting.
As of the close of business on the record date, there were 399,664,181 shares of Cabot common stock issued and outstanding and entitled to vote at the Cabot special meeting. Cabot stockholders may cast one vote for each share of Cabot common stock held by them as of the close of business on the record date.
A complete list of Cabot stockholders entitled to vote at the Cabot special meeting will be available for inspection at Cabot’s offices in Houston, Texas during ordinary business hours for a period of no less than 10 days before the Cabot special meeting. If you would like to examine the list of Cabot stockholders, please contact the Cabot Corporate Secretary at Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024. If Cabot’s headquarters are closed to visitors for health and safety reasons related to the coronavirus (COVID-19) pandemic during such period, the list of Cabot stockholders will be made available for inspection upon request to the Cabot Corporate Secretary, subject to the satisfactory verification of stockholder status. The list of Cabot stockholders entitled to vote at the Cabot special meeting will also be made available for inspection during the Cabot special meeting via the Cabot special meeting website.
Quorum; Abstentions, Failure to Vote and Broker Non-Votes
A quorum of Cabot stockholders is necessary for Cabot to conduct business with respect to a proposal. Under the Cabot bylaws, the presence at the Cabot special meeting, whether via the Cabot special meeting website or by proxy, of the majority in interest of all shares of Cabot common stock issued and outstanding and entitled to vote on each of the Cabot proposals will be necessary to establish a quorum with respect to such proposal. If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of Cabot common stock will be counted for purposes of calculating whether a quorum is present.
If you are a stockholder of record and you do not provide your proxy by signing and returning your proxy card or via the Internet, by telephone or vote at the Cabot special meeting via the Cabot special meeting website, your shares will not be voted with respect to a proposal at the Cabot special meeting, will not be counted as present via the Cabot special meeting website or by proxy with respect to a proposal at the Cabot special meeting and will not be counted as present for purposes of determining whether a quorum exists.
Because the Cabot issuance proposal is non-routine under applicable NYSE rules, brokers, banks and other nominees do not have discretionary authority to vote on the Cabot issuance proposal and will not be able to vote on the Cabot issuance proposal absent instructions from the beneficial owner. Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Cabot issuance proposal for the purpose of determining the presence of a quorum with respect to the vote thereon.
Executed but unvoted proxies will be voted in accordance with the recommendation of the Cabot board.
Required Vote to Approve the Cabot Issuance Proposal
The affirmative vote of a majority of the shares of Cabot common stock present at the Cabot special meeting, whether present via the Cabot special meeting website or by proxy, and entitled to vote on the proposal is required to approve the Cabot issuance proposal. Abstentions are considered shares of Cabot common stock present and entitled to vote and will have the same effect as a vote “AGAINST” the Cabot issuance proposal.
The Cabot issuance proposal is described in the section entitled “Cabot Proposals” beginning on page 65.
Required Vote to Approve the Cabot Charter Amendment Proposal
The approval by a majority of the outstanding shares of Cabot common stock entitled to vote on the proposal is required to approve the Cabot charter amendment proposal. Abstentions and failures by any record holder of shares of Cabot common stock to submit a vote (e.g., by not submitting a proxy and not voting via the Cabot special meeting website) are considered shares of Cabot common stock entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the Cabot charter amendment proposal.
The Cabot charter amendment proposal is described in the section entitled “Cabot Proposals” beginning on page 65.
Voting by Directors and Executive Officers
As of August 6, 2021, Cabot directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 8,293,209 shares of Cabot common stock, or approximately 2.1% of the total outstanding shares of Cabot common stock as of August 6, 2021.
Cabot currently expects that all of its directors and executive officers will vote their shares “FOR” the Cabot issuance proposal and “FOR” the Cabot charter amendment proposal.

Adjournment
If a quorum is not present or if there are not sufficient votes for the approval of the Cabot issuance proposal, Cabot expects that the Cabot special meeting will be adjourned by the chairman of the Cabot special meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the Cabot special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Cabot special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting
Special Meeting of Cimarex Stockholders (page 67)
Date, Time, Place and Purpose of the Cimarex Special Meeting
The Cimarex special meeting will be held virtually via the Internet on September 29, 2021, at 9:00 a.m., Mountain Daylight Time. In light of ongoing developments related to the coronavirus (COVID-19) pandemic, the Cimarex special meeting will be held solely via live webcast and there will not be a physical meeting location. Cimarex stockholders will be able to attend the Cimarex special meeting online and vote their shares electronically during the meeting by visiting www.viewproxy.com/cimarexsm/2021, which we refer to as the Cimarex special meeting website.
The purpose of the Cimarex special meeting is to consider and vote on the Cimarex merger proposal, the Cimarex charter amendment proposal and the Cimarex non-binding compensation advisory proposal. Approval of each of the Cimarex merger proposal and the Cimarex charter amendment proposal are conditions to the obligation of Cimarex and Cabot to complete the merger. In addition, approval of the Cimarex charter amendment proposal is necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to complete the merger. Approval of the Cimarex non-binding compensation advisory proposal is not a condition to the obligation of either Cabot or Cimarex to complete the merger.
Record Date and Outstanding Shares of Cimarex Common Stock
Only holders of record of issued and outstanding shares of Cimarex common stock as of the close of business on August 10, 2021, the record date for the Cimarex special meeting, are entitled to notice of, and to vote at, the Cimarex special meeting via the Cimarex special meeting website or any adjournment or postponement of the Cimarex special meeting.
As of the close of business on the record date, there were 102,826,233 shares of Cimarex common stock issued and outstanding and entitled to vote at the Cimarex special meeting. Cimarex stockholders may cast one vote for each share of Cimarex common stock held by them as of the close of business on the record date.
A complete list of Cimarex stockholders entitled to vote at the Cimarex special meeting will be available for inspection at Cimarex’s principal place of business during regular business hours for a period of no less than 10 days before the Cimarex special meeting at 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203. If Cimarex’s headquarters are closed to visitors for health and safety reasons related to the coronavirus (COVID-19) pandemic during such period, the list of Cimarex stockholders will be made available for inspection upon request to Cimarex’s corporate secretary, subject to the satisfactory verification of stockholder status. The list of Cimarex stockholders entitled to vote at the Cimarex special meeting will also be made available for inspection during the Cimarex special meeting via the Cimarex special meeting website.
Quorum; Abstentions and Broker Non-Votes
A quorum of Cimarex stockholders is necessary for Cimarex to hold a valid meeting. The presence at the Cimarex special meeting, via the Cimarex special meeting website or by proxy, of the holders of a majority of the outstanding shares of Cimarex common stock entitled to vote at the Cimarex special meeting constitutes a quorum.
If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Cimarex common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Cimarex special meeting. Cimarex common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Cimarex common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Cimarex special meeting for the purpose of determining the presence of a quorum.
A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the Cimarex special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Cimarex special meeting for the purpose of determining the presence of a quorum.
Executed but unvoted proxies will be voted in accordance with the recommendation of the Cimarex board.
Required Vote to Approve the Cimarex Merger Proposal
Approval of the Cimarex merger proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Cimarex merger proposal. Failure to vote on the Cimarex merger proposal will have the same effect as a vote “AGAINST” the Cimarex merger proposal.
The Cimarex merger proposal is described in the section entitled “Cimarex Proposals” beginning on page 72.
Required Vote to Approve the Cimarex Charter Amendment Proposal
Approval of the Cimarex charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Cimarex charter amendment proposal. Failure to vote on the Cimarex charter amendment proposal will have the same effect as a vote “AGAINST” the Cimarex charter amendment proposal.
The Cimarex charter amendment proposal is described in the section entitled “Cimarex Proposals” beginning on page 72.
Required Vote to Approve the Cimarex Non-Binding Compensation Advisory Proposal
Approval of the Cimarex non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes of Cimarex common stock present via the Cimarex special meeting website or represented by proxy at the Cimarex special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the non-binding compensation advisory proposal, and broker non-votes will have no effect on the outcome of the vote.
The Cimarex non-binding compensation advisory proposal is described in the section entitled “Cimarex Proposals” beginning on page 72.
Voting by Directors and Executive Officers
As of August 6, 2021, Cimarex directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 2,449,954 shares of Cimarex common stock, or 2.4% of the total outstanding shares of Cimarex common stock as of August 6, 2021.
Cimarex currently expects that all of its directors and executive officers will vote their shares “FOR” the Cimarex merger proposal, “FOR” the Cimarex charter amendment proposal and “FOR” the Cimarex non-binding compensation advisory proposal.
Adjournment
If a quorum is not present or if there are not sufficient votes for the approval of the Cimarex merger proposal or the Cimarex charter amendment proposal, Cimarex expects that the Cimarex special meeting will be adjourned by the chairman of the Cimarex special meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the Cimarex special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Cimarex special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Board of Directors and Management of Cabot Following the Completion of the Merger (page 120)
Under the terms of the merger agreement, Cabot has agreed to take all actions as may be necessary to cause (1) the number of directors constituting the Cabot board as of the effective time of the merger to be ten and (2) the Cabot board as of the effective time of the merger to be composed of (A) five persons who are current members of the Cabot board (which we refer to as the “designated Cabot directors”) to be selected by the Cabot board prior to the effective time of the merger, one of whom will be Dan O. Dinges, and (B) five persons who are current members of the Cimarex board (which we refer to as the “designated Cimarex directors”) to be selected by the Cimarex board prior to the effective time of the merger, one of whom will be Thomas E. Jorden. From and after the effective time of the merger, each person designated as a director of Cabot will serve as a director until such person’s successor will be appointed or such person’s earlier death, resignation or removal in accordance with the organizational documents of Cabot.
At the effective time of the merger, Mr. Dinges will be appointed to serve as the Executive Chairman of the Cabot board, Mr. Jorden will be appointed to serve as the President and Chief Executive Officer of Cabot, Scott C. Schroeder will be appointed to serve as the Executive Vice President and Chief Financial Officer of Cabot, Stephen P. Bell will be appointed to serve as the Executive Vice President — Business Development of Cabot, Steven W. Lindeman will be appointed to serve as the Senior Vice President — Production and Operations of Cabot, Francis B. Barron will be appointed to serve as the Senior Vice President and General Counsel of Cabot, Christopher H. Clason will be appointed to serve as the Senior Vice President and Chief Human Resources Officer of Cabot, Kevin Smith will be appointed to serve as the Vice President and Chief Technology Officer of Cabot, an individual designated by Cimarex will be appointed to serve as the Senior Vice President of Business Units of Cabot, and each such officer will serve until such officer’s successor is appointed or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the organizational documents of Cabot. If, before the effective time of the merger, any such person is unable or unwilling to serve as an officer of Cabot, then a substitute officer will be selected by mutual agreement of Cabot and Cimarex.
Interests of Cimarex Directors and Executive Officers in the Merger (page 120)
In considering the recommendation of the Cimarex board with respect to the Cimarex merger proposal, the Cimarex charter amendment proposal and the Cimarex non-binding compensation advisory proposal, Cimarex stockholders should be aware that the directors and executive officers of Cimarex have interests in the merger that may be different from, or in addition to, the interests of Cimarex stockholders generally. The members of the Cimarex board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Cimarex stockholders approve the Cimarex merger proposal and the Cimarex charter amendment proposal.
Interests of Cabot Directors and Executive Officers in the Merger (page 126)
In considering the recommendation of the Cabot board with respect to the Cabot issuance proposal and the Cabot charter amendment proposal, Cabot stockholders should be aware that the directors and executive officers of Cabot have interests in the merger that may be different from, or in addition to, the interests of Cabot stockholders generally. The members of the Cabot board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Cabot stockholders approve the Cabot issuance proposal and the Cabot charter amendment proposal.

Conditions to the Completion of the Merger (page 170)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:
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Cabot Stockholder Approval.   The Cabot issuance proposal must have been approved in accordance with applicable law and the Cabot organizational documents, as applicable.

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Cimarex Stockholder Approval.   The Cimarex merger proposal and the Cimarex charter amendment proposal must have each been approved in accordance with applicable law and the Cimarex organizational documents, as applicable.

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Regulatory Approval.   Any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated. On July 14, 2021, the pre-merger waiting period under the HSR Act expired.

•
No Injunctions or Restraints.   Any governmental entity having jurisdiction over Cabot, Cimarex and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

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Effectiveness of the Registration Statement.   The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

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NYSE Listing.   The shares of Cabot common stock issuable to Cimarex stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

The obligations of Cabot and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:
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the accuracy of the representations and warranties of Cimarex contained in the merger agreement as of May 23, 2021 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

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Cimarex having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger; and

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Cabot having received a certificate of Cimarex signed by an executive officer of Cimarex, dated as of the closing date, confirming that the conditions set forth in the two bullets directly above have been satisfied.

The obligation of Cimarex to complete the merger is subject to the satisfaction or waiver of the following additional conditions:
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the accuracy of the representations and warranties of Cabot contained in the merger agreement as of May 23, 2021 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

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Cabot and Merger Sub having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger;

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Cimarex having received a certificate of Cabot signed by an executive officer of Cabot, dated as of the closing date, confirming that the conditions in the two bullets directly above have been satisfied; and

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Cimarex having received the opinion from external counsel, dated as of the closing date, in form and substance reasonably satisfactory to Cimarex, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation (page 151)
No Solicitation by Cabot
Cabot has agreed that, from and after May 23, 2021, Cabot and its officers and directors will, will cause Cabot’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Cabot and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “Cabot competing proposal” (as such term is defined in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Definitions of Competing Proposals” beginning on page 160).
Cabot has also agreed that, from and after May 23, 2021, Cabot and its officers and directors will not, will cause Cabot’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Cabot and its subsidiaries not to, directly or indirectly:
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initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Cabot competing proposal;

•
engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a Cabot competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cabot competing proposal;

•
furnish any non-public information regarding Cabot or its subsidiaries, or access to the properties, assets or employees of Cabot or its subsidiaries, to any person in connection with or in response to any Cabot competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cabot competing proposal;

•
approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Cabot competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

•
submit any Cabot competing proposal to the vote of Cabot stockholders.

Notwithstanding the agreements described above, prior to, but not after, the time the Cabot issuance proposal has been approved by Cabot stockholders, Cabot and its representatives may engage in the activities described in the second and third bullets directly above with any person if Cabot receives a bona fide written Cabot competing proposal from such person that was not solicited at any time after May 23, 2021 in breach of the obligations described in “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation by Cabot” beginning on page 151; provided, however, that:
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no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation by Cabot” may be furnished until Cabot receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to Cabot in the aggregate than the terms of the Confidentiality Agreement, dated March 18, 2021, between Cimarex and Cabot (including standstill restrictions), as determined by the Cabot board in good faith after consultation with its legal counsel;

•
any non-public information furnished to such person will have previously been made available to Cimarex or is made available to Cimarex prior to or concurrently with the time such information is made available to such person; and

•
prior to taking any such actions, the Cabot board or any committee of the Cabot board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Cabot competing proposal is, or would reasonably be expected to lead to, a Cabot superior proposal.

Notwithstanding the above-described restrictions, Cabot or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).
No Solicitation by Cimarex
Cimarex has agreed that, from and after May 23, 2021, Cimarex and its officers and directors will, will cause Cimarex’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Cimarex and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “Cimarex competing proposal” (as such term is defined in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Definitions of Competing Proposals” beginning on page 160).
Cimarex has also agreed that, from and after May 23, 2021, Cimarex and its officers and directors will not, will cause Cimarex’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Cimarex and its subsidiaries not to, directly or indirectly:
•
initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Cimarex competing proposal;

•
engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a Cimarex competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cimarex competing proposal;

•
furnish any non-public information regarding Cimarex or its subsidiaries, or access to the properties, assets or employees of Cimarex or its subsidiaries, to any person in connection with or in response to any Cimarex competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cimarex competing proposal;

•
approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Cimarex competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

•
submit any Cimarex competing proposal to the vote of Cimarex stockholders.

Notwithstanding the agreements described above, prior to, but not after, the time the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, Cimarex and its representatives may engage in the activities described in the second and third bullets directly above with any person if Cimarex receives a bona fide written Cimarex competing proposal from such person that was not solicited at any time after May 23, 2021 in breach of the obligations described in “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation by Cimarex” beginning on page 153; provided, however, that:
•
no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation by Cimarex” may be furnished until Cimarex receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to Cimarex in the aggregate than the terms of the Confidentiality Agreement, dated March 18, 2021, between Cimarex and Cabot (including standstill restrictions), as determined by the Cimarex board in good faith after consultation with its legal counsel;

•
any non-public information furnished to such person will have previously been made available to Cabot or is made available to Cabot prior to or concurrently with the time such information is made available to such person; and

•
prior to taking any such actions, the Cimarex board or any committee of the Cimarex board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Cimarex competing proposal is, or would reasonably be expected to lead to, a Cimarex superior proposal.

Notwithstanding the above-described restrictions, Cimarex or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).
Changes of Recommendation (page 151)
Cabot Restrictions on Changes of Recommendation
Subject to certain exceptions described below, the Cabot board may not effect a Cabot recommendation change (as defined in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Cabot: Restrictions on Changes of Recommendation” beginning on page 154).
Cimarex Restrictions on Changes of Recommendation
Subject to certain exceptions described below, the Cimarex board may not effect a Cimarex recommendation change (as defined in the section entitled “The Merger Agreement — No-Solicitation; Changes of Recommendation — Cimarex: Restrictions on Changes of Recommendation” beginning on page 155).
Cabot: Permitted Changes of Recommendation in Connection with a Cabot Superior Proposal
Prior to, but not after, the time the Cabot issuance proposal has been approved by Cabot stockholders, in response to a bona fide written Cabot competing proposal from a third party that was not solicited at any time following May 23, 2021 and did not arise from a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation by Cabot” beginning on page 151 the Cabot board may effect a Cabot recommendation change (but may not terminate the merger agreement) if:
•
the Cabot board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Cabot competing proposal is a Cabot superior proposal and, after consultation with its outside legal counsel, that the failure to effect a Cabot recommendation change in response to such Cabot superior proposal would be inconsistent with the fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law; and

•
Cabot provides Cimarex written notice of such proposed action and the basis of such proposed action four business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Cabot: Permitted Changes of Recommendation in Connection with a Cabot Superior Proposal” beginning on page 156.

Cabot: Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the Cabot issuance proposal has been approved by Cabot stockholders, in response to a Cabot intervening event (as defined in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Cabot: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 157) that occurs or arises after May 23, 2021 and that did not arise from or in connection with a breach of the merger agreement by Cabot, Cabot may effect a Cabot recommendation change (but may not terminate the merger agreement) if:

•
the Cabot board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a Cabot intervening event has occurred and, after consultation with its outside legal counsel, that failure to effect a Cabot recommendation change in response to such Cabot intervening event would be inconsistent with the fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law; and

•
Cabot provides Cimarex written notice of such proposed action and the basis of such proposed action four business days in advance (including a reasonably detailed description of the facts and circumstances of the Cabot intervening event) and complies with certain obligations, each as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation —  Cabot: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 157.

Cimarex: Permitted Changes of Recommendation in Connection with a Cimarex Superior Proposal
Prior to, but not after, the time the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, in response to a bona fide written Cimarex competing proposal from a third party that was not solicited at any time following May 23, 2021 and did not arise from a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation by Cimarex” beginning on page 153, the Cimarex board may effect a Cimarex recommendation change (but may not terminate the merger agreement) if:
•
the Cimarex board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Cimarex competing proposal is a Cimarex superior proposal and, after consultation with its outside legal counsel, that the failure to effect a Cimarex recommendation change in response to such Cimarex superior proposal would be inconsistent with the fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law; and

•
Cimarex provides Cabot written notice of such proposed action and the basis of such proposed action four business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Cimarex: Permitted Changes of Recommendation in Connection with a Cimarex Superior Proposal” beginning on page 158.

Cimarex: Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, in response to a Cimarex intervening event (as defined in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Cimarex: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 158) that occurs or arises after May 23, 2021 and that did not arise from or in connection with a breach of the merger agreement by Cimarex, Cimarex may effect a Cimarex recommendation change (but may not terminate the merger agreement) if:
•
the Cimarex board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a Cimarex intervening event has occurred and, after consultation with its outside legal counsel, that failure to effect a Cimarex recommendation change in response to such Cimarex intervening event would be inconsistent with the fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law; and

•
Cimarex provides Cabot written notice of such proposed action and the basis of such proposed action four business days in advance (including a reasonably detailed description of the facts and circumstances of the Cimarex intervening event) and complies with certain obligations, each as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Cimarex: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 158.

Termination (page 172)
Cabot and Cimarex may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Cabot and Cimarex.

The merger agreement may also be terminated by either Cabot or Cimarex at any time prior to the effective time of the merger in any of the following situations:
•
if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused, materially contributed to or resulted in such order, decree, ruling or injunction or other action;

•
upon an end date termination event (as defined in the section entitled “The Merger Agreement —  Termination — Termination Rights” beginning on page 172);

•
upon a Cimarex breach termination event or a Cabot breach termination event (as each term is defined in the section entitled “The Merger Agreement — Termination — Termination Rights” beginning on page 172); or

•
upon a Cimarex stockholder approval termination event or a Cabot stockholder approval termination event (as each term is defined in the section entitled “The Merger Agreement — Termination —  Termination Rights” beginning on page 172).

In addition, the merger agreement may be terminated by Cabot:
•
if prior to, but not after, the approval of each of the Cimarex merger proposal and the Cimarex charter amendment proposal by Cimarex stockholders, the Cimarex board or a committee of the Cimarex board has effected a Cimarex recommendation change; or

•
upon a Cimarex no solicitation breach termination event (as defined in the section entitled “The Merger Agreement — Termination — Termination Rights” beginning on page 172).

Further, the merger agreement may be terminated by Cimarex:
•
if prior to, but not after, the approval of the Cabot issuance proposal by Cabot stockholders, the Cabot board or a committee of the Cabot board has effected a Cabot recommendation change; or

•
upon a Cabot no solicitation breach termination event (as defined in the section entitled “The Merger Agreement — Termination — Termination Rights” beginning on page 172).

Termination Fees (page 173)
Termination Fees Payable by Cabot
The merger agreement requires Cabot to pay Cimarex a termination fee of $250 million (which we refer to as the “termination fee”) if:
•
Cimarex terminates the merger agreement due to a Cabot recommendation change or due to a Cabot no solicitation breach termination event;

•
Cimarex terminates the merger agreement due to an end date termination event and either (1) both the approval of the Cabot issuance proposal has not been obtained and the Cabot board or a committee thereof has effected a Cabot recommendation change or (2) a Cabot no solicitation breach termination event has occurred; or

•
(1) (A) Cabot or Cimarex terminates the merger agreement due to a Cabot stockholder approval termination event and on or before the date of any such termination a Cabot competing proposal made after May 23, 2021 but before any termination was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the Cabot special meeting or (B) Cabot or Cimarex terminates the merger agreement due to an end date termination event or Cimarex terminates the merger agreement due to a Cabot breach termination event and following May 23, 2021 and on or before the date of any such termination a Cabot competing proposal has been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the date of such termination, and (2) within nine months after the date of such termination, Cabot enters into a definitive agreement with respect to a Cabot competing proposal or consummates a Cabot competing proposal. For purposes of this paragraph, any reference in the definition of Cabot competing proposal to “20%” will be deemed to be a reference to “50%” above.
In no event will Cabot be required to pay the termination fee on more than one occasion.
The merger agreement also requires Cabot to pay Cimarex an expense reimbursement fee of $40 million (which we refer to as the “expense reimbursement”) in the event either Cabot or Cimarex terminates the merger agreement due to a Cabot stockholder approval termination event.
Termination Fees Payable by Cimarex
The merger agreement requires Cimarex to pay Cabot the termination fee if:
•
Cabot terminates the merger agreement due to a Cimarex recommendation change or due to a Cimarex no solicitation breach termination event;

•
Cabot terminates the merger agreement due to an end date termination event and either (1) both (A) the approval of the Cimarex merger proposal and the Cimarex charter amendment proposal have not been obtained and (B) the Cimarex board or a committee thereof has effected a Cimarex recommendation change or (2) a Cimarex no solicitation breach termination event has occurred; or

•
(1) (A) Cabot or Cimarex terminates the merger agreement due to a Cimarex stockholder approval termination event and on or before the date of any such termination a Cimarex competing proposal made after May 23, 2021 but before any termination was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the Cimarex special meeting or (B) Cabot or Cimarex terminates the merger agreement due to an end date termination event or Cabot terminates the merger agreement due to a Cimarex breach termination event and following May 23, 2021 and on or before the date of any such termination a Cimarex competing proposal has been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the date of such termination, and (2) within nine months after the date of such termination, Cimarex enters into a definitive agreement with respect to a Cimarex competing proposal or consummates a Cimarex competing proposal. For purposes of this paragraph, any reference in the definition of Cimarex competing proposal to “20%” will be deemed to be a reference to “50%” above.

In no event will Cimarex be required to pay the termination fee on more than one occasion.
The merger agreement also requires Cimarex to pay Cabot the expense reimbursement in the event either Cabot or Cimarex terminates the merger agreement due to a Cimarex stockholder approval termination event.
Regulatory Approvals (page 119)
The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission (which we refer to as the “FTC”) and the Department of Justice (which we refer to as the “DOJ”), and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement — Reasonable Best Efforts; Notification.”
On June 14, 2021, the initial filings with respect to the merger were made by Cabot and Cimarex with the FTC and the DOJ. The waiting period with respect to the notification and report forms filed under the HSR Act expired on July 14, 2021.
Neither Cabot nor Cimarex is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

For additional information, see the section entitled “The Merger Agreement — HSR and Other Regulatory Approvals” on page 165.
Specific Performance; Remedies (page 175)
Cabot, Cimarex and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.
Except in the case of fraud or a willful and material breach, the monetary remedies and the specific performance remedies set forth in the merger agreement will be the receiving party’s sole and exclusive remedy against the paying party.
No Appraisal Rights (page 204)
No appraisal rights will be available with respect to the transactions contemplated by the merger agreement.
For additional information, see the section entitled “No Appraisal Rights” on page 204.
Litigation Relating to the Merger (page 135)
In June, July and August 2021, five putative stockholders of Cimarex filed separate lawsuits related to the merger against Cimarex and the Cimarex board.
All five actions allege violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the registration statement on Form S-4 filed on June 30, 2021 in connection with the merger. One of the actions also asserts claims that the members of the Cimarex board breached fiduciary duties in connection with the merger and that Cimarex aided and abetted those alleged breaches. Each action names as defendants Cimarex and each of its directors, and seeks, among other things, to enjoin the merger (or, in the alternative in the case of four of the actions, rescission or an award for rescissory damages in the event the merger is completed), an award of costs and attorneys’ and experts’ fees, and such other and further relief as the court may deem just and proper. Cimarex and Cabot believe that the actions are without merit. Additional lawsuits arising out of the merger may be filed in the future.
For additional information, see the section entitled “The Merger — Litigation Relating to the Merger” on page 135.
Material U.S. Federal Income Tax Consequences of the Merger (page 177)
Cimarex and Cabot intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Cimarex’s obligation to complete the merger that it receive an opinion from external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Cimarex common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Cabot common stock in exchange for Cimarex common stock in the merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Cabot common stock.
The material U.S. federal income tax consequences of the merger to U.S. holders are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 177. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Comparison of Stockholders’ Rights (page 194)
The rights of Cimarex stockholders who receive shares of Cabot common stock in the merger will be governed by the Cabot certificate of incorporation and the Cabot bylaws, rather than by the Cimarex certificate of incorporation and the Amended and Restated Bylaws of Cimarex (which we refer to as the “Cimarex bylaws”). As a result, Cimarex stockholders will have different rights once they become Cabot stockholders due to the differences in the organizational documents of Cimarex and Cabot. The key differences are described in the section entitled “Comparison of Stockholders’ Rights” beginning on page 194.
Listing of Cabot Common Stock; Delisting and Deregistration of Cimarex Stock (page 133)
If the merger is completed, the shares of Cabot common stock to be issued in the merger or issuable on conversion of the Cimarex preferred stock will be listed for trading on the NYSE, shares of Cimarex common stock will be delisted from the NYSE and deregistered under the Exchange Act and Cimarex will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CABOT
The following table presents selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2020 and 2019, and for the year ended December 31, 2018, is derived from Cabot’s audited consolidated financial statements and related notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data for the six months ended June 30, 2021 and 2020, and as of June 30, 2021, is derived from Cabot’s unaudited interim condensed consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which is incorporated by reference into this joint proxy statement/prospectus.
The selected historical consolidated financial data as of December 31, 2018, 2017 and 2016, and for the years ended December 31, 2017 and 2016, is derived from Cabot’s audited consolidated financial statements and related notes thereto for such years, which have not been included or incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated balance sheet data as of June 30, 2020, is derived from Cabot’s unaudited interim condensed consolidated financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which has not been included or incorporated by reference into this joint proxy statement/prospectus.
In presenting the selected historical consolidated financial data in conformity with accounting principles generally accepted in the United States (which we refer to as “GAAP”), Cabot is required to make estimates and assumptions that affect the amounts reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in its Annual Report on Form 10-K for the year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference into this joint proxy statement/prospectus, for a detailed discussion of the accounting policies that Cabot believes require subjective and complex judgments that could potentially affect reported results. The unaudited financial statements as of and for the periods described above have been prepared on the same basis as the audited consolidated financial statements incorporated by reference in this joint proxy statement/prospectus and include all normal and recurring adjustments necessary for a fair statement of the information for the periods presented.
The selected historical consolidated financial data is only a summary and is not necessarily indicative of the future performance of Cabot, nor does it include the effects of the merger discussed in this joint proxy statement/prospectus. Factors that impact the comparability of the selected historical consolidated financial data are also noted in the following table and the related footnotes. This summary should be read together with other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Cabot included in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference into this joint proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share amounts)	2021	2020	2020	2019	2018	2017	2016
Statement of Operations Data:
Operating revenues	$784,348	$718,805	$1,466,624	$2,066,277	$2,188,148	$1,764,219	$1,155,677
Impairment of oil and gas properties(1)	—	—	—	—	—	482,811	435,619
Earnings (loss) on equity method investments(2)	—	(59)	(59)	80,496	1,137	(100,486)	(2,477)
Gain (loss) on sale of assets (3)	91	(170)	(491)	(1,462)	(16,327)	(11,565)	(1,857)
Income (loss) from operations	229,346	140,117	295,476	955,750	771,801	(151,260)	(564,945)
Net income (loss)(4)	156,818	84,284	200,529	681,070	557,043	100,393	(417,124)
Basic earnings (loss) per share	$0.39	$0.21	$0.50	$1.64	$1.25	$0.22	$(0.91)
Diluted earnings (loss) per share	$0.39	$0.21	$0.50	$1.63	$1.24	$0.22	$(0.91)
Dividends per common share	$0.21	$0.20	$0.40	$0.35	$0.25	$0.17	$0.08
	June 30,		December 31,
(In thousands)	2021	2020	2020	2019	2018	2017	2016
Balance Sheet Data:
Properties and equipment, net (Successful efforts method)	$4,150,791	$4,002,492	$4,044,606	$3,855,706	$3,463,606	$3,072,204	$4,250,125
Total assets(5)	4,610,567	4,527,870	4,523,532	4,487,245	4,198,829	4,727,344	5,122,569
Current portion of long-term debt	100,000	175,000	188,000	87,000	—	304,000	—
Long-term debt, net	946,316	1,045,495	945,924	1,133,025	1,226,104	1,217,891	1,520,530
Stockholders’ equity	2,299,895	2,165,979	2,215,707	2,151,487	2,088,159	2,523,905	2,567,667

(1)
Impairment of oil and gas properties in 2017 includes an impairment charge of $414.3 million associated with Cabot’s oil and gas properties located in the Eagle Ford Shale in South Texas and $68.6 million associated with Cabot’s oil and gas properties located in West Virginia and Ohio. Impairment of oil and gas properties in 2016 includes an impairment charge of $435.6 million associated with the proposed sale of Cabot’s oil and gas properties located in West Virginia and Ohio. For additional discussion of impairment of oil and gas properties, see Note 1 of the Notes to the Consolidated Financial Statements included in Cabot’s Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
Earnings (loss) on equity method investments in 2019 includes a gain on sale of investment of $75.8 million associated with Cabot’s equity investment in Meade Pipeline Co LLC. Earnings (loss) on equity method investments in 2017 includes an other than temporary impairment of $95.9 million associated with Cabot’s investment in Constitution Pipeline Company, LLC. For additional information, see Note 4 of the Notes to the Consolidated Financial Statements included in Cabot’s Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
Loss on sale of assets in 2018 includes a $45.4 million loss from the sale of certain proved and unproved oil and gas properties located in the Eagle Ford Shale, partially offset by a $29.7 million gain from the sale of certain proved and unproved oil and gas properties located in the Haynesville Shale. Loss on sale of assets in 2017 includes an $11.9 million loss from the sale of certain proved and unproved oil and gas properties located in West Virginia, Virginia and Ohio. For additional information, see Note 2 of the Notes to the Consolidated Financial Statements included in Cabot’s Annual Report on Form 10-K for the year ended December 31, 2020.

(4)
Net income (loss) in 2017 includes an income tax benefit of $242.9 million as a result of the remeasurement of Cabot’s net deferred income tax liabilities based on the lower corporate income tax rate associated with the Tax Cuts and Jobs Act that was enacted in December 2017.
(5)
Total assets as of June 30, 2021 and 2020 and December 31, 2020 and 2019 include a right of use asset of $32.0 million, $34.9 million, $33.7 million and $35.9 million, respectively, as a result of the adoption of Accounting Standards Update No. 2016-02, Leases, effective January 1, 2019. Comparative periods were not restated. For additional information, see Note 1 and Note 9 of the Notes to the Consolidated Financial Statements included in Cabot’s Annual Report on Form 10-K for the year ended December 31, 2020.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CIMAREX
The following table presents selected historical consolidated financial data for Cimarex (i) as of and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 and (ii) as of and for the six months ended June 30, 2021 and 2020. The consolidated financial data for each of the years ended December 31, 2020, 2019 and 2018, and as of December 31, 2020 and 2019 have been derived from Cimarex’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein in its entirety. The selected historical consolidated financial data of Cimarex for each of the years ended December 31, 2017 and 2016 and as of December 31, 2018, 2017 and 2016 have been derived from Cimarex’s audited consolidated financial statements for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data for the six months ended June 30, 2021 and 2020 and as of June 30, 2021 have been derived from Cimarex’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which is incorporated by reference herein in its entirety. This selected balance sheet data as of June 30, 2020 has been derived from Cimarex’s unaudited consolidated financial statements as of June 30, 2020, which have not been incorporated by reference herein.
The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Cimarex nor does it include the effects of the merger. This summary should be read together with the consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Cimarex’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, each of which is incorporated by reference herein in its entirety. For additional information, see the section entitled “Where You Can Find More Information.”
	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share amounts)	2021	2020	2020	2019	2018	2017	2016
Operating results:
Oil, gas, and NGL sales	$1,368,831	$698,539	$1,512,688	$2,321,921	$2,297,645	$1,874,003	$1,221,218
Total revenues(1)	1,391,846	722,213	1,558,595	2,362,969	2,339,017	1,918,249	1,257,345
Net income (loss)(2)	241,470	(1,699,429)	(1,967,458)	(124,619)	791,851	494,329	(408,803)
Basic earnings (loss) per share	$2.35	$(17.05)	$(19.73)	$(1.33)	$8.32	$5.19	$(4.38)
Diluted earnings (loss) per share	$2.35	$(17.05)	$(19.73)	$(1.33)	$8.32	$5.19	$(4.38)
Dividends declared per common share	$0.54	$0.44	$0.88	$0.80	$0.68	$0.32	$0.32
Cash flow data:
Net cash provided by operating activities	$766,584	$453,497	$904,167	$1,343,966	$1,550,994	$1,096,564	$625,849
Net cash used by investing activities	(185,145)	(454,614)	(578,875)	(1,577,882)	(1,085,618)	(1,265,897)	(692,410)
Net cash used by financing activities	(55,269)	(49,763)	(146,869)	(472,028)	(65,244)	(83,009)	(59,945)

	June 30,		December 31,
(In thousands)	2021	2020	2020	2019	2018	2017	2016
Balance sheet data:
Cash and cash equivalents(3)	$799,315	$43,842	$273,145	$94,722	$800,666	$400,534	$652,876
Oil and gas properties, net(2)(3)	3,435,498	3,898,445	3,436,669	5,210,698	3,715,330	3,241,530	2,354,267
Goodwill(3)	—	—	—	716,865	620,232	620,232	620,232
Total assets(2)(3)	5,207,187	4,869,788	4,621,989	7,140,029	6,062,084	5,042,639	4,237,724
Deferred income tax liability (asset)	54,248	50,524	(20,472)	338,424	334,473	101,618	(55,835)
Long-term obligations:
Long-term debt (principal) (4)	2,000,000	2,000,000	2,000,000	2,000,000	1,500,000	1,500,000	1,500,000
Operating and finance leases(5)	121,316	177,417	154,436	202,921	—	—	—
Other	182,475	218,334	229,794	197,056	200,564	206,249	184,444
Redeemable preferred stock(3)	36,781	81,620	36,781	81,620	—	—	—
Stockholders’ equity(2)	1,756,053	1,850,847	1,553,454	3,576,141	3,329,786	2,568,278	2,042,989

(1)
Effective January 1, 2018, Cimarex adopted the provisions of Accounting Standards Codification (which we refer to as “ASC”) Topic 606, Revenue from Contracts with Customers (which we refer to as “Topic 606”), utilizing the modified retrospective approach. Because Cimarex utilized the modified retrospective approach, there was no impact to prior periods’ reported amounts. Application of Topic 606 has no impact on net income or cash flows from operations; however, certain costs classified as Transportation, processing, and other operating in Cimarex’s consolidated statements of operations and comprehensive income (loss) included in Cimarex’s Annual Report on Form 10-K for the year ended December 31, 2020 under prior accounting standards are reflected as deductions from revenue for the years ended December 31, 2020, 2019 and 2018 and the six months ended June 30, 2021 and 2020.

(2)
During the six months ended June 30, 2020, and the years ended December 31, 2020, 2019, and 2016, Cimarex recorded non-cash full cost ceiling test impairments of oil and gas properties totaling $1.27 billion, $1.64 billion, $618.7 million, and $757.7 million, respectively.

(3)
Cimarex acquired Resolute Energy Corporation on March 1, 2019. Consideration for this acquisition included $284.4 million in cash, net of cash acquired, and $81.6 million in Cimarex preferred stock. The final purchase price allocation included $1.72 billion to oil and gas properties and $94.2 million to goodwill. Cimarex concluded that goodwill was fully impaired at March 31, 2020 and recorded a $714.4 million impairment at that time. During 2020, Cimarex repurchased some of the Cimarex preferred stock.

(4)
On March 8, 2019, Cimarex issued $500.0 million aggregate principal amount of 4.375% senior unsecured notes due March 15, 2029 at 99.862% of par to yield 4.392% per annum.

(5)
Effective January 1, 2019, Cimarex began accounting for leases in accordance with ASC Topic 842, Leases, which requires lessees to recognize lease liabilities and right-of-use assets on the balance sheet for contracts that provide lessees with the right to control the use of identified assets for periods of greater than 12 months. Prior to January 1, 2019, Cimarex accounted for leases in accordance with ASC Topic 840, Leases, under which operating leases were not recorded on the balance sheet.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
The following summary unaudited pro forma combined statement of operations data for the six months ended June 30, 2021, and for the year ended December 31, 2020, is presented as if the merger had occurred on January 1, 2020. The summary unaudited pro forma combined balance sheet data is presented as if the merger had occurred on June 30, 2021.
The following summary unaudited pro forma combined financial data is prepared for illustrative purposes only, reflects transaction-related pro forma adjustments, based on available information and certain assumptions that Cabot believes are reasonable, and is not necessarily indicative of what the combined business’ financial condition or results of operations would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma combined financial data does not purport to project the future financial condition or results of operations of the combined business.
Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 42. The following summary unaudited pro forma combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” and the related notes thereto included in this joint proxy statement/prospectus.
(In thousands, except per share amounts)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Unaudited Pro Forma Combined Statement of Operations:
Operating revenues	$1,802,426	$2,989,685
Net income (loss)	$175,734	$(2,241,935)
Earnings (loss) per share, basic	$0.21	$(2.76)
Earnings (loss) per share, diluted	$0.21	$(2.76)
(In thousands)	June 30, 2021
Unaudited Pro Forma Combined Balance Sheet:
Cash and cash equivalents	$957,462
Total assets	$16,248,788
Current portion of long-term debt	$100,000
Long-term debt, net	$3,176,536
Stockholders’ equity	$8,753,008

SUMMARY UNAUDITED PRO FORMA COMBINED OIL, NATURAL GAS AND NGL RESERVE
INFORMATION AND PRODUCTION DATA
The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves prepared as of December 31, 2020. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2020. However, the proved reserves presented below represent the respective estimates made as of December 31, 2020 by Cabot and Cimarex while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to December 31, 2020 or the merger.
The following summary pro forma reserve and production information is prepared for illustrative purposes and is not intended to be a projection of future results of the combined business. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 42. The summary pro forma combined reserve and production information should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” and the related notes thereto included in this joint proxy statement /prospectus.
	December 31, 2020
	Cabot Historical	Cimarex Historical	Pro Forma Combined
Proved Developed Reserves:
Oil (MBbls)	15	112,785	112,800
Natural gas (Bcf)	8,608	1,191	9,799
NGL (MBbls)	—	135,901	135,901
Proved Undeveloped Reserves:
Oil (MBbls)	—	31,278	31,278
Natural gas (Bcf)	5,064	172	5,236
NGL (MBbls)	—	23,917	23,917
Total Proved Reserves:
Combined (MBOE)(1)	2,278,682	531,021	2,809,703
	Year Ended December 31, 2020
	Cabot Historical	Cimarex Historical	Pro Forma Combined
Production:
Oil (MBbls)	4	28,087	28,091
Natural gas (Bcf)	858	233	1,091
NGL (MBbls)	—	25,554	25,554
Total (MBOE)(1)	143,004	92,412	235,416
	Six Months Ended June 30, 2021
	Cabot Historical	Cimarex Historical	Pro Forma Combined
Production:
Oil (MBbls)	2	12,789	12,791
Natural gas (Bcf)	406	104	510
NGL (MBbls)	—	11,297	11,297
Total (MBOE)(1)	67,735	41,348	109,083

(1)
Barrel of oil equivalents are determined using a ratio of one Bbl of oil or NGLs to six Mcf of natural gas.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table presents Cabot’s and Cimarex’s historical and pro forma per share data for the year ended December 31, 2020, and for the six months ended June 30, 2021. The pro forma per share data for the year ended December 31, 2020, and for the six months ended June 30, 2021, is presented as if the merger had been completed on January 1, 2020. The information provided in the table below is unaudited.
The historical per share data of Cabot for the year ended December 31, 2020, and for the six months ended June 30, 2021, was derived from Cabot’s historical financial statements for the respective periods. The historical per share data of Cimarex for the year ended December 31, 2020, and for the six months ended June 30, 2021, was derived from Cimarex’s historical financial statements for the respective periods. This information should be read in conjunction with the historical consolidated financial statements and related notes of Cabot and Cimarex filed by each of them with the SEC, which are incorporated by reference into this joint proxy statement/prospectus, and with the unaudited pro forma combined financial statements included in the section entitled “Unaudited Pro Forma Combined Financial Statements.”
The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred if the merger had been completed as of the beginning of the period indicated.
	Six Months Ended June 30, 2021
	Historical		Pro Forma Combined	Pro Forma Combined Cimarex Equivalent(1)
	Cabot	Cimarex
Earnings per share
Basic	$0.39	$2.35	$0.21	$0.84
Diluted	$0.39	$2.35	$0.21	$0.83
Cash dividends per share	$0.21	$0.54	$0.17	$0.69
	Year Ended December 31, 2020
	Historical		Pro Forma Combined	Pro Forma Combined Cimarex Equivalent(1)
	Cabot	Cimarex
Earnings (loss) per share
Basic	$0.50	$(19.73)	$(2.76)	$(11.09)
Diluted	$0.50	$(19.73)	$(2.76)	$(11.09)
Cash dividends per share	$0.40	$0.88	$0.31	$1.23

(1)
Determined using the pro forma combined per share data multiplied by the exchange ratio of 4.0146.

MARKET PRICE INFORMATION
The Cabot common stock is listed on the NYSE under the symbol “COG.” The Cimarex common stock is listed on the NYSE under the symbol “XEC.”
The high and low trading prices for the Cabot common stock on May 21, 2021, the last trading day immediately before the public announcement of the merger, were $18.14 and $17.76, respectively. The high and low trading prices for the Cimarex common stock on May 21, 2021, the last trading day immediately before the public announcement of the merger, were $73.06 and $71.07, respectively.
As of August 19, 2021, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 399,664,181 shares of Cabot common stock outstanding and 102,826,592 shares of Cimarex common stock outstanding.
Because the exchange ratio will not be adjusted for changes in the market price of either Cabot common stock or Cimarex common stock, the market value of Cabot common stock that Cimarex stockholders will have the right to receive on the date the merger is completed may vary significantly from the market value of the Cabot common stock that Cimarex stockholders would receive if the merger were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Cabot common stock and Cimarex common stock prior to voting your shares. For additional information, see the section entitled “Risk Factors” beginning on page 42.
The following table sets forth the closing sale price per share of Cabot common stock as reported on the NYSE and the closing sale price per share of Cimarex common stock as reported on the NYSE, in each case on May 21, 2021, the last trading day before the public announcement of the parties entering into the merger agreement, and on August 19, 2021, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Cimarex common stock as of the same two dates. The implied value was calculated by multiplying the NYSE closing price of a share of Cabot common stock on the relevant date by the exchange ratio of 4.0146 shares of Cabot common stock for each share of Cimarex common stock.
	Cabot Common Stock Closing Price	Cimarex Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
May 21, 2021	$17.81	$71.19	4.0146	$71.50
August 19, 2021	$14.59	$58.54	4.0146	$58.57
Cabot stockholders and Cimarex stockholders are encouraged to obtain current market quotations for Cabot common stock and Cimarex common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Cabot common stock before or after the effective date of the merger. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 214.

RISK FACTORS
In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward Looking Statements,” you should carefully consider the following risks before deciding how to vote. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in Cabot’s and Cimarex’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. For additional information, see the section entitled “Where You Can Find More Information.” In addition to the risks set forth below or referenced above, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Cabot or Cimarex assess the impact of all factors on the merger and the combined business following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.
Risks Relating to the Merger
Because the exchange ratio is fixed and because the market price of Cabot common stock may fluctuate, Cimarex stockholders cannot be certain of the precise value of any merger consideration they may receive in the merger.
At the time the merger is completed, each issued and outstanding eligible share of Cimarex common stock will be converted into the right to receive the merger consideration of 4.0146 shares of Cabot common stock, with cash paid in lieu of the issuance of any fractional shares of Cabot common stock. The exchange ratio for the merger consideration is fixed, and there will be no adjustment to the merger consideration, regardless of whether the market price of Cabot common stock or Cimarex common stock changes prior to the completion of the merger. The market price of Cabot common stock has fluctuated since the date on which Cabot and Cimarex announced they had entered into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date(s) of the Cimarex special meeting and the Cabot special meeting, and the date on which Cimarex stockholders entitled to receive the merger consideration actually receive the merger consideration. The market price of shares of Cabot common stock may fluctuate during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in Cabot’s and Cimarex’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond the control of Cabot and Cimarex. Consequently, at the time Cimarex stockholders must decide whether to approve the Cimarex proposals, they will not know the actual market value of the merger consideration they will receive when the merger is completed, which will depend on the market value of the shares of Cabot common stock at that time. Unless otherwise mutually agreed to in writing between Cabot and Cimarex, the completion of the merger will take place on the second business day immediately following the satisfaction or waiver of the conditions to the completion of the merger (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date). The market value of Cabot common stock, when received by Cimarex stockholders after the merger is completed, could vary from the market value of shares of Cabot common stock at the time the merger agreement was entered into, on the date of this joint proxy statement/prospectus or at the time of the Cabot special meeting and the Cimarex special meeting. Cimarex stockholders should obtain current stock price quotations for shares of Cabot common stock before voting their shares of Cimarex common stock. For additional information about the merger consideration, see the sections entitled “The Merger — Consideration to Cimarex Stockholders” and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration.”
Cabot stockholders and Cimarex stockholders, in each case as of immediately prior to the merger, will have reduced ownership in the combined business and less influence over management.
Based on the number of issued and outstanding shares of Cimarex common stock as of August 6, 2021, and the number of outstanding Cimarex equity awards currently estimated to be payable in shares of Cabot common stock in connection with the merger, Cabot anticipates issuing up to approximately 412,785,319 shares of Cabot common stock pursuant to the merger agreement. The actual number of shares of Cabot common stock to be issued pursuant to the merger agreement will be determined at the completion of the merger based on the number of shares of Cimarex common stock outstanding immediately prior to such time and the number of issued and outstanding Cimarex equity awards payable in shares of Cabot common stock in connection with the merger. The issuance of these new shares could have the effect of depressing the market price of Cabot common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Cabot’s earnings per share could cause the price of Cabot common stock to decline or increase at a reduced rate.
Immediately after the completion of the merger, it is expected that Cabot stockholders as of immediately prior to the merger will own approximately 49.5%, and Cimarex stockholders as of immediately prior to the merger will own approximately 50.5%, of the issued and outstanding shares of Cabot common stock (in each case based on fully diluted shares outstanding of each company). As a result, current Cabot stockholders and current Cimarex stockholders will have less influence on the management and policies of the combined business than they currently have on the management and policies of Cabot and Cimarex, respectively.
The merger may not be completed and the merger agreement may be terminated in accordance with its terms.
The merger is subject to a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger.” These conditions to the completion of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.
In addition, if the merger is not completed by January 23, 2022, either Cabot or Cimarex may choose not to proceed with the merger by terminating the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, Cabot and Cimarex may elect to terminate the merger agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement — Termination.”
The merger agreement limits Cabot’s ability and Cimarex’s ability to pursue alternatives to the merger, may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Cabot or Cimarex to pay the other party a termination fee.
The merger agreement contains provisions that may discourage a third party from submitting a Cabot competing proposal or a Cimarex competing proposal that might result in greater value to their respective stockholders than the merger, or may result in a potential acquirer of Cabot, or a potential competing acquirer of Cimarex, proposing to pay a lower per share price to acquire Cabot or Cimarex, respectively, than it might otherwise have proposed to pay. These provisions include a general prohibition on Cabot and Cimarex from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Cabot board or the Cimarex board, entering into discussions with any third party regarding any Cabot competing proposal or offer for a competing transaction or Cimarex competing proposal or offer for a competing transaction. Further, even if the Cabot board or the Cimarex board withholds, withdraws, qualifies or modifies its recommendation with respect to the Cabot issuance proposal or the Cabot charter amendment proposal, in the case of the Cabot board, or the Cimarex merger proposal or the Cimarex charter amendment proposal, in the case of the Cimarex board, unless the merger agreement has been terminated in accordance with its terms, each of Cabot and Cimarex will still be required to submit the Cabot issuance proposal and the Cabot charter amendment proposal, in the case of the Cabot board, and the Cimarex merger proposal and the Cimarex charter amendment proposal, in the case of the Cimarex board, to a vote by the Cabot stockholders and Cimarex stockholders, respectively. The merger agreement further provides that under specified circumstances, including after a change of recommendation by either party’s board of directors and a subsequent termination of the merger agreement by the other party in accordance with its terms, Cabot or Cimarex, as applicable, may be required to pay the other party a cash termination fee of $250 million. For additional information, see the sections entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” and “The Merger Agreement — Termination.”
Failure to complete the merger could negatively impact the price of shares of Cabot common stock and the price of shares of Cimarex common stock, as well as Cabot’s and Cimarex’s respective future businesses and financial results.
The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger.” There can be no assurance that all of the conditions to the completion of the merger will be so satisfied or waived. If these conditions are not satisfied or waived, Cabot and Cimarex will be unable to complete the merger.
If the merger is not completed for any reason, including the failure to receive the required approvals of the Cabot stockholders or the Cimarex stockholders, Cabot’s and Cimarex’s respective businesses and financial results may be adversely affected and, without realizing any of the benefits of having completed the merger, Cabot and Cimarex would be subject to a number of risks, including as follows:
•
Cabot and Cimarex may experience negative reactions from the financial markets, including negative impacts on the market price of Cabot common stock and Cimarex common stock;

•
Cabot and Cimarex and their respective subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture participants and other third parties with whom they do business, which in turn could affect Cabot’s and Cimarex’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•
Cabot and Cimarex may experience negative reactions from employees;

•
Cabot and Cimarex will still be required to pay certain significant costs relating to the merger, such as legal, accounting, financial advisor and printing fees; and

•
Cabot and Cimarex will have expended time and resources that could otherwise have been spent on Cabot’s and Cimarex’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Cabot’s and Cimarex’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, the holders of such party’s common stock cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger. If the merger agreement is terminated under specified circumstances, either Cabot or Cimarex may be required to pay the other party a termination fee or other termination-related payment. For a description of these circumstances, see the section entitled “The Merger Agreement — Termination.”
Directors and executive officers of each party have interests in the merger that may be different from, or in addition to, the interests of the Cabot stockholders and the Cimarex stockholders generally.
In considering the recommendation of (1) the Cabot board that Cabot stockholders vote in favor of the proposals on the agenda for the Cabot special meeting or (2) the Cimarex board that Cimarex stockholders vote in favor of the proposals on the agenda for the Cimarex special meeting, as applicable, Cabot stockholders and Cimarex stockholders should be aware of and take into account the fact that certain Cabot and Cimarex directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Cabot stockholders and Cimarex stockholders generally. The interests of Cabot’s directors and executive officers include, among others, immediate vesting of certain equity or equity-based awards in connection with the merger, and certain change-in-control severance benefits, in the event of termination or constructive termination during specified time periods following the consummation of the merger, as further described in the section entitled “The Merger — Interests of Cabot Directors and Executive Officers in the Merger.” The interests of Cimarex’s directors and executive officers include, among others, immediate vesting of equity or equity-based awards in connection with the merger, change-in-control severance benefits, in the event of termination or constructive termination prior to or during specified time periods following the consummation of the merger, and rights to continuing indemnification and directors’ and officers’ liability insurance, as further described in the section entitled “The Merger — Interests of Cimarex Directors and Executive Officers in the Merger.” The Cabot board and the Cimarex board were aware of and considered the interests of their respective directors and officers, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and the recommendation of (1) the Cabot board that Cabot stockholders vote in favor of the proposals on the agenda for the Cabot special meeting and (2) the Cimarex board that Cimarex stockholders vote in favor of the proposals on the agenda for the Cimarex special meeting.

The unaudited pro forma combined financial information, summary pro forma combined oil, NGL and natural gas reserve and production data and unaudited forecasted financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and do not represent the actual financial position or results of operations of the combined business following the completion of the merger. Future results of Cabot or Cimarex may differ, possibly materially, from the unaudited pro forma combined financial information, summary pro forma combined oil, NGL and natural gas reserve and production data and unaudited forecasted financial information presented in this joint proxy statement/prospectus.
The unaudited pro forma combined financial statements, summary pro forma combined oil, NGL and natural gas reserve and production data and unaudited forecasted financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on a variety of adjustments, assumptions and preliminary estimates and may not be an indication of the financial position or results of operations of the combined business following the merger for several reasons. Specifically, the unaudited pro forma combined financial statements and summary pro forma combined oil, NGL and natural gas reserve and production data do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the merger, integration costs or any changes in Cabot’s debt to capitalization ratio following the completion of the merger. In addition, the unaudited pro forma combined financial statements have been prepared with the assumption that Cabot will be identified as the acquirer under GAAP and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements.” In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by the combined business. The actual financial position and results of operations of the combined business following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial statements, summary pro forma combined oil, NGL and natural gas reserve and production data or forecasted financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements, summary pro forma combined oil, NGL and natural gas reserve and production data and forecasted financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any potential decline in the financial condition or results of operations of the combined business may cause significant variations in the price of Cabot common stock. For more information, see the unaudited pro forma financial statements contained in this joint proxy statement/prospectus.
The opinions of Cabot’s and Cimarex’s respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.
Cabot and Cimarex have received opinions from their respective financial advisors in connection with the signing of the merger agreement, but have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Cabot or Cimarex, general market and economic conditions and other factors that may be beyond the control of Cabot or Cimarex, and on which Cabot’s and Cimarex’s financial advisors’ opinions were based, may significantly alter the value of Cabot or Cimarex or the prices of the shares of Cabot common stock or Cimarex common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Cabot and Cimarex do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration or the exchange ratio, as applicable, from a financial point of view at the time the merger is completed. The Cabot board’s recommendation that Cabot stockholders vote in favor of the proposals on the agenda for the Cabot special meeting and the Cimarex board’s recommendation that Cimarex stockholders vote in favor of the proposals on the agenda for the Cimarex special meeting, however, are made as of the date of this joint proxy statement/prospectus.
For a description of the opinions that Cabot and Cimarex received from their respective financial advisors, see the sections entitled “The Merger — Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor” and “The Merger — Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor.” A copy of the opinion of J.P. Morgan, Cabot’s financial advisor, is attached as Annex B to this joint proxy statement/prospectus and a copy of the opinion of TPH, Cimarex’s financial advisor, is attached as Annex C to this joint proxy statement/prospectus and each is incorporated by reference herein in its entirety.
The financial forecasts relating to Cabot and Cimarex prepared in connection with the merger are based on various estimates and assumptions that may not be realized, which may adversely affect the market price of the Cabot common stock following the closing of the merger.
This joint proxy statement/prospectus includes certain financial forecasts considered by Cabot and Cimarex in connection with their respective businesses. None of the financial forecasts prepared by Cabot or Cimarex were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants or any other regulatory or professional body for the preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Cabot and Cimarex. Important factors that may affect the actual results of Cabot and Cimarex and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Cabot’s and Cimarex’s businesses, industry performance, the regulatory environment, general business and economic conditions and other factors referred to under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” In view of these uncertainties, the inclusion of financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Cabot’s and Cimarex’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Further, any forward-looking statement speaks only as of the date on which it is made, and neither Cabot nor Cimarex undertakes any obligation, other than as required by applicable law, to update the financial estimates to reflect events or circumstances after the dates as of which the financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. In addition, since such financial forecasts cover multiple years, and the underlying information by its nature becomes less predictive with each successive year, there can be no assurance that Cabot’s, Cimarex’s or the combined business’ financial condition or results of operations will be consistent with those set forth in such forecasts.
Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Cabot and Cimarex, which could adversely affect the future business and operations of the combined business following the merger.
Each of Cabot and Cimarex depends on the experience and industry knowledge of its officers and other key employees to execute its business plans. The success of the combined business after the merger will depend in part on its ability to retain key management personnel and other key employees. Current and prospective employees of Cabot and Cimarex may experience uncertainty about their roles within the combined business following the merger or other concerns regarding the timing and completion of the merger or the operations of the combined business following the merger, any of which may have an adverse effect on the ability of Cabot and Cimarex to retain or attract key management and other key personnel. If Cabot or Cimarex is unable to retain personnel, including Cabot’s or Cimarex’s key management, who are critical to the future operations of the companies, Cabot and Cimarex could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key Cabot and Cimarex personnel could diminish the anticipated benefits of the merger. No assurance can be given that the combined business, following the merger, will be able to retain or attract key management personnel and other key employees of Cabot and Cimarex to the same extent that Cabot and Cimarex have previously been able to retain or attract their own employees.

The business relationships of Cabot and Cimarex may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the business, financial condition, cash flows and results of operations of Cabot or Cimarex pending and following the merger.
Parties with which Cabot or Cimarex do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Cabot or Cimarex following the merger. Cabot’s and Cimarex’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture participants and other third parties with whom they do business may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Cabot or Cimarex following the merger. These disruptions could have a material and adverse effect on the business, financial condition, cash flows and results of operations, of Cabot or Cimarex, regardless of whether the merger is completed, as well as a material and adverse effect on Cabot’s ability to realize the expected cost savings and other benefits of the merger. The risk, and adverse effects, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.
Completion of the merger may trigger change-in-control or other provisions in certain agreements to which Cabot or Cimarex is a party.
The completion of the merger may trigger change-in-control or other provisions in certain agreements to which Cabot or Cimarex is a party, including seismic and software licenses. If Cabot and Cimarex are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages. Even if Cabot and Cimarex are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined business.
In addition, in connection with the merger, Cabot and Cimarex have agreed that the merger will constitute a “change in control,” “change of control,” or term of similar import under each applicable Cimarex plan and under each change-in-control agreement between Cabot and certain of its officers as described in more detail in the section entitled “The Merger — Interests of Cimarex Directors and Executive Officers in the Merger.”
Required regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.
Completion of the merger is conditioned on the approval by the NYSE of the listing of the shares of Cabot common stock to be issued in the merger upon official notice of issuance and the expiration or termination of the waiting period applicable to the merger under the HSR Act. Although each party has agreed to use its reasonable best efforts to obtain the requisite stock exchange and antitrust approvals, there can be no assurance that such approvals will be obtained and that the other conditions to completing the merger will be satisfied.
Cabot or Cimarex may waive one or more of the closing conditions without re-soliciting stockholder approval.
Cabot or Cimarex may determine to waive, in whole or part, one or more of the conditions to closing the merger prior to Cabot or Cimarex, as the case may be, being obligated to consummate the merger. Each of Cabot and Cimarex currently expects to evaluate the materiality of any waiver and its effect on its respective stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the merger or to re-solicit stockholder approval or amending or supplementing this joint proxy statement/prospectus as a result of a waiver will be made by Cabot or Cimarex at the time of such waiver based on the facts and circumstances as they exist at that time.
The merger agreement subjects Cabot and Cimarex to restrictions on their respective business activities prior to the effective time of the merger.
The merger agreement restricts Cabot and Cimarex from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires each party to continue its operations in the ordinary course, until completion of the merger. These restrictions could be in place for an extended period of time if completion of the merger is delayed and could prevent Cabot and Cimarex from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Cabot and Cimarex are subject, see the section entitled “The Merger Agreement — Interim Operations of Cimarex and Cabot Pending the Merger.”
Cabot and Cimarex will incur significant costs in connection with the merger, which may be in excess of those anticipated by Cabot or Cimarex.
Each of Cabot and Cimarex has incurred and expect to continue to incur a number of non-recurring costs associated with negotiating and completing the merger and combining the operations of the two companies. These expenses have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, filing fees and debt restructuring costs. Many of these costs will be borne by Cabot or Cimarex even if the merger is not completed.
Cabot and Cimarex will also incur transaction costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Cabot and Cimarex will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the merger and the integration of the two companies’ businesses. Although Cabot and Cimarex each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the combined business to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. For additional information, see the risk factor entitled “— The failure to integrate the businesses and operations of Cabot and Cimarex successfully in the expected time frame may adversely affect the combined business’ future results” below.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition, cash flows and operating results of the combined business following the completion of the merger.
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Cimarex stockholders may be required to pay substantial U.S. federal income taxes.
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of Cimarex to complete the merger that Cimarex receives a legal opinion to that effect. This opinion will be based on customary representation letters provided by Cabot and Cimarex and on customary assumptions. This opinion will not be binding on the Internal Revenue Service (which we refer to as the “IRS”) and neither Cabot nor Cimarex has requested or intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. As a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions reflected in the opinion. In addition, if any of the representations, warranties, covenants, or assumptions upon which the opinion is based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting this opinion is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Cimarex common stock would generally recognize capital gain or loss on the exchange of its Cimarex common stock for Cabot common stock and cash in lieu of fractional shares of Cabot common stock pursuant to the merger. See “Material U.S. Federal Income Tax Consequences.”
Lawsuits have been filed against Cimarex and its directors in connection with the merger and additional lawsuits relating to the merger may be filed against Cimarex and its directors or against Cabot and its directors in the future. An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the merger and/or substantial costs to Cabot and Cimarex.
Securities and fiduciary lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Cabot’s and Cimarex’s respective liquidity and financial condition.
In June, July and August 2021, five putative stockholders of Cimarex filed separate lawsuits relating to the merger. Each of the actions is asserted only on behalf of the named plaintiff. All five actions allege violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the registration statement on Form S-4 filed on June 30, 2021 in connection with the merger. One of the actions also asserts claims that the members of the Cimarex board breached fiduciary duties in connection with the merger and that Cimarex aided and abetted those alleged breaches. Each action names as defendants Cimarex and each of its directors, and each action seeks, among other things, to enjoin the merger (or, in the alternative in the case of four of the actions, rescission or an award for rescissory damages in the event the merger is completed), an award of costs and attorneys’ and experts’ fees, and such other and further relief as the court may deem just and proper. Cimarex and Cabot believe that the actions are without merit.
One of the conditions to the closing of the merger is that no injunction by any governmental entity having jurisdiction over Cabot or Cimarex has been entered and continues to be in effect and no law has been adopted, in either case, that prohibits the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect Cabot’s and Cimarex’s respective businesses, financial condition, cash flows and results of operations. In addition, either Cabot or Cimarex may terminate the merger agreement if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction permanently prohibiting the closing of the merger that has become final and nonappealable or if any law has been adopted that permanently prohibits the closing of the merger, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused, materially contributed to or resulted in such order, decree, ruling or injunction or other action.
There can be no assurance that any of the defendants would be successful in the outcome of the lawsuits that have been filed thus far or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Cabot’s or Cimarex’s business, financial condition, cash flows and results of operations.
Cabot stockholders and Cimarex stockholders will not be entitled to appraisal rights in the merger.
Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under Delaware law, Cimarex stockholders and Cabot stockholders do not have appraisal rights in connection with the merger, as more fully described in “No Appraisal Rights.”
Risks Relating to the Combined Business Following Completion of the Merger
The market price of Cabot common stock will continue to fluctuate after the merger.
Upon completion of the merger, Cimarex stockholders who receive merger consideration will become holders of shares of Cabot common stock. The market price of Cabot common stock may fluctuate significantly following completion of the merger and holders of Cabot common stock could lose some or all of the value of their investment. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Cabot common stock, regardless of Cabot’s actual operating performance.
The market price of Cabot common stock after the completion of the merger may be affected by factors different from those that historically have affected or currently affect Cabot common stock and Cimarex common stock.
Upon completion of the merger, Cimarex stockholders who receive merger consideration will become holders of Cabot common stock. Cabot’s financial position after completion of the merger may differ from its financial position before the completion of the merger, and the results of operations and/or cash flows of Cabot after the completion of the merger may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of Cabot and Cimarex, respectively. Accordingly, the market price and performance of Cabot common stock after completion of the merger likely will be different from the performance of Cabot common stock or Cimarex common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Cabot common stock, regardless of Cabot’s actual operating performance. For a discussion of the businesses of Cabot and Cimarex and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Companies” and the documents incorporated by reference in the section entitled “Where You Can Find More Information,” including, in particular, in the sections entitled “Risk Factors” in each of Cabot’s and Cimarex’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021.
The failure to integrate the businesses and operations of Cabot and Cimarex successfully in the expected time frame may adversely affect the combined business’ future results.
Cabot and Cimarex have operated and, until the completion of the merger, will continue to operate independently. Following the completion of the merger, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of key Cabot employees or key Cimarex employees, the loss of customers, service providers, vendors or other business counterparties, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses, delays, or regulatory conditions associated with and following completion of the merger or higher-than-expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following challenges, among others, must be addressed in integrating the operations of Cabot and Cimarex in order to realize the anticipated benefits of the merger:
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combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more complex, diversified business;

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combining the businesses of Cabot and Cimarex in a manner that permits the combined business to achieve the cost savings and operating synergies anticipated to result from the merger;

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avoiding delays in connection with the merger or the integration process;

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integrating personnel from the two companies and minimizing the loss of key employees;

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identifying and eliminating redundant functions and assets;

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harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

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maintaining existing agreements with customers, service providers, vendors and other business counterparties and avoiding delays in entering into new agreements with prospective customers, service providers, vendors and other business counterparties;

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addressing possible differences in business backgrounds, corporate cultures and management philosophies;

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consolidating the companies’ operating, administrative and information technology infrastructure and financial systems; and

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establishing the combined business’ headquarters in Houston, Texas.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing operations and the operations of the combined business.

Furthermore, the Cabot board and executive leadership of Cabot will consist of former directors from each of Cabot and Cimarex and former executive officers from each of Cabot and Cimarex, respectively. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.
The merger may result in a loss of customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties and may result in the termination of existing contracts.
Following the merger, some of the customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties of Cabot or Cimarex may terminate or scale back their current or prospective business relationships with the combined business. In addition, Cabot and Cimarex have contracts with customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties that may require Cabot or Cimarex to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties are adversely affected by the merger, or if the combined business, following the merger, loses the benefits of the contracts of Cabot or Cimarex, the business, financial condition, cash flows and results of operations of the combined business could be materially and adversely affected.
The combined business may fail to realize all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on Cabot’s ability to realize the anticipated benefits and cost savings from combining Cabot’s and Cimarex’s businesses and operational synergies. The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected, may not be realized or could have other adverse effects that Cabot does not currently foresee. Some of the assumptions that Cabot and Cimarex have made, such as the achievement of the anticipated benefits related to the geographic, commodity and asset diversification and the expected size, scale, inventory and financial strength of the combined business, may not be realized. The integration process may, for each of Cabot and Cimarex, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. In addition, there could be potential unknown liabilities and unforeseen expenses associated with the merger that could adversely impact the combined business.
The indebtedness of the combined business may limit its financial flexibility.
As of June 30, 2021, Cabot had approximately $1 billion of outstanding indebtedness, consisting of amounts outstanding under its 6.51% weighted-average senior notes, 5.58% weighted-average senior notes and 3.65% weighted-average senior notes (which we collectively refer to as the “Cabot notes”). As of June 30, 2021, Cimarex had approximately $2 billion of outstanding indebtedness, consisting of amounts outstanding under its 4.375% notes, 3.90% notes and 4.375% notes (which we collectively refer to as the “Cimarex notes”). Cabot and Cimarex are reviewing the treatment of Cabot’s existing indebtedness and Cimarex’s existing indebtedness and Cabot and/or Cimarex may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate Cabot’s existing indebtedness and/or Cimarex’s existing indebtedness prior to, in connection with or following the completion of the merger. Specifically, Cabot and Cimarex expect the Cimarex credit facility to be terminated in connection with completion of the merger and, with respect to the outstanding Cimarex notes, Cabot expects that it may provide a parent guaranty and/or conduct one or more exchange offers, offers to purchase and/or consent solicitations. Cabot and Cimarex expect the Cabot credit facility and Cabot notes to remain outstanding following completion of the merger. If Cabot and Cimarex do seek to refinance Cabot’s existing indebtedness and/or Cimarex’s existing indebtedness, there can be no guarantee that Cabot and/or Cimarex would be able to execute the refinancing on favorable terms or at all. The pro forma indebtedness of the combined business as of June 30, 2021, assuming completion of the merger had occurred on such date, is approximately $3 billion. Any increase in the indebtedness of the combined business could have adverse effects on its financial condition, cash flows and results of operations, including by:
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imposing additional cash requirements on the combined business in order to support interest payments, which would reduce the amount available to fund its operations and other business activities;

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increasing the risk of default on debt obligations of the combined business;

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increasing the vulnerability of the combined business to adverse changes in general economic and industry conditions, economic downturns and adverse developments in its business;

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limiting the ability of the combined business to sell assets, engage in strategic transactions or obtain additional financing for working capital, capital expenditures, general corporate and other purposes;

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limiting the flexibility of the combined business in planning for or reacting to changes in its business and the industry in which it operates; and

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increasing the exposure of the combined business to a rise in interest rates, which would generate greater interest expense to the extent the combined business does not have applicable interest rate fluctuation hedges.

In connection with any debt refinancing related to the merger, it is anticipated that Cabot and Cimarex would seek ratings of the indebtedness of the combined business from one or more nationally recognized credit rating agencies. Such credit ratings would reflect each rating organization’s opinion of the combined business’ financial strength, operating performance and ability to meet its debt obligations. Such credit ratings will affect the cost and availability of future borrowings and, accordingly, its cost of capital. There can be no assurance that the combined business will achieve a particular rating or maintain a particular rating in the future.
In the event the Cimarex notes remain outstanding following the merger and the ratings of such Cimarex notes are reduced below specified thresholds within specified time periods prior to or following the completion of the merger, Cimarex could, subject to certain exceptions set forth in the indentures governing such Cimarex notes, be required to offer to repurchase such Cimarex notes at 101% of the aggregate principal amount of such Cimarex notes outstanding plus any accrued and unpaid interest through the repurchase date. If Cimarex becomes obligated to make such an offer to repurchase, then following the completion of the merger, an event of default may arise under the agreements governing the Cabot notes and the Cabot credit facility, which could give rise to a need to negotiate amendments to those agreements or refinance the indebtedness represented by the Cabot notes and/or replace the Cabot credit facility, the failure of which could have a material adverse effect on the business, financial condition, cash flows and results of operations of the combined business.
Following the completion of the merger, Cabot may incorporate Cimarex’s hedging activities into Cabot’s business, and Cabot may be exposed to additional commodity price risks arising from such hedges.
To mitigate a portion of its exposure to changes in commodity prices, Cimarex hedges oil and natural gas prices from time to time, primarily through the use of certain derivative instruments. If Cabot assumes existing Cimarex hedges or hedges that Cimarex enters into prior to the completion of the merger, Cabot will bear the economic impact of all of Cimarex’s hedges following the completion of the merger. Actual crude oil and natural gas prices may differ from the combined business’ expectations and, as a result, such hedges may or may not have a negative impact on Cabot’s business.
Declaration, payment and amounts of dividends, if any, distributed to Cabot stockholders will be uncertain.
Although each of Cabot and Cimarex has paid cash dividends on its respective shares of common stock in the past, the Cabot board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Decisions on whether, when and in which amounts to declare and pay any future dividends will remain in the discretion of the full Cabot board (as reconstituted following the merger). Any dividend payment amounts will be determined by the Cabot board on a quarterly basis, and it is possible that the Cabot board may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason. Cabot and Cimarex expect that any such decisions will depend on Cabot’s financial condition, results of operations, cash balances, cash requirements, future prospects, the outlook for commodity prices and other considerations that the Cabot board deems relevant, including, but not limited to:
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whether Cabot has enough cash to pay such dividends due to its cash requirements, capital spending plans, cash flows or financial position;

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Cabot’s desire to maintain or improve the credit ratings on its debt; and

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applicable restrictions under Delaware law.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared. For additional information, see the section entitled “The Merger — Dividend Policy.”
The combined business may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined business in the future.
In accordance with ASC Topic 805, Business Combinations, the merger will be accounted for as an acquisition by Cabot pursuant to the acquisition method of accounting for business combinations. Under the acquisition method of accounting, Cabot will record the net tangible and identifiable intangible assets and liabilities of Cimarex and its subsidiaries as of the consummation of the merger, at their respective fair values. The reported financial condition and results of operations of Cabot for periods after consummation of the merger will reflect Cimarex balances and results after consummation of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Cimarex and its subsidiaries for periods prior to the merger. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements.”
Under the acquisition method of accounting, the total purchase price will be allocated to Cimarex’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined business may be required to recognize material non-cash charges relating to such impairment. The combined business’ operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
Cabot’s ability to utilize Cimarex’s historic net operating loss carryforwards may be limited.
As of December 31, 2020, Cimarex had U.S. federal net operating loss carryforwards (which we refer to as “NOLs”) of approximately $2 billion, $1.773 billion of which is subject to expiration in years 2032 through 2037 and $224 million of which is not subject to expiration. Cabot’s ability to utilize these NOLs and other tax attributes to reduce future taxable income following the closing of the merger depends on many factors, including its future income, which cannot be assured. Section 382 of the Code (which we refer to as “Section 382”) generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of Cimarex’s NOLs would be subject to an annual limitation under Section 382, generally determined by multiplying (1) the fair market value of its stock at the time of the ownership change by (2) the long-term tax exempt rate published by the IRS for the month in which the ownership change occurs, subject to certain adjustments. Any unused annual limitation may be carried over to later years.
It is presently anticipated that Cimarex would undergo an ownership change under Section 382 as a result of the merger, which would trigger a limitation (calculated as described above) on Cabot’s ability to utilize Cimarex’s historic NOLs and could cause some of those NOLs to expire unutilized. In addition, the NOLs Cimarex acquired in 2019 as part of the Resolute Energy Corporation acquisition are already subject to a Section 382 limitation.
Shares of Cabot common stock received by Cimarex stockholders as a result of the merger will have different rights from shares of Cimarex common stock.
Upon completion of the merger, Cimarex stockholders will no longer be stockholders of Cimarex, and Cimarex stockholders who receive merger consideration will become holders of Cabot common stock. There will be important differences between the current rights of Cimarex stockholders and the rights to which such stockholders will be entitled as Cabot stockholders. For a discussion of the different rights associated with shares of Cabot common stock, see the section entitled “Comparison of Stockholders’ Rights.”
The market price of Cabot common stock may decline in the future as a result of the sale of shares of Cabot common stock held by former Cimarex stockholders or current Cabot stockholders.
Based on the number of shares of Cimarex common stock outstanding as of August 6, 2021 and the number of outstanding Cimarex equity awards currently estimated to be settled in Cabot common stock following the merger, Cabot expects to issue up to approximately 412,785,319 shares of Cabot common stock in connection with the merger. Following their receipt of shares of Cabot common stock as merger consideration in the merger, former Cimarex stockholders may seek to sell the shares of Cabot common stock delivered to them, and the merger agreement contains no restriction on the ability of former Cimarex stockholders to sell such shares of Cabot common stock following completion of the merger. Other Cabot stockholders may also seek to sell shares of Cabot common stock held by them following completion of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Cabot common stock, may affect the market for, and the market price of, Cabot common stock in an adverse manner.
The exclusive-forum provision contained in the Cabot bylaws could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Cabot or its directors, officers or other employees.
The Cabot bylaws provide that, unless Cabot consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Cabot, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent of Cabot to Cabot or its stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action asserting a claim arising pursuant to any provision of the DGCL or the Cabot bylaws or the Cabot certificate of incorporation or (4) any action asserting a claim governed by the internal affairs doctrine or asserting an “internal corporate claim” shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the U.S. federal district court for the District of Delaware).
To the fullest extent permitted by applicable law, this exclusive-forum provision applies to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Cabot stockholders will not be deemed to have waived Cabot’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice-of-forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in the Cabot bylaws to be inapplicable or unenforceable.
This exclusive-forum provision may limit the ability of a stockholder, including a former holder of Cimarex common stock who becomes a holder of Cabot common stock after the merger is completed, to bring a claim in a judicial forum of its choosing for disputes with Cabot or its directors, officers or other employees, which may discourage lawsuits against Cabot and its directors, officers and other employees. Alternatively, if a court were to find this exclusive-forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Cabot may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect Cabot’s business, results of operations and financial condition. In addition, stockholders who do bring a claim in a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. In addition, the court located in the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to Cabot than to its stockholders.
If the Cabot stockholders do not approve the Cabot charter amendment proposal, Cabot will issue most of its available authorized shares of Cabot common stock in connection with the completion of the merger, and the combined business will be limited in its ability to raise equity by issuing additional shares of Cabot common stock unless its stockholders approve an amendment to the Cabot certificate of incorporation to increase the number of authorized shares of Cabot common stock.
If the Cabot stockholders do not approve the Cabot charter amendment proposal, the combined business will continue to have 960,000,000 authorized shares of Cabot common stock. As of August 6,

2021, Cabot had an aggregate of 405,164,841 shares of Cabot common stock issued and outstanding or reserved for issuance. Upon the completion of the merger, Cabot anticipates issuing or reserving for issuance up to 416,971,714 shares of Cabot common stock, resulting in 822,136,555 shares of Cabot common stock issued and outstanding or reserved for issuance, which represents approximately 85.64% of Cabot’s authorized shares of Cabot common stock. If the Cabot stockholders do not approve the Cabot charter amendment proposal, the combined business would have approximately 137,863,445 authorized shares of Cabot common stock available for issuance following the completion of the merger and would be limited in its ability to raise equity by issuing additional shares of Cabot common stock among other things, unless it first obtains approval from its stockholders to amend the Cabot certificate of incorporation to increase the number of authorized shares of Cabot common stock. No assurance can be given that the combined business’ stockholders will approve an increase in the number of authorized shares of Cabot common stock and, even if they approve such an increase, that the combined business will be able to raise equity by issuing additional shares of Cabot common stock. If the combined business is unable to raise equity by issuing additional shares of Cabot common stock, it could have a material adverse effect on the combined business’ business, financial condition, results of operations, cash flows and liquidity.
Risks Relating to Cabot’s Business.
In addition to the risk factors described above relating to the combined business following completion of the merger, you should read and consider risk factors specific to Cabot’s businesses that will also affect the combined business after the completion of the merger. These risks are described in Part I, Item 1A of Cabot’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Part II, Item 1A of Cabot’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information.”
Risks Relating to Cimarex’s Business.
In addition to the risk factors described above relating to the combined business following completion of the merger, you should read and consider risk factors specific to Cimarex’s businesses that will also affect the combined business after the completion of the merger. These risks are described in Part I, Item 1A of Cimarex’s Annual Report on Form 10-K for the year ended December 31, 2020 and in Part II, Item 1A of Cimarex’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus, and the documents to which Cabot and Cimarex refer you in this joint proxy statement/prospectus, as well as oral statements made or to be made by Cabot and Cimarex relating to their respective special meetings of stockholders, include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the United States Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus, including those that address activities, events or developments that Cabot or Cimarex expects, believes or anticipates will or may occur in the future, are forward-looking statements. Such forward-looking statements include, but are not limited to: statements regarding the anticipated effects, benefits and synergies of the merger; integration and transition plans; pro forma descriptions of the combined business and its operations; anticipated future financial performance and operating results; Cabot’s and Cimarex’s plans, objectives, expectations and intentions; the expected timing and likelihood of completion of the merger; the expected timing and amount of any future dividends; and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. Words such as “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “forecast,” “outlook,” “target,” “commitment,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. No assurances can be given that the forward-looking statements contained in this communication will occur as projected and actual results may differ materially from those included in this joint proxy statement/prospectus. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those included in this joint proxy statement/prospectus. These risks and uncertainties include, without limitation:
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the ability to obtain the requisite Cabot and Cimarex stockholder approvals to consummate the merger;

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the risk that Cabot or Cimarex may be unable to obtain governmental and regulatory approvals required for the merger or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits of the merger or cause the parties to abandon the merger;

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the risk that an event, change or other circumstances could give rise to the termination of the merger;

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the risk that a condition to closing of the merger may not be satisfied on a timely basis or at all;

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the length of time necessary to close the merger, which may be longer than anticipated for various reasons;

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the risk that the combined businesses will not be integrated successfully;

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the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

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the risk that the merger may not be accretive, and may be dilutive, to Cabot’s earnings per share, return on capital employed, cash flow and/or free cash flow, which may negatively affect the market price of Cabot common stock after the consummation of the merger;

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unanticipated difficulties or expenditures related to the merger, the response of business counterparties and retention as a result of the announcement and pendency of the merger;

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uncertainty as to the long-term value of Cabot common stock;

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potential liability resulting from litigation related to the merger;

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the effect of future regulatory or legislative actions on Cabot or Cimarex or the industry in which they operate, including the risk of new restrictions with respect to well spacing, hydraulic fracturing, natural gas flaring, water disposal or other oil and natural gas development activities;

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the risk that the credit ratings of the combined business may be different from what Cabot and Cimarex expect;

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disruption from the merger making it more difficult to maintain relationships with customers, employees, suppliers or other business counterparties;

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the diversion of management time and attention on merger-related issues;

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the risk that the combined business will be unable to retain and hire key personnel;

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the volatility in commodity prices for crude oil, natural gas or NGLs, including a prolonged decline in those prices relative to historical or future expected levels;

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global and regional changes in the demand, supply, differentials or other market conditions affecting oil and gas, including changes resulting from actions by, or disputes among or between, the Organization of Petroleum Exporting Countries and other producer countries, and any resulting third-party actions in response to such actions or disputes;

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the continuing effects of the coronavirus (COVID-19) pandemic and the impact thereof on Cabot’s and Cimarex’s businesses, financial condition and results of operations;

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the impact of significant declines in prices for crude oil, natural gas or NGLs, which may result in recognition of impairment charges to the combined business’ long-lived assets, including any goodwill recorded as a result of the merger;

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the presence or recoverability of estimated reserves;

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potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks and the inherent uncertainties in predicting reserves and reservoir performance;

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environmental risks, including liability for remedial actions under existing and future environmental regulations and litigation;

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significant operational or investment changes imposed by existing or future environmental statutes and regulations, including national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions;

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drilling and operating risks;

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exploration and development risks;

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unexpected changes in costs or technical requirements for exploration and production operations;

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lack of, or disruptions in, adequate and reliable transportation for crude oil, natural gas and NGLs;

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the inability to timely obtain or maintain permits, including those necessary for construction, drilling and/or development, or inability to make capital expenditures required to maintain compliance with any necessary permits or applicable laws or regulations;

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potential disruption or interruption of the operations of the combined business due to accidents, extraordinary weather events, civil unrest, political events, war, terrorism, cyber attacks and information technology failures, constraints or disruptions;

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volatility in the commodity futures markets;

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changes in tax and other laws, regulations (including alternative energy mandates) or royalty rules applicable to the combined business;

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any limitations on the combined business’ access to capital or increase in its cost of capital, including as a result of illiquidity or uncertainty in domestic or international financial markets;

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the inadequacy of storage capacity for the combined business’ products, and ensuing curtailments, whether voluntary or involuntary, required to mitigate this physical constraint;

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competition and consolidation in the oil and gas exploration and production industry;

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the ability of management to execute its plans to meet its goals; and

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other risks inherent in Cabot’s and Cimarex’s respective businesses.

All of the forward-looking statements Cabot and Cimarex make in or in connection with this joint proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in Cabot’s Annual Report on Form 10-K for the year ended December 31, 2020 and Cabot’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, Current Reports on Form 8-K and other filings Cabot makes with the SEC, which are incorporated herein by reference, and in Cimarex’s Annual Report on Form 10-K for the year ended December 31, 2020 and Cimarex’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, Current Reports on Form 8-K and other filings Cimarex makes with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information” beginning on pages 42 and 214, respectively.
Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Except to the extent required by applicable law, neither Cabot nor Cimarex undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES
Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Phone: (281) 589-4600
Cabot is an independent oil and gas company engaged in the development, exploitation, exploration and production of oil and gas properties exclusively onshore in the United States. Cabot’s assets are concentrated in the Marcellus Shale, in areas with known hydrocarbon resources which are conducive to multi-well, repeatable drilling programs. As of December 31, 2020, Cabot had approximately 13.7 Tcfe of total proved reserves. Cabot’s 2020 net production was 100% natural gas from the Marcellus Shale in northeastern Pennsylvania. Cabot’s common stock is listed on the NYSE, trading under the symbol “COG.”
For additional information about Cabot and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 214.
Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, Colorado 80203
Phone: (303) 295-3995
Cimarex, a Delaware corporation formed in 2002, is an independent oil and gas exploration and production company. Its operations are located entirely within the United States of America, mainly in Texas, New Mexico and Oklahoma. Currently, its operations are focused in two main areas: the Permian Basin and the Mid-Continent region. The Permian Basin region encompasses west Texas and southeast New Mexico. The Mid-Continent region consists of portions of Oklahoma. Cimarex’s common stock is listed on the NYSE, trading under the symbol “XEC.”
For additional information about Cimarex and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 214.
Double C Merger Sub, Inc.
c/o Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Phone: (281) 589-4600
Merger Sub is a direct, wholly owned subsidiary of Cabot. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on May 21, 2021 for the sole purpose of effecting the merger.

SPECIAL MEETING OF CABOT STOCKHOLDERS
Date, Time and Place
The Cabot special meeting will be held virtually via live webcast on September 29, 2021 at 10:00 a.m. Central Daylight Time. Because the Cabot special meeting is completely virtual and being conducted via live webcast, Cabot stockholders will not be able to attend the Cabot special meeting in person. Cabot stockholders will be able to attend the Cabot special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/COG2021SM, which we refer to as the Cabot special meeting website. Cabot stockholders will need the 16-digit control number found on their proxy cards in order to access the Cabot special meeting website.
Purpose of the Cabot Special Meeting
The purpose of the Cabot special meeting is to consider and vote on the following proposals:
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a proposal to approve the issuance of shares of Cabot common stock to Cimarex stockholders in connection with the merger, which we refer to as the Cabot issuance proposal; and

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a proposal to adopt an amendment to the Cabot certificate of incorporation to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares, which we refer to as the Cabot charter amendment proposal.

Cabot will transact no other business at the Cabot special meeting, except such business as may properly be brought before the Cabot special meeting by or at the direction of the Cabot board in accordance with the Cabot bylaws.
Recommendation of the Cabot Board of Directors
The Cabot board unanimously recommends that Cabot stockholders vote “FOR” the approval of the Cabot issuance proposal and “FOR” the Cabot charter amendment proposal.
For additional information on the recommendation of the Cabot board, see the section entitled “The Merger — Recommendation of the Cabot Board of Directors and Reasons for the Merger.”
Record Date and Outstanding Shares of Cabot Common Stock
Only holders of record of issued and outstanding shares of Cabot common stock as of the close of business on August 10, 2021, the record date for the Cabot special meeting, are entitled to notice of, and to vote at, the Cabot special meeting, whether via the Cabot special meeting website or by proxy, or any adjournment or postponement of the Cabot special meeting.
As of the close of business on the record date, there were 399,664,181 shares of Cabot common stock issued and outstanding and entitled to vote at the Cabot special meeting. Cabot stockholders may cast one vote for each share of Cabot common stock held by them as of the close of business on the record date.
A complete list of Cabot stockholders entitled to vote at the Cabot special meeting will be available for inspection at Cabot’s offices in Houston, Texas during ordinary business hours for a period of no less than 10 days before the Cabot special meeting. If you would like to examine the list of Cabot stockholders, please contact the Cabot Corporate Secretary at Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024. If Cabot’s headquarters are closed to visitors for health and safety reasons related to the coronavirus (COVID-19) pandemic during such period, the list of Cabot stockholders will be made available for inspection upon request to the Cabot Corporate Secretary, subject to the satisfactory verification of stockholder status. The list of Cabot stockholders entitled to vote at the Cabot special meeting will also be made available for inspection during the Cabot special meeting via the Cabot special meeting website at www.virtualshareholdermeeting.com/COG2021SM.
Quorum; Abstentions, Failure to Vote and Broker Non-Votes
A quorum of Cabot stockholders is necessary for Cabot to conduct business with respect to a proposal. Under the Cabot bylaws, the presence at the Cabot special meeting, whether via the Cabot special meeting website or by proxy, of the majority in interest of all shares of Cabot common stock issued and outstanding and entitled to vote on each of the Cabot proposals will be necessary to establish a quorum with respect to such proposal. If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of Cabot common stock will be counted for purposes of calculating whether a quorum is present.
If you are a stockholder of record and you do not provide your proxy by signing and returning your proxy card or via the Internet, by telephone or vote at the Cabot special meeting via the Cabot special meeting website, your shares will not be voted with respect to a proposal at the Cabot special meeting, will not be counted as present via the Cabot special meeting website or by proxy with respect to a proposal at the Cabot special meeting and will not be counted as present for purposes of determining whether a quorum exists.
Because the Cabot issuance proposal is non-routine under applicable NYSE rules, brokers, banks and other nominees do not have discretionary authority to vote on the Cabot issuance proposal and will not be able to vote on the Cabot issuance proposal absent instructions from the beneficial owner. Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the Cabot issuance proposal for the purpose of determining the presence of a quorum with respect to the vote thereon.
Executed but unvoted proxies will be voted in accordance with the recommendation of the Cabot board.
Required Vote
The votes required for each Cabot proposal are as follows:
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The Cabot issuance proposal.   The affirmative vote of a majority of the shares of Cabot common stock present at the Cabot special meeting, whether present via the Cabot special meeting website or by proxy, and entitled to vote on the proposal is required to approve the Cabot issuance proposal. Abstentions are considered shares of Cabot common stock present and entitled to vote and will have the same effect as a vote “AGAINST” the Cabot issuance proposal. Any Cabot stockholder who fails to submit a vote (e.g., by not submitting a proxy and not voting at the Cabot special meeting via the Cabot special meeting website) will not be considered present and entitled to vote; accordingly, failures to submit a vote will have no effect on the outcome of the vote on the Cabot issuance proposal. Because the Cabot issuance proposal is non-routine under applicable NYSE rules, brokers, banks, and other nominees do not have discretionary authority to vote on the Cabot issuance proposal and will not be able to vote on the Cabot issuance proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will have no effect on the outcome of the vote on the Cabot issuance proposal.

•
The Cabot charter amendment proposal.   The approval by a majority of the outstanding shares of Cabot common stock entitled to vote on the proposal is required to approve the Cabot charter amendment proposal. Abstentions and failures by any record holder of shares of Cabot common stock to submit a vote (e.g., by not submitting a proxy and not voting via the Cabot special meeting website) are considered shares of Cabot common stock entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the Cabot charter amendment proposal. Because brokers, banks, and other nominees have discretionary authority to vote on the Cabot charter amendment proposal, we do not expect broker non-votes in connection with the Cabot charter amendment proposal.

An abstention occurs when the beneficial owner of shares, or a broker or other nominee holding shares for a beneficial owner, is present via the Cabot special meeting website or by proxy, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.
A broker non-vote occurs when a broker or other nominee returns a valid proxy card without voting on such proposal because they did not receive voting instructions from the street name holder and do not have discretionary authority to vote the shares on a particular proposal. Shares represented by broker non-votes will not be voted on any proposal for which the broker or other nominee has no discretionary authority to vote.
Under applicable rules, brokers or other nominees have discretionary voting power with respect to matters that are considered routine. Brokers will be permitted to vote shares of Cabot common stock at the Cabot special meeting with respect to the Cabot charter amendment proposal without receiving instructions from the beneficial owner of such shares, but will not be permitted to vote shares of Cabot common stock at the Cabot special meeting with respect to the Cabot issuance proposal without receiving instructions from the beneficial owner of such shares.
The Cabot issuance proposal and the Cabot charter amendment proposal are described in the section entitled “Cabot Proposals.”
Methods of Voting
Cabot stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote by providing their proxies via the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Cabot stockholders of record may vote their shares via the Cabot special meeting website at the Cabot special meeting or by submitting their proxies:
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by phone until 11:59 p.m. Eastern Daylight Time on September 28, 2021;

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by the Internet until 11:59 p.m. Eastern Daylight Time on September 28, 2021; or

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by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by September 28, 2021.

Cabot stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.
Voting via the Cabot Special Meeting Website
Shares held directly in your name as stockholder of record may be voted at the Cabot special meeting via the Cabot special meeting website. If you choose to attend the Cabot special meeting and vote your shares via the Cabot special meeting website, you will need the 16-digit control number included on your proxy card. Even if you plan to attend the Cabot special meeting, the Cabot board recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Cabot special meeting.
If you are a beneficial holder, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.
Voting by Proxy
Whether you hold your shares of Cabot common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Cabot special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.
Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Cabot common stock, you may contact MacKenzie Partners, Cabot’s proxy solicitor, at (800) 322-2885 (toll-free), or (212) 929-5500 (collect call), or by email at proxy@mackenziepartners.com.

Adjournment
In accordance with the Cabot bylaws, whether or not a quorum is present, the chairman of the Cabot special meeting will have the power to adjourn the Cabot special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Cabot special meeting is adjourned, Cabot stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Cabot special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Cabot special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
In addition, the merger agreement provides that Cabot may adjourn, postpone or otherwise delay the Cabot special meeting: (1) if Cabot believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain approval of the Cabot issuance proposal or (B) ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Cabot stockholders; (2) if, as of the time for which the Cabot special meeting is scheduled, there are insufficient shares of Cabot common stock to constitute a quorum necessary to conduct the business of the Cabot special meeting; (3) if and to the extent such postponement or adjournment of the Cimarex special meeting is required by an order issued by any court or other governmental entity of competent jurisdiction in connection with the merger agreement; or (4) if the Cimarex special meeting has been adjourned or postponed by Cimarex as described in the section entitled “The Merger Agreement — Special Meetings — Cimarex Special Meeting,” to the extent necessary to enable the Cimarex special meeting and the Cabot special meeting to be held within a single period of 24 consecutive hours. However, unless otherwise agreed to by Cabot and Cimarex, the Cabot special meeting will not be adjourned or postponed to a date in the case of (1) or (2) above that is more than 20 business days after the date for which the meeting was previously scheduled, and will not be adjourned to a date on or after the date that is two business days prior to January 23, 2022.
Revocability of Proxies
If you are a stockholder of record of Cabot, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:
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submit a new proxy card bearing a later date;

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vote again by phone or the Internet at a later time;

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give written notice before the meeting to the Cabot Corporate Secretary at the following address: Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024; or

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attend the Cabot special meeting and vote your shares. Please note that your attendance at the meeting via the Cabot special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the Cabot special meeting website.

Proxy Solicitation Costs
The enclosed proxy card is being solicited by Cabot and the Cabot board. In addition to solicitation by mail, Cabot’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.
Cabot has retained MacKenzie Partners to assist in the solicitation process. Cabot has paid MacKenzie Partners a fee of $20,000, which may be supplemented by an additional fee to be mutually agreed upon in the event of a contested solicitation or public opposition to the merger, as well as reasonable and customary documented expenses. Cabot also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Cabot will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Cabot common stock held of record by such nominee holders. Cabot will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Appraisal Rights
Under Delaware law, Cabot stockholders are not entitled to appraisal rights in connection with the issuance of shares of Cabot common stock as contemplated by the merger agreement.
Other Information
The matters to be considered at the Cabot special meeting are of great importance to the Cabot stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Cabot special meeting, contact:
1407 Broadway, 27th Floor
New York, New York 10018
Banks and Brokers Call Collect: (212) 929-5500
All Others Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
Vote of Cabot’s Directors and Executive Officers
As of August 6, 2021, Cabot directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 8,293,209 shares of Cabot common stock, or approximately 2.1% of the total outstanding shares of Cabot common stock as of August 6, 2021.
Cabot currently expects that all of its directors and executive officers will vote their shares “FOR” each of the Cabot proposals.
Attending the Cabot Special Meeting Virtually
You are entitled to attend the Cabot special meeting only if you are a stockholder of record of Cabot at the closing of business on the record date or you held your shares of Cabot common stock beneficially in the name of a broker, bank or other nominee as of the record date, or if you hold a valid proxy for the Cabot special meeting.
If you were a stockholder of record of Cabot at the close of business on the record date and wish to attend the Cabot special meeting, you will need the 16-digit control number located on your proxy card.
If a broker, bank or other nominee is the record owner of your shares of Cabot common stock, you will need to obtain your control number and further instructions from your bank, broker or other nominee.
Results of the Cabot Special Meeting
Within four business days following the Cabot special meeting, Cabot intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Cabot will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.
CABOT STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE CABOT PROPOSALS.

CABOT PROPOSALS
Cabot Issuance Proposal
It is a condition to the completion of the merger that Cabot stockholders approve the issuance of shares of Cabot common stock in the merger. In the merger, each Cimarex stockholder will receive, for each eligible share of Cimarex common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 4.0146 shares of Cabot common stock, further described in the sections entitled “The Merger — Consideration to Cimarex Stockholders” and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration.”
Under NYSE rules, a company is required to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the merger is completed pursuant to the merger agreement, Cabot expects to issue up to approximately 412,785,319 shares of Cabot common stock in connection with the merger based on the number of shares of Cimarex common stock outstanding as of August 6, 2021. Accordingly, the aggregate number of shares of Cabot common stock that Cabot will issue in the merger will exceed 20% of the shares of Cabot common stock outstanding before such issuance, and for this reason, Cabot is seeking the approval of Cabot stockholders for the issuance of shares of Cabot common stock pursuant to the merger agreement. In the event the Cabot issuance proposal is not approved by Cabot stockholders, the merger will not be completed.
In the event the Cabot issuance proposal is approved by Cabot stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of Cabot common stock pursuant to the merger agreement, Cabot will not issue any shares of Cabot common stock as a result of the approval of the Cabot issuance proposal.
Approval of the Cabot issuance proposal requires the affirmative vote of a majority of shares of Cabot common stock present at the Cabot special meeting, whether present via the Cabot special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the Cabot issuance proposal, while a broker non-vote or the failure of a Cabot stockholder to vote (e.g., by not submitting a proxy and not voting at the Cabot special meeting) will have no effect on the outcome of the vote on the Cabot issuance proposal.
The Cabot board unanimously recommends a vote “FOR” the Cabot issuance proposal.
Cabot Charter Amendment Proposal
The Cabot certificate of incorporation currently provides that the total number of shares of Cabot common stock that Cabot is authorized to issue is 960,000,000 shares. Cabot is seeking to amend the Cabot certificate of incorporation prior to the merger in order to increase the number of authorized shares of Cabot common stock from 960,000,000 shares to 1,800,000,000 shares. The Cabot board believes that the increased number of authorized shares of Cabot common stock contemplated by the proposed amendment is important to the combined business in order for additional shares to be available for issuance from time to time, without further action or authorization by the Cabot stockholders (except as required by applicable law or the NYSE rules), if needed for such corporate purposes as may be determined by the Cabot board. The additional 840,000,000 shares authorized would be a part of the existing class of Cabot common stock and, if issued, would have the same rights and privileges as the shares of Cabot common stock presently issued and outstanding.
If the Cabot stockholders approve the Cabot charter amendment proposal, Cabot expects to file a Certificate of Amendment with the Secretary of State of the State of Delaware to increase the number of authorized shares of its capital and common stock. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the first sentence of Article IV of Cabot’s charter will be amended and restated to read as follows:

The aggregate number of shares of all classes of stock which the Company shall have authority to issue is 1,805,000,000, divided into 5,000,000 shares of Preferred Stock, par value $.10 per share (the “Preferred Stock”), and 1,800,000,000 shares of Common Stock, par value $.10 per share (the “Common Stock”).
As of August 6, 2021, Cabot had an aggregate of 405,164,841 shares of common stock issued and outstanding or reserved for issuance. Upon the completion of the merger, Cabot anticipates issuing or reserving for issuance up to 416,971,714 shares of Cabot common stock, resulting in 822,136,555 shares of Cabot common stock issued and outstanding or reserved for issuance, which represents approximately 85.64% of Cabot’s authorized shares of Cabot common stock. If the Cabot stockholders do not approve the Cabot charter amendment proposal, the combined business would have approximately 137,863,445 authorized shares of Cabot common stock available for issuance following the completion of the merger and would be limited in its ability to raise equity by issuing additional shares of Cabot common stock among other things, unless it first obtains approval from its stockholders to amend the Cabot certificate of incorporation to increase the number of authorized shares of Cabot common stock. No assurance can be given that the combined business’ stockholders will approve an increase in the number of authorized shares of Cabot common stock and, even if they approve such an increase, that the combined business will be able to raise equity by issuing additional shares of Cabot common stock. If the combined business is unable to raise equity by issuing additional shares of Cabot common stock, it could have a material adverse effect on the combined business’ business, financial condition, results of operations, cash flows and liquidity.
Other than payment of the merger consideration, the Cabot board has no immediate plans to issue additional shares of common stock or securities that are convertible into common stock. However, the Cabot board desires to have the shares available to provide flexibility for business and financial purposes and provide appropriate equity incentives for Cabot’s employees, officers, directors, consultants and advisors. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: (1) raising capital, if Cabot has an appropriate opportunity, through offerings of common stock or securities that are convertible into or exchangeable for shares of common stock; (2) exchanges of common stock or securities that are convertible into or exchangeable for shares of common stock for other outstanding securities; (3) providing equity incentives to employees, officers, directors, consultants or advisors; (4) expanding Cabot’s business through the acquisition of other businesses or assets; (5) stock splits, dividends, and similar transactions; and (6) other purposes.
Approval of the Cabot charter amendment proposal requires the approval by a majority of the outstanding shares of Cabot common stock entitled to vote on the proposal. Abstentions or a failure by a record holder of shares of Cabot common stock to vote (e.g., by not submitting a proxy and not voting at the Cabot special meeting) will respectively have the same effect as a vote “AGAINST” the Cabot charter amendment proposal. Because brokers, banks, and other nominees have discretionary authority to vote on the Cabot charter amendment proposal, we do not expect broker non-votes in connection with the Cabot charter amendment proposal.
Approval by the Cabot stockholders of the Cabot charter amendment proposal is not a condition to any party’s obligation to complete the merger.
The Cabot board unanimously recommends a vote “FOR” the Cabot charter amendment proposal.

SPECIAL MEETING OF CIMAREX STOCKHOLDERS
Date, Time and Place
The Cimarex special meeting will be held virtually via the Internet on September 29, 2021, at 9:00 a.m., Mountain Daylight Time. In light of ongoing developments related to the coronavirus (COVID-19) pandemic, the Cimarex special meeting will be held solely via live webcast and there will not be a physical meeting location. Cimarex stockholders will be able to attend the Cimarex special meeting online and vote their shares electronically during the meeting by visiting www.viewproxy.com/cimarexsm/2021.
Purpose of the Cimarex Special Meeting
The purpose of the Cimarex special meeting is to consider and vote on:
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the Cimarex merger proposal;

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the Cimarex charter amendment proposal; and

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the Cimarex non-binding compensation advisory proposal.

Cimarex will transact no other business at the Cimarex special meeting.
Recommendation of the Cimarex Board of Directors
The Cimarex board unanimously recommends that Cimarex stockholders vote:
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“FOR” the Cimarex merger proposal;

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“FOR” the Cimarex charter amendment proposal; and

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“FOR” the Cimarex non-binding compensation advisory proposal.

For additional information on the recommendation of the Cimarex board, see the section entitled “The Merger — Recommendation of the Cimarex Board of Directors and Reasons for the Merger.”
Record Date and Outstanding Shares of Cimarex Common Stock
Only holders of record of issued and outstanding shares of Cimarex common stock as of the close of business on August 10, 2021, the record date for the Cimarex special meeting, are entitled to notice of, and to vote at, the Cimarex special meeting via the Cimarex special meeting website or any adjournment or postponement of the Cimarex special meeting.
As of the close of business on the record date, there were 102,826,233 shares of Cimarex common stock issued and outstanding and entitled to vote at the Cimarex special meeting. Cimarex stockholders may cast one vote for each share of Cimarex common stock held by them as of the close of business on the record date.
A complete list of Cimarex stockholders entitled to vote at the Cimarex special meeting will be available for inspection at Cimarex’s principal place of business during regular business hours for a period of no less than 10 days before the Cimarex special meeting at 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203. If Cimarex’s headquarters are closed to visitors for health and safety reasons related to the coronavirus (COVID-19) pandemic during such period, the list of Cimarex stockholders will be made available for inspection upon request to Cimarex’s corporate secretary, subject to the satisfactory verification of stockholder status. The list of Cimarex stockholders entitled to vote at the Cimarex special meeting will also be made available for inspection during the Cimarex special meeting via the Cimarex special meeting website at www.viewproxy.com/cimarexsm/2021.
Quorum; Abstentions and Broker Non-Votes
A quorum of Cimarex stockholders is necessary for Cimarex to hold a valid meeting. The presence at the Cimarex special meeting, via the Cimarex special meeting website or by proxy, of the holders of a majority of the outstanding shares of Cimarex common stock entitled to vote at the Cimarex special meeting constitutes a quorum.
If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Cimarex common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Cimarex special meeting. Cimarex common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Cimarex common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Cimarex special meeting for the purpose of determining the presence of a quorum.
A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the Cimarex special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Cimarex special meeting for the purpose of determining the presence of a quorum.
Executed but unvoted proxies will be voted in accordance with the recommendation of the Cimarex board.
Required Vote
Approval of the Cimarex merger proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Cimarex merger proposal. Failure to vote on the Cimarex merger proposal will have the same effect as a vote “AGAINST” the Cimarex merger proposal.
Approval of the Cimarex charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Cimarex charter amendment proposal. Failure to vote on the Cimarex charter amendment proposal will have the same effect as a vote “AGAINST” the Cimarex charter amendment proposal.
Approval of the Cimarex non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes of Cimarex common stock present via the Cimarex special meeting website or represented by proxy at the Cimarex special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the non-binding compensation advisory proposal, and broker non-votes will have no effect on the outcome of the vote.
The Cimarex merger proposal, the Cimarex charter amendment proposal and the Cimarex non-binding compensation advisory proposal are described in the section entitled “Cimarex Proposals.”
Methods of Voting
Cimarex stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote by providing their proxies via the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Cimarex stockholders of record may vote their shares via the Cimarex special meeting website at the Cimarex special meeting or by submitting their proxies:
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by phone until 11:59 p.m. Eastern Daylight Time on September 28, 2021;

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by the Internet until 11:59 p.m. Eastern Daylight Time on September 28, 2021; or

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by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by September 28, 2021.

Cimarex stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.
Voting via the Cimarex Special Meeting Website
Shares held directly in your name as stockholder of record may be voted at the Cimarex special meeting via the Cimarex special meeting website. If you choose to virtually attend the Cimarex special meeting website and vote your shares at the meeting via the Cimarex special meeting website, you will need the 16-digit control number included on your proxy card.
If you are a beneficial holder, you will need to obtain a specific control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.
Even if you plan to virtually attend the Cimarex special meeting, the Cimarex board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Cimarex special meeting.
Voting by Proxy
Whether you hold your shares of Cimarex common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Cimarex special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.
Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Cimarex common stock, you may contact Innisfree, Cimarex’s proxy solicitor, toll-free at (877) 717-3936, or for brokers and banks, collect at (212) 750-5833.
Adjournment
In accordance with the Cimarex bylaws, whether or not a quorum is present, the chairman of the Cimarex special meeting will have the power to adjourn the Cimarex special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Cimarex special meeting is adjourned, Cimarex stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Cimarex special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Cimarex special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
In addition, the merger agreement provides that Cimarex may adjourn, postpone or otherwise delay the Cimarex special meeting (1) if Cimarex believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain approval of the Cimarex merger proposal or the Cimarex charter amendment proposal or (B) ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Cimarex stockholders; (2) if, as of the time for which the Cimarex special meeting is scheduled, there are insufficient shares of Cimarex common stock to constitute a quorum necessary to conduct the business of the Cimarex special meeting; (3) if and to the extent such postponement or adjournment of the Cimarex special meeting is required by an order issued by any court or other governmental entity of competent jurisdiction in connection with the merger agreement; or (4) if the Cabot special meeting has been adjourned or postponed by Cabot as described in the section entitled “The Merger Agreement — Special Meetings — Cabot Special Meeting,” to extent necessary to enable the Cimarex special meeting and the Cabot special meeting to be held within a single period of 24 consecutive hours. However, unless otherwise agreed to by Cabot and Cimarex, the Cimarex special meeting will not be adjourned or postponed to a date in the case of (1) or (2) above that is more than 20 business days after the date for which the meeting was previously scheduled, and will not be adjourned to a date on or after the date that is two business days prior to January 23, 2022.

Revocability of Proxies
If you are a stockholder of record of Cimarex, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:
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submit a new proxy card bearing a later date;

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vote again by phone or the Internet at a later time;

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give written notice before the meeting to the Cimarex Senior Vice President — General Counsel and Corporate Secretary at 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203 stating that you are revoking your proxy; or

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attend the Cimarex special meeting and vote your shares via the Cimarex special meeting website. Please note that your attendance at the meeting via the Cimarex special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the Cimarex special meeting website.

Proxy Solicitation Costs
The enclosed proxy card is being solicited by Cimarex and the Cimarex board. In addition to solicitation by mail, Cimarex’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.
Cimarex has retained Innisfree to assist in the solicitation process. Cimarex will pay a fee of $25,000 per month, estimated to be a total of approximately $125,000 if the Cimarex special meeting occurs in the fourth quarter of 2021, as well as reasonable and customary documented expenses. Cimarex also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Cimarex will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Cimarex common stock held of record by such nominee holders. Cimarex will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
No Appraisal Rights
Because shares of Cimarex common stock are listed on the NYSE and holders of shares of Cimarex common stock are not required to receive consideration other than shares of Cabot common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of Cimarex common stock are not entitled to exercise appraisal rights under Delaware law in connection with the merger.
Other Information
The matters to be considered at the Cimarex special meeting are of great importance to the Cimarex stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Cimarex special meeting, contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (877) 717-3936

Vote of Cimarex’s Directors and Executive Officers
As of August 6, 2021, Cimarex directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 2,449,954 shares of Cimarex common stock, or 2.4% of the total outstanding shares of Cimarex common stock as of August 6, 2021.
Cimarex currently expects that all of its directors and executive officers will vote their shares “FOR” the Cimarex merger proposal, “FOR” the Cimarex charter amendment proposal and “FOR” the Cimarex non-binding compensation advisory proposal.
Attending the Cimarex Special Meeting Virtually
You are entitled to attend the Cimarex special meeting only if you were a stockholder of record of Cimarex at the close of business on the record date or you held your shares of Cimarex beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Cimarex special meeting.
If you were a stockholder of record of Cimarex at the close of business on the record date and wish to attend the Cimarex special meeting, you will need the 16-digit control number located on your proxy card.
If a broker, bank or other nominee is the record owner of your shares of Cimarex common stock, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee.
Results of the Cimarex Special Meeting
Within four business days following the Cimarex special meeting, Cimarex intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Cimarex will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.
CIMAREX STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE CIMAREX PROPOSALS.

CIMAREX PROPOSALS
Cimarex Merger Proposal
It is a condition to the completion of the merger that Cimarex stockholders approve the Cimarex merger proposal. In the merger, each Cimarex stockholder will receive, for each eligible share of Cimarex common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 4.0146 shares of Cabot common stock, further described in the sections entitled “The Merger — Consideration to Cimarex Stockholders” and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration.”
The approval by such stockholders of this proposal is required by Section 251 of the DGCL and is a condition to the completion of the merger.
Approval of the Cimarex merger proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Cimarex merger proposal. Failure to vote on the Cimarex merger proposal will have the same effect as a vote “AGAINST” the Cimarex merger proposal.
The Cimarex board unanimously recommends a vote “FOR” the Cimarex merger proposal.
Cimarex Charter Amendment Proposal
The holders of Cimarex common stock will separately vote on a proposal to adopt the Cimarex charter amendment. It is a condition to the completion of the merger that Cimarex stockholders approve the Cimarex charter amendment proposal. The Cimarex charter amendment would amend the Cimarex certificate of incorporation to give the holders of Cimarex preferred stock the right to vote with holders of Cimarex common stock as a single class on all matters submitted to a vote of such common stockholders, to become effective no later than immediately prior to completion of the merger.
Upon completion of the merger, Cimarex will be a subsidiary of Cabot. Holders of Cimarex preferred stock will vote with holders of Cimarex common stock, all of which will be held by Cabot, as a single class on all matters submitted to a vote of holders of Cimarex common stock following completion of the merger, with the holders of Cimarex preferred stock being entitled to 30 votes for each share of Cimarex preferred stock and the holders of Cimarex common stock being entitled to 100,000 votes for each share of Cimarex common stock. Thus, the voting rights that will be conferred upon the holders of Cimarex preferred stock by the Cimarex charter amendment will continue to apply with respect to Cimarex, rather than Cabot, following completion of the merger.
The approval by the Cimarex stockholders of the Cimarex charter amendment proposal is required by Section 242 of the DGCL and is a condition to the completion of the merger. In addition, the approval by the Cimarex stockholders of the Cimarex charter amendment proposal is necessary to permit receipt of the tax opinion that is a condition to Cimarex’s obligation to complete the merger. The text of the Cimarex charter amendment is set forth in Annex D to this joint proxy statement/prospectus. The above description of the Cimarex charter amendment is qualified in its entirety by reference to the text of the Cimarex charter amendment.
Approval of the Cimarex charter amendment proposal requires the affirmative vote of a majority of the outstanding shares of Cimarex common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Cimarex charter amendment proposal. Failure to vote on the Cimarex charter amendment proposal will have the same effect as a vote “AGAINST” the Cimarex charter amendment proposal.
The Cimarex board unanimously recommends a vote “FOR” the Cimarex charter amendment proposal.
Cimarex Non-Binding Compensation Advisory Proposal
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act,

Cimarex is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Cimarex’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger — Interests of Cimarex Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Cimarex’s Named Executive Officers in Connection with the Merger — Golden Parachute Compensation.” Accordingly, Cimarex stockholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon Cimarex or the Cimarex board or Cabot or the Cabot board, and approval of this proposal is not a condition to the completion of the merger and is a vote separate and apart from the Cimarex merger proposal and the Cimarex charter amendment proposal. Accordingly, you may vote to approve the Cimarex merger proposal and the Cimarex charter amendment proposal and vote not to approve the Cimarex non-binding compensation advisory proposal and vice-versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Cimarex’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Cimarex merger proposal and Cimarex charter amendment proposal are approved (subject only to the contractual conditions applicable thereto). However, Cimarex seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger from its early stages until consummation. Accordingly, Cimarex stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Cimarex Energy Co. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Cimarex Energy Co. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Quantification of Potential Payments and Benefits to Cimarex’s Named Executive Officers in Connection with the Merger — Golden Parachute Compensation.”
Approval of the Cimarex non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes of Cimarex common stock present via the Cimarex special meeting website or represented by proxy at the Cimarex special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the non-binding compensation advisory proposal, and broker non-votes will have no effect on the outcome of the vote.
The Cimarex board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.

THE MERGER
This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Transaction Structure
At the effective time of the merger, Merger Sub will merge with and into Cimarex. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Cimarex will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Cabot.
Consideration to Cimarex Stockholders
As a result of the merger, each eligible share of Cimarex common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 4.0146 shares of Cabot common stock, which we refer to as the merger consideration.
Cimarex stockholders will not be entitled to receive any fractional shares of Cabot common stock in the merger, and no Cimarex stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Cabot common stock. Cimarex stockholders that would have otherwise been entitled to receive a fractional share of Cabot common stock will instead be entitled to receive, in lieu of such fractional shares of Cabot common stock, cash (without interest) in an amount equal to the product of (1) the aggregate net cash proceeds as determined by the next sentence and (2) a fraction, the numerator of which is such fractional part of a share of Cabot common stock, and the denominator is the number of shares of Cabot common stock constituting a portion of the exchange fund as represents the aggregate of all fractional entitlements of all Cimarex stockholders. As promptly as possible following the effective time of the merger, the exchange agent will sell at then-prevailing prices on the NYSE such number of shares of Cabot common stock constituting a portion of the exchange fund as represents the aggregate of all fractional entitlements of all Cimarex stockholders, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the exchange agent incurred in connection with such sales) of such sales to be used by the exchange agent to fund the foregoing payments in lieu of fractional shares.
Background of the Merger
The terms of the merger are the result of arm’s-length negotiations between Cabot and Cimarex. The following is a summary of the events leading up to the companies’ agreement to merge and the key meetings, negotiations, discussions and actions between Cabot and Cimarex and their respective advisors that preceded the public announcement of the proposed merger transaction.
The board and management of each of Cabot and Cimarex regularly review and assess their company’s performance, strategy, financial position and leverage, opportunities and risks in light of current business and economic conditions, as well as overall industry trends and developments in the oil and gas industry, and across a range of scenarios and potential future industry developments. These reviews have included, at the direction of the Cabot board and Cimarex board, respectively, the evaluation of various potential alternatives available to Cabot and Cimarex, respectively, including mergers, acquisitions and other business combination transactions.
In this regard, the parties have noted fundamental changes in the energy industry and associated market conditions, including disinvestment by many investors from the exploration and production (which we refer to as “E&P”) sector in recent years following a period of rapid growth and development of U.S. onshore hydrocarbons. As a result of this disinvestment, the proportion of the aggregate value of the companies included in the S&P 500 and other broad indices represented by companies in energy-related industries has declined dramatically. This disinvestment is due in part to the suboptimal results achieved by E&P investors in recent years, both on an absolute basis and relative to other sectors, as well as investors’ focus on environmental, social and governance (which we refer to as “ESG”) matters, particularly with respect to companies in energy-related industries. In view of these factors, many equity investors have expressed disapproval of the high degree of volatility in and the capital intensity of the E&P sector. In this regard, industry investors and industry analysts have advocated that E&P companies operate with a more conservative approach, including reduction of growth and financial leverage, and managing for positive free cash flow and greater return of capital to investors. In response, a number of E&P companies have pursued mergers typically structured as all-stock combinations in which stockholders of the acquired company receive a small premium or no premium to pre-transaction trading prices.
In this environment, senior executives of Cimarex, including Thomas E. Jorden, the Chairman, Chief Executive Officer and President of Cimarex, engaged from time to time with the senior executives of other potential merger partners, including during the pendency of Cimarex’s discussions with Cabot. This engagement has included preliminary discussions about the potential for strategic combinations, acquisitions, joint ventures and other strategic transactions with senior executives of other companies in the E&P sector, taking into account industry and investor-related developments. Beginning in mid-2020 and continuing into 2021, Cimarex engaged in preliminary discussions concerning potential mergers or similar strategic transactions with Cabot and five other E&P companies whose operations were primarily in the Permian and/or Anadarko basins. These preliminary discussions progressed to the entry into a non-disclosure agreement and mutual exchange of non-public due diligence information with two companies, including Cabot, as discussed below. The interactions with the other E&P company party to a non-disclosure agreement occurred in mid-2020 but did not progress to the negotiation of financial or other material terms before cessation. Each non-disclosure agreement included a customary mutual “standstill” provision which provided for automatic termination if, among other things, either party entered into a definitive merger agreement with another party. The Cimarex board was regularly briefed on the discussions in which management engaged. From the time that Cimarex began discussions with Cabot until the merger agreement was signed, Cimarex held 11 board meetings at which the potential strategic business combination with Cabot was discussed. Those Cimarex board meetings included nine executive sessions attended by independent directors.
Similar to Cimarex’s discussions with other E&P companies, at the direction of the Cabot board, members of Cabot senior management, including Dan O. Dinges, the Chairman, President and Chief Executive Officer of Cabot, engaged in informal and preliminary discussions with representatives of other E&P companies from time to time over the past several years regarding potential strategic transactions, including during the pendency of Cabot’s discussions with Cimarex. This engagement has included preliminary discussions about the potential for strategic combinations, acquisitions, joint ventures and other strategic transactions, in an effort to identify and develop opportunities that could economically complement Cabot’s Marcellus operations. The E&P companies with which Cabot senior management engaged in discussions included, among others, Marcellus-focused companies and Permian-focused companies. The Cabot board received regular briefings from Cabot senior management on the preliminary discussions with each of these other E&P companies. The Cabot board and Cabot senior management recognized that the Permian-focused companies could afford Cabot the opportunity to again become a diversified company, with the ability to allocate capital between basins and hydrocarbons, depending on market conditions, providing for more sustainable levels of free cash flow generation and capital return to stockholders.
In connection with its annual offsite review of outlook and strategy, held over two days on September 11 and 12, 2019, the Cabot board and Cabot senior management discussed likely key drivers of stockholder value creation for Cabot. The agenda for this meeting included a detailed discussion of opportunities in the current market environment, including opportunities to combine with other companies to achieve benefits of scale, geographic and commodity diversification, capital allocation optionality and efficiencies. The Cabot board noted in these discussions that, although the market value of Cabot’s common stock generally had reflected a favorable trading multiple compared to many of Cabot’s peers, investors were increasingly favoring companies with large market capitalizations and the ability to maintain a strong balance sheet across a wide range of commodity price cycles, and the ability to generate sustainable levels of positive free cash flow and capital returns to stockholders, either in the form of dividends or share repurchases. The Cabot board discussed with Cabot senior management the potential benefits and drawbacks of pursuing a strategic combination with another E&P company in an all-stock transaction. Based on the objectives discussed at the meeting, the Cabot board and Cabot senior management determined to focus initially on certain large, single-basin Permian companies, including two referred to in the following discussion as “Company A” and “Company B.”

From September 2019 through April 2020, Cabot senior management continued to evaluate the possibility of a strategic combination, and Mr. Dinges contacted members of senior management at several potential counterparties, including, among others, the chief executive officers of Company A and Company B. During this period, Cabot senior management provided regular updates to the Cabot board on industry developments and on the process with respect to Cabot’s evaluation of strategic combination opportunities. These updates included a review of Cabot’s gas-focused peers in the Marcellus Shale, provided at a special meeting of the Cabot board held on December 9, 2019, which highlighted a significant decline in the equity value of each such company, driven by high leverage for each such company, thereby reducing the likelihood of a strategic combination with Cabot.
On April 30, 2020, at the Cabot board’s regularly scheduled quarterly meeting, Cabot senior management provided an update on senior management’s strategic combinations discussions and activities, including a discussion of the impact of the coronavirus (COVID-19) pandemic and associated market disruption in the E&P sector on those discussions and activities.
On June 11, 2020, a representative of Company A contacted Mr. Dinges to inquire about Cabot’s potential interest in a three-party business combination with Company A and Company B. Mr. Dinges indicated that Cabot would be open to considering the possibility.
On June 19, 2020, Cabot entered into a mutual confidentiality agreement with each of Company A and Company B, on substantially the same terms, with respect to the potential three-party combination. Thereafter and until July 21, 2020, each party was granted access to an electronic data room that included confidential information of the other parties. Each of the confidentiality agreements included a customary mutual “standstill” provision that provided for automatic termination if, among other things, either party entered into a definitive merger agreement with another party.
Over the next several weeks, after entering into the confidentiality agreements, the parties continued to explore the potential three-party business combination, including by conducting diligence on each party’s assets and operations and potential synergies.
Senior management of Cabot reported regularly to the Cabot board on the developments relating to the potential three-party business combination and other discussions involving potential strategic combinations, and, on July 9, 2020, at a special meeting of the Cabot board, representatives of Baker Botts L.L.P. (which we refer to as “Baker Botts”) reviewed with the members of the Cabot board their fiduciary duties with respect to the evaluation of a potential strategic merger or other business combination.
After that meeting, Cabot senior management, acting at the direction of the Cabot board given at that meeting, requested advice from J.P. Morgan with respect to the potential three-party business combination with Company A and Company B, as well as inquiries recently received from two other E&P companies, which are referred to in the following discussion as “Company C” and “Company D,” respectively. After discussion with J.P. Morgan, Cabot senior management determined to recommend to the Cabot board that a transaction with Company C should not be pursued due to, among other things, the amount of Company C’s indebtedness, and that a transaction with Company D should not be pursued due to, among other things, Company D’s level of indebtedness and the character of its assets.
On July 20, 2020, at a special meeting of the Cabot board, Cabot senior management provided an update on the potential three-party business combination with Company A and Company B, as well as Cabot senior management’s recommendation to not pursue a business combination with either Company C or Company D. Representatives of J.P. Morgan and Baker Botts attended the meeting. The representatives of J.P. Morgan provided an overview of the current mergers and acquisitions environment in the E&P sector and discussed certain potential counterparties for a strategic combination (which included Company A and Company B). The focus of the analysis was that, under the industry environment at that time, investors were requiring positive free cash flow from E&P companies, the capital markets at that time were available to only a limited set of E&P companies, more E&P company bankruptcies appeared to be on the horizon and size and scale were critical. The Cabot board, together with Cabot senior management, discussed the potential benefits of a strategic combination compared to Cabot’s continued operation as a stand-alone company, as well as the potential benefits and drawbacks of a combination with each of the identified potential counterparties, and the likely willingness and ability of each potential counterparty to consummate a transaction. The Cabot board discussed its views that some of the key benefits to be derived from a merger were consolidating to form a larger company with a strong balance sheet, a low cost of capital and the ability to generate sustainable levels of positive free cash flow and capital returns to stockholders across a wide range of commodity price cycles, while some of the key risks of a merger were transacting at a time of depressed equity values and the possible dilution of Cabot’s high-quality, pure-play Marcellus Shale acreage. After discussion, the general consensus of the Cabot board was for Cabot senior management to continue discussions with Company A and Company B.
On July 21, 2020, representatives of Cabot and each of Company A and Company B met to discuss the potential transaction among the parties. At that meeting, representatives of Company B notified the representatives of Cabot and Company A that Company B would require a substantial market premium to complete a transaction. After that discussion, the parties agreed to suspend discussions, and Cabot senior management sent an update to the Cabot board on July 22, 2020 to advise it of the status change. On July 28, 2020, after discussions on that date between Mr. Dinges and the chief executive officer of each of Company A and Company B, Cabot’s discussions with both of Company A and Company B were terminated.
On July 29, 2020, at a regularly scheduled quarterly meeting of the Cabot board, Cabot senior management reviewed with the Cabot board the developments leading up to the termination of discussions with Company A and Company B and requested and obtained the authority to expand the mandate of J.P. Morgan to assist Cabot senior management in seeking and evaluating other strategic combination opportunities. The Cabot board discussed market conditions and reiterated its strategic goals of enhancing stockholder value through a strategic combination that would bring together a portfolio of high-quality assets, provide operational scale and meet or exceed Cabot’s stand-alone expectations regarding positive free cash flow and return of capital to stockholders. After receiving that direction from the Cabot board, members of Cabot senior management continued to analyze and engage in preliminary discussions with representatives of other E&P companies regarding potential strategic transactions. Those discussions extended through the first quarter of 2021.
On August 26, 2020, the Cimarex board and Cimarex senior management held its annual review of outlook and strategy. Cimarex invited a respected energy investor to address the Cimarex board and to discuss that investor’s perspectives on the E&P sector. The investor emphasized, among other matters, the importance to investors of decreasing capital investment and reinvesting 70-80% of cash flow in the business while returning capital to stockholders, reducing debt, de-emphasizing exploration and gaining increased scale as essential to the success of shale-focused E&P companies in the current environment.
At a regularly scheduled Cimarex board meeting on August 27, 2020, Mark Burford, Cimarex’s Senior Vice President and Chief Financial Officer, presented a financial report and forecast to the Cimarex board and discussed a framework to generate free cash flow, targeting capital investment of 70-80% of cash flow, using cash flow to grow Cimarex’s dividend and accumulating cash to repay $750 million of notes due in 2024, and to improve debt metrics. The Cimarex board continued the discussion from the preceding day of changes in investor expectations, including the importance of capital discipline, lower capital investment as a percentage of cash flow, returning cash to stockholders, lowering debt, maximizing capital efficiency and increasing margin through increased well productivity and revenue, and the importance of scale to address regulatory risk and for improved cost structure, diversification and relevance in capital markets, and to achieve higher trading multiples.
Over the course of the last few months of 2020, a representative of TPH, who was known to senior members of both Cimarex and Cabot management, had several separate conversations with each of Mr. Jorden and Scott C. Schroeder, Cabot’s Executive Vice President and Chief Financial Officer, exploring each company’s strategic thinking in a volatile and constantly changing macro environment. Based on perceptions of each company’s perspectives on the environment, the representative of TPH suggested to each party in early January 2021 that direct conversations on a possible combination could make sense.
Subsequently, on January 15, 2021, Mr. Jorden called Mr. Dinges to suggest that Cimarex and Cabot discuss a potential combination. Messrs. Dinges and Jorden discussed the merits of a combination of the two companies, including with respect to value creation, capital allocation, asset quality and balance sheet strength of each company and both companies’ prioritization of ESG issues. Messrs. Dinges and Jorden agreed to meet in Houston on January 29, 2021 to continue discussing a potential combination.

From January 2021 through the announcement of the transaction, executive management of Cimarex consulted regularly with TPH regarding ongoing discussions between the companies and the merits and considerations associated with a potential transaction with Cabot. Executive management of Cimarex regularly updated the Cimarex board on these discussions as well as discussions with other E&P companies.
On January 29, 2021, Messrs. Dinges and Jorden met in Houston to discuss a potential combination of Cabot and Cimarex. Mr. Jorden shared with Mr. Dinges certain information and analyses prepared by Cimarex management regarding the potential financial performance and capital allocation and capital return of the combined business giving effect to a combination of Cabot and Cimarex. Messrs. Dinges and Jorden discussed their preliminary understandings regarding their respective boards’ priorities with respect to the leadership and governance of the combined business. Messrs. Dinges and Jorden agreed to identify what each company’s board believed was required to have a successful value-creating transaction for both companies’ stockholders and to discuss such matters the following week by telephone prior to advancing transaction discussions further.
On February 1, 2021, the Cimarex board convened a special board meeting, which was attended by certain members of Cimarex senior management. During the meeting, Mr. Jorden informed the Cimarex board of the initial conversations with Cabot, including his meeting with Mr. Dinges. Mr. Jorden discussed with the Cimarex board preliminary considerations relating to a potential combination with Cabot, including the potential strategic merits of a combination in terms of the enhanced ability to efficiently allocate capital to return incremental cash to stockholders and to benefit from increased scale. Mr. Jorden also discussed preliminary modeling of Cabot prepared by Cimarex’s management using publicly available information. At the conclusion of that discussion, the Cimarex board authorized Mr. Jorden to continue discussions with Mr. Dinges and report back to the board. In authorizing the continued discussions with Cabot, the Cimarex board was supportive of continuing to adapt Cimarex’s strategy to the emerging priorities emphasized by the industry investor invited to present to the Cimarex board at the August 2020 strategy session described above and by another respected industry investor that had been invited by the Cimarex board to present its views on the key strategic imperatives for E&P companies in the current environment at this meeting. That investor emphasized, among other matters, reasonable reinvestment levels, capital return to stockholders, reduced balance sheet leverage and ESG leadership.
On February 5, 2021, Messrs. Dinges and Jorden discussed what each company’s board viewed as the key threshold issues regarding a potential combination. The threshold issues discussed included valuation, cash flows and capital allocation/capital return, portfolio strength and development and combined business governance. Messrs. Dinges and Jorden agreed to speak following their respective boards’ regularly scheduled meetings, assuming that both boards were supportive of further discussions.
On February 17, 2021, at a regularly scheduled quarterly board meeting, Cabot senior management updated the Cabot board on the industry landscape for combinations and recent preliminary discussions with representatives of Cimarex and two other Permian-focused companies. After discussion, the Cabot board directed management to continue to explore the potential for a transaction with Cimarex.
On February 17, 2021, the Cimarex board held a regularly scheduled board meeting, which was attended by members of senior management of Cimarex. Mr. Jorden informed the Cimarex board of his recent discussion with Mr. Dinges, and the Cimarex board authorized Cimarex management to continue evaluating a potential business combination and report back to the board.
During the period from late February through the first half of March 2021, each of Cabot senior management and Cimarex senior management further evaluated the benefits of a potential business combination involving the two companies, focusing on the benefits attributable to the combined business’ capital allocation and return potential, including its enhanced ability to generate consistent cash flow and positive free cash flow, and balance sheet and asset quality. Each management team determined that additional discussions should be pursued to explore whether mutually agreeable terms for a value creating combination could be reached.
On March 16, 2021, Mr. Jorden and Stephen P. Bell, Executive Vice President of Business Development of Cimarex, met in Houston with Messrs. Dinges and Schroeder to further discuss the possibility of a business combination transaction. The parties also agreed to enter into a mutually agreeable confidentiality agreement to enable each party to share confidential information with the other.

On March 17, 2021, Cabot delivered to Cimarex a draft confidentiality agreement, which included customary “standstill” provisions applicable to both Cabot and Cimarex, which “standstill” provisions would terminate under certain circumstances, including if Cabot or Cimarex, as applicable, entered into certain business combination transactions with a third party.
On March 18, 2021, Cimarex and Cabot executed the mutual confidentiality agreement, after which they began exchanging confidential and proprietary information, including reserve databases, geological and production information, exploration plans and the financial forecasts of each company described below under “— Cabot Unaudited Forecasted Financial Information” and “— Cimarex Unaudited Forecasted Financial Information.” Using that information, Cabot senior management and Cimarex senior management updated their analyses of Cimarex and Cabot, respectively, and the potential combined business, which analyses, until that point, had been based on public information.
On March 26, 2021, Mr. Jorden and Christopher H. Clason, Senior Vice President and Chief Human Resources Officer of Cimarex, met at Cabot’s headquarters in Houston with Messrs. Dinges and Schroeder for further discussions regarding a possible combination. Messrs. Jorden, Clason, Dinges and Schroeder reviewed each company’s organizational structure and discussed possibilities regarding the respective contributions of each company to the leadership of the combined business. The parties reached a tentative understanding that Houston would be the preferable location for the headquarters of the combined business. Messrs. Dinges and Jorden agreed to meet over dinner on March 30, 2021, for further discussions of these and other issues with respect to a potential combination.
On March 29, 2021, the Cimarex board convened a special board meeting, which was attended by certain members of Cimarex senior management. During the meeting, Mr. Jorden informed the Cimarex board of the execution of the confidentiality agreement and that Cabot and Cimarex had begun exchanging documents and data with each other. Dan Guffey, Cimarex’s Director of Finance and Planning, reviewed with the Cimarex board certain valuation and financial considerations related to a combination, based on analyses prepared by Cimarex’s Asset Evaluation Team (which we refer to as the “AET”) and Finance Team. John Lambuth, Cimarex’s Executive Vice President — Exploration, reviewed Cabot’s proved developed reserves and the upside potential of Cabot’s properties. He also noted ongoing evaluations being performed by the AET and Cimarex’s Corporate Reservoir group. Other members of management reported on their evaluations of Cabot’s gas marketing and takeaway capacity restraints. After discussing the presentation materials and management’s responses to questions, the Cimarex board authorized Cimarex management to continue discussions with Cabot and report back to the board.
On March 30, 2021, Messrs. Dinges and Jorden met over dinner in Houston. Among other matters, Messrs. Dinges and Jorden discussed valuation issues, capital allocation and capital return, ESG matters and governance arrangements for the combined business, including the size and composition of the post-transaction board of directors and the executive management roles of the combined business. To ensure alignment with respect to the business and financial strategy of the combined business and its implementation, Messrs. Dinges and Jorden discussed the roles each would play and agreed to recommend to their boards that Mr. Jorden serve as chief executive officer and Mr. Dinges serve as executive chairman of the combined business. Messrs. Dinges and Jorden did not discuss potential compensation for any of the executive management roles of the combined business. Messrs. Dinges and Jorden also discussed their respective companies’ progress in exchanging data with each other and in analyzing and understanding the data provided. Messrs. Dinges and Jorden agreed to have their respective management teams provide comprehensive presentations to each other the following week.
On April 5, 2021, the Cimarex board convened a special board meeting, which was attended by certain members of Cimarex senior management. During the meeting, Mr. Jorden updated the Cimarex board regarding Cimarex’s review of information concerning Cabot received pursuant to the confidentiality agreement. Mr. Burford discussed with the Cimarex board financial analyses of Cabot, including with respect to Cabot’s cash flow, balance sheet strength and the companies’ relative valuations. Further Mr. Burford reviewed analyses of a combined Cabot-Cimarex entity with respect to various financial and operational metrics. Following discussion and after considering management’s responses to questions, the Cimarex board determined to authorize Cimarex management to continue discussions with Cabot and report back to the board.

On April 6 and 7, 2021, in anticipation of the planned management presentations by each company to the other, Messrs. Dinges and Jorden discussed relative valuation during several phone calls. In one of these calls, Mr. Jorden indicated that, based on the companies’ respective stock prices at that time, he did not believe the Cimarex board would be supportive of a transaction with a premium to Cimarex stockholders below 15%, which, based on April 5, 2021 closing prices, would have implied an exchange ratio of 3.8463 Cabot shares per Cimarex share. Mr. Dinges expressed his concern that such a premium would not be beneficial to Cabot’s stockholders. After consulting with the executive committee of the Cabot board, Mr. Dinges informed Mr. Jorden that Cabot was pausing further discussions with Cimarex. In a subsequent call on April 7, 2021, Messrs. Dinges and Jorden agreed to proceed with planned management presentations, recognizing that consideration of valuation would be ongoing, but deferring negotiation of the ultimate exchange ratio.
On April 8, 2021 Cabot management gave a presentation to Cimarex management, focusing on technical and operational matters.
On April 8, 2021, Messrs. Dinges and Jorden spoke by telephone, during which conversation Mr. Dinges indicated that Cabot remained interested in proceeding with discussions relating to the potential transaction.
On April 12, 2021, Cimarex management gave a presentation to Cabot management, focusing on technical and operational matters.
On April 13, 2021, the Cimarex board convened a special board meeting, which was attended by certain members of Cimarex senior management. During the meeting, Mr. Burford provided an overview of the natural gas market based on a call with a North American gas analyst with a major investment bank. Mr. Burford also discussed Cabot’s key long term gas purchase contracts. Other members of Cimarex’s senior management reviewed Cimarex’s analysis of Cabot’s proved developed producing (which we refer to as “PDP”) reserves, drilling inventory and the quality of that inventory and upside potential, Cabot’s gas marketing approach and potential opportunities, and the updated financial model for the potential combined business. After considering this information and responses of management to questions raised by the Cimarex board, the board authorized the continuation of discussions with Cabot.
On April 18, 2021, Messrs. Dinges and Jorden spoke by telephone. Mr. Dinges informed Mr. Jorden that Cabot’s management was at an advanced stage of its valuation analysis. Messrs. Dinges and Jorden agreed to speak again the following week, prior to Cabot’s regularly scheduled board meeting on April 28, 2021.
On April 27, 2021, Messrs. Dinges and Jorden spoke by telephone to discuss various matters relating to the potential transaction. Messrs. Dinges and Jorden noted that because of the increase in the Cimarex share price relative to Cabot’s share price, the two companies now had very similar market capitalizations. Messrs. Dinges and Jorden said that each was interested in proceeding, but agreed that certain threshold questions in addition to valuation still needed to be resolved, including capital allocation and return plans, and organizational structure and leadership positions at the combined business. Messrs. Dinges and Jorden agreed to speak again on April 29, 2021, following Cabot’s and Cimarex’s respective board meetings.
On April 28, 2021, the Cabot board met to review the discussions between Cabot senior management and representatives of Cimarex and to discuss whether the situation justified the formal engagement of a financial advisor to assist in evaluating the potential transaction and to commence formal negotiations regarding a potential transaction. Mr. Dinges recapped all discussions with Cimarex that had occurred to date, as well as the results of due diligence completed to date, and the Cabot board engaged in a detailed discussion regarding the strategic rationale for a business combination with Cimarex. The Cabot board acknowledged the pro forma combined business’ scale, strong balance sheet, lower cost of capital, high asset quality and ability to generate positive free cash flow and return capital to stockholders. The Cabot board also noted that the combined business would have greater geographic and commodity diversification and would create a combined business with a multi-decade inventory of high-return development locations in the premier oil and natural gas basins in the United States. In addition, the Cabot board discussed the two companies’ shared dedication to leadership in ESG performance, which the Cabot board believed would be critical for generating stockholder value in the long term. The Cabot board also discussed considerations applicable to continuing as a stand-alone company, including ongoing industry consolidation and negative investor sentiment towards the E&P sector, as well as the risk of erosion of Cabot’s common stock trading multiple in comparison to competitors. The Cabot board indicated that it was supportive of Mr. Dinges and the other members of the Cabot senior management team continuing to pursue a potential transaction with Cimarex. Mr. Dinges then requested that the Cabot board authorize management to engage J.P. Morgan as Cabot’s financial advisor in connection with Cabot’s review of the potential transaction and other alternatives, subject to the Cabot board’s review of their relationships disclosure with respect to Cabot and Cimarex and the Cabot board’s approval of such engagement.
On April 28, 2021, the Cimarex board convened a special board meeting, which was attended by certain members of Cimarex senior management. During the meeting, Mr. Guffey reviewed with the Cimarex board the relative financial and operational contributions of each of Cabot and Cimarex in a potential combination, potential exchange ratios based on various metrics, and an analysis of the combined business’ cash flow, scale, diversification and consistency through various commodity price cycles. The Cimarex board considered that among other benefits of the potential transaction were that it would enable enhanced return of capital, lower the cost of capital, result in greater consistency of performance through commodity cycles, reduce cash flow volatility as a result of revenue diversification and therefore enhance the sustainability of free cash flow, contribute Cabot’s longer-lived PDP reserves to the combined business and obtain benefits of scale resulting in greater attractiveness in financial markets, opportunity for stock price appreciation and a very strong balance sheet. The Cimarex board discussed with management the relative importance of the various valuation metrics. The Cimarex board also considered that the transaction would increase the importance of natural gas to total revenue and cash flow. The Cimarex board further considered that, at current natural gas, oil and NGL prices, the transaction would be dilutive to Cimarex stockholders on cash flow metrics but that these dilutive effects were offset by the benefits discussed in the meeting and could be reduced or eliminated depending on the relative value of natural gas, oil and NGL prices going forward. In addition, the Cimarex board questioned management on a variety of matters, including the impacts on the combined business of increased corporate taxes, the use of net operating loss carryforwards, the potential loss of deductions for intangible drilling costs, and assumptions used in management’s analyses. The Cimarex board authorized Mr. Jorden to formally engage financial and legal advisors and continue discussions with Cabot.
On April 29, 2021, Messrs. Dinges and Jorden spoke by telephone, with Mr. Dinges reporting that Cabot’s board meeting had been productive and that among the significant matters to be addressed were the best approach for the initial public rollout of the transaction and certain accounting considerations that could be impacted by transaction structure and terms. Mr. Jorden noted that the Cimarex board had authorized continued transaction negotiations, and Messrs. Dinges and Jorden agreed to meet in Houston on May 3, 2021.
On May 3, 2021, Messrs. Jorden and Clason met at Cabot’s Houston headquarters with Mr. Dinges and Mr. Schroeder for a discussion of the potential organizational structure and leadership team of the combined business, including a discussion of candidates from each company’s management team for various positions with the combined business.
On May 4, 2021, Messrs. Dinges and Jorden had a telephone conversation to discuss the strategic rationale and general terms of the potential transaction and the possible timing for such a transaction, the status of due diligence efforts and other matters relating to the potential transaction.
On May 5, 2021, Messrs. Dinges and Jorden spoke by telephone, continuing their discussion of potential candidates to fill the combined business’ leadership roles and also covering their respective potential roles as chief executive officer and executive chairman.
On May 5, 2021, representatives of Baker Botts and Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), Cimarex’s legal counsel, had a discussion regarding structuring alternatives and other preliminary considerations for the potential transaction.
On May 6, 2021, at a special meeting of the Cabot board, Mr. Dinges updated the Cabot board on the status of discussions with Cimarex and the terms of the potential engagement of J.P. Morgan as financial advisor in the potential transaction. The Cabot board reiterated its confidence in the strategic benefits of a combination with Cimarex and gave its approval of the continued pursuit of the transaction.

On May 7, 2021, Mr. Schroeder had an in-person meeting in Denver with Mr. Clason to discuss the talent pool of the two companies and potential organizational assignments so that, if the parties were to reach agreement on a merger and on a business and financial strategy, the senior management of the combined business would already be selected and would be in a position to implement that strategy without delay or distraction. Also on May 7, 2021, Mr. Schroeder had a telephone conversation with Mr. Bell regarding the structure of the potential transaction. On that same day, representatives of Baker Botts and Wachtell Lipton had a further discussion regarding the proposed structure.
On May 10, 2021, the Cimarex board convened a special meeting, which was attended by representatives of TPH, which had been formally retained as Cimarex’s financial advisor, representatives of Wachtell Lipton and members of Cimarex senior management. Representatives of Wachtell Lipton reviewed with the Cimarex board its fiduciary duties with respect to its consideration of a potential transaction with Cabot. Representatives of TPH discussed the merits of and considerations associated with a potential transaction with Cabot, including the M&A landscape for U.S. onshore independents, and the range of market reactions to recent strategic combinations in the E&P sector; the quality of, but absence of overlap between, the two companies’ asset bases; cash flow durability and capital deployment optionality from the potential transaction; attractive leverage metrics of the combined business; cash flow and hydrocarbon reserve contribution metrics; potential ranges of exchange ratios; and trading profiles of the two companies and other U.S. onshore independents. The Cimarex board discussed with management the relative importance of the various metrics included in the analysis of a potential transaction with Cabot and the combined business. In addition, the Cimarex board discussed with the representatives of Cimarex management, TPH and Wachtell Lipton the enhanced potential of the combined business to be an industry leader with respect to ESG matters and considerations relating to continuing as a stand-alone company given the increasing importance of scale to succeed in the current industry environment.
On May 11 and 12, 2021, Messrs. Dinges and Jorden had telephone conversations to further discuss the strategic rationale for and various terms of the potential transaction, the possible post-transaction management composition of the pro forma parent company, the potential timeline and other matters relating to the potential transaction.
On May 12, 2021, the Cabot board held a special telephonic meeting to further consider the possibility of pursuing a merger transaction with Cimarex. Members of Cabot senior management, as well as representatives of Baker Botts and J.P. Morgan, attended portions of the meeting. At the outset of the meeting, representatives of Baker Botts reviewed with the members of the Cabot board their fiduciary duties with respect to the evaluation of a potential strategic combination, such as the potential merger transaction with Cimarex, and Mr. Dinges reminded the members of the Cabot board of the process that had been undertaken with respect to potential strategic combination transactions since the two-day board meeting in September 2019. He and other members of Cabot senior management then described the results of their due diligence evaluation of Cimarex to date. At the meeting, J.P. Morgan reviewed with the Cabot board structural issues and objectives for the potential transaction, generally, and reviewed the outstanding debt obligations of each of Cabot and Cimarex. J.P. Morgan also reviewed key financial statistics of each party and discussed synergies in recently completed combination transactions involving other E&P companies. Mr. Dinges provided the Cabot board with a summary of his recent discussions with Mr. Jorden, and the Cabot board and Cabot senior management discussed alternative transaction structures. With the input of J.P. Morgan, the Cabot board and Cabot senior management discussed key metrics of several recent precedent transactions. Prior to the conclusion of the meeting, the general consensus of the Cabot board was that Mr. Dinges and the other members of Cabot senior management should continue the discussions with Cimarex regarding a potential transaction, and the Cabot board determined to meet on the following day to receive an update from Cabot senior management after further discussions between members of Cabot senior management and Cimarex senior management.
On May 12, 2021, the Cimarex board convened a regularly scheduled board meeting, which was attended by representatives of TPH, representatives of Wachtell Lipton, and members of Cimarex senior management. Mr. Jorden updated the Cimarex board on the status of his discussions with Mr. Dinges on matters including combined business valuation, cash flows, leadership and accounting. Cimarex senior management reported to the Cimarex board on their detailed evaluation of Cabot’s assets, and TPH representatives discussed their preliminary financial evaluation of the transaction and their technical views on Cabot’s assets. Management and TPH representatives responded to questions from the Cimarex board concerning their respective analyses and Cabot’s business and operations. After discussion, the Cimarex board determined that it continued to be supportive of further discussions with Cabot, authorized Cimarex’s AET and management to continue evaluation of the two companies’ asset bases and authorized TPH to begin a dialogue with J.P. Morgan and continue TPH’s evaluation of the potential combination.
Later on May 12, 2021, Messrs. Dinges and Jorden informed each other that their respective boards had approved moving forward with negotiations, and agreed that TPH and J.P. Morgan should begin direct discussions on behalf of Cimarex and Cabot, respectively.
From that date until the day the merger agreement was executed, representatives of J.P. Morgan and TPH engaged in discussions regarding the transaction, including the transaction structure, merits of the transaction for both parties and considerations relating to timeline.
On May 13, 2021, representatives of Baker Botts and Wachtell Lipton had a discussion regarding the outstanding indebtedness of Cabot and Cimarex, the Cimarex preferred stock and related structuring considerations for the potential transaction.
Also on May 13, 2021, the Cabot board held a special telephonic meeting to obtain an update on discussions between representatives of Cabot and Cimarex and to discuss due diligence completed to date. Members of Cabot senior management, as well as representatives of Baker Botts and J.P. Morgan, attended portions of the meeting. Mr. Dinges updated the Cabot board on his discussion with Mr. Jorden on the evening of May 12, 2021. Representatives of J.P. Morgan discussed the substance of their recent discussions with representatives of TPH and representatives of Baker Botts provided the Cabot board with an update regarding the outstanding indebtedness of Cabot and Cimarex and structure-related discussions held with representatives of Wachtell Lipton earlier that day.
On May 13, 2021, Baker Botts delivered to Wachtell Lipton an initial draft merger agreement. From this point until the merger agreement was entered into, the parties negotiated the terms of the merger agreement. For additional information regarding the final terms of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
On May 14, 2021, the Cabot board held a special telephonic meeting to obtain an update on discussions between representatives of Cabot and Cimarex and to discuss the status of and basis for J.P. Morgan’s work on the fairness opinion relating to the potential transaction. The Cabot board also received an update from senior management on the status of discussions around both parties’ outstanding debt and its impact on the transaction. The Cabot board also discussed management team retention objectives.
On May 14 and 15, 2021, Messrs. Burford and Schroeder discussed and exchanged data on organizational cost synergies.
On May 15 and 16, 2021, Messrs. Dinges and Jorden had telephone conversations to discuss the status of transaction discussions between the parties and outstanding issues. Messrs. Dinges and Jorden discussed the composition of the post-transaction board of directors, including the process and timing for determining the directors from each board to be designated to the board of the combined business, the responsibilities and duration of their respective roles, board succession following Mr. Dinges’ tenure as executive chairman, and other governance matters. Messrs. Dinges and Jorden continued to discuss strategic questions relating to the combined business’ capital return and Cabot’s and Cimarex’s plans regarding the public announcement of the transaction.
On May 16, 2021, Wachtell Lipton sent Baker Botts a revised draft of the merger agreement. The revised merger agreement proposed, among other things, a termination fee amount (applicable to both parties) equal to 3.5% of the equity value of the Cabot shares to be issued in the merger and reflected Cimarex’s position on certain governance-related matters and the treatment of outstanding equity-based awards.
On May 17, 2021, Mr. Jorden and Mr. Schroeder met in Houston to discuss outstanding issues concerning combined business executive team appointments.

On May 17, 2021, the Cabot board held a special telephonic meeting to obtain an update on discussions between representatives of Cabot and Cimarex, including an update on due diligence and discussions regarding oil and gas pricing sensitivities, ESG considerations and the proposed terms of the merger agreement.
Also on May 17, 2021, representatives of each of Baker Botts and Wachtell Lipton spoke by telephone to discuss items reflected in the May 16, 2021 draft of the merger agreement.
On May 18, 2021, Messrs. Dinges and Jorden spoke by telephone to discuss outstanding issues in the merger agreement, including combined business executive team appointments and Mr. Dinges’ term as executive chairman of the combined business. Also on May 18, 2021, Messrs. Burford and Schroeder spoke by telephone to compare analyses of potential organizational cost synergies and strategies for returning capital to stockholders.
Also on May 18, 2021, the Cimarex board convened a special meeting, which was attended by representatives of TPH, Wachtell Lipton and members of Cimarex senior management. Representatives of TPH provided an update to the Cimarex board regarding the preliminary financial analysis TPH had performed to date. Mr. Jorden then led a discussion regarding certain matters that would need to be addressed for a transaction to move forward. Cimarex’s AET reported to the Cimarex board on their continued detailed evaluation of the two companies’ assets. Mr. Jorden then updated the Cimarex board regarding recent transaction negotiations, including with respect to combined business leadership, succession planning and related matters. Representatives of TPH reported on initial discussions with J.P. Morgan regarding approaches to determining the exchange ratio. Representatives of Wachtell Lipton then described the provisions of the merger agreement as negotiated to that point. Following additional discussion, the Cimarex board authorized management to continue with the negotiations and report back to the Cimarex board.
Later on May 18, 2021, Baker Botts sent Wachtell Lipton a revised merger agreement. Among other revisions, the revised merger agreement specified how various executive positions at the combined business would be filled.
Also on May 18, 2021, Messrs. Dinges and Schroeder spoke with Messrs. Jorden and Clason to continue their discussions regarding appointments to the combined business’ executive positions.
On May 19, 2021, the Cabot board held a special telephonic meeting to obtain an update on discussions between representatives of Cabot and Cimarex, including with respect to due diligence matters and the proposed terms of the merger agreement, including provisions relating to governance matters and key points for negotiation to finalize the merger agreement.
On May 20, 2021, Wachtell Lipton sent Baker Botts a revised draft of the merger agreement.
Also on May 20, 2021, the Cimarex board convened a special meeting, which was attended by representatives of TPH, representatives of Wachtell Lipton and members of Cimarex senior management. Representatives of TPH updated the Cimarex board regarding TPH’s preliminary financial analyses and discussed updated potential exchange ratios for the transaction. Cimarex management reported to the Cimarex board on further work done in evaluating Cabot’s and Cimarex’s assets. Thereafter, a representative of Wachtell Lipton summarized for the Cimarex board the then-current proposed terms of the merger agreement, which remained subject to negotiation. Following questions and discussion by the Cimarex board, including regarding the valuation methodologies and the manner of determining exchange ratio ranges based on different metrics, the Cimarex board authorized management, Wachtell Lipton and TPH to continue negotiating the terms of the transaction.
On the morning of May 21, 2021, a representative of TPH contacted a representative of J.P. Morgan and informed him that Cimarex’s position was that Cimarex stockholders should obtain approximately 51.5% to 52.0% ownership of the combined business, which represented a premium, relative to its current share price, for Cimarex stockholders. After the close of trading that day, representatives of J.P. Morgan contacted representatives of TPH and stated that Cabot’s position was that the transaction exchange ratio should be “at-market” based on the May 21, 2021 closing prices of the two companies, which would result in Cimarex stockholders owning approximately 50.4% of the combined business. J.P. Morgan expressed the view that the closing market prices on May 21, 2021, the last trading day, represented the appropriate basis for establishing the final exchange ratio and gave Cimarex stockholders the benefit of the substantial increase in Cimarex’s share price relative to Cabot’s during the extended period during which the parties had been considering a merger. TPH’s representative responded that Cimarex’s position on the exchange ratio had not changed. Thereafter, and continuing into May 22, 2021, representatives of TPH and J.P. Morgan, together with management of Cimarex and Cabot, engaged in negotiations regarding the transaction exchange ratio. Also on May 22, 2021, Wachtell Lipton and Baker Botts exchanged drafts and engaged in discussions regarding various terms of the merger agreement that remained unresolved. Subsequently, the parties agreed on an exchange ratio of 4.0146 Cabot shares per Cimarex share, representing a slight premium for Cimarex stockholders in relation to the closing prices on May 21, 2021 and reflecting a combined business pro forma ownership of approximately 50.5% by Cimarex stockholders and approximately 49.5% by Cabot’s stockholders on a fully diluted basis.
On May 21, 2021, the Cabot board held a special meeting to further consider a merger transaction with Cimarex. Members of Cabot senior management, as well as representatives of Baker Botts and J.P. Morgan, attended portions of the meeting. Mr. Dinges provided the Cabot board with an update on the due diligence that had been conducted on Cimarex matters and key points remaining to be negotiated to finalize the merger agreement. Representatives of J.P. Morgan provided a preliminary review of J.P. Morgan’s financial analysis that would underlie its fairness opinion expected to be delivered on May 23, 2021, as more fully described below under “— Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor.” Representatives of J.P. Morgan also provided J.P. Morgan’s views of the likely reaction of the credit rating agencies to an announcement of the proposed merger transaction, as well as options for dealing with various debt considerations. The Cabot board discussed the merits of the transaction and the financial analyses provided by J.P. Morgan, together with the benefits expected to be achieved by Cabot’s stockholders if the transaction were to be consummated, including those described below under “— Recommendation of the Cabot Board of Directors and Reasons for the Merger.” The Cabot board also discussed various risks, uncertainties and other potentially negative factors associated with the proposed transaction, including those described below under “— Recommendation of the Cabot Board of Directors and Reasons for the Merger.” Following such discussion, it was the general consensus of the Cabot board that the merger was more attractive to Cabot than either remaining as a stand-alone company or pursuing other acquisition or strategic combination opportunities reasonably available to Cabot. After the representatives of J.P. Morgan departed the meeting, Mr. Dinges led a discussion on the timeline of anticipated events leading up to a planned announcement of the proposed transaction on the following Monday. Mr. Rhys J. Best, the lead independent director Cabot board and chair of the compensation committee of the Cabot board, then led a discussion regarding post-closing governance matters and compensation-related matters contemplated by the draft merger agreement.
On May 22, 2021, members of Cabot and Cimarex senior management participated in a teleconference to discuss and resolve open issues regarding executive compensation and employee benefits matters. On that date the parties agreed on the final exchange ratio.
Also on May 22, 2021, Baker Botts sent a revised draft of the merger agreement to Wachtell Lipton, reflecting discussions between the parties regarding executive compensation and employee benefits matters and the final exchange ratio.
On May 23, 2021, the Cimarex board convened a special meeting, which was attended by representatives of TPH, Wachtell Lipton and members of Cimarex senior management. During the meeting, representatives of TPH reviewed with the Cimarex board their financial analyses with respect to the proposed merger with Cabot summarized below under “— Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor” and, upon the request of the Cimarex board, rendered its oral opinion, which was subsequently confirmed in writing, dated May 23, 2021, to the effect that, as of such date and based upon and subject to the assumptions TPH made, procedures followed, factors considered and qualifications and limitations on the review undertaken as set forth in the opinion and based upon other matters as TPH considered relevant, the merger consideration to be paid to the holders of outstanding shares of Cimarex common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Also during the meeting, representatives of Wachtell Lipton reviewed with the Cimarex board its fiduciary duties and materials summarizing the proposed final terms of the merger agreement, which had been updated to reflect the changes from the terms that had previously been provided to the Cimarex board. Following discussion, and after carefully considering the proposed terms of the transaction with Cabot, and taking into consideration the matters discussed during that meeting and prior meetings of the Cimarex board and the factors described below under “— Recommendation of the Cimarex Board of Directors and Reasons for the Merger,” the Cimarex board unanimously approved the merger agreement and the transactions contemplated thereby and determined to recommend that the Cimarex stockholders approve the transaction.
In the afternoon of May 23, 2021, the Cabot board convened a special meeting, with members of Cabot senior management and representatives of Baker Botts and J.P. Morgan in attendance, to consider the proposed final terms of the merger transaction with Cimarex. At that meeting, Cabot senior management provided an update on the due diligence that had been conducted on Cimarex. Representatives of Baker Botts reviewed with the Cabot board their fiduciary duties with respect to their evaluation of the proposed merger transaction and the key terms of the proposed merger agreement, which was described as being in near-final form. The Baker Botts representatives also reviewed the proposed amendment to Cabot’s bylaws to incorporate exclusive forum provisions with respect to certain disputes involving Cabot and its stockholders. Representatives of J.P. Morgan then provided an update of J.P. Morgan’s financial analysis that had been provided at the May 21, 2021 meeting of the Cabot board, taking into account the additional day of trading and the finalized exchange ratio. J.P. Morgan then delivered to the Cabot board J.P. Morgan’s May 23, 2021 oral opinion, which was confirmed by delivery of a written opinion, dated May 23, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Cabot, as more fully described below under “— Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor.” During the meeting, the disinterested members of the Cabot board discussed in executive session the treatment of equity compensation awards and other compensation-related matters in connection with the proposed merger transaction. Prior to the conclusion of the meeting and following discussion of the proposed merger transaction by the Cabot board and by the disinterested directors in the executive session, the Cabot board unanimously: (1) determined that the merger and the transactions contemplated by the merger agreement, including the issuance of shares of Cabot common stock in connection with the merger and the amendment to the Cabot restated certificate of incorporation to increase Cabot’s authorized shares of common stock to 1,800,000,000 shares, were in the best interests of Cabot and its stockholders; (2) approved the merger agreement and the transactions contemplated thereby, including the issuance of shares of Cabot common stock in connection with the merger and such amendment to the Cabot restated certificate of incorporation; (3) directed that the Cabot issuance proposal and the Cabot charter amendment proposal be submitted to Cabot stockholders for approval; (4) resolved to recommend that Cabot stockholders approve the Cabot issuance proposal and the Cabot charter amendment proposal at a duly held meeting of Cabot stockholders for such purpose; and (5) adopted and approved the proposed amendment to the Cabot bylaws. Promptly following the Cabot board meeting, Mr. Dinges informed Mr. Jorden that the Cabot board had unanimously approved the proposed merger transaction.
Late in the evening of May 23, 2021, representatives of each of Cabot, Cimarex, Baker Botts and Wachtell Lipton finalized the terms of the merger agreement and the related disclosure schedules and ancillary documents, following which Cabot and Cimarex executed and delivered the merger agreement.
Prior to the opening of the U.S. stock markets on May 24, 2021, Cabot and Cimarex issued a joint press release announcing the proposed merger transaction and held a joint conference call for the investment community to explain additional details and the strategic importance of the transaction.
Recommendation of the Cabot Board of Directors and Reasons for the Merger
By a unanimous vote at a meeting held on May 23, 2021, the Cabot board determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Cabot common stock in connection with the merger and the amendment to the Cabot certificate of incorporation to increase Cabot’s authorized shares of common stock to 1,800,000,000 shares, are in the best interests of Cabot and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the issuance of shares of Cabot common stock in connection with the merger and such amendment to the Cabot certificate of incorporation. The Cabot board unanimously recommends that Cabot stockholders vote “FOR” the Cabot issuance proposal and “FOR” the Cabot charter amendment proposal, in each case upon the terms and subject to the conditions stated in the merger agreement.

In evaluating the merger, the Cabot board met multiple times to consider a potential transaction with Cimarex, including in executive sessions, consulted with Cabot management, as well as Cabot’s legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the merger as well as potential risks, uncertainties and other potentially negative factors associated with the merger.
In the course of its deliberations, the Cabot board considered a variety of factors and information that it believes support its determinations and recommendation, including the following (which are not necessarily presented in order of relative importance):
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Cabot’s belief that the merger will generate long-term value for its stockholders by increasing returns through the creation of a free-cash-flow focused, diversified energy company with the size, scale, inventory and financial strength to deliver sustainable returns through various commodity price cycles.

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Cabot’s expectation that the combined business will support the declaration and payment of a $0.50 special cash dividend promptly after the consummation of the merger and, thereafter, a “fixed-plus-variable” dividend, consisting of an annualized base dividend of $0.50 per share, to be paid quarterly, in addition to quarterly variable dividends, to achieve an overall capital return target of at least 50% of quarterly free cash flow, with the first payment of such quarterly fixed-plus-variable dividends expected in the first quarter of 2022. For additional information, see the section entitled “— Dividend Policy” beginning on page 134.

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Cabot’s expectation that the merger will be accretive to a number of its key financial metrics, including cash flow per share and free cash flow per share.

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The fact that the merger will provide geographic, commodity and asset diversification, with exposure to oil, natural gas and natural gas liquids, which should provide the combined business with greater resiliency to market fluctuations and other factors impacting any single commodity, region or basin.

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Cabot’s belief that the combined business will have a multi-decade inventory of high-return development locations in the premier oil and natural gas basins in the United States, with Cabot’s approximately 173,000 net acres in the Marcellus Shale and Cimarex’s approximately 560,000 net acres in the Permian and Anadarko Basins.

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Cabot’s expectation that the combined business will have a disciplined capital allocation and reinvestment strategy to position the company to capitalize on its high-quality assets and diversification and drive through-cycle free cash flow generation across a wide range of commodity price scenarios.

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Cabot’s expectation that the combined business will have a strong balance sheet, with substantial liquidity and low near-term debt maturities, as well as a lower cost of capital, providing the financial foundation and scale to allow for flexibility and optionality for capital deployment.

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Cabot’s expectation regarding the combined credit ratings and outlook of the combined business.

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Cabot’s expectation that the merger will generate annual general and administrative pre-tax cost synergies of approximately $100 million beginning within 18 months to two years following the consummation of the merger, with the possibility of additional synergies through the development of operational efficiencies as the operating management teams of the two companies come together.

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Cabot’s belief that Cabot and Cimarex share commitments to ESG leadership and sustainability, including priorities to help ensure the health and safety of employees and protection of the environment and the communities in which they operate, and the expectation that the combined business will build on the two companies’ ongoing ESG-related efforts by linking executive compensation to ESG-related performance and maintaining strong board oversight of ESG-related risks, programs and reporting.

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Cabot’s confidence that the merger is more attractive to Cabot than either remaining as a stand-alone company or pursuing other acquisition or business combination opportunities reasonably available to Cabot, including because of Cimarex’s high-quality, low cost of supply asset base and technical capabilities in the Permian and Anadarko Basins, the benefits expected from the geographic, commodity and asset diversification to be achieved through the merger and the expected size, scale, inventory and financial strength of the combined business.

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The board composition of Cabot immediately following the consummation of the merger, which will include five directors from Cabot, including Dan O. Dinges (Cabot’s current Chairman, President and Chief Executive Officer), and five directors from Cimarex, including Thomas E. Jorden (Cimarex’s current Chairman, Chief Executive Officer and President).

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The management composition of the combined business and Cabot’s belief that Cabot and its stockholders will benefit from the complementary experience and expertise of both Cabot and Cimarex senior executives, working collaboratively, which should further serve to ensure a successful combination, strong future performance and long-term value creation for the combined business.

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Cabot’s expectation that the experienced and highly talented operating management teams for the combined business’ key operating assets will remain in place immediately after the merger.

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The Cabot board’s knowledge of, and discussions with Cabot management and its advisors regarding, each of Cabot’s and Cimarex’s business, operations, financial condition, earnings, prospects and common stock trading multiples, taking into account Cimarex’s publicly filed information and the results of Cabot’s due diligence investigation of Cimarex.

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The current and prospective business environment in which Cabot and Cimarex operate, including commodity price levels and volatility, economic conditions, the competitive and regulatory environment and the potential effects of those factors on Cabot.

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The Cabot senior management team’s recommendation in support of the merger.

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The May 23, 2021 oral opinion of J.P. Morgan delivered to the Cabot board, which was confirmed by delivery of a written opinion, dated May 23, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio was fair, from a financial point of view, to Cabot, as more fully described below in the section entitled “— Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor” beginning on page 91. The full text of the written opinion of J.P. Morgan, dated May 23, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

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Cabot’s belief that the restrictions imposed on Cabot’s business and operations during the pendency of the merger are reasonable and not unduly burdensome.

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The exchange ratio of 4.0146 shares of Cabot common stock per share of Cimarex common stock, and the fact that Cabot stockholders will own approximately 49.5% of the issued and outstanding shares of Cabot following consummation of the merger (based on fully diluted shares outstanding), and the Cabot board’s evaluation of the exchange ratio based on a number of factors, including a current assessment of the benefits of the merger.

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The fact that the exchange ratio is fixed and will not fluctuate in the event that the market price of Cimarex common stock increases relative to the market price of Cabot common stock between the date of the merger agreement and the completion of the merger.

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The likelihood of consummation of the merger and the Cabot board’s evaluation of the likely time period necessary to close the merger.

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The fact that the Cabot stockholders will have the opportunity to vote on the Cabot issuance proposal, which is a condition precedent to the merger.

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The representations, warranties, covenants and conditions contained in the merger agreement, including the following (which are not necessarily presented in order of relative importance):

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That Cabot has the ability, in specified circumstances, to provide non-public information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 151.

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That the Cabot board has the ability, in specified circumstances, to change its recommendation to Cabot stockholders in favor of the Cabot issuance proposal, as further described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 151.

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That there are limited circumstances in which the Cimarex board may terminate the merger agreement or change its recommendation that Cimarex stockholders approve the Cimarex merger proposal, and if the merger agreement is terminated under specified circumstances, including by Cabot as a result of a change in recommendation of the Cimarex board or because Cimarex has willfully and materially breached its non-solicitation obligations, then in each case Cimarex has agreed to pay Cabot a termination fee of $250 million. For additional information, see the section entitled “The Merger Agreement — Termination” beginning on page 172.

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That, if the merger agreement is terminated by either party because the Cimarex stockholders do not approve the Cimarex merger proposal, then Cimarex has agreed to pay Cabot an expense reimbursement of $40 million. For additional information, see the section entitled “The Merger Agreement — Termination” beginning on page 172.

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The requirement that Cimarex must hold a stockholder vote on the approval of the Cimarex merger proposal, even if the Cimarex board has withdrawn or changed its recommendation in favor of the Cimarex merger proposal, and the inability of Cimarex to terminate the merger agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 151.

In the course of its deliberations, the Cabot board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
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The possibility that the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

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The effect that the length of time from announcement of the merger until completion of the merger could have on the market price of Cabot common stock, Cabot’s operating results and Cabot’s relationship with its employees, stockholders and industry contacts and others who do business with Cabot.

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The fact that Cabot stockholders will be exposed to oil and natural gas liquids commodity price risks, in addition to natural gas commodity price risks, after consummation of the merger.

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The possibility that the integration of Cabot and Cimarex may not be as successful as expected and that the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved or not achieved in the expected time frame.

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The possibility that the attention of Cabot’s senior management may be diverted from other strategic priorities to focus on implementing the merger, including making arrangements for the integration of Cimarex’s and Cabot’s operations, assets and employees following the merger.

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The possibility that the Cabot stockholders may not approve the Cabot issuance proposal or may approve the Cabot issuance proposal but not the Cabot charter amendment proposal.

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The possibility that the Cimarex board could, under certain circumstances, consider alternative proposals and change its recommendation to the Cimarex stockholders.

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The possibility that the Cimarex stockholders may not approve the Cimarex merger proposal.

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The fact that the exchange ratio is fixed and will not fluctuate in the event that the market price of Cabot common stock increases relative to the market price of Cimarex common stock between the date of the merger agreement and the completion of the merger.

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The fact that the merger agreement imposes “no-shop” restrictions on Cabot’s ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled

“The Merger Agreement — Interim Operations of Cimarex and Cabot Pending the Merger” beginning on page 145 and “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 151.
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The fact that there are limited circumstances in which the Cabot board may terminate the merger agreement or change its recommendation that Cabot stockholders approve the Cabot issuance proposal, and if the merger agreement is terminated under specified circumstances, including by Cimarex as a result of a change in recommendation of the Cabot board or because Cabot has willfully and materially breached its non-solicitation obligations, then Cabot has agreed to pay Cimarex a termination fee of $250 million. For additional information, see the section entitled “The Merger Agreement — Termination” beginning on page 172.

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The potential that the no-shop and termination provisions of the merger agreement could have the effect of discouraging alternative bidders that might have been willing to submit superior proposals for Cabot.

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The fact that, if the merger agreement is terminated by either party because Cabot stockholders have not approved the Cabot issuance proposal, then Cabot has agreed to pay Cimarex an expense reimbursement of $40 million. For additional information, see the section entitled “The Merger Agreement — Termination” beginning on page 172.

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The requirement that Cabot must hold a stockholder vote on the approval of the Cabot issuance proposal, even if the Cabot board has withdrawn or changed its recommendation in favor of the Cabot issuance proposal, and the inability of Cabot to terminate the merger agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 151.

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The transaction costs to be incurred by Cabot in connection with the merger.

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The interests of the officers and directors of Cabot and Cimarex in the merger that are different from or in addition to the interests of each company’s stockholders, including the matters described under “— Interests of Cabot Directors and Executive Officers in the Merger” beginning on page 126 and “— Interests of Cimarex Directors and Executive Officers in the Merger” beginning on page 120.

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The possibility that the merger could have adverse effects on relationships with third parties with whom Cabot and Cimarex do business, including under contracts that may require consents for merger transactions or transactions resulting in a change of control.

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The possibility of lawsuits being brought against Cabot, Cimarex or their respective boards in connection with the merger.

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The impact of the merger on the existing debt financing arrangements of Cabot and Cimarex and the risk that any refinancing that may be undertaken in connection with the merger ultimately may not be available at all or on the terms anticipated by Cabot.

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Cabot’s expectations regarding the limitations on the use of the net operating losses accumulated by Cimarex for U.S. federal income tax purposes, due to the application of relevant provisions of the Code and U.S. Treasury regulations.

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The risk that antitrust regulatory authorities may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business, operations and financial results of the combined business following the merger.

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The restrictions on the conduct of business of Cabot during the period between the signing of the merger agreement and the consummation of the merger as set forth in the merger agreement, including the requirement that Cabot must conduct its business only in the ordinary course, subject to specific exceptions, which could negatively impact Cabot’s ability to pursue various business opportunities or strategic transactions.

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The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Cimarex and its subsidiaries but that will not entitle Cabot to terminate the merger agreement.

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The potential impact on the market price of Cabot common stock as a result of the issuance of the merger consideration to holders of eligible shares of Cimarex common stock.

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The risk that certain members of Cabot’s and Cimarex’s management teams might choose not to remain employed with the combined business.

•
Various other risks described in the section entitled “Risk Factors” beginning on page 42.

The Cabot board considered all of these factors as a whole and unanimously determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares of Cabot common stock in connection with the merger and the amendment to the Cabot certificate of incorporation to increase Cabot’s authorized shares of common stock to 1,800,000,000 shares, were in the best interests of Cabot and its stockholders. The foregoing discussion of the information and factors considered by the Cabot board in reaching its conclusions and recommendation includes the principal factors considered by the Cabot board, but is not intended to be exhaustive and may not include all of the factors considered by the Cabot board. In view of the wide variety of factors considered by the Cabot board in connection with its evaluation of the merger and the complexity of these matters, the Cabot board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative or specific weights to the specific factors that it considered in reaching its decision. Rather, the Cabot board viewed its decisions as being based on the totality of the factors and information it considered. In considering the factors described above and any other factors, each individual member of the Cabot board applied his or her own personal business judgment to the process and may have viewed factors differently or given different weight or merit to different factors.
In considering the recommendation of the Cabot board that the Cabot stockholders vote to approve the Cabot issuance proposal, Cabot stockholders should be aware that the directors and executive officers of Cabot have certain interests in the merger that may be different from, or in addition to, the interests of Cabot stockholders generally. The Cabot board was aware of these interests and considered them when approving the merger agreement and recommending that Cabot stockholders vote to approve the Cabot issuance proposal, which are described in the section entitled “— Interests of Cabot Directors and Executive Officers in the Merger” beginning on page 126.
The foregoing discussion of the information and factors considered by the Cabot board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 56.
Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor
Pursuant to an engagement letter, Cabot retained J.P. Morgan as its financial advisor in connection with the proposed merger.
At the meeting of the Cabot board on May 23, 2021, J.P. Morgan rendered its oral opinion to the Cabot board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to Cabot. J.P. Morgan confirmed its May 23, 2021 oral opinion by delivering its written opinion, dated as of May 23, 2021, to the Cabot board that, as of such date, the exchange ratio in the merger agreement was fair, from a financial point of view, to Cabot.
The full text of the written opinion of J.P. Morgan, dated as of May 23, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Cabot’s stockholders are urged to read J.P. Morgan’s opinion in its entirety. J.P. Morgan’s opinion was addressed to the Cabot board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the merger agreement and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Cabot, or as to the underlying decision by Cabot to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Cabot as to how such stockholder should vote with respect to the Cabot issuance proposal or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
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reviewed the merger agreement;

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reviewed certain publicly available business and financial information concerning Cabot and Cimarex and the industries in which they operate;

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compared the financial and operating performance of Cabot and Cimarex with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of each of Cabot’s common stock and Cimarex’s common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Cabot and Cimarex relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger (which we refer to as the “Synergies”); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Cabot with respect to certain aspects of the merger, and the past and current business operations of Cabot and Cimarex, the financial condition and future prospects and operations of Cabot and Cimarex, the effects of the merger on the financial condition and future prospects of Cabot, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Cabot and Cimarex or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Cabot, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Cabot or Cimarex under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Cabot and Cimarex to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will have the United States federal income tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Cabot, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Cabot and Cimarex in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by certain other advisors to Cabot with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Cabot or Cimarex or on the contemplated benefits of the merger.
The projections furnished to J.P. Morgan for Cabot were prepared by the management of Cabot, and the projections furnished to J.P. Morgan for Cimarex were prepared by the management of Cimarex and provided to Cabot management, which projections were subsequently reviewed, adjusted and approved by Cabot management prior to being provided to J.P. Morgan, as discussed more fully under the section entitled “— Cabot Unaudited Forecasted Financial Information,” beginning on page 110 of this joint proxy statement/prospectus. Neither Cabot nor Cimarex publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Cabot’s management or Cimarex’s management, as applicable, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “— Cabot Unaudited Forecasted Financial Information,” beginning on page 110 of this joint proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Cabot of the exchange ratio in the merger agreement, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Cabot or as to the underlying decision by Cabot to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio in the merger agreement or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Cabot common stock or the Cimarex common stock will trade at any future time.
The terms of the merger agreement, including the exchange ratio, were determined through arm’s-length negotiations between Cabot and Cimarex, and the decision to enter into the merger agreement was solely that of the Cabot board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Cabot board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Cabot board or Cabot management with respect to the proposed merger or the exchange ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Cabot board on May 23, 2021 and in the financial analyses presented to the Cabot board in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Cabot board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of Cabot and Cimarex with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Cabot and Cimarex, as applicable.
The companies selected by J.P. Morgan with respect to Cabot were as follows:
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EQT Corporation

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Range Resources Corporation

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CNX Resources Corporation

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Southwestern Energy Company

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Antero Resources Corporation

The companies selected by J.P. Morgan with respect to Cimarex were as follows:

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Diamondback Energy, Inc.

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Devon Energy Corporation

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Magnolia Oil & Gas Corporation

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Continental Resources, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations, assets and basin presence that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Cabot and Cimarex, as applicable. However, certain of these companies may have characteristics that are materially different from those of Cabot and Cimarex, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Cabot or Cimarex, as applicable.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of (1) the company’s firm value (which we refer to as “FV”) to the company’s EBITDAX (calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses) for the years ending December 31, 2021 (which we refer to as the “FV/2021E EBITDAX”) and December 31, 2022 (which we refer to as the “FV/2022E EBITDAX”) and (2) the company’s equity value (which we refer to as “EV”) to the company’s operating cash flow (which we refer to as “OCF”) for the years ending December 31, 2021 (which we refer to as “EV/2021E OCF”) and December 31, 2022 (which we refer to as “EV/2022E OCF”).
For Cabot, based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 4.50x – 7.00x, 5.25x – 7.00x, 3.00x – 7.00x and 3.25x – 7.00x for Cabot’s FV/2021E EBITDAX, FV/2022E EBITDAX, EV/2021E OCF and EV/2022E OCF, respectively. After applying such ranges to the projected EBITDAX and OCF for Cabot for the years ending December 31, 2021 and December 31, 2022, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for shares of Cabot common stock:
	Implied Per Share Equity Value (rounded)
	Low	High
Cabot FV/2021E EBITDAX	$10.50	$17.50
Cabot FV/2022E EBITDAX	$14.25	$19.75
Cabot EV/2021E OCF	$7.25	$16.75
Cabot EV/2022E OCF	$8.50	$18.25
The ranges of implied per share equity value for Cabot common stock were compared to the closing share price of Cabot common stock of $17.81 on May 21, 2021, the trading day immediately preceding the date of the written opinion, dated May 23, 2021.
For Cimarex, based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 5.00x – 6.50x, 4.75x – 5.75x, 3.75x – 5.25x and 3.75x – 5.00x for Cimarex’s FV/2021E EBITDAX, FV/2022E EBITDAX, EV/2021E OCF and EV/2022E OCF, respectively. After applying such ranges to the projected EBITDAX and OCF for Cimarex for the years ending December 31, 2021 and December 31, 2022, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for shares of Cimarex common stock:
	Implied Per Share Equity Value (rounded)
	Low	High
Cimarex FV/2021E EBITDAX	$56.25	$77.50
Cimarex FV/2022E EBITDAX	$58.00	$73.25
Cimarex EV/2021E OCF	$51.75	$72.50
Cimarex EV/2022E OCF	$55.75	$74.25

The ranges of implied per share equity value for Cimarex common stock were compared to (1) the closing share price of Cimarex common stock of $71.19 on May 21, 2021, the trading day immediately preceding the date of the written opinion, dated May 23, 2021, and (2) the implied per share offer price of $71.50.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for both Cabot common stock and Cimarex common stock. J.P. Morgan calculated the unlevered free cash flows that Cabot and Cimarex are expected to generate during fiscal years 2021E through 2025E (as set forth in the section entitled “— Cabot Unaudited Forecasted Financial Information,” which was discussed with, and approved by, the Cabot board for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for Cabot and Cimarex at the end of this period by applying perpetual growth rates ranging from 1.50% to 2.50%, in the case of Cabot, and 2.00% to 3.00%, in the case of Cimarex, based on guidance provided by Cabot’s management, to estimates of the EBITDAX for each of Cabot and Cimarex at the end of fiscal-year 2025E, as provided in the Cabot management projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of March 31, 2021 using discount rates ranging from 8.25% to 9.25% for Cabot, and 9.50% to 10.50% for Cimarex, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Cabot and Cimarex, respectively. For each of Cabot and Cimarex, the present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for each company as of March 31, 2021.
Based on the foregoing, this analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Cabot common stock and Cimarex common stock:
	Implied Per Share Equity Value (rounded)
	Low	High
Cabot Discounted Cash Flow	$14.50	$19.75
Cimarex Discounted Cash Flow	$61.75	$82.75
The range of implied per share equity values for Cabot common stock were compared to the closing share price of Cabot common stock of $17.81 on May 21, 2021, the trading day immediately preceding the date of the written opinion, dated May 23, 2021. The range of implied per share equity values for Cimarex common stock were compared to (1) the closing share price of Cimarex common stock of $71.19 on May 21, 2021, the trading day immediately preceding the date of the written opinion, dated May 23, 2021, and (2) the implied per share offer price of $71.50.
Implied Relative Value Analysis
J.P. Morgan compared the results for Cabot to the results for Cimarex with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for Cabot to the highest equity value per share for Cimarex to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for Cabot to the lowest equity value per share for Cimarex to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:
Implied Exchange Ratios
	Low	High
FV/2021E EBITDAX	3.2069x	7.3477x
FV/2022E EBITDAX	2.9586x	5.1597x
EV/2021E OCF	3.0758x	10.0477x
EV/2022E OCF	3.0458x	8.7468x
Discounted Cash Flow	3.1207x	5.6578x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (1) the implied exchange ratio of 3.9972x on May 21, 2021, the trading day immediately preceding the date of the written opinion, dated May 23, 2021, and (2) the exchange ratio of 4.0146x, as set forth in the merger agreement.
Discounted Cash Flow-Based Value Creation Analysis
J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of Cabot common stock that compared the estimated implied equity value of Cabot common stock on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of continuing Cabot common stockholders’ ownership in the combined business, pro forma for the proposed merger.
J.P. Morgan calculated the pro forma implied equity value of Cabot common stock by (1) adding the sum of (a) the implied equity value of Cabot on a stand-alone basis, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Cabot described above, (b) the implied equity value of Cimarex on a stand-alone basis, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Cimarex described above and (c) the estimated value of Synergies, as reflected in estimates Cabot’s management provided to J.P. Morgan for use in connection with its analysis, (2) subtracting the sum of estimated transaction expenses and other items, and (3) multiplying such result by the pro forma equity ownership of the combined business by the existing holders of Cabot common stock of 49.5%. This analysis indicated that the proposed merger represents accretion in value of approximately 9.1% compared to the standalone equity value of Cabot. There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Cabot’s management and described above.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either Cabot or Cimarex. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Cabot or Cimarex, as applicable. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Cabot or Cimarex, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Cabot and Cimarex, as applicable.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Cabot with respect to the proposed merger and deliver an opinion to the Cabot board with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Cabot, Cimarex and the industry in which they operate.
For financial advisory services rendered in connection with the merger, Cabot has agreed to pay J.P. Morgan an estimated fee of $32 million, $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed merger. J.P. Morgan may also receive a fee from Cabot in the event that Cabot or any of its affiliates is paid a break-up, termination or similar fee in connection with the termination, abandonment or failure to occur of the merger. In addition, Cabot has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the reasonable fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Cabot. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Cimarex, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on Cimarex’s credit facility amendment in June 2020. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Cabot and Cimarex, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Cabot and Cimarex. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Cabot or Cimarex for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding the date of its opinion, the aggregate fees recognized by J.P. Morgan from Cabot were approximately $300,000 and from Cimarex were approximately $475,000.
Recommendation of the Cimarex Board of Directors and Reasons for the Merger
By unanimous vote, the Cimarex board, at a meeting held on May 23, 2021, (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, were fair to, and in the best interests of, the holders of Cimarex common stock, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (3) resolved to recommend that the holders of Cimarex common stock adopt the merger agreement. The Cimarex board unanimously recommends that Cimarex stockholders vote “FOR” the Cimarex merger proposal, “FOR” the Cimarex charter amendment proposal and “FOR” the Cimarex non-binding advisory compensation proposal.
In the course of reaching its determination and recommendation, the Cimarex board met multiple times to consider a potential transaction with Cabot, including in executive sessions, and consulted with Cimarex’s senior management, its AET, outside legal counsel and financial advisors. In recommending that Cimarex stockholders vote their shares of Cimarex common stock in favor of adoption of the merger agreement, the Cimarex board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Cimarex board viewed as being generally positive or favorable in coming to its determination and recommendation:
Substantial, sustained free cash flow.   The Cimarex board considered that the strategic combination with Cabot will result in a combined business able to generate substantial free cash flow due to the nature of the asset base, synergies, scale and financial strength of the combination.
Superior alternative to continuation of standalone Cimarex.   The Cimarex board considered Cimarex’s standalone business, prospects and opportunities and the risks of remaining as a standalone public company, including the risks associated with Cimarex’s relative lack of scale, higher cost of capital and volatility of cash flows compared to the combined business. Based on these considerations, the Cimarex board believed the value offered to Cimarex’s stockholders pursuant to the merger would be more favorable to Cimarex’s stockholders than the potential value that might reasonably be expected to result from remaining as an independent public company.
Plans to return significant capital to stockholders.   In connection with the transaction, Cimarex and Cabot expect to operate with an emphasis on return of capital to its investors and announced plans to return 50% or more of the combined business’ free cash flow to stockholders. This plan is supported by: (1) the combined business’ 3-year cash flow projection of approximately $4.7 billion, which is supported by cash flow from the low-decline proved developed producing assets contributed by Cabot; (2) $100 million of sustainable and achievable cost synergies, with a path for additional operational savings; and (3) enhanced capital allocation flexibility across the two companies’ asset bases to take advantage of commodity-specific cycles.
Significant dividend increases.   The Cimarex board’s belief that the combined business can support meaningfully increased cash distributions to its stockholders over the near- and long-term, including by: (1) raising its ordinary annual dividend to $0.50 per share of Cabot common stock (equivalent to approximately $2.04 per share of Cimarex common stock), representing an 86% increase over Cimarex’s current annualized dividend; (2) introducing a quarterly variable dividend; and (3) paying a $0.50 per share of Cabot common stock (equivalent to approximately $2.04 per share of Cimarex common stock) special dividend after closing of the merger, equal to approximately 1.9 years of the current Cimarex quarterly dividend.
Top-tier, low-cost assets.   The Cimarex board considered that Cabot’s assets reside in the most productive areas of the premier U.S. gas basin, the Marcellus, and Cimarex’s assets reside in the most productive areas of the premier U.S. oil basin, the Delaware sub-basin within the Permian. The Cimarex board believed that the combined business will have a premier portfolio of reduced cash flow volatility and low cost, high-quality future drilling locations. The Cimarex board’s review included a thorough technical assessment of Cabot’s historical performance, as well as the development outlook for both the Lower Marcellus and the Upper Marcellus zones. As a result of this assessment, the Cimarex board believed that the scale, resiliency and low-capital-intensity asset base of the combined business will contribute to strong free cash flow and capital returns to stockholders and long-term value creation.
Highly differentiated company based on key investor metrics.   The Cimarex board considered that, among the landscape of over 35 U.S. independent upstream companies, only the combined business and one other company would have the following profile of key investor metrics:
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free cash flow yield plus annual production growth of greater than 10%;

•
reinvestment ratio of less than 60%;

•
net debt/EBITDA of less than 1.0x;

•
three-year cumulative free cash flow of greater than 30% of market capitalization; and

•
market capitalization greater than $10 billion.

In an environment in which upstream companies face significant challenges in attracting and retaining investors, the Cimarex board viewed the uniqueness of the combined business on these metrics to be a significant strength, as well as an improvement relative to Cimarex on a standalone basis.
Substantial and highly beneficial Cabot PDP reserve contribution.   The Cimarex board considered that Cabot’s PDP reserve contribution of approximately 60% or more by value to the combined business meaningfully exceeds the 49.5% ownership of the combined business by Cabot stockholders. Further, Cabot’s PDP assets have a substantially longer reserve asset life than Cimarex’s and would provide a foundation for the cash flow generation and stability of the combined business. The Cimarex board believed that the opportunity for Cimarex’s stockholders to obtain access to these assets and their cash flows without paying a premium to Cabot’s market price was both unique and highly beneficial.
Reducing cost of capital.   The Cimarex board’s belief that the combined business will benefit from an improved cost of capital due to enhanced scale, increased liquidity, reduced volatility relative to standalone

Cimarex and a strong balance sheet. The Cimarex board expects the combined business to have the ability to maintain a net debt-to-EBITDAX ratio of less than 1x and receive an upgraded pro forma credit rating. EBITDAX, a non-GAAP measure, is defined as earnings before interest, taxes, depreciation, amortization and exploration expenses.
Commitment to enhanced ESG and sustainability.   The Cimarex board’s belief that the combined business will pursue industry leading ESG and sustainability policies. The Cimarex board expects the combined business to (1) maintain an independent and diverse board comprised of directors with track records of delivering value, (2) align executive compensation with stockholder value creation and environmental sustainability and (3) commit to strong performance and further improvement across ESG metrics, such as safety and emissions.
Trading prices and estimates.   The Cimarex board considered that the transaction exchange ratio of 4.0146x implied premia of 4.5% and 32.7% to Cimarex stockholders relative to the one-month and six-month averages, respectively, of Cimarex’s stock price. The Cimarex board also considered the price targets of 25 equity analysts for Cimarex and 23 equity analysts for Cabot and noted that the transaction exchange ratio exceeded both (1) the exchange ratio of 4.0000x implied by the medians of all of the equity analyst price targets of each company as well as (2) the exchange ratio of 3.9520x implied by the median price targets of equity analysts who covered both Cimarex and Cabot.
Combined business governance and leadership.   The combined business will be overseen by an experienced, diverse and majority-independent board composed equally of five directors from each of Cimarex and Cabot, with Cabot Chairman, President and Chief Executive Officer Dan O. Dinges serving as Executive Chairman and a Lead Independent Director designated by Cimarex, and will be managed by an experienced team of executives led by Cimarex Chief Executive Officer and President Thomas E. Jorden.
Opportunity to receive alternative acquisition proposals.   The Cimarex board considered the terms of the merger agreement related to the Cimarex board’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the Cimarex board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the Cimarex board considered:
•
subject to its compliance with the merger agreement, the Cimarex board can change its recommendation to Cimarex stockholders with respect to the adoption of each of the merger agreement and the Cimarex charter amendment prior to the adoption thereof by the vote of Cimarex stockholders if the Cimarex board determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the Cimarex board’s fiduciary duties; and

•
while the merger agreement contains (1) a termination fee of $250 million, representing approximately 3.5% of the transaction’s equity value at signing, that Cimarex would be required to pay to Cabot in certain circumstances, including if Cabot terminates the merger agreement in connection with a change in the Cimarex board’s recommendation to stockholders with respect to adoption of the merger agreement or if Cimarex or certain representatives of Cimarex violate the non-solicitation obligations under the merger agreement under certain circumstances set forth therein and (2) an obligation on the Cimarex board to present the merger and the Cimarex charter amendment to Cimarex stockholders for approval even if a third party were to propose an alternative transaction that the Cimarex board determined to be a superior proposal, the Cimarex board believed that this fee and the foregoing obligation (each of which is applicable to Cabot in a reciprocal manner) are reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees and provisions in comparable stock-for-stock mergers involving companies with equivalent equity value and not preclusive of other offers.

Form of Merger Consideration.   The all-stock merger consideration will allow Cimarex stockholders to participate in the anticipated benefits of the transaction, including substantial and more sustainable free cash flow generation, enhanced capital allocation flexibility, reduced volatility and significant, accelerated returns of capital.

Receipt of fairness opinion from TPH.   The Cimarex board considered the financial analyses reviewed and discussed with representatives of TPH, as well as the oral opinion of TPH rendered to the Cimarex board on May 23, 2021, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions TPH made, procedures followed, factors considered and qualifications and limitations on the review undertaken as set forth in the opinion and based upon other matters as TPH considered relevant, the merger consideration to be paid to the holders of outstanding shares of Cimarex common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See below under the heading “— Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor.”
Tax considerations.   The merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, with the result that U.S. holders of shares of Cimarex common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of Cabot common stock.
Other terms of the merger agreement.   The Cimarex board concluded, after consultation with Cimarex’s legal advisors, that the other terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable.
The Cimarex board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
Fixed exchange ratio.   The Cimarex board considered the fact that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Cimarex stockholders bear the risk of a decrease in the trading price of Cabot common stock during the pendency of the merger and the fact that the merger agreement does not provide Cimarex with a collar or a value-based termination right.
Dilutive to certain financial metrics.   The Cimarex board considered the fact that, on certain metrics, particularly those related to the parties’ respective near-term cash flow contributions to the combined business at then-current commodity prices, the merger implies dilution on a per share basis to Cimarex stockholders. The Cimarex board determined that the benefits of the merger to Cimarex’s stockholders described above, including, among others, the reduced cash flow volatility as a result of revenue diversification and therefore the enhanced sustainability of free cash flow, Cabot’s longer-lived PDP reserve contribution to the combined business, as well as the improved opportunity for capital returns and a lower cost of capital, outweighed potential near-term dilution, and also noted that such dilution could be reduced or eliminated to the extent oil prices underperform natural gas prices going forward.
Lack of asset overlap.   The Cimarex board considered the fact that the asset bases of Cimarex and Cabot do not overlap. The Cimarex board determined that the operational excellence of the combined business’ management team, ability to allocate capital more efficiently across a wide range of commodity price outcomes, enhanced free cash flow stability, identified cost synergies of $100 million per year, the potential for meaningful operational synergies and the other benefits of the merger described above, outweighed the challenges associated with combining the separate asset bases.
Risks associated with the pendency of the merger.   The Cimarex board considered the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of Cimarex stockholders or Cabot stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to Cimarex if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Cimarex’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of Cimarex common stock and Cimarex’s operating results.
Interim operating covenants.   The Cimarex board considered the restrictions on the conduct of Cimarex’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

Interests of Cimarex directors and executive officers.   The Cimarex board considered that Cimarex’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Cimarex stockholders. For more information about such interests, see below under the heading “— Interests of Cimarex Directors and Executive Officers in the Merger.”
Merger costs.   The Cimarex board considered the costs associated with the completion of the merger, including management’s time and energy and potential opportunity costs.
Other risks.   The Cimarex board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements.”
The Cimarex board believed that, overall, the potential benefits of the merger to Cimarex stockholders outweighed the risks and uncertainties of the merger.
The foregoing discussion of factors considered by the Cimarex board in reaching its conclusions and recommendation includes the principal factors considered by the Cimarex board, but is not intended to be exhaustive and may not include all of the factors considered by the Cimarex board, but includes the material factors considered by the Cimarex board. In light of the variety of factors considered in connection with its evaluation of the merger, the Cimarex board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendation. Rather, the Cimarex board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the Cimarex board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Cimarex board based its recommendation on the totality of the information available to it, including discussions with Cimarex’s management and outside legal and financial advisors.
It should be noted that this explanation of the reasoning of the Cimarex board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statements Regarding Forward-Looking Statements.”
Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor
Introduction
Cimarex retained TPH to act as Cimarex’s financial advisor and provide an opinion in connection with the proposed merger. The Cimarex board instructed TPH to evaluate the fairness, from a financial point of view, to the holders of outstanding shares of Cimarex common stock of the merger consideration to be paid to such holders pursuant to the merger agreement.
On May 23, 2021, at a meeting of the Cimarex board held to evaluate the proposed merger, TPH delivered an oral opinion to the effect that, as of such date and based upon and subject to the assumptions TPH made, procedures followed, factors considered and qualifications and limitations on the review undertaken as set forth in the opinion and based upon other matters as TPH considered relevant, the merger consideration to be paid to the holders of outstanding shares of Cimarex common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. TPH subsequently confirmed its oral opinion in writing, dated May 23, 2021, to the Cimarex board.
The TPH opinion speaks only as of the date and the time TPH rendered it and not as of the time the proposed merger may be completed or any other time. The TPH opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.
The full text of TPH’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review TPH undertook, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in its entirety. The summary of TPH’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Cimarex stockholders are encouraged to read the TPH opinion carefully in its entirety. TPH delivered its opinion for the information and assistance of the Cimarex board in connection with the Cimarex board’s consideration of the proposed merger, and TPH’s opinion does not address any other aspect of the merger agreement and does not constitute a recommendation as to how any stockholder of Cimarex or Cabot should vote with respect to the proposed merger or any other matter.
In connection with rendering its opinion, TPH reviewed, among other things:
•
a draft of the merger agreement, dated May 21, 2021;

•
the annual report to stockholders and the Annual Report on Form 10-K of Cimarex for the year ended December 31, 2020;

•
the annual report to stockholders and the Annual Report on Form 10-K of Cabot for the year ended December 31, 2020;

•
certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Cimarex and Cabot for the quarter ended March 31, 2021;

•
certain other communications from Cimarex and Cabot to their respective stockholders;

•
certain internal financial, hydrocarbon resource and production information and forecasts for Cimarex prepared by Cimarex’s management;

•
certain internal financial, hydrocarbon resource and production information and forecasts for Cabot prepared by Cabot’s management, and as adjusted in conjunction with and at the direction of Cimarex’s management;

•
certain internal financial, hydrocarbon resource and production information and forecasts for the combined business pro forma for the proposed merger prepared by or at the direction of Cimarex’s management (which, together with the forecasts referred to in the two preceding bullets above, we refer to as the “Forecasts”);

•
certain publicly available research analyst reports with respect to the future financial performance of Cimarex and Cabot; and

•
certain cost savings projected by the managements of Cimarex and Cabot to result from the proposed merger (which we refer to in this section as the “Synergies”).

TPH also held discussions with members of Cimarex’s senior management regarding their assessment of the strategic rationale for, and the potential benefits of, the proposed merger and the past and current business operations, financial condition and future prospects of Cimarex and Cabot and of the combined business. In addition, TPH reviewed the reported price and trading activity for Cimarex common stock and Cabot common stock, compared certain financial and stock market information for Cimarex and Cabot with similar information for certain other companies the securities of which are publicly traded, and performed such other studies and analyses, and considered such other factors, as TPH considered appropriate. TPH noted that the Forecasts and Synergies used by TPH in its analysis reflect certain assumptions regarding the oil and gas industry, future commodity prices and capital expenditures made by the managements of Cimarex or Cabot that were and are subject to significant uncertainty and volatility and that, if different than assumed, could have had a material impact on TPH’s analysis and its opinion.
For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for TPH, or publicly available. In that regard, TPH assumed with Cimarex’s consent that the Forecasts and Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Cimarex and Cabot, and that such Forecasts and Synergies provided a reasonable basis upon which to evaluate the proposed merger.
TPH expressed no view or opinion with respect to the Forecasts or Synergies or the assumptions on which they were based and TPH further assumed, among other things, that (1) the executed merger agreement (together with the exhibits and schedules thereto) would not differ in any respect material to TPH’s analyses or opinion from the draft versions TPH examined, referenced above, (2) the proposed merger would be treated as a tax-free reorganization, pursuant to the Code, (3) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct in all material respects, (4) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects, (5) all conditions to the consummation of the proposed merger would be satisfied without material amendment or waiver thereof, (6) the proposed merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any material amendments or modifications thereto and (7) all governmental, regulatory or other consents or approvals necessary for the consummation of the proposed merger would be obtained without, in the case of each of the foregoing clauses (1)  — (7), any material adverse effect on Cabot, Cimarex, Merger Sub, the holders of Cimarex common stock or the holders of Cabot common stock, or the expected benefits of the proposed merger in any way meaningful to TPH’s analysis. In addition, TPH did not independently evaluate or appraise the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Cimarex or any of its subsidiaries or Cabot or any of its subsidiaries, and TPH was not furnished with any such evaluation or appraisal. TPH’s opinion did not address any legal, regulatory, tax or accounting matters.
TPH’s opinion was necessarily based on economic, monetary, market and other conditions in effect on, and the information made available to TPH as of, May 23, 2021. TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring, or of which TPH becomes aware, after the date on which its opinion was rendered.
The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.
In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. TPH employed several analytical methodologies in its analyses, and no one single method of analysis should be regarded as dispositive of TPH’s overall conclusion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. TPH’s conclusion, therefore, is based upon the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.
TPH’s opinion addressed only the fairness, from a financial point of view, as of May 23, 2021, to the holders of outstanding shares of Cimarex common stock of the merger consideration to be paid to such holders pursuant to the merger agreement. TPH’s opinion did not address Cimarex’s underlying business decision to engage in the proposed merger, or the relative merits of the proposed merger as compared to any other alternative transaction that might have been available to Cimarex. TPH did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the proposed merger, including, without limitation, the fairness of the proposed merger to, or any consideration received in connection therewith by, creditors or other constituencies of Cimarex or Cabot or any of their respective subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cimarex or Cabot, or any class of such persons, in connection with the proposed merger, whether relative to the merger consideration pursuant to the merger agreement or otherwise. TPH did not express any opinion as to the price at which shares of Cimarex common stock, Cabot common stock or the securities of any other party would trade at any time.
The data and analyses summarized below in this joint proxy statement/prospectus are from TPH’s presentation to the Cimarex board delivered on May 23, 2021. The analyses summarized below include information presented in tabular format. To fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses and full text of TPH’s written opinion, which is included as Annex C of this joint proxy statement/prospectus.
Summary of TPH’s Analyses
Certain Financial Metrics
For purposes of the analyses described below, the following terms have the following meanings:
•
“EV” or “enterprise value” is calculated as the fully-diluted equity value of a company, plus book value of net debt, any preferred equity and non-controlling interests; and

•
“EBITDAX” is calculated as earnings before interest, income taxes, depreciation, depletion, amortization and exploration expense.

Cimarex employs the “full cost” method of accounting for its oil and gas operations. Unless otherwise indicated, EBITDAX metrics for Cimarex are adjusted to include the impact of capitalized general and administrative expenses.
Market and Commodity Price Assumptions
Unless otherwise noted, TPH used market closing prices as of March 21, 2021. The commodity price assumptions used by TPH in certain of its analyses are summarized below:
NYMEX strip pricing as of May 21, 2021 (which we refer to, for purposes of this section entitled “— Opinion of Cimarex’s Financial Advisor,” as “NYMEX Strip”):
Year	WTI Crude ($Bbl)	Henry Hub Gas ($MMbtu)
2021E	$62.74	$2.98
2022E	$59.29	$2.80
2023E	$56.08	$2.61
2024E	$54.00	$2.60
2025E	$52.73	$2.62
Wall Street Consensus pricing as of May 21, 2021 (which we refer to, for purposes of this section entitled “— Opinion of Cimarex’s Financial Advisor,” as “Wall Street Consensus”):
Year	WTI Crude ($Bbl)	Henry Hub Gas ($MMbtu)
2021E	$64.75	$2.74
2022E	$62.82	$2.93
2023E	$61.00	$3.00
2024E	$61.00	$3.00
2025E	$61.00	$3.00
3-Year Trailing Spot Price Average for WTI Crude and Henry Hub Gas as of May 21, 2021 (which we refer to as “3-Year Historical Average”):
Year	WTI Crude ($Bbl)	Henry Hub Gas ($MMbtu)
2021E	$53.11	$2.62
2022E	$53.11	$2.62
2023E	$53.11	$2.62
2024E	$53.11	$2.62
2025E	$53.11	$2.62

Selected Public Companies Trading Analysis
TPH reviewed and analyzed certain financial information including valuation multiples related to Cimarex, Cabot and selected companies with publicly traded equity securities and U.S. onshore exploration and production operations.
The financial information reviewed included:
•
enterprise value as a multiple of estimated 2021 and 2022 EBITDAX, based on median research analysts’ consensus estimates per FactSet as of May 21, 2021 (which, for purposes of this analysis, we refer to as the “Wall Street consensus estimates”); and

•
enterprise value as a multiple of current and estimated 2021 production (measured in barrels of oil equivalent per day), based on Wall Street consensus estimates.

The companies included in the analysis and their relevant financial metrics reviewed were as follows:
	EV/2021E EBITDAX	EV/2022E EBITDAX	EV/Current Production ($/boe/d)	EV/2021E Production ($/boe/d)
Selected Public Companies for Cimarex
Callon Petroleum Company	5.8x	4.8x	$58,220	$52,283
Continental Resources, Inc.	5.1x	5.6x	$54,171	$52,873
Devon Energy Corporation	5.2x	4.6x	$45,501	$41,737
Diamondback Energy, Inc.	6.9x	N/A	$61,951	$67,063
Marathon Oil Corporation	4.7x	4.6x	$37,765	$38,107
Ovintiv Inc.	4.4x	4.2x	$24,533	$25,224
PDC Energy, Inc.	4.2x	3.9x	$32,004	$28,224
	EV/2021E EBITDAX	EV/2022E EBITDAX	EV/Current Production ($/boe/d)	EV/2021E Production ($/boe/d)
Selected Public Companies for Cabot
Antero Resources Corporation	3.7x	5.0x	$10,138	$10,029
CNX Resources Corporation	5.5x	5.8x	$21,664	$21,867
EQT Corporation	6.4x	4.9x	$19,432	$16,234
Range Resources Corporation	7.0x	7.0x	$19,853	$19,220
Southwestern Energy Company	5.0x	5.3x	$13,638	$13,427
The preceding companies are referred to in this discussion as the “selected public companies.” No selected public company or group of companies is identical to Cimarex or Cabot. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the proposed merger contemplated by the merger agreement and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Cimarex, Cabot and the selected public companies that could affect the public trading values of each also are relevant.
Based on the ranges observed among the selected public companies, TPH applied selected multiple ranges to the applicable Cimarex and Cabot financial and production metrics to derive implied Cimarex and Cabot enterprise values at Wall Street consensus estimates and using the Cimarex corporate forecast and Cabot corporate forecast at NYMEX Strip, Wall Street Consensus and 3-Year Historical Average price decks. TPH then subtracted each company’s net debt (total debt minus cash and cash equivalents) and, in the case of Cimarex, preferred equity from such enterprise values, and divided the resulting equity values by the number of fully diluted shares outstanding for each of Cimarex and Cabot to derive implied per share prices for each of Cimarex common stock and Cabot common stock.
The multiples applied to the metrics of Cimarex ranged from (1) 4.75x to 5.75x for 2021E EBITDAX, (2) 4.50x to 5.50x for 2022E EBITDAX, (3) $35,000 boe/d to $45,000 boe/d for 2021E production and

(4) $32,500 boe/d to $42,500 boe/d for 2022E production. The multiples applied to the metrics of Cabot ranged from (1) 6.0x to 7.5x for 2021E EBITDAX, (2) 6.0x to 7.5x for 2022E EBITDAX, (3) $17,500 boe/d to $22,500 boe/d for 2021E production and (4) $17,500 boe/d to $22,500 boe/d for 2022E production.
TPH’s application of such ranges of EV/EBITDAX multiples indicated implied reference ranges per share of Cimarex common stock of (1) $60.46 to $84.13 at Wall Street consensus estimates, (2) $58.73 to $78.37 using the Cimarex corporate forecast at NYMEX Strip pricing, (3) $59.43 to $85.89 using the Cimarex corporate forecast at Wall Street Consensus pricing and (4) $50.13 to $65.62 using the Cimarex corporate forecast at the 3-Year Historical Average price. TPH’s application of such ranges of EV/EBITDAX multiples indicated implied reference ranges per share of Cabot common stock of (1) $15.70 to $20.65 at Wall Street consensus estimates, (2) $15.97 to $21.74 using the Cabot corporate forecast at NYMEX Strip pricing, (3) $14.64 to $23.33 using the Cabot corporate forecast at Wall Street Consensus pricing and (4) $13.97 to $19.48 using the Cabot corporate forecast at the 3-Year Historical Average price.
TPH’s application of such ranges of EV/Production multiples indicated implied reference ranges per share of Cimarex common stock of (1) $68.05 to $94.28 at Wall Street consensus estimates and (2) $64.51 to $90.46 using the Cimarex corporate forecast. TPH’s application of such ranges of EV/Production multiples indicated implied reference ranges per share of Cabot common stock of (1) $14.73 to $20.05 at Wall Street consensus estimates and (2) $14.60 to $19.43 using the Cabot corporate forecast.
TPH used the implied reference ranges for EV/EBITDAX multiples above to calculate the following corresponding ranges of implied exchange ratios by dividing the low figure from the reference range of Cimarex by the high figure of the corresponding reference range of Cabot, and the high figure from the reference range of Cimarex by the low figure of the corresponding reference range of Cabot: (1) 2.928x to 5.359x at Wall Street consensus estimates, (2) 2.701x to 4.906x using the corporate forecasts at NYMEX Strip pricing, (3) 2.548x to 5.867x using the corporate forecasts at Wall Street Consensus pricing and (4) 2.573x to 4.697x using the corporate forecasts at the 3-Year Historical Average price. TPH compared these implied exchange ratio ranges to the 4.0146x exchange ratio provided for in the merger agreement.
TPH used the implied reference ranges for EV/Production multiples above to calculate the following corresponding ranges of implied exchange ratios by dividing the low figure from the reference range of Cimarex by the high figure of the corresponding reference range of Cabot, and the high figure from the reference range of Cimarex by the low figure of the corresponding reference range of Cabot: (1) 3.393x to 6.402x at Wall Street consensus estimates and (2) 3.320x to 6.197x using the corporate forecasts. TPH compared these implied exchange ratio ranges to the 4.0146x exchange ratio provided for in the merger agreement.
Net Asset Value Analysis
TPH calculated the present value, as of April 1, 2021, of the future cash flows expected to be generated by each of Cimarex’s and Cabot’s assets through the end of their economic lives, based on the estimates reflected in each of the Cimarex database forecast, Cimarex technical adjusted database forecast, Cabot database forecast and Cabot technical adjusted database forecast. In performing this analysis, TPH applied discount rates to unlevered free cash flows ranging from, in the case of Cimarex, 8.00% to 9.75% and, in the case of Cabot, 6.50% to 8.00%. The discount rates reflected estimates of each company’s weighted average cost of capital.
TPH calculated estimates of the companies’ net asset values by adding (1) the present value of the cash flows generated by the estimated proved developed reserves and undeveloped hydrocarbon resources, plus (2) the present value of future estimated effects of hedging, minus (3) the present value of future estimated effects of general and administrative expenses, taxes and non-drilling and completion capital expenditures and minus (4) net debt (total debt minus cash and cash equivalents) and, in the case of Cimarex, preferred equity.
The net asset value analysis for Cimarex indicated implied reference ranges per share of Cimarex common stock of (1) $71.13 to $83.14 and $67.36 to $77.80 at NYMEX Strip pricing based on the Cimarex database forecast and Cimarex technical adjusted database forecast, respectively, (2) $96.85 to $113.86 and $89.99 to $104.23 at Wall Street Consensus pricing based on the Cimarex database forecast and Cimarex technical adjusted database forecast, respectively, and (3) $68.24 to $80.38 and $64.44 to $74.96 at the 3-Year Historical Average price based on the Cimarex database forecast and Cimarex technical adjusted database forecast, respectively. The net asset value analysis for Cabot indicated implied reference ranges per share of Cabot common stock of (1) $24.07 to $29.17 and $16.50 to $18.99 at NYMEX Strip pricing based on the Cabot database forecast and Cabot technical adjusted database forecast, respectively, (2) $30.98 to $37.52 and $21.32 to $24.51 at Wall Street Consensus pricing based on the Cabot database forecast and Cabot technical adjusted database forecast, respectively, and (3) $23.45 to $28.54 and $15.93 to $18.42 at the 3-Year Historical Average price based on the Cabot database forecast and Cabot technical adjusted database forecast, respectively.
TPH used the implied reference ranges above to calculate the following corresponding ranges of implied exchange ratios from its net asset value analysis by dividing the low figure from the reference range of Cimarex by the high figure of the corresponding reference range of Cabot, and the high figure from the reference range of Cimarex by the low figure of the corresponding reference range of Cabot. This resulted in an implied range of exchange ratios of: (1) 2.439x to 3.453x and 3.546x to 4.715x at NYMEX Strip pricing based on the database forecasts and technical adjusted database forecasts, respectively, (2) 2.581x to 3.675x and 3.672x to 4.889x at Wall Street Consensus pricing based on the database forecasts and technical adjusted database forecasts, respectively, and (3) 2.391x to 3.427x and 3.499x to 4.706x at the 3-Year Historical Average price based on the database forecasts and technical adjusted database forecasts, respectively. TPH compared these implied exchange ratio ranges to the 4.0146x exchange ratio provided for in the merger agreement.
Discounted Cash Flow Analyses
TPH calculated the present value, as of April 1, 2021, of the standalone unlevered free cash flows expected to be generated by each of Cimarex and Cabot, based on the estimates reflected in the corporate forecasts. In performing its analysis, TPH applied unlevered discount rates ranging from, in the case of Cimarex, 8.00% to 9.75% and, in the case of Cabot, 6.50% to 8.00% to each company’s (1) estimated unlevered free cash flows based on a mid-year convention for discounting and (2) estimated terminal value at the end of calendar year 2024. The discount rates reflected estimates of each company’s weighted average cost of capital.
TPH calculated the companies’ terminal values based on each company’s estimated 2025 EBITDAX by applying EV/EBITDAX multiples ranging from, in the case of Cimarex, 4.50x to 5.50x, and in the case of Cabot, 6.00x to 7.50x. The resulting enterprise values were then adjusted by subtracting Cimarex’s and Cabot’s respective net debt (total debt minus cash and cash equivalents) and, in the case of Cimarex, preferred equity to calculate a range of equity values for each company, and the resulting equity values were divided by the number of fully diluted shares outstanding for each of Cimarex and Cabot to derive an implied price per share for each of Cimarex common stock and Cabot common stock.
The discounted cash flow analysis for Cimarex indicated implied reference ranges per share of Cimarex common stock of (1) $71.34 to $88.70 at NYMEX Strip pricing, (2) $89.83 to $111.51 at Wall Street Consensus pricing and (3) $67.78 to 85.23 at the 3-Year Historical Average price. The discounted cash flow analysis for Cabot indicated implied reference ranges per share of Cabot common stock of (1) $15.29 to $19.65 at NYMEX Strip pricing, (2) $19.19 to $24.54 at Wall Street Consensus pricing and (3) $14.97 to $19.34 at the 3-Year Historical Average price.
TPH used the implied reference ranges above to calculate the corresponding ranges of implied exchange ratios from its discounted cash flow analysis by dividing the low figure from the reference range of Cimarex by the high figure of the corresponding reference range of Cabot, and the high figure from the reference range of Cimarex by the low figure of the corresponding reference range of Cabot. This resulted in an implied range of exchange ratios of: (1) 3.629x to 5.803x at NYMEX Strip pricing, (2) 3.660x to 5.812x at Wall Street Consensus pricing and (3) 3.504x to 5.692x at the 3-Year Historical Average price. TPH compared these implied exchange ratio ranges to the 4.0146x exchange ratio provided for in the merger agreement.

Has/Gets Analysis — NAV Accretion
TPH conducted an analysis comparing the per share reference ranges of Cimarex common stock on a standalone basis implied by the net asset value analyses described above to the illustrative per share reference ranges of Cimarex common stock pro forma for the merger implied by the net asset values of the pro forma combined business. TPH calculated illustrative reference ranges of Cimarex common stock pro forma for the merger by (1) adding the net asset values of Cimarex and Cabot on a standalone basis, (2) adding the Synergies, (3) subtracting the estimated fees and expenses relating to the merger, (4) discounting the unlevered free cash flows at ranges of 7.3% to 8.9% (which we refer to as the “illustrative pro forma range A”) and 6.5% to 8.0% (which we refer to as the “illustrative pro forma range B”), (5) dividing the calculated value by the pro forma share count and (6) multiplying the implied per share value ranges from the foregoing calculations by the transaction exchange ratio. Comparing the midpoint reference range for Cimarex standalone to the midpoint illustrative pro forma reference ranges A and B, respectively for the technical adjusted database forecasts, implied value accretion of (1) 4% and 13% at NYMEX Strip pricing, (2) 2% and 10% at Wall Street Consensus pricing and (3) 5% and 14% at the 3-Year Historical Average price. Comparing the midpoint reference range for Cimarex standalone to the midpoint illustrative pro forma reference ranges A and B, respectively, for the database forecasts, implied value accretion of (1) 22% and 34% at NYMEX Strip pricing, (2) 17% and 29% at Wall Street Consensus pricing and (3) 23% and 36% at the 3-Year Historical Average price.
There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Cimarex’s management as described above.
Summary of Additional Reference Data
In connection with conducting the analyses described above, TPH reviewed the following data, which were used for reference purposes only and were not used in TPH’s determination of the fairness, from a financial point of view, to the holders of outstanding Cimarex common stock of the merger consideration to be paid to such holders pursuant to the merger agreement.
Historical Exchange Ratios
TPH reviewed the historical trading prices for shares of Cimarex common stock and Cabot common stock since May 2019, and analyzed the historical implied exchange ratio (by dividing the per share price of Cimarex common stock by the per share price of Cabot common stock on a given date). The analysis indicated the following implied historical ratios:
Date	Implied Exchange Ratio
May 21, 2021	3.997x
10-day	4.008x
1-Month	3.962x
Since 1/15/21	3.310x
3-Month	3.585x
6-Month	3.030x
1-Year	2.212x
2-Year	2.237x
TPH compared each of the historical exchange ratios listed above with the 4.0146x exchange ratio provided for in the merger agreement.
Equity Research Analysts’ Price Targets
TPH reviewed sell-side analyst price targets per share of Cimarex common stock prepared and published by 25 equity research analysts prior to May 21, 2021. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Cimarex common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Cimarex common stock was $72.00 per share to $112.00 per share, with a median target price of $84.00.
TPH also reviewed sell-side analyst price targets per share of Cabot common stock prepared and published by 23 equity research analysts prior to May 21, 2021. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Cabot common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Cabot common stock was $17.00 per share to $25.00 per share, with a median target price of $21.00.
TPH also observed that the exchange ratio implied by (1) the median price targets of all sell-side analysts reviewed was 4.000x and (2) the median price targets of sell-side analysts covering both Cimarex and Cabot was 3.952x, in each case as compared to the 4.0146x exchange ratio provided for in the merger agreement.
The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Cimarex common stock or Cabot common stock and these estimates are subject to uncertainties, including the future financial performance of Cimarex, Cabot and future financial market conditions.
General
TPH and its affiliates, including Perella Weinberg Partners (which we refer to as the “TPH Group”), as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.
The TPH Group also engages in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, the TPH Group may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (1) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of Cimarex, any of the other parties to the proposed merger and any of their respective affiliates and (2) any currency or commodity that may be material to the parties to the proposed merger or otherwise involved in the proposed merger and the other matters contemplated by the merger agreement.
In addition, the TPH Group and certain of its employees, including members of the team performing services in connection with the proposed merger, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Cimarex, Cabot, other potential merger participants or their respective equity holders or affiliates.
TPH is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Cimarex board selected TPH to act as its financial advisor in connection with the proposed merger on the basis of TPH’s experience in transactions similar to the proposed merger described in the merger agreement, its reputation in the investment community and its familiarity with Cimarex and its business.
TPH acted as financial advisor to Cimarex in connection with, and participated in certain negotiations leading to, the proposed merger. TPH expects to receive fees for its services, the principal portion of which is contingent upon the consummation of the proposed merger, and Cimarex has agreed to reimburse certain of TPH’s expenses and indemnify TPH and certain related parties against certain liabilities arising out of its engagement. TPH may provide investment banking or other financial services to Cimarex, Cabot or any of the other parties to the proposed merger or their respective stockholders or affiliates in the future. In connection with such investment banking or other financial services, TPH may receive compensation.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Cimarex board. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.
Pursuant to the terms of its engagement, upon the Cimarex board’s request to TPH to deliver its opinion (regardless of the conclusion reached therein), TPH became entitled to receive a fee from Cimarex of $2.5 million, which will be credited against the transaction fee of $29.0 million payable to TPH upon the consummation of the proposed merger. In the event the proposed merger is not consummated and Cimarex or any of its affiliates is paid a termination, break-up, topping, other similar fee, deposit or any other form of compensation or expense reimbursement or is granted an option or other similar right, Cimarex has agreed to pay TPH a fee equal to the lesser of (1) 10% of the fair market value (at the time of payment) of any such break-up fee or (2) the aggregate fees that TPH would have received if the proposed merger had been consummated. In addition, Cimarex has agreed to reimburse TPH for its reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. Cimarex also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement or to contribute to payments that TPH may be required to make in respect of these liabilities.
Cabot Unaudited Forecasted Financial Information
Cabot does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings, or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Cabot’s management prepared certain unaudited internal financial and operating forecasts and estimates with respect to Cabot, which were provided to the Cabot board and Cimarex, as well as Cabot’s and Cimarex’s respective financial advisors, in connection with their evaluation of the proposed merger. In addition, Cabot’s management was provided with certain non-public financial forecasts covering multiple years which were prepared by Cimarex management and not for public disclosure, which forecasts were subsequently reviewed, adjusted and approved by Cabot management. The inclusion of this information should not be regarded as an indication that any of Cabot or its affiliates, officers, directors, advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
This information includes non-GAAP financial measures, including EBITDAX and Free Cash Flow for Cabot and Cimarex. Please see the tables below for a description of how non-GAAP financial measures are defined. Cabot believes that EBITDAX provides information useful in assessing operating and financial performance across periods, while Free Cash Flow provides a useful measure of available cash generated by operating activities for other investing and financing activities. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Cabot may not be comparable to similarly titled measures used by other companies.
This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Cabot’s management, including, among others, Cabot’s and Cimarex’s future results, oil and gas industry activity, volatility in commodity prices for crude oil, natural gas or NGLs, changes in the demand, supply, differentials or other market conditions affecting oil and gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. None of Cabot or its affiliates, officers, directors, advisors or other representatives can give any assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially and adversely from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions, and other matters described in the section entitled “Risk Factors.” Please also see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”
The Cabot forecasted financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Cabot forecasted financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of Cabot and Cimarex. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Cabot forecasted financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to Cabot’s previously issued financial statements. It does not extend to the Cabot forecasted financial information and should not be read to do so.
Furthermore, the Cabot unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Cabot can give no assurance that, had the unaudited prospective financial and operating information been prepared as of the date of the merger agreement, the date of this joint proxy statement/prospectus or the date of the Cabot special meeting or the Cimarex special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Cabot does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Cabot or Cimarex of the merger, the effect on Cabot or Cimarex of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Cabot or Cimarex of any possible failure of the merger to occur. None of Cabot or its affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Cabot or Cimarex stockholder or other person regarding Cabot’s or Cimarex’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Cabot, its advisors, or any other person that it is viewed as material information of Cabot or Cimarex, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the Cabot proposals, the Cimarex proposals or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the Cabot board, Cimarex, and Cabot’s and Cimarex’s respective financial advisors in connection with the merger.
In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Cabot stockholders and Cimarex stockholders are cautioned not to place undue reliance on such information, and Cabot urges all Cabot stockholders and Cimarex stockholders to review Cabot’s most recent SEC filings for a description of Cabot’s reported financial results and Cimarex’s most recent SEC filings for a description of Cimarex’s reported financial results. Please see the section entitled “Where You Can Find More Information.”
Summary of Cabot Unaudited Prospective Financial and Operating Information
The unaudited prospective financial and operating information described below is based on various assumptions, including, but not limited to, the following commodity price assumptions of Cabot’s management, which were based on price assumptions for crude oil and natural gas pricing as of May 14, 2021.
Management Case Pricing
	2021	2022	2023	2024	2025
Crude Oil (WTI) ($/Bbl)	56.24	55.00	55.00	55.00	55.00
Natural Gas (Henry Hub) ($/MMbtu)	2.74	2.75	2.75	2.75	2.75
The following table sets forth certain summarized prospective financial and operating information of Cabot for the fiscal years 2021 through 2025 on a stand-alone basis, prepared by Cabot management.
Management Case Projections
($ in millions, other than operating data)
	Cabot Management Case Projections
	2021	2022	2023	2024	2025
Production (Mmcfe/d)	2,332	2,328	2,382	2,402	2,434
EBITDAX	$1,141	$1,260	$1,286	$1,327	$1,311
Total Capital Expenditures	$543	$501	$513	$524	$505
Free Cash Flow (Pre-Dividend)	$433	$558	$528	$571	$565
The unaudited prospective financial and operating information set forth in the table above does not take into account any circumstances or events occurring after the date it was prepared. Given that the Cabot and Cimarex special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Cabot and Cimarex stockholders are cautioned not to place undue reliance on such information.
The unaudited prospective financial and operating information set forth in the table above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited prospective financial and operating information presented above, EBITDAX is a non-GAAP measure defined as earnings before interest, taxes, depreciation, amortization and exploration expenses, and Free Cash Flow is a non-GAAP measure defined as operating cash flow less total capital expenditures. These measures should not be considered as alternatives to any measures derived in accordance with GAAP.
Summary of Cimarex Corporate Forecast Adjusted by Cabot
The unaudited prospective financial and operating information described below is based on various assumptions, including, but not limited to, the commodity price assumptions of Cabot’s management described in the section entitled “— Summary of Cabot Unaudited Prospective Financial and Operating Information.”
The following table sets forth certain summarized prospective financial and operating information of Cimarex for the fiscal years 2021 through 2025 on a stand-alone basis, which information was based on financial and operating information developed by Cimarex management and adjusted by Cabot management.

Management Case Projections
($ in millions, other than operating data)
	Cimarex Corporate Forecast Adjusted By Cabot(1)
	2021	2022	2023	2024	2025
Production (Mboe/d)	236	244	261	267	262
EBITDAX	$1,446	$1,560	$1,780	$1,832	$1,783
Total Capital Expenditures	$707	$779	$812	$793	$849
Free Cash Flow (Pre-Dividend)	$717	$752	$904	$848	$686

(1)
Full cost accounting method.

The unaudited prospective financial and operating information set forth in the table above does not take into account any circumstances or events occurring after the date it was prepared. Given that the Cabot and Cimarex special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Cabot and Cimarex stockholders are cautioned not to place undue reliance on such information.
The unaudited prospective financial and operating information set forth in the table above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited prospective financial and operating information presented above, EBITDAX is a non-GAAP measure defined as earnings before interest, taxes, depreciation, amortization and exploration expenses, Free Cash Flow is a non-GAAP measure defined as operating cash flow less total capital expenditures, and Production assumes a 6:1 conversion factor from thousand cubic feet of natural gas to barrel of oil. These measures should not be considered as alternatives to any measures derived in accordance with GAAP.
CABOT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Cimarex Unaudited Forecasted Financial Information
Cimarex does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering multiple years which were prepared by Cimarex management and Cabot management and not for public disclosure, were provided to the Cimarex board and Cabot board in connection with their evaluations of the merger and were also provided to TPH, Cimarex’s financial advisor, for TPH’s use in advising Cimarex and reliance in connection with TPH’s financial analysis and opinion, as described in the section entitled “— Opinion of Tudor, Pickering, Holt & Co., Cimarex’s Financial Advisor,” and were also provided to J.P. Morgan, Cabot’s financial advisor, as described in the section entitled “— Opinion of J.P. Morgan Securities LLC, Cabot’s Financial Advisor.”
The summaries of the financial forecasts presented below are not being included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the Cimarex merger proposal, the Cimarex charter amendment proposal or the Cabot issuance proposal, but are being included because these forecasts were made available to the Cimarex board, Cimarex’s financial advisor and Cabot and its financial advisor. The Cimarex forecasted financial information was prepared by Cimarex management.
The inclusion of this information should not be regarded as an indication that the Cimarex board, Cimarex (or any of its affiliates, officers, directors, advisors or other representatives) or any other person considered, or now considers, the Cimarex forecasted financial information to be necessarily predictive of actual future events or results of Cimarex’s or Cabot’s operations and should not be relied upon as such.

Cimarex management’s internal financial forecasts, upon which the Cimarex forecasted financial information was based, are subjective in many respects. There can be no assurance that the Cimarex forecasted financial information will be realized or that actual results will not be significantly higher or lower than forecasted. The Cimarex forecasted financial information covers multiple years and such information by its nature becomes less predictive with each successive year. As a result, the Cimarex forecasted financial information summarized in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.
In addition, the Cimarex forecasted financial information was not prepared with a view toward public disclosure or toward complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information. Neither KPMG LLP, Cimarex’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the Cimarex forecasted financial information contained in this joint proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Cimarex’s independent registered public accounting firm, KPMG LLP, contained in Cimarex’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical consolidated financial statements of Cimarex and its subsidiaries, and such report does not extend to the forecasted financial information included below and should not be read to do so.
The Cimarex forecasted financial information was based on numerous variables and assumptions that are inherently uncertain and difficult or impossible to predict or estimate and most of them are beyond Cimarex’s or Cabot’s control. The Cimarex forecasted financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change. The Cimarex forecasted financial information was based on information known to Cimarex management as of May 21, 2021.
Important factors that may affect actual results and cause the Cimarex forecasted financial information not to be achieved include, but are not limited to, changes in commodity prices and production growth rate from those described, risks and uncertainties relating to Cimarex’s and Cabot’s businesses (including the ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described in this joint proxy/statement prospectus or described or referenced in Cimarex’s and Cabot’s filings with the SEC, including each of Cimarex’s and Cabot’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” In addition, the Cimarex forecasted financial information reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Cimarex forecasted financial information does not reflect revised prospects for Cimarex’s or Cabot’s respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Cimarex forecasted financial information was prepared.
The Cimarex forecasted financial information was developed on a standalone basis without giving effect to the merger, and therefore the Cimarex forecasted financial information does not give effect to the merger or any changes to the combined business’ operations or strategy that may be implemented after the effective time of the merger if the merger is consummated, including potential cost synergies to be realized as a result of the merger, or to any costs incurred in connection with the merger. Furthermore, the Cimarex forecasted financial information does not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.
Accordingly, there can be no assurance that the Cimarex forecasted financial information will be realized or that Cimarex’s future financial results will not vary materially from the Cimarex forecasted financial information. None of Cimarex, Cabot nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Cimarex forecasted financial information, and none of Cimarex, Cabot, nor any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the Cimarex forecasted financial information to reflect circumstances existing or developments and events occurring after the date of the Cimarex forecasted financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the Cimarex forecasted financial information are not realized or are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. Cimarex does not intend to make available publicly any update or other revision to the Cimarex forecasted financial information, except as otherwise required by applicable law. None of Cimarex nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Cimarex or Cabot stockholder or any other person regarding the ultimate performance of Cimarex or Cabot compared to the information contained in the Cimarex forecasted financial information or that the Cimarex forecasted financial information will be achieved. The inclusion of the forecasted financial information herein should not be deemed an admission or representation by Cimarex, its advisors or other representatives or any other person that it is viewed as material information of Cimarex or Cabot, particularly in light of the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing factors and considering that the special meetings will be held several months after the forecasted financial information was prepared, as well as the uncertainties inherent in the Cimarex forecasted financial information, Cimarex and Cabot stockholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Cimarex forecasted financial information, and Cimarex and Cabot urge all Cimarex stockholders and Cabot stockholders to review Cimarex’s most recent SEC filings for a description of Cimarex’s reported financial results and Cabot’s most recent SEC filings for a description of Cabot’s reported financial results.
Summary of Cimarex Forecasted Financial Information
In preparing the prospective financial and operating information described below, Cimarex management used the following oil and natural gas assumptions, which are based on (1) New York Mercantile Exchange strip pricing as of May 21, 2021 (which we refer to as “NYMEX Strip”), (2) Wall Street consensus pricing, as of May 21, 2021 (which we refer to as “Wall Street Consensus”) and (3) 3-Year Trailing Spot Price Average, as of May 21, 2021 (which we refer to as “3-Year Historical Average”).
NYMEX Strip Pricing as of May 21, 2021
	2021	2022	2023	2024	2025
Crude Oil (WTI) ($/Bbl)	62.74	59.29	56.08	54.00	52.73
Natural Gas (Henry Hub) ($/MMbtu)	2.98	2.80	2.61	2.60	2.62
Wall Street Consensus Pricing as of May 21, 2021
	2021	2022	2023	2024	2025
Crude Oil (WTI) ($/Bbl)	64.75	62.82	61.00	61.00	61.00
Natural Gas (Henry Hub) ($/MMbtu)	2.74	2.93	3.00	3.00	3.00
3-Year Historical Average Pricing as of May 21, 2021
	2021	2022	2023	2024	2025
Crude Oil (WTI) ($/Bbl)	53.11	53.11	53.11	53.11	53.11
Natural Gas (Henry Hub) ($/MMbtu)	2.62	2.62	2.62	2.62	2.62
In addition to different pricing scenarios, Cimarex management prepared three sets of forecasts. The three forecasts presented are described below:
•
Cimarex corporate forecast:   Cimarex current corporate model forecasts through 2025E based on Cimarex’s customary corporate strategic planning and budgeting process.

•
Cimarex database forecast:   Cimarex asset database of existing proved developed producing reserves, Probable and Possible Reserves and Undeveloped Resources through the end of their economic lives.

•
Cimarex technical adjusted database forecast:   Cimarex asset database of existing proved developed producing reserves, probable and possible reserves and undeveloped resources through the end of their economic lives, adjusted by Cimarex management to account for risks and uncertainties associated with achieving the full future reserves and resource technical potential.

The following table presents a summary of the unaudited forecasted financial data for the fiscal years ending 2021 through 2025 based on the Cimarex Corporate Forecast and the three price assumptions indicated above.
($ in millions, other than operating data)	Cimarex Corporate Forecast(1)
	2021	2022	2023	2024	2025
NYMEX Strip
EBITDAX	$1,592	$1,742	$1,815	$1,796	$1,792
Unlevered free cash flow	$978	$1,053	$1,098	$888	$846
Total Capital Expenditures	$613	$689	$708	$696	$745
Production (Mboe/d)	241	251	268	274	280
Wall Street Consensus
EBITDAX	$1,607	$1,883	$2,096	$2,181	$2,241
Unlevered free cash flow	$994	$1,194	$1,280	$1,186	$1,193
Total Capital Expenditures	$613	$689	$708	$696	$745
Production (Mboe/d)	241	251	268	274	280
3-Year Historical Average
EBITDAX	$1,405	$1,504	$1,689	$1,759	$1,809
Unlevered free cash flow	$792	$816	$983	$966	$861
Total Capital Expenditures	$613	$689	$708	$696	$745
Production (Mboe/d)	241	251	268	274	280

(1)
Adjusted to present successful efforts accounting method.

The following table presents a summary of the unaudited forecasted financial data for the fiscal years ending 2021 through 2025 based on the Cimarex Database Forecast and the three price assumptions indicated above.
($ in millions, other than operating data)	Cimarex Database Forecast(1)
	2021	2022	2023	2024	2025
NYMEX Strip
EBITDAX	$1,589	$1,863	$1,964	$1,946	$1,952
Unlevered free cash flow	$1,014	$1,206	$1,093	$1,003	$1,029
Total Capital Expenditures	$575	$645	$651	$671	$636
Production (Mboe/d)	242	264	283	290	296
Wall Street Consensus
EBITDAX	$1,610	$1,989	$2,218	$2,297	$2,365
Unlevered free cash flow	$1,035	$1,299	$1,289	$1,274	$1,347
Total Capital Expenditures	$575	$645	$651	$671	$636
Production (Mboe/d)	242	264	283	290	296
3-Year Historical Average
EBITDAX	$1,417	$1,646	$1,845	$1,910	$1,969
Unlevered free cash flow	$842	$1,001	$1,078	$975	$1,042
Total Capital Expenditures	$575	$645	$651	$671	$636
Production (Mboe/d)	242	264	283	290	296

(1)
Adjusted to present successful efforts accounting method.

The following table presents a summary of the unaudited forecasted financial data for the fiscal years ending 2021 through 2025 based on the Cimarex Technical Adjusted Database Forecast and the three price assumptions indicated above.
($ in millions, other than operating data)	Cimarex Technical Adjusted Database Forecast(1)
	2021	2022	2023	2024	2025
NYMEX Strip
EBITDAX	$1,608	$1,869	$1,927	$1,890	$1,931
Unlevered free cash flow	$1,034	$1,206	$1,064	$960	$1,030
Total Capital Expenditures	$575	$645	$651	$671	$615
Production (Mboe/d)	242	262	278	284	290
Wall Street Consensus
EBITDAX	$1,629	$1,993	$2,172	$2,225	$2,328
Unlevered free cash flow	$1,055	$1,297	$1,253	$1,218	$1,336
Total Capital Expenditures	$575	$645	$651	$671	$615
Production (Mboe/d)	242	262	278	284	290
3-Year Historical Average
EBITDAX	$1,436	$1,656	$1,812	$1,857	$1,947
Unlevered free cash flow	$861	$1,011	$1,046	$934	$1,042
Total Capital Expenditures	$575	$645	$651	$671	$615
Production (Mboe/d)	242	262	278	284	290

(1)
Adjusted to present successful efforts accounting method.

The unaudited forecasted financial numbers shown in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited forecasted financial information presented above, EBITDAX is a non-GAAP measure defined as earnings before interest, taxes, depreciation, amortization and exploration expenses, Unlevered Free Cash Flow is a non-GAAP measure defined as EBITDAX, less income taxes, less capital expenditures, and Production assumes a 6:1 conversion factor from thousand cubic feet of natural gas to barrel of oil. These measures should not be considered as alternatives to any measures derived in accordance with GAAP.
Summary of Cabot Forecasted Financial Information
Cimarex management also provided to the Cimarex board in connection with its evaluation of the merger and to TPH for its use and reliance in connection with its financial analysis and opinion unaudited prospective financial and operating information prepared by Cimarex management based on prospective financial and operating information prepared by Cabot management.
In addition to the three different pricing assumptions described above, Cimarex management used three forecasts based on prospective financial and operating information prepared by Cabot management. The three forecasts presented are described below:
•
Cabot corporate forecast:   Cabot current corporate model forecasts through 2025E based on Cabot’s corporate strategic planning and budgeting process, adjusted by Cimarex management in order to harmonize certain underlying assumptions with the comparable Cimarex forecast summarized above.

•
Cabot database forecast:   Cabot asset database of existing proved developed producing reserves, probable and possible reserves and undeveloped resources through the end of their economic lives,

adjusted by Cimarex management in order to harmonize certain underlying assumptions with the comparable Cimarex forecast summarized above.
•
Cabot technical adjusted database forecast:   Cabot asset database of existing proved developed producing reserves, probable and possible reserves and undeveloped resources through the end of their economic lives, adjusted by Cimarex management to account for risks and uncertainties associated with achieving the full future reserves and resource technical potential.

The following table presents a summary of the unaudited forecasted financial data for the fiscal years ending 2021 through 2025 based on the Cabot Corporate Forecast and the three price assumptions indicated above.
($ in millions, other than operating data)	Cabot Corporate Forecast
	2021	2022	2023	2024	2025
NYMEX Strip
EBITDAX	$1,255	$1,291	$1,185	$1,220	$1,215
Unlevered free cash flow	$536	$588	$513	$536	$537
Total Capital Expenditures	$526	$517	$509	$512	$506
Production (Mboe/d)	389	388	397	400	406
Wall Street Consensus
EBITDAX	$1,134	$1,377	$1,457	$1,499	$1,485
Unlevered free cash flow	$467	$654	$724	$750	$743
Total Capital Expenditures	$526	$517	$509	$512	$506
Production (Mboe/d)	389	388	397	400	406
3-Year Historical Average
EBITDAX	$1,089	$1,169	$1,192	$1,231	$1,215
Unlevered free cash flow	$432	$493	$519	$544	$537
Total Capital Expenditures	$526	$517	$509	$512	$506
Production (Mboe/d)	389	388	397	400	406
The following table presents a summary of the unaudited forecasted financial data for the fiscal years ending 2021 through 2025 based on the Cabot Database Forecast and the three price assumptions indicated above.
($ in millions, other than operating data)	Cabot Database Forecast
	2021	2022	2023	2024	2025
NYMEX Strip
EBITDAX	$1,651	$1,643	$1,463	$1,497	$1,524
Unlevered free cash flow	$914	$875	$774	$829	$802
Total Capital Expenditures	$524	$528	$472	$431	$487
Production (Mboe/d)	429	443	439	450	455
Wall Street Consensus
EBITDAX	$1,508	$1,753	$1,799	$1,846	$1,863
Unlevered free cash flow	$803	$960	$1,034	$1,099	$1,065
Total Capital Expenditures	$524	$528	$472	$431	$487
Production (Mboe/d)	429	443	439	450	455
3-Year Historical Average
EBITDAX	$1,436	$1,488	$1,472	$1,511	$1,525
Unlevered free cash flow	$747	$754	$781	$840	$803
Total Capital Expenditures	$524	$528	$472	$431	$487
Production (Mboe/d)	429	443	439	450	455

The following table presents a summary of the unaudited forecasted financial data for the fiscal years ending 2021 through 2025 based on the Cabot Technical Adjusted Database Forecast and the three price assumptions indicated above.
($ in millions, other than operating data)	Cabot Technical Adjusted Database Forecast
	2021	2022	2023	2024	2025
NYMEX Strip
EBITDAX	$1,557	$1,506	$1,350	$1,358	$1,368
Unlevered free cash flow	$847	$786	$689	$726	$682
Total Capital Expenditures	$518	$507	$471	$428	$487
Production (Mboe/d)	403	406	404	407	407
Wall Street Consensus
EBITDAX	$1,425	$1,607	$1,659	$1,674	$1,671
Unlevered free cash flow	$745	$864	$928	$970	$917
Total Capital Expenditures	$518	$507	$471	$428	$487
Production (Mboe/d)	403	406	404	407	407
3-Year Historical Average
EBITDAX	$1,359	$1,363	$1,358	$1,371	$1,368
Unlevered free cash flow	$694	$676	$696	$735	$683
Total Capital Expenditures	$518	$507	$471	$428	$487
Production (Mboe/d)	403	406	404	407	407
The unaudited forecasted financial numbers shown in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited forecasted financial information presented above, EBITDAX is a non-GAAP measure defined as earnings before interest, taxes, depreciation, amortization and exploration expenses, Unlevered Free Cash Flow is a non-GAAP measure defined as EBITDAX, less income taxes, less capital expenditures, and Production assumes a 6:1 conversion factor from thousand cubic feet of natural gas to barrel of oil. These measures should not be considered as alternatives to any measures derived in accordance with GAAP.
CIMAREX DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Regulatory Approvals
The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ, and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement — Reasonable Best Efforts; Notification.”
On June 14, 2021, the initial filings with respect to the merger were made by Cabot and Cimarex with the FTC and the DOJ. The waiting period with respect to the notification and report forms filed under the HSR Act expired on July 14, 2021.
Neither Cabot nor Cimarex is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

For additional information, see the section entitled “The Merger Agreement — HSR and Other Regulatory Approvals.”
Board of Directors and Management of Cabot Following the Completion of the Merger
Under the terms of the merger agreement, Cabot has agreed to take all actions as may be necessary to cause (1) the number of directors constituting the Cabot board as of the effective time of the merger to be ten and (2) the Cabot board as of the effective time of the merger to be composed of (A) five designated Cabot directors, one of whom will be Dan O. Dinges, and (B) five designated Cimarex directors, one of whom will be Thomas E. Jorden. From and after the effective time of the merger, each person designated as a director of Cabot will serve as a director until such person’s successor will be appointed or such person’s earlier death, resignation or removal in accordance with the organizational documents of Cabot.
At the effective time of the merger, Mr. Dinges will be appointed to serve as the Executive Chairman of the Cabot board, Mr. Jorden will be appointed to serve as the President and Chief Executive Officer of Cabot, Scott C. Schroeder will be appointed to serve as the Executive Vice President and Chief Financial Officer of Cabot, Stephen P. Bell will be appointed to serve as the Executive Vice President — Business Development of Cabot, Steven W. Lindeman will be appointed to serve as the Senior Vice President — Production and Operations of Cabot, Francis B. Barron will be appointed to serve as the Senior Vice President and General Counsel of Cabot, Christopher H. Clason will be appointed to serve as the Senior Vice President and Chief Human Resources Officer of Cabot, Kevin Smith will be appointed to serve as the Vice President and Chief Technology Officer of Cabot, an individual designated by Cimarex will be appointed to serve as the Senior Vice President of Business Units of Cabot, and each such officer will serve until such officer’s successor is appointed or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the organizational documents of Cabot. If, before the effective time of the merger, any such person is unable or unwilling to serve as an officer of Cabot, then a substitute officer will be selected by mutual agreement of Cabot and Cimarex.
At the effective time of the merger, the Cabot bylaws will provide that (1) Mr. Dinges may not be removed from, and the Cabot board may not fail to appoint, re-elect or re-nominate Mr. Dinges to, his position as Executive Chairman of the Cabot board until the earlier of (A) December 31, 2022 or (B) any date as of which Mr. Dinges ceases to serve as a member of the Cabot board for any reason (which we refer to as the “chairman succession date”) and (2) Mr. Jorden may not be removed from, and the Cabot board may not fail to appoint, re-elect or re-nominate Mr. Jorden to, his position as President and Chief Executive Officer of Cabot until the completion of Cabot’s 2024 annual meeting of stockholders for any reason, in each case without an affirmative vote of at least 75% of the other members of the Cabot board.
Interests of Cimarex Directors and Executive Officers in the Merger
In considering the recommendation of the Cimarex board with respect to the Cimarex proposals, Cimarex stockholders should be aware that the directors and executive officers of Cimarex have interests in the merger that may be different from, or in addition to, the interests of Cimarex stockholders generally. The members of the Cimarex board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that Cimarex stockholders approve the Cimarex merger proposal. For more information, see the sections entitled “—Background of the Merger” and “— Recommendation of the Cimarex Board of Directors and Reasons for the Merger.” Such interests are described in more detail below.
Treatment of Cimarex Equity Awards
The treatment of outstanding Cimarex equity awards held by Cimarex employees at the effective time of the merger is summarized below. The outstanding Cimarex equity awards held by Cimarex’s executive officers (other than Thomas E. Jorden) and Cimarex non-employee directors immediately prior to the effective time of the merger will be generally treated in the same manner as those Cimarex equity awards held by other employees of Cimarex, and, except as described below, will be treated in accordance with the terms and conditions that were applicable to such awards before the effective time of the merger. Mr. Jorden’s

Cimarex equity awards will be treated as described below under “— Treatment of Mr. Jorden’s Cimarex Equity Awards; Waiver of “Single-Trigger” Vesting” and in the section entitled “— Arrangements with Thomas E. Jorden.”
Treatment of Cimarex Restricted Share Awards.   The merger agreement provides, consistent with Cimarex’s equity plans, that each Cimarex restricted share award granted prior to the date of the merger agreement and/or that is held by a non-employee member of the Cimarex board will (1) if subject solely to time-based vesting, automatically become fully vested and be cancelled and converted into the right to receive the merger consideration and (2) if subject to performance-based vesting, become vested at the greater of the target level and the level determined or certified by the Cimarex board or the compensation committee of the Cimarex board based on the results achieved during the applicable performance period, which period will be deemed to end on the latest practicable date prior to the effective time of the merger, and be cancelled and converted into the right to receive the merger consideration; provided that for each Cimarex restricted share award subject to performance-based vesting that was granted in 2020 and in accordance with the award agreements for those grants, if the level of vesting determined is greater than the target level, then each vested share of Cimarex common stock in excess of the target number of shares of Cimarex common stock subject to such Cimarex restricted share award will instead be converted into the right to receive the cash equivalent merger consideration. In addition, each holder of a Cimarex restricted share award that is subject to performance-based vesting will be entitled to receive a lump-sum cash payment equal to the accumulated and unpaid dividends credited with respect to such award as of immediately prior to the effective time of the merger.
Each other Cimarex restricted share award not described in the previous paragraph (including all awards held by Mr. Jorden, whether granted prior to or after the date of the merger agreement) will be converted automatically into an adjusted restricted share award with the same terms and conditions as were applicable to such Cimarex restricted share award immediately prior to the effective time of the merger (including vesting terms), and relating to the number of shares of Cabot common stock equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex restricted share award immediately prior to the effective time of the merger, multiplied by (2) the exchange ratio, with any fractional shares rounded to the nearest whole number of shares of Cabot common stock. No restricted share awards granted to executive officers after the date of the merger agreement will provide for “single-trigger” vesting upon the completion of the merger.
Treatment of Cimarex Option Awards.   The merger agreement provides that each Cimarex option award will, to the extent unvested, automatically become fully vested and will be converted into an adjusted option award to purchase shares of Cabot common stock, with the number of shares underlying the adjusted option award equal to the product, rounded down to the nearest whole number of shares, of (1) the number of shares of Cimarex common stock subject to such Cimarex option award immediately prior to the effective time of the merger, multiplied by (2) the exchange ratio, and the exercise price of the adjusted option award equal to the quotient, rounded up to the nearest whole cent of (a) the exercise price of the Cimarex option award immediately prior to the effective time of the merger, divided by (b) the exchange ratio. No executive officers of Cimarex hold Cimarex option awards.
Treatment of Cimarex DSU Awards.   The merger agreement provides that, at the effective time of the merger, each then outstanding Cimarex DSU award will be converted into the right to receive the merger consideration (with any fractional shares rounded up to a whole share); provided, that, if any Cimarex DSU award cannot be paid at the effective time of the merger without the application of a penalty under Section 409A of the Code, such Cimarex DSU award will instead be cancelled and converted automatically into an adjusted Cabot deferred stock unit award based on the exchange ratio. Cimarex DSU awards are held exclusively by one non-employee director.
Treatment of Mr. Jorden’s Cimarex Equity Awards; Waiver of “Single-Trigger” Vesting.   Pursuant to the side letter agreement described below in “— Compensation Arrangements with Thomas E. Jorden,” notwithstanding the preexisting terms applicable to such awards or anything to the contrary contained in the merger agreement, none of the Cimarex equity awards held by Mr. Jorden will vest at the effective time of the merger. Instead, each such award will instead be converted into a corresponding award with respect to Cabot common stock and will be subject to “double-trigger” vesting. See the section entitled “— Compensation Arrangements with Thomas E. Jorden.”

The estimated value of the unvested Cimarex equity awards held by each of the named executive officers is set forth below in “— Quantification of Potential Payments and Benefits to Cimarex’s Named Executive Officers in Connection with the Merger” on page 124. Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), (1) the estimated aggregate value that would be realized by the five Cimarex executive officers who are not named executive officers in respect of their unvested Cimarex equity awards is: performance-based Cimarex restricted stock awards — $8,875,642; time-based Cimarex restricted stock awards — $12,950,650; unvested Cimarex stock options — $0; and unvested dividends with respect to such performance-based and time-based Cimarex restricted stock awards — $175,692, and (2) the estimated aggregate value of unvested Cimarex restricted stock awards held by the eight non-employee directors of Cimarex is $1,576,781.
Compensation Arrangements with Thomas E. Jorden
Employment Letter Agreement.   On May 23, 2021, Mr. Jorden, entered into a letter agreement with Cabot (which we refer to as the “Jorden letter agreement”) with respect to the terms of his employment with Cabot following the closing of the merger. Under the terms of the Jorden letter agreement, Mr. Jorden will be employed as Cabot’s president and chief executive officer and serve as a member of the Cabot board for the period commencing at the effective time of the merger and ending on the third anniversary thereof or upon his earlier termination of employment (such period, we refer to as the “Jorden employment period”). The Jorden letter agreement will automatically terminate if Mr. Jorden’s employment with Cimarex is terminated before the effective time of the merger or the merger agreement is terminated for any reason without the occurrence of the merger.
The Jorden letter agreement provides that during the Jorden employment period, Mr. Jorden will receive a base salary of $1,125,000, will be eligible for an annual cash incentive award with a target opportunity of 130% of his annual base salary, will be granted annual long-term incentive awards with a target grant date fair value of $10,000,000, and will be provided with relocation assistance and other employee benefits and perquisites no less favorable to those provided to other Cabot executive officers. As will be provided in the Cabot bylaw amendment, Mr. Jorden may not be removed from his position as president and chief executive officer or as a member of the Cabot board without an affirmative vote of 75% of the other members of the Cabot board.
Mr. Jorden’s existing severance compensation agreement with Cimarex described below (which we refer to as the “Jorden severance agreement”) will remain in full force and effect during the Jorden employment period, and the Jorden letter agreement provides that the length of the “Change in Control Protection Period” under the Jorden severance agreement will be for the duration of the Jorden employment period. The Jorden letter agreement also revises the definition of “good reason” under such agreement to also include a diminution of Mr. Jorden’s duties or responsibilities authorities, powers or functions, the failure of Cimarex or the Cabot board to nominate him for election to the Cabot board, a reduction in his annual long-term incentive award opportunity as described above, or a required relocation to any location other than Houston, Texas. Upon the expiration of the Jorden employment period, if Mr. Jorden’s employment with Cabot is continuing, then he and Cabot will enter into a change-in-control agreement that is consistent with, and no less favorable than, the change-in-control agreements then applicable to other executive officers of Cabot.
Side Letter Agreement; Waiver of “Single-Trigger” Vesting.   In addition, on June 29, 2021, Mr. Jorden entered into a side letter agreement with Cimarex and Cabot (which we refer to as the “Jorden side letter”). The Jorden side letter provides that, notwithstanding the preexisting terms applicable to his Cimarex equity awards or anything to the contrary contained in the merger agreement, Mr. Jorden’s Cimarex equity awards will not vest at the effective time of the merger, which is referred to as “single-trigger” vesting. Instead, each such award will be converted into a corresponding award with respect to Cabot common stock, with the number of shares underlying each award adjusted based on the exchange ratio. The performance goals applicable to Mr. Jorden’s Cimarex restricted stock awards subject to performance-based vesting will be deemed satisfied at the effective time of the merger at the same levels applicable to other performance-based Cimarex restricted stock awards (as described above). Each such converted award will continue to be subject to the same service-based vesting terms as applied to the Cimarex award immediately prior to the effective time of the merger. The Jorden side letter also provides that if Mr. Jorden’s employment is terminated without cause or for good reason during the term of the Jorden letter agreement, Mr. Jorden’s converted equity awards will “double-trigger” vest in full. Like the Jorden letter agreement, if Mr. Jorden’s employment with Cimarex is terminated before the effective time of the merger or the merger agreement is terminated for any reason without the occurrence of the merger, the Jorden side letter will automatically terminate.
If Mr. Jorden’s employment is terminated without cause or for good reason, or if Mr. Jorden dies or becomes disabled, in each case, during the Jorden employment period, his outstanding Cabot equity awards, including his Cimarex equity awards converted in the merger in accordance with the Jorden side letter, will vest in full (with achievement of any applicable performance metrics determined based on actual performance as of the date of his termination of employment or the date of death or disability, as applicable).
Mr. Jorden remains subject to his existing perpetual confidentiality covenant and the one year post-termination non-competition and non-solicitation covenants contained in his severance agreement.
Severance Compensation Agreements
Each of Cimarex’s executive officers is party to a severance compensation agreement which provides for certain severance benefits upon a termination of employment by Cimarex other than for “cause” or by the executive officer for “good reason” (each of which we refer to as a “qualifying termination), including severance benefits if a qualifying termination occurs within two years following a change in control. The merger will constitute a change in control under the severance compensation agreements.
The severance compensation agreements provide for the following entitlements upon a qualifying termination within two years following a change in control (or, for Mr. Jorden under the Jorden severance agreement as modified by the Jorden letter agreement, upon a qualifying termination during the Jorden employment period as described above in “— Compensation Arrangements with Thomas E. Jorden — Employment Letter Agreement”), subject to the executive officer’s execution and non-revocation of a release of claims:
•
a pro-rated annual bonus for the number of days in the calendar year of termination through the date of termination, based on the average of the executive officer’s last two annual bonuses and paid in a lump sum at the same time that bonuses are paid to active employees;

•
an amount equal to the product of two times (three times for Mr. Jorden) the executive officer’s “annual average compensation” (meaning the sum of (1) the executive officer’s annual base salary received during the 24 months prior to his date of termination, disregarding any temporary reduction implemented in 2020, and (2) the amount of cash incentive awards received by the executive officer during the 24 months prior to the executive officer’s date of termination, divided by two); and

•
continued medical, dental, vision, disability and life insurance benefits for the executive officer and the executive officer’s dependents for 24 months (36 months for Mr. Jorden) following the date of termination as though the executive officer’s employment had not been terminated.

In connection with the merger, on May 23, 2021, Cimarex entered into amendments to the severance compensation agreements with each executive officer (other than Mr. Jorden, who entered into the Jorden letter agreement providing for the modifications to the Jorden severance agreement described above in the section entitled “— Compensation Arrangements with Thomas E. Jorden — Employment Letter Agreement”) to revise the definition of “good reason” under such agreements. The revised definition includes a material diminution of the executive officer’s duties or responsibilities, authorities, powers or functions, a material reduction in the executive officer’s long-term incentive compensation opportunity, or a required relocation of more than 50 miles from the executive officer’s principal place of business location (other than a relocation to the Midland, Texas or Tulsa, Oklahoma metropolitan areas in connection with a move of Cimarex’s corporate headquarters to such area).
The severance compensation agreements contain a Section 280G “best-net” cutback provision, which provides that, if the total payments to the executive officer under his severance compensation agreement would exceed the applicable threshold under Section 280G of the Code, then those payments will be reduced to the applicable threshold to avoid the imposition of the excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the executive officer. The severance compensation agreements also contain perpetual confidentiality covenants and one year post-termination non-competition and non-solicitation covenants.
For estimates of the values of the payments and benefits described above that would be payable to Cimarex’s named executive officers under the severance compensation agreements upon a qualifying termination in connection with the merger, see the section entitled “— Quantification of Potential Payments and Benefits to Cimarex’s Named Executive Officers in Connection with the Merger” beginning on page 124. The estimated aggregate amount of the cash severance that would be payable to the five Cimarex executive officers who are not named executive officers under the severance compensation agreements if the merger were to be completed and they were to experience a qualifying termination on August 6, 2021 is $8,273,141, based on base salary and bonus amounts received during the 24-month period preceding August 6, 2021.
Other Actions
Under the merger agreement, Cimarex is permitted to take action to determine the level of achievement of the applicable performance goals under its annual incentive plans and programs in respect of the portion of the 2021 performance year elapsed prior to the effective time of the merger (or on a projected year-end basis based on reasonable assumptions), which performance determination will govern the amount of the 2021 annual incentive awards to be paid after the effective time of the merger.
Cabot Officers and Membership on the Cabot Board
Following the effective time of the merger, Messrs. Jorden, Bell, Barron and one additional executive officer who is not a named executive officer will serve as officers of Cabot. Cimarex will identify one additional individual, who may or may not be a Cimarex executive officer, to serve as the Senior Vice President of Business Units of Cabot.
At the effective time of the merger, five directors that are currently members of the Cimarex board (including Mr. Jorden) will be appointed to continue to serve on the Cabot board. Non-employee members of the Cabot board will be compensated for such service. As of the date of this joint proxy statement/prospectus, other than Mr. Jorden, no decisions have been made with respect to which current members of the Cimarex board will serve on the Cabot board after the merger.
For additional information, see the section entitled “— Board of Directors and Management of Cabot Following Completion of the Merger” beginning on page 120.
Indemnification and Insurance
Under the merger agreement, each present and former director and officer of Cimarex or any of its subsidiaries is entitled to continued indemnification and insurance coverage through the combined business for acts or omissions occurring before the completion of the merger. For a more detailed description, see the section entitled “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 167.
Quantification of Potential Payments and Benefits to Cimarex’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Cimarex’s named executive officers that is based on or that otherwise relates to the merger. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Cimarex’s stockholders, as described above in “Cimarex Proposals — Cimarex Non-Binding Compensation Advisory Proposal.” The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each Cimarex named executive officer would receive, using the following assumptions:
•
the effective time of the merger occurs on August 6, 2021 (which is an assumed date solely for the purposes of the calculations in this section);

•
each named executive officer experiences a severance qualifying termination of employment under his severance compensation agreement immediately following the effective time of the merger;

•
base salary and bonus amounts received by the named executive officer during the 24-month period preceding August 6, 2021;

•
Cimarex equity awards that are outstanding as of August 6, 2021;

•
performance under all performance-based Cimarex restricted stock awards is satisfied at the target performance level; and

•
a price per share of Cimarex common stock of $67.20, the average closing price per share over the first five business days following the announcement of the merger agreement.

The calculations in the table do not include amounts that Cimarex’s named executive officers were already entitled to receive or were vested in as of the date of this joint proxy statement/prospectus. In addition, for Mr. Jorden, the calculations in the table do not include any amounts that may become payable under the Jorden letter agreement, as those amounts are contingent upon, and will be paid as compensation for, services provided to Cabot following the closing. For additional information, see the section entitled “— Compensation Arrangements with Thomas E. Jorden.” These amounts also do not reflect compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time of the merger, including any additional equity grants.
As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
For purposes of this golden parachute disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment.
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Thomas E. Jorden	7,386,429	29,900,551	270,386	37,557,366
G. Mark Burford	2,240,480	9,829,926	96,502	12,166,907
John A. Lambuth	2,531,550	11,967,875	102,716	14,602,141
Stephen P. Bell	2,365,308	11,569,668	73,310	14,008,287
Francis B. Barron	2,009,833	7,660,719	89,690	9,760,242

(1)
Cash Severance.   Pursuant to each named executive officer’s severance agreement, upon a qualifying termination, he will become entitled to a cash severance payment equal to (i) the applicable multiple of the applicable named executive officer’s “annual average compensation” for the two years prior to his termination date plus (ii) a prorated annual bonus award for the fiscal year in which the termination occurs, determined using the average of the named executive officer’s last two annual bonuses. The applicable multiple is 3.0 for Mr. Jorden and 2.0 for all other named executive officers. These cash severance payments are conditioned upon the named executive officer’s execution and non-revocation of an effective release of claims against Cimarex. The amounts in this column are “double trigger” as they will only become payable in the event of a qualifying termination of employment following the effective time of the merger.

Named Executive Officer	Severance Payment ($)	Prorated Annual Bonus ($)	Total ($)
Thomas E. Jorden	6,671,807	714,622	7,386,429
G. Mark Burford	1,962,754	277,726	2,240,480
John A. Lambuth	2,217,989	313,562	2,531,550
Stephen P. Bell	2,069,664	295,644	2,365,308
Francis B. Barron	1,760,476	249,356	2,009,833

(2)
Outstanding and Unvested Cimarex Equity Awards.   The amounts in this column represent the

estimated value that may be realized by Cimarex’s named executive officers in respect of their unvested and outstanding Cimarex restricted share awards (none of Cimarex’s named executive officers hold Cimarex option awards).
As described above in “— Treatment of Cimarex Equity Awards” and “— Compensation Arrangements with Thomas E. Jorden,” at the effective time of the merger, each outstanding Cimarex equity award held by Mr. Jorden will not vest at the effective time of the merger and will instead be converted into a corresponding award with respect to Cabot common stock. Any such converted equity awards will vest upon a qualifying termination during the employment term and all amounts shown in this column for Mr. Jorden are “double trigger.”
For the other named executive officers, all Cimarex restricted stock awards granted prior to the date of the merger agreement will vest and be converted at the effective time of the merger into the right to receive the merger consideration, provided that, for each Cimarex restricted share award subject to performance-based vesting that was granted in 2020 and in accordance with the award agreements for those grants, if the level of vesting determined is greater than the target level, then each vested share of Cimarex common stock in excess of the target number of shares of Cimarex common stock subject to such Cimarex restricted share award will instead be converted into the right to receive the cash equivalent merger consideration. The number of shares underlying restricted stock awards subject to performance-based vesting will be determined with any performance goals deemed satisfied at the greater of the target and actual level of performance through the latest practicable date prior to the effective time of the merger. The amounts for the named executive officers in this column, other than with respect to Mr. Jorden, are “single trigger,” as such awards will become vested solely as a result of the completion of the transaction. Any equity awards granted to the named executive officers after the date of the merger agreement will not vest at the effective time of the merger but will instead be converted into corresponding awards with respect to Cabot common stock and be subject to “double-trigger” vesting; however, no such awards were outstanding as of August 6, 2021. See the section entitled “— Treatment of Cimarex Equity Awards” above.
Named Executive Officer	Restricted Share Awards ($)	Dividends ($)	Total ($)
Thomas E. Jorden	29,612,150	288,401	29,900,551
G. Mark Burford	9,728,141	101,785	9,829,926
John A. Lambuth	11,848,368	119,507	11,967,875
Stephen P. Bell	11,454,173	115,496	11,569,668
Francis B. Barron	7,584,461	76,258	7,660,719

(3)
Benefits.   The amounts in this column represent the estimated value of the Cimarex-paid continued medical, dental, vision, disability and life insurance benefits as if the named executive officer had not been terminated for the 24-month period (36 months for Mr. Jorden) following a qualifying termination of employment. The amounts in this column are considered “double trigger,” as they will only become payable in the event of a qualifying termination of employment following the effective time of the merger.

(4)
Joseph R. Albi, Cimarex’s former Executive Vice President — Operations, Chief Operating Officer, terminated employment with Cimarex on July 1, 2020 and he is not entitled to receive any compensation in connection with, or as a result of, the merger.

Interests of Cabot Directors and Executive Officers in the Merger
In considering the recommendation of the Cabot board with respect to the Cabot proposals, Cabot stockholders should be aware that the directors and executive officers of Cabot have interests in the merger that may be different from, or in addition to, the interests of Cabot stockholders generally. The members of the Cabot board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that Cabot stockholders approve the Cabot issuance proposal and the Cabot charter amendment proposal.

Treatment of Cabot Equity Awards
At the effective time of the merger, each outstanding Cabot performance-based restricted stock unit granted pursuant to a Cabot equity plan (which we refer to as a “Cabot performance-based RSU award”) prior to the date of the merger agreement to an officer of Cabot who is party to a change-in-control agreement with Cabot will be amended so that it will become vested at the effective time of the merger at the greater of the target level of performance and the level determined or certified by the Cabot board or compensation committee of the Cabot board based on the results achieved during the applicable performance period, with a deemed ending date on the latest practicable date prior to the effective time of the merger, and be settled in shares of Cabot common stock in accordance with the terms of the applicable award agreement.
Each other outstanding Cabot equity award will not be impacted by the merger and will continue to be subject to the same terms and conditions as were applicable to such award immediately prior to the effective time. As described below under the heading “— Cabot Change-in-Control Agreements,” each executive officer is party to a change-in-control agreement with Cabot that provides for “double-trigger” vesting of the executive officer’s unvested Cabot equity awards upon a qualifying termination occurring within two years following the effective time of the merger. As of the date of this joint proxy statement/prospectus, Cabot’s executive officers do not hold any unvested Cabot equity awards other than the Cabot performance-based RSU awards, which are vesting at the effective time of the merger as described in the immediately preceding paragraph and will not be subject to the vesting provisions in the Cabot change-in-control agreements. Although Mr. Dinges’ unvested Cabot equity awards will vest and be settled as described in the immediately preceding paragraph, he has verbally agreed not to dispose of the net after-tax shares of Cabot common stock delivered to him in settlement of his then-vested Cabot equity awards during the “Dinges employment period” as such phrase is defined in the section entitled “— Letter Agreement with Dan O. Dinges” below.
For an estimate of the value that would be realized by each of Cabot’s named executive officers on settlement of their unvested Cabot performance-based RSU awards at the effective time of the merger, see the section entitled “— Quantification of Potential Payments and Benefits to Cabot’s Named Executive Officers in Connection with the Merger — Golden Parachute Compensation” below. Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated aggregate value that would be realized by Cabot’s six executive officers who are not named executive officers in respect of their currently outstanding Cabot performance-based RSU awards as of the effective time of the merger is $10,251,069 (including the associated dividend equivalent payments).
Cabot Change-in-Control Agreements
Each Cabot executive officer is party to a change-in-control agreement with Cabot (which we refer to as the “change-in-control agreements”). In the event of a termination without “cause” or a “constructive termination without cause” (both as defined in the change-in-control agreements and which we refer to collectively as a “qualifying termination”) within one year prior to or two years following a change in control (provided that if termination occurs prior to a change in control, either (1) the executive officer reasonably demonstrates that such termination was at the request of a third party or as a result of actions by the third party who has taken steps reasonably calculated to effect a change in control or (2) the termination occurs during a “potential change in control period” (as defined in the change-in-control agreements), each executive officer will be entitled to receive the following benefits:
•
a lump-sum cash payment equal to the product of (1) three times (2) the total of the executive officer’s (A) base salary in effect immediately prior to the effective time of the change in control or, if greater, immediately prior to the executive officer’s termination plus (B) the greater of (i) 100% of the executive officer’s target bonus with respect to the fiscal year during which the change in control occurs or, if greater, the fiscal year during which the executive officer’s termination occurs, and (ii) the executive officer’s actual bonus paid with respect to any of the three fiscal years immediately preceding the change in control or, if termination of employment occurs prior to the change in control, termination of employment;

•
the sum of (1) any unpaid salary earned by the executive officer for periods prior to employment termination plus (2) the executive officer’s target bonus for the fiscal year of termination, prorated for the actual elapsed days of such fiscal year prior to such termination;

•
immediate vesting and lapse of restrictions with respect to any equity awards outstanding on the executive officer’s termination date; provided that (1) performance-based awards remain subject to the terms of the applicable award agreements for purposes of calculating the amount and timing of payment of benefits thereunder and (2) unexercised options or stock appreciation rights will immediately become and remain exercisable until the earlier of exercise or expiration date of the term of the award;

•
at the executive officer’s election, and subject to payment of the applicable premiums, continued medical, dental and life insurance coverage (or reimbursement for the premiums for such coverage or reimbursement for covered expenses, at Cabot’s election) in each case for three years following the date of termination, as though the executive officer’s employment were continued in effect during such time and without regard to any benefit reductions implemented after the date of such termination; provided that the executive officer may elect to receive one or more of such coverages and not the others; provided, further, that COBRA coverage will commence only as of the end of such three-year period; and

•
reimbursement of expenses for outplacement assistance at a cost not to exceed 15% of the executive officer’s base salary in effect on the date of the change in control or, if termination of employment occurs prior to the change in control, in effect on the date of the termination of employment.

On the date of the merger agreement, the Cabot board approved amendments to the change-in-control agreements between Cabot and each of Cabot’s executive officers, to amend and restate a portion of the definition of “business combination” (which is included within the definition of “change in control”) to include, under certain circumstances, the consummation of (1) a reorganization, merger or consolidation involving Cabot or involving the issuance of shares of Cabot common stock or (2) an acquisition by Cabot, directly or through one or more subsidiaries, of another entity. Such amendments became effective as of May 23, 2021 and the consummation of the merger will constitute a “change in control” under each of the amended change-in-control agreements.
Any qualifying termination prior to the effective time of the merger would constitute a termination occurring during a potential change in control period in light of Cabot having entered into the merger agreement, the public announcement of the merger and the Cabot board’s adoption of resolutions approving the merger.
The change-in-control agreements that were put in place prior to 2010, including the agreements with each named executive officer (other than Mr. Lindeman) and one executive officer who is not a named executive officer, provide that, in the event that any payment or benefit payable or for the benefit of the executive officer is subject to the excise tax imposed by Section 4999 of the Code, Cabot will make an additional tax gross-up payment to the executive officer in an amount necessary to such that the executive officer retains an amount, after all income, excise and other taxes, as though the excise tax had not applied. The change-in-control agreements entered into since 2010, including the agreements with Mr. Lindeman and five other executive officers who are not named executive officers, do not provide for tax gross-up payments.
For an estimate of the value of the payments and benefits described above that would be payable to Cabot’s named executive officers under the change-in-control agreements upon a qualifying termination in connection with the merger, see the section entitled “— Quantification of Potential Payments and Benefits to Cabot’s Named Executive Officers in Connection with the Merger — Golden Parachute Compensation” below. The estimated aggregate cash severance amount that would be payable to Cabot’s six executive officers who are not named executive officers if they were to experience a qualifying termination on August 6, 2021 is $14,293,010. The amount in this paragraph is based on the executive officers’ current base salaries and 2021 target bonus levels.
2021 Annual Incentives
Under the merger agreement, Cabot is permitted to take action to determine the level of achievement of the applicable performance goals under its annual incentive plans and programs in respect of the portion of the 2021 performance year elapsed prior to the effective time (or on a projected year-end basis based on reasonable assumptions), which performance determination will govern the amount of the 2021 annual incentive awards to be paid after the effective time.
Letter Agreement with Dan O. Dinges
On May 23, 2021, Mr. Dinges entered into a letter agreement with Cabot (which we refer to as the “Dinges agreement”) that will be effective during the period commencing on the effective time of the merger and ending on the earlier of (1) December 31, 2022 or (2) the chairman succession date (we refer to such period as the “Dinges employment period”). The Dinges agreement will terminate and be of no force or effect if Mr. Dinges’ employment with Cabot terminates before the effective time of the merger or the merger agreement is terminated for any reason without the occurrence of the merger.
The Dinges agreement provides that Mr. Dinges will be employed as Executive Chairman of the Cabot board and serve as a member of the Cabot board during the Dinges employment period. Mr. Dinges will receive an annual base salary of $1,100,000, will be eligible for an annual cash incentive award with a target opportunity of 130% of his annual base salary, will be granted annual long-term incentive awards with a target grant date fair value of $4,500,000, and will be provided employee benefits and perquisites no less favorable to those provided to Cabot executive officers. As will be provided in the Cabot bylaw amendment, Mr. Dinges may not be removed from his position as Executive Chairman during the Dinges employment period without an affirmative vote of at least 75% of the other members of the Cabot board. Upon Mr. Dinges’ termination of employment prior to or on the chairman succession date, he will be entitled to the termination benefits provided under his existing change-in-control agreement with Cabot, and his outstanding Cabot equity awards will be treated in accordance with the retirement provisions of the equity award agreements.
In addition to Mr. Dinges’ existing perpetual confidentiality covenant in his change-in-control agreement, he agreed to be subject to one-year post-termination non-competition and non-solicitation covenants pursuant to the Dinges agreement.
Other Director and Executive Appointments
Following the effective time of the merger, Messrs. Dinges, Schroeder and Lindeman will serve as officers of Cabot.
At the effective time of the merger, five directors that are currently on the Cabot board (including Mr. Dinges), will be appointed to continue to serve on the Cabot board. Non-employee members of the Cabot board of directors will be compensated for such service. As of the date of this joint proxy statement/prospectus, other than Mr. Dinges, no decisions have been made with respect to which current members of the Cabot board will serve on the Cabot board after the merger.
For additional information, see “— Board of Directors and Management of Cabot Following Completion of the Merger” beginning on page 120.
Other Compensation Matters
In addition to the payments and benefits described above, under the terms of the merger agreement, Cabot may take certain compensation actions prior to the consummation of the merger that will affect Cabot’s directors and executive officers, although determinations related to such actions have not been made as of the date of this joint proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above or below.
Among other actions, Cabot may, in its discretion (and subject to the agreement of each Cabot executive officer referred to below), enter into an agreement with one or more of the Cabot executive officers (other than Mr. Dinges) providing that, subject to the executive officer’s continued employment with Cabot through, and the occurrence of, the effective time of the merger: (1) the executive officer’s change-in-control agreement shall terminate as of the effective time of the merger and be of no further force or effect (other than any provisions relating Sections 280G and 4999 of the Code); and (2) in consideration of the termination of such change-in-control agreement, the executive officer will be granted a Cabot performance-based RSU award under a Cabot equity plan with a grant date value equal to the value of such officer’s cash severance amount under the change-in-control agreement calculated as of the date of the merger agreement, which will be settled in Cabot shares. Subject to good faith adjustments as may be agreed between Cimarex and Cabot, among other terms and conditions, the Cabot performance-based RSU award would vest and be paid 25% on each of the first two grant date anniversaries and 50% on the third anniversary of the grant date, in each case, subject to continued employment with Cabot through such anniversary, provided that such award would continue to vest and be paid on the regular vesting dates if the executive officer’s employment is terminated by Cabot without cause, due to death, disability or, if applicable, retirement (as defined for purposes of Cabot’s current compensation programs; as of the date of this joint proxy statement/prospectus, six of Cabot’s executive officers, including each of its named executive officers, are retirement eligible under the applicable definition). In addition, any Cabot executive officer entering into such an agreement will be required to agree to comply with the restrictive covenants set forth in the Cabot performance-based RSU award agreement, which will include one-year post-termination non-competition and non-solicitation covenants. As of the date of this joint proxy statement/prospectus, Cabot has not determined whether or not it will seek to enter into such agreement with any of its executive officers and has not offered to enter into any such agreement with any executive officer. Moreover, if such agreement is entered into by Cabot with an executive officer, the actual terms and conditions of any such Cabot performance-based RSU award may vary from the terms discussed above.
Quantification of Potential Payments and Benefits to Cabot’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Cabot’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at the completion of the merger or on a qualifying termination of employment upon or following the consummation of the merger. The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each Cabot named executive officer would receive, using the following assumptions:
•
the effective time occurs on August 6, 2021 (which is an assumed date solely for purposes of the calculations in this section);

•
each named executive officer experiences a qualifying termination under his change-in-control agreement at such time;

•
the named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of August 6, 2021;

•
Cabot equity awards that are outstanding as of August 6, 2021;

•
performance under all Cabot performance-based RSUs is satisfied at the target performance level; and

•
a price per share of Cabot common stock of $16.48 (which is the average closing price of a share of Cabot common stock over the first five business days following the first public announcement of the merger on May 24, 2021).

The calculations in the table do not include amounts that Cabot’s named executive officers were already entitled to receive or were vested in as of the date of this joint proxy statement/prospectus. In addition, for Mr. Dinges, the calculations in the table do not include any amounts that may become payable under the Dinges agreement, as those amounts are contingent upon, and will be paid as compensation for, services provided to Cabot following the closing. For additional information, please see the section entitled “— Letter Agreement with Dan O. Dinges.” These amounts also do not reflect compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time, including any additional equity grants.
As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this golden parachute disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment.
Golden Parachute Compensation
	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Dan O. Dinges	10,450,164	21,833,358	214,577	0	32,498,099
Scott C. Schroeder	5,178,349	9,976,991	192,846	0	15,348,186
Jeffrey W. Hutton	3,058,649	2,960,356	119,405	2,048,491	8,186,901
Phillip L. Stalnaker	3,058,649	2,960,356	177,623	2,356,079	8,552,707
Steven W. Lindeman	3,058,649	2,960,356	141,008	N/A	6,160,013

(1)
Represents potential cash severance payments payable in a lump sum upon a change in control and qualifying termination of employment under the named executive officer’s change-in-control agreement. Such amounts are “double trigger,” meaning that severance will become payable only upon a qualifying termination following the merger.

	Severance
	Base Salary Component ($)(a)	Bonus Component ($)(b)	Pro Rata Target Bonus ($)(c)	Total ($)
Dan O. Dinges	3,300,000	6,300,000	850,164	10,450,164
Scott C. Schroeder	1,887,000	2,880,000	411,349	5,178,349
Jeffrey W. Hutton	1,335,000	1,512,000	211,649	3,058,649
Phillip L. Stalnaker	1,335,000	1,512,000	211,649	3,058,649
Steven W. Lindeman	1,335,000	1,512,000	211,649	3,058,649

(a)
Base salary component is equal to three times the named executive officer’s base salary, as in effect prior to termination.

(b)
Target bonus component is equal to three times a percentage of the named executive officer’s base salary, as in effect during the fiscal year during which the effective time of the merger occurs.

(c)
Pro rata target bonus for the fiscal year of termination award component is the pro rata portion of the named executive officer’s 2021 bonus award, calculated at target based on the number of months elapsed through August 6, 2021.

(2)
Notwithstanding the foregoing, as described above under the heading “— Treatment of Cabot Equity Awards,” the merger agreement provides that each outstanding Cabot performance-based RSU awards granted pursuant to a Cabot equity plan prior to the date of the merger agreement to an officer of Cabot who is a party to a change-in-control agreement with Cabot will be amended so that it will become vested at the effective time of the merger (i.e., “single trigger”) at the greater of the target level of performance and the level determined or certified by the Cabot board or compensation committee of the Cabot board based on the results achieved during the applicable performance period, with a deemed ending date on the latest practicable date prior to the effective time of the merger. The amounts set forth in this column represent the estimated value of the unvested Cabot performance-based RSU awards that will vest at the effective time of the merger.

	Performance Unit Awards ($)(a)	Dividend Equivalent Payments ($)(b)	Total ($)
Dan O. Dinges	21,258,581	574,777	21,833,358
Scott C. Schroeder	9,715,379	261,612	9,976,991
Jeffrey W. Hutton	2,883,403	76,953	2,960,356
Phillip L. Stalnaker	2,883,403	76,953	2,960,356
Steven W. Lindeman	2,883,403	76,953	2,960,356

(a)
Represents the value of the unvested Cabot performance-based RSU awards that will vest as described above, assuming target performance, based upon a Cabot common stock price of $16.48.

(b)
Represents the value of the dividend equivalent payments in respect to the Cabot performance-based RSU awards.

(3)
The amounts shown in this column include (1) the value of three years of continued medical, dental and life insurance coverage (or reimbursement for the premiums for such coverage or reimbursement for covered expenses, at Cabot’s election) and (2) the value of outplacement assistance (assuming maximum amount of 15% of the executive officer’s base salary). These benefits and amounts are “double-trigger,” meaning they will only become payable in the event of a qualifying termination following the effective time of the merger.

	Health, Life, and Welfare Benefits Continuation ($)	Outplacement Services ($)	Total ($)
Dan O. Dinges	79,577	135,000	214,577
Scott C. Schroeder	121,596	71,250	192,846
Jeffrey W. Hutton	66,155	53,250	119,405
Phillip L. Stalnaker	124,373	53,250	177,623
Steven W. Lindeman	87,758	53,250	141,008

(4)
The amounts shown in this column represent the estimated gross-up payment for the excise tax imposed by Section 4999 of the Code pursuant to the change-in-control agreement with each of Messrs. Dinges, Schroeder, Hutton and Stalnaker. These amounts include any excise tax imposed under Section 4999 of the Code as well as any federal, state or local tax resulting from the excise tax payment. All such amounts are “single trigger.”

Indemnification and Insurance
Cabot and the surviving corporation have agreed, from and after the effective time of the merger, to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to May 23, 2021 or who becomes prior to the effective time of the merger, a director or officer of Cimarex or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by Cimarex, in each case, when acting in such capacity (whom we refer to as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual claim, action, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling to which such indemnified person is a party or is otherwise involved (including as a witness) based on, in whole or in part, or arising out of, in whole or in part, the fact that such person is or was a director or officer of Cimarex or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by Cimarex or is or was serving at the request of Cimarex or any of its subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger (which liabilities we refer to as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law (and Cabot and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted under applicable law).
From and after the effective time of the merger, Cabot and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or any of its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would affect) adversely the rights of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Cabot and the surviving corporation will fulfill and honor any indemnification, expense advancement, or exculpation agreements between Cimarex or any of its subsidiaries and any of its directors or officers existing and in effect prior to May 23, 2021.
Cabot and Cimarex will cause to be put in place, and Cabot will fully prepay immediately prior to, and conditioned upon the occurrence of, the effective time of the merger, “tail” insurance policies with a claims period of at least six years from the effective time of the merger (which we refer to as the “tail period”) from an insurance carrier with the same or better credit rating as Cimarex’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Cimarex’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. For additional information, see the section entitled “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”
Listing of Cabot Shares; Delisting and Deregistration of Cimarex Shares
If the merger is completed, the shares of Cabot common stock to be issued in the merger or issuable on conversion of the Cimarex preferred stock will be listed for trading on the NYSE, shares of Cimarex common stock will be delisted from the NYSE and deregistered under the Exchange Act and Cimarex will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.
Accounting Treatment of the Merger
Cabot and Cimarex prepare their respective financial statements in accordance with GAAP. Although the parties have structured the merger as a merger of equals, GAAP requires that one party to the merger be identified as the acquirer. The merger will be accounted for using the acquisition method of accounting, as required by ASC Topic 805, Business Combinations, which requires identification of both the accounting acquirer and the accounting acquiree.
Cabot management has determined that Cabot represents the accounting acquirer in the merger. In identifying Cabot as the acquiring entity for accounting purposes, Cabot took into account a number of factors, including:
•
the issuer of equity interests, which in the case of the merger is Cabot;

•
the intended corporate governance structure and senior management of the combined business following the effective time of the merger; and

•
the relative size of Cabot’s oil and gas properties, equivalent production and oil and gas reserves.

No single factor was the sole determinant in the overall conclusion that Cabot is the acquirer for accounting purposes; rather, all pertinent facts and circumstances were considered in arriving at such conclusion. As a result, Cabot will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of Cimarex at their respective fair values upon consummation of the merger.

Treatment of Indebtedness
As of June 30, 2021, Cabot had approximately $1 billion of outstanding indebtedness, consisting of amounts outstanding under its 6.51% weighted-average senior notes, 5.58% weighted-average senior notes and 3.65% weighted-average senior notes, which we refer to as the “Cabot notes.” As of June 30, 2021, Cimarex had approximately $2 billion of outstanding indebtedness, consisting of amounts outstanding under its 4.375% notes, 3.90% notes and 4.375% notes, which we refer to as the “Cimarex notes.” Cabot and Cimarex are reviewing the treatment of Cabot’s existing indebtedness and Cimarex’s existing indebtedness and Cabot and/or Cimarex may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate Cabot’s existing indebtedness and/or Cimarex’s existing indebtedness prior to, in connection with or following the completion of the merger. Specifically, Cabot and Cimarex expect the Cimarex credit facility to be terminated in connection with completion of the merger and, with respect to the outstanding Cimarex notes, Cabot expects that it may provide a parent guaranty and/or conduct one or more exchange offers, offers to purchase and/or consent solicitations. Cabot and Cimarex expect the Cabot credit facility and Cabot notes to remain outstanding following completion of the merger.
The terms and timing of any such exchange offers, offers to purchase and/or consent solicitations with respect to the Cimarex notes has not been determined as of the date of this joint proxy statement/prospectus. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Cabot or Cimarex. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Cabot or Cimarex shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.
On June 17, 2021, Cabot entered into an amendment to the Cabot credit agreement (which we refer to as the “Cabot credit agreement amendment”) for the Cabot credit facility to, among other things, remove the requirement that certain of Cabot’s restricted subsidiaries become guarantors under the credit agreement, expand the permissible indebtedness that may be held or incurred by a restricted subsidiary and make certain other changes to permit Cabot and Cimarex to consummate the merger. The effectiveness of the Cabot credit agreement amendment is conditioned upon, among other things, the completion of the merger. Cabot and Cimarex expect the Cabot credit facility to remain outstanding following the completion of the merger.
For a description of Cabot’s and Cimarex’s existing indebtedness, see Cabot’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on July 30, 2021, Cabot’s Current Report on Form 8-K, filed with the SEC on June 17, 2021 and Cimarex’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 6, 2021, each of which is incorporated by reference into this joint proxy statement/prospectus.
Dividend Policy
Cabot and Cimarex expect that the combined business will be well positioned to deliver enhanced capital returns to stockholders across a full range of market conditions through a multi-faceted program offering a sustainable base dividend that is positioned to grow over time, quarterly variable dividends and a special dividend. The combined business is expected to support a “fixed-plus-variable” dividend approach, consisting of an annualized base dividend of $0.50 per share, to be paid quarterly, in addition to quarterly variable dividends, to achieve an overall capital return target of at least 50% of quarterly free cash flow, which Cabot and Cimarex define as discretionary cash flow less capital expenditures. Cabot and Cimarex define discretionary cash flow as cash provided by operating activities excluding changes in assets and liabilities. The first payment of such quarterly fixed-plus-variable dividends is expected to be made in the first quarter of 2022. Cabot and Cimarex also expect that the combined business will support the declaration and payment of a $0.50 per share special dividend to all common stockholders of the combined business promptly after the consummation of the merger, in addition to a base quarterly dividend in the fourth quarter of 2021.
Decisions on whether, when and in which amounts to declare and pay any future dividend, whether fixed, variable or any combination thereof, will remain in the full discretion of the Cabot board (as reconstituted following the merger). Any dividend payment amounts will be determined by the Cabot board on a quarterly basis, and it is possible that the board may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason. Cabot and Cimarex expect that any such decisions will depend on the financial condition, results of operations, cash balances, cash requirements and future prospects of the combined business, the outlook for commodity prices, the desire to maintain or improve the credit ratings on the indebtedness of the combined business, restrictions under applicable provisions of Delaware law and other factors deemed relevant by the Cabot board. For additional information regarding risks associated with future dividends, please see “Risk Factors — Risks Relating to the Combined Business Following Completion of the Merger — Declaration, payment and amounts of dividends, if any, distributed to Cabot stockholders will be uncertain.”
Litigation Relating to the Merger
In June, July and August 2021, five putative stockholders of Cimarex filed separate lawsuits related to the merger against Cimarex and the Cimarex board. Four of the lawsuits were filed in the United States District Court for the Southern District of New York, and are captioned Wang v. Cimarex, et al., Case No. 1:21-cv-05672, Graff v. Cimarex, et al., Case No. 1:21-cv-05804, Elliot v. Cimarex, et. al., Case No. 1:21-cv-06315, and Lukosevicius v. Cimarex, et al., Case No. 1:21-cv-06568. The other lawsuit was filed in the United States District Court for the District of Colorado, and is captioned Woodyard v. Cimarex, et al., Case No. 1:21-cv-01850. Each of the actions is asserted only on behalf of the named plaintiff.
All five actions allege violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the registration statement on Form S-4 filed on June 30, 2021 in connection with the merger. One of the actions (Elliot) also asserts claims that the members of the Cimarex board breached fiduciary duties in connection with the merger and that Cimarex aided and abetted those alleged breaches. Each action names as defendants Cimarex and each of its directors, and seeks, among other things, to enjoin the merger (or, in the alternative with the exception of Lukosevicius, rescission or an award for rescissory damages in the event the merger is completed), an award of costs and attorneys’ and experts’ fees, and such other and further relief as the court may deem just and proper. Cimarex and Cabot believe that the actions are without merit. Additional lawsuits arising out of the merger may be filed in the future.

THE MERGER AGREEMENT
This section describes the material terms of the merger agreement, which was executed on May 23, 2021 and subsequently amended on June 29, 2021. The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about Cabot, Cimarex or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or in Cabot’s or Cimarex’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Cabot or Cimarex, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Cabot, Cimarex and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Cabot, Cimarex and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Cabot and Cimarex delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the merger agreement was signed on May 23, 2021. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Cabot, Cimarex and Merger Sub or any of their respective subsidiaries or affiliates.
The Merger
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Cimarex in accordance with the DGCL. As a result of the merger, the separate existence of Merger Sub will cease and Cimarex will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, we sometimes refer to Cimarex as the “surviving corporation”).
At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of Cimarex and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Cimarex and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.
Closing
Unless otherwise mutually agreed to in writing between Cabot and Cimarex, the completion of the merger will take place at 8:00 a.m. Houston, Texas time on the second business day immediately following the satisfaction or waiver of the conditions to the completion of the merger (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date). For more information on the conditions to the completion of the merger, please see the section entitled

“— Conditions to the Completion of the Merger.” We refer to the date on which the completion of the merger occurs as the “closing date.”
As soon as practicable on the closing date after the completion of the merger, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL will be filed with the Office of the Secretary of State of the State of Delaware and the merger will become effective upon the filing and acceptance of such certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed in writing by Cabot and Cimarex and specified in such certificate of merger.
Organizational Documents; Directors and Officers
At the effective time of the merger, (1) the certificate of incorporation of Cimarex in effect immediately prior to the effective time of the merger will be amended and restated in its entirety as of the effective time of the merger to be in the form set forth in Annex C to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation, subject to additional revisions that the parties may agree to, if they determine it necessary and appropriate, in order to incorporate any provisions required pursuant to the applicable provisions in the certificate of designations for the Cimarex preferred stock, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law, and (2) the bylaws of Cimarex in effect immediately prior to the effective time of the merger will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub in effect immediately prior to the effective time of the merger, and as so amended will be the bylaws of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law.
Effective no later than immediately prior to the effective time of the merger, subject to the approval of the Cimarex stockholders of the Cimarex charter amendment proposal, the Cimarex certificate of designations will be amended by the Cimarex charter amendment as set forth in Annex D to this joint proxy statement/prospectus, so that, in addition to any voting rights required by law or provided by the existing certificate of designations for the Cimarex preferred stock, the holders of Cimarex preferred stock will have the right to vote together with the holders of common stock of the surviving corporation as a single class on any matter on which the holders of common stock of the surviving corporation are entitled to vote, with each holder of Cimarex preferred stock entitled to cast 30 votes per share of Cimarex preferred stock.
Subject to the approval of the Cabot stockholders of the Cabot charter amendment proposal, prior to the effective time of the merger, Cabot will take all necessary actions to cause the Cabot charter amendment to become effective at or immediately following the effective time of the merger, and the Cabot certificate of incorporation, as amended by the Cabot charter amendment, will be the certificate of incorporation of Cabot until thereafter amended in accordance with the provisions thereof and applicable law.
At the effective time of the merger, the Cabot bylaws, as amended by an amendment as set forth in Annex D to the merger agreement (which we refer to as the “Cabot bylaw amendment”) will be the bylaws of Cabot until thereafter amended in accordance with the provisions thereof and applicable law.
The directors and officers of the surviving corporation immediately after the effective time of the merger will be persons who are jointly selected by Cimarex and Cabot prior to the effective time of the merger. Such directors and officers will serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
Prior to the effective time of the merger, Cabot has agreed to take all actions as may be necessary to cause (1) the number of directors constituting the Cabot board as of the effective time of the merger to be ten, and (2) the Cabot board as of the effective time of the merger to be composed of (A) five designated Cabot directors, one of whom will be Dan O. Dinges, and (B) five designated Cimarex directors, one of whom will be Thomas E. Jorden. From and after the effective time of the merger, each person designated as a director of Cabot will serve as a director until such person’s successor will be appointed or such person’s earlier death, resignation or removal in accordance with the organizational documents of Cabot.
At the effective time of the merger, Mr. Dinges will be appointed to serve as the Executive Chairman of the Cabot board, Mr. Jorden will be appointed to serve as the President and Chief Executive Officer of Cabot,

Scott C. Schroeder will be appointed to serve as the Executive Vice President and Chief Financial Officer of Cabot, Stephen P. Bell will be appointed to serve as the Executive Vice President — Business Development of Cabot, Steven W. Lindeman will be appointed to serve as the Senior Vice President — Production and Operations of Cabot, Francis B. Barron will be appointed to serve as the Senior Vice President and General Counsel of Cabot, Christopher H. Clason will be appointed to serve as the Senior Vice President and Chief Human Resources Officer of Cabot, Kevin Smith will be appointed to serve as the Vice President and Chief Technology Officer of Cabot, an individual designated by Cimarex will be appointed to serve as the Senior Vice President of Business Units of Cabot, and each such officer will serve until such officer’s successor is appointed or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the organizational documents of Cabot. If, before the effective time of the merger, any such person is unable or unwilling to serve as an officer of Cabot, then a substitute officer will be selected by mutual agreement of Cabot and Cimarex.
At the effective time of the merger, pursuant to the Cabot bylaw amendment, the Cabot bylaws will provide that (1) Mr. Dinges may not be removed from, and the Cabot board may not fail to appoint, re-elect or re-nominate Mr. Dinges to, his position as Executive Chairman of the Cabot board until the chairman succession date for any reason and (2) Mr. Jorden may not be removed from, and the Cabot board may not fail to appoint, re-elect or re-nominate Mr. Jorden to, his position as President and Chief Executive Officer of Cabot until the completion of Cabot’s 2024 annual meeting of stockholders for any reason, in each case without an affirmative vote of at least 75% of the other members of the Cabot board.
Effect of the Merger on Capital Stock; Merger Consideration
At the effective time of the merger, by virtue of the merger and without any action on the part of Cabot, Merger Sub, Cimarex, or any holder of any securities of Cabot, Merger Sub or Cimarex:
•
Each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and will represent one fully paid and nonassessable share of common stock of the surviving corporation.

•
Each share of Cimarex common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares (as defined below), converted shares (as defined below) or shares of Cimarex common stock subject to a Cimarex restricted share award) (which shares of Cimarex common stock we refer to as the “eligible shares”) will be converted into the right to receive from Cabot that number of fully paid and nonassessable shares of Cabot common stock (which we refer to as the “merger consideration”) equal to 4.0146 (which we refer to as the “exchange ratio”).

All such eligible shares, when so converted pursuant to the provisions of the merger agreement, will cease to be outstanding and will automatically be canceled and cease to exist. Each holder of a share of Cimarex common stock that was outstanding immediately prior to the effective time of the merger (excluding any excluded shares or converted shares) will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions paid with respect to such shares following the effective time of the merger and any cash to be paid in lieu of any fractional shares of Cabot common stock.
Each share of Cimarex preferred stock issued and outstanding immediately prior to the effective time of the merger will remain outstanding as of and following the effective time of the merger. Without any action on the part of the holders of the Cimarex preferred stock, all outstanding certificates which immediately prior to the effective time of the merger represented such shares of Cimarex preferred stock and book-entry shares which immediately prior to the effective time of the merger represented such shares of Cimarex preferred stock will, from and after the effective time of the merger, continue to represent such shares of Cimarex preferred stock.
All shares of Cimarex common stock held by Cimarex as treasury shares or by Cabot or Merger Sub immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (which we refer to collectively as “excluded shares”) will automatically be canceled and cease to exist as of the effective time of the merger, and no consideration will be delivered in exchange for excluded shares.

Each share of Cimarex common stock that is owned by any direct or indirect subsidiary of Cimarex or Cabot (other than Merger Sub) (which we refer to collectively as “converted shares”) will automatically be converted into a number of fully-paid and nonassessable shares of Cabot common stock equal to the exchange ratio, subject to adjustment as described below.
Without limiting the parties’ respective obligations as further described in the section entitled “— Interim Operations of Cimarex and Cabot Pending the Merger,” in the event of any change in the number of eligible shares or Cabot common stock or securities convertible or exchangeable into or exercisable for eligible shares or Cabot common stock (in each case issued and outstanding after May 23, 2021 and before the effective time of the merger) by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the merger consideration will be equitably adjusted to reflect the effect of such change.
Treatment of Cimarex Equity Awards in the Merger
Cimarex Restricted Share Awards.
At the effective time of the merger, each Cimarex restricted share award that was granted prior to May 23, 2021 (other than awards granted to Thomas E. Jorden) and/or that is held by a non-employee member of the Cimarex board will (1) if subject solely to time-based vesting, automatically become fully vested and be cancelled and converted into the right to receive the merger consideration with respect to such shares of Cimarex common stock (less required withholdings), and (2) if subject to performance-based vesting, become vested at the greater of the target level of performance and the level determined or certified by the Cimarex board or the compensation committee of the Cimarex board based on the results achieved during the applicable performance period, which period will be deemed to end on the latest practicable date prior to the effective time of the merger, and be cancelled and converted into the right to receive the merger consideration with respect to each vested share of Cimarex common stock subject to such Cimarex restricted share award (without interest and less applicable tax withholding); provided that for each Cimarex restricted share award subject to performance-based vesting that was granted in 2020 and in accordance with the award agreements for those grants, if the level of vesting determined is greater than the target level, then each vested share of Cimarex common stock that is in excess of the target number of shares of Cimarex common stock subject to such Cimarex restricted share award will instead be converted into the right to receive the cash value of the merger consideration, which will be equal to the product of (1) the exchange ratio multiplied by (2) the volume-weighted-average price of Cimarex common stock for the five consecutive trading days ending two business days prior to the closing date as reported by Bloomberg, L.P., which we refer to as the “cash equivalent merger consideration.” In addition, each holder of a Cimarex restricted share award that is subject to performance-based vesting will be entitled to receive a lump-sum cash payment equal to the accumulated and unpaid dividends credited with respect to such award as of immediately prior to the effective time of the merger. Payments of merger consideration, cash equivalent merger consideration, and accumulated dividends pursuant to the provisions of the merger agreement will be delivered as soon as reasonably practicable, and in no event later than five business days, following the closing date. Any fractional shares of Cabot common stock otherwise deliverable in respect of each Cimarex restricted share award will be rounded up to a whole share.
At the effective time of the merger, each other Cimarex restricted share award (including all awards granted to Mr. Jorden, whether granted prior to or after May 23, 2021) will be converted automatically into an adjusted restricted stock award in respect of Cabot common stock subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable to such Cimarex restricted share award immediately prior to the effective time of the merger (including vesting terms), and relating to the number of shares of Cabot common stock equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex restricted share award immediately prior to the effective time, multiplied by (2) the exchange ratio, with any fractional shares rounded to the nearest whole number of shares of Cabot common stock. No such restricted share awards granted after May 23, 2021 will provide for “single-trigger” vesting upon the closing of the merger.
Cimarex DSU Awards
At the effective time of the merger, each then outstanding Cimarex DSU award will automatically be cancelled and converted into the right to receive the merger consideration with respect to the shares of

Cimarex common stock subject to such Cimarex DSU award (provided that any fractional shares otherwise deliverable in respect of each Cimarex DSU award will be rounded up to a whole share); provided that, if any Cimarex DSU award cannot be paid at the effective time of the merger without the application of a penalty under Section 409A of the Code, such Cimarex DSU award will instead be cancelled and converted automatically into a deferred stock unit award of shares of Cabot common stock subject to the same terms and conditions as were applicable to such Cimarex DSU award immediately prior to the effective time of the merger, and relating to the number of shares of Cabot common stock equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex DSU award immediately prior to the effective time of the merger, multiplied by (2) the exchange ratio, with any fractional shares rounded to the nearest whole number of shares of Cabot common stock.
Cimarex Option Awards
At the effective time of the merger, each then outstanding Cimarex option award will, to the extent unvested, automatically become fully vested and will be converted automatically into an adjusted option award to purchase, on the same terms and conditions as were applicable to such Cimarex option award immediately prior to the effective time of the merger, the number of shares of Cabot common stock (rounded down to the nearest whole number of shares of Cabot common stock) equal to the product of (1) the number of shares of Cimarex common stock subject to such Cimarex option award immediately prior to the effective time of the merger multiplied by (2) the exchange ratio, which adjusted option award will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Cimarex common stock of such Cimarex option award immediately prior to the effective time of the merger by (B) the exchange ratio.
Assumption of Cimarex 2019 Incentive Plan
At the effective time of the merger, Cabot will assume the Cimarex’s Amended and Restated 2019 Incentive Plan (which we refer to as the “Cimarex 2019 incentive plan”). Following the effective time of the merger, under such Cimarex 2019 incentive plan, Cabot will be entitled to grant equity or equity-based incentive awards with respect to Cabot common stock, to the extent permissible under applicable law and the NYSE listing rules, using the share reserves of such Cimarex 2019 incentive plan as of the effective time of the merger, except that: (1) shares covered by such awards will be shares of Cabot common stock; (2) all references in such Cimarex 2019 incentive plan to a number of shares will be deemed amended to refer instead to that number of shares of Cabot common stock (rounded down to the nearest whole number of shares) as adjusted pursuant to the application of the exchange ratio; and (3) the Cabot board or a committee thereof will succeed to the authority and responsibility of the Cimarex board or any applicable committee thereof with respect to the administration of the Cimarex 2019 incentive plan.
Payment for Securities; Exchange
Cabot intends to enter into an agreement with Equiniti Trust Company to act as agent for the holders of Cimarex common stock in connection with the merger, which we refer to as the “exchange agent.” Promptly after the effective time of the merger, Cabot has agreed to deposit with the exchange agent, for the benefit of the holders of eligible shares, the number of shares of Cabot common stock issuable as merger consideration pursuant to the merger agreement. Cabot has also agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay certain dividends and other distributions on the shares of Cabot common stock issuable as merger consideration. Cabot or the surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of eligible shares pursuant to the merger agreement.
Certificates
As soon as practicable after the effective time of the merger, but in no event more than two business days after the closing date, Cabot has agreed to cause the exchange agent to deliver to each record holder of eligible share certificates, as of immediately prior to the effective time of the merger, a notice advising such holders of the effectiveness of the merger and a letter of transmittal and instructions for use in effecting the surrender of such certificates for payment of the merger consideration. Upon surrender to the exchange agent of an eligible share certificate, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent or Cabot, the holder of such eligible share certificate will be entitled to receive in exchange therefor (1) one or more shares of Cabot common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Cabot common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Cimarex common stock then held by such holder) and (2) a check in the amount equal to the cash payable in lieu of any fractional shares of Cabot common stock and dividends and other distributions on the shares of Cabot common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.
Non-DTC Book-Entry Shares
As soon as practicable after the effective time of the merger, but in no event more than two business days after the closing date, Cabot has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of Cimarex book-entry shares not held through DTC, (1) a notice advising such holders of the effectiveness of the merger, (2) a statement reflecting the number of shares of Cabot common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Cabot common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Cimarex common stock then held by such holder) and (3) a check in the amount equal to the cash payable in lieu of any fractional shares of Cabot common stock and dividends and other distributions on the shares of Cabot common stock issuable as merger consideration, subject to applicable provisions of the merger agreement.
DTC Book-Entry Shares
With respect to Cimarex book-entry shares held through DTC, Cabot and Cimarex have agreed to cooperate to establish procedures with the exchange agent and DTC to ensure the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of the shares held of record by DTC, the merger consideration, cash in lieu of any fractional shares of Cabot common stock and any dividends and other distributions on the shares of Cabot common stock issuable as merger consideration (subject to applicable provisions of the merger agreement), in each case, that DTC has the right to receive.
No Interest
No interest will be paid or accrued on any amount payable for shares of Cimarex common stock eligible to receive the merger consideration pursuant to the merger agreement.
Termination of Rights
All merger consideration and any cash in lieu of fractional shares of Cabot common stock paid upon the surrender of certificates and book-entry shares will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Cimarex common stock. At the effective time of the merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Cimarex common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, eligible share certificates or book-entry shares are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration, any cash in lieu of fractional shares of Cabot common stock and dividends and other distributions on the shares of Cabot common stock issuable as merger consideration.
No Liability
None of the surviving corporation, Cabot, Merger Sub or the exchange agent will be liable to any Cimarex stockholder for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

Lost, Stolen, or Destroyed Certificates
If any eligible share certificate (other than a certificate evidencing excluded shares or converted shares) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Cimarex common stock certificate to be lost, stolen or destroyed (in the form and substance reasonably satisfactory to the surviving corporation and the exchange agent) and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such Cimarex common stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed Cimarex common stock certificate the merger consideration, any cash in lieu of fractional shares of Cabot common stock and dividends and other distributions on the shares of Cabot common stock issuable as merger consideration.
No Fractional Shares of Cabot Common Stock
No certificates or scrip or shares representing fractional shares of Cabot common stock will be issued upon the exchange of eligible shares of Cimarex common stock, and such fractional share interests will not entitle the owner of such fractional share interests to vote or to have any rights of a stockholder of Cabot or a holder of shares of Cabot common stock. Each holder of eligible shares exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Cabot common stock (after taking into account all certificates and book-entry shares held by such holder) will receive, in lieu of such fractional shares of Cabot common stock, cash (without interest) in an amount equal to the product of (1) the aggregate net cash proceeds as determined by the next sentence and (2) a fraction, the numerator of which is such fractional part of a share of Cabot common stock, and the denominator is the number of shares of Cabot common stock constituting a portion of the exchange fund as represents the aggregate of all fractional entitlements of all Cimarex stockholders. As promptly as possible following the effective time of the merger, the exchange agent will sell at then-prevailing prices on the NYSE such number of shares of Cabot common stock constituting a portion of the exchange fund as represents the aggregate of all fractional entitlements of all Cimarex stockholders, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the exchange agent incurred in connection with such sales) of such sales to be used by the exchange agent to fund the foregoing payments in lieu of fractional shares (and if the proceeds of such share sales by the exchange agent are insufficient for such purpose, then Cabot will promptly deliver to the exchange agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares).
Withholding Taxes
Cabot, Cimarex, Merger Sub, the surviving corporation and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law and will pay the amount deducted or withheld to the appropriate taxing authority in accordance with applicable law. Cabot, Cimarex, Merger Sub, the surviving corporation and the exchange agent, as the case may be, will cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority by Cabot, Cimarex, Merger Sub, the surviving corporation or the exchange agent, as the case may be, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
No Appraisal Rights
In accordance with the DGCL, no appraisal rights will be available with respect to the transactions contemplated by the merger agreement.
Representations and Warranties
Representations and Warranties
The merger agreement contains customary and, in most cases, reciprocal, representations and warranties by Cimarex and Cabot that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by Cimarex or Cabot, as applicable, from December 31, 2020 and prior to May 23, 2021 or in the disclosure letters delivered by Cimarex and Cabot to each other in connection with the merger agreement. These representations and warranties relate to, among other things:
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organization, good standing and qualification to conduct business;

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capitalization;

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corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the Cabot board and Cimarex board of the merger agreement and the transactions contemplated by the merger agreement;

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the absence of a default or adverse change in the rights or obligations under any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Cabot or any of its subsidiaries (or, as applicable, Cimarex or any of Cimarex’s subsidiaries) are a party or violation of Cabot’s (or, as applicable, Cimarex’s) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

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governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

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filings with the SEC since December 31, 2019 and the financial statements included therein;

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compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

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the absence of certain material changes and effects since December 31, 2020;

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the conduct of business in the ordinary course of business since March 31, 2021;

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the absence since March 31, 2021 of any damage, destruction or other casualty loss with respect to any of Cabot’s (or, as applicable, Cimarex’s) material assets or property;

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the absence of certain undisclosed liabilities;

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compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

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employee benefit plans;

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labor matters;

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tax matters;

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the absence of certain legal proceedings, investigations and governmental orders against Cabot and its subsidiaries (or, as applicable, against Cimarex and its subsidiaries);

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intellectual property matters;

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real property;

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rights-of-way;

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certain oil and gas matters;

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environmental matters;

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certain material contracts;

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hedging arrangements and derivative transactions;

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insurance;

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receipt by Cabot (or, as applicable, Cimarex) of a fairness opinion from its financial advisor regarding the fairness of the exchange ratio;

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certain regulatory matters relating to Cabot’s (or, as applicable, Cimarex’s) natural gas pipeline systems and related facilities;

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certain consents and permissions of third parties required to conduct the business of Cabot and its subsidiaries (or, as applicable, Cimarex and its subsidiaries);

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the absence of any undisclosed broker’s or finder’s fees;

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the absence of any undisclosed related party transactions; and

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the inapplicability of laws relating to U.S. public utility holding companies, public utilities and investment companies.

The merger agreement also contains additional representations and warranties by Cimarex relating to, among other things, the inapplicability of anti-takeover laws.
The merger agreement also contains additional representations and warranties by Cabot and Merger Sub relating to the following, among other things:
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ownership of shares of Cimarex common stock; and

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the conduct of the business of Merger Sub.

Definition of Material Adverse Effect
A “material adverse effect” means, when used with respect to Cabot or Cimarex, as applicable, any fact, circumstance, effect, change, event or development that has had, or would have, a material adverse effect on the financial condition, business or operations of such party and its subsidiaries, taken as a whole, except, however, that no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:
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general economic conditions (or changes in such conditions) or changes in global or national economic conditions generally;

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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

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conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

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political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

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acts of god or force majeure events, including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics (including the existence and impact of the COVID-19 pandemic) or weather conditions;

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the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

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compliance with the terms of, or the taking of any action expressly required by, the merger agreement (except for certain obligations under the merger agreement to operate in the ordinary course (or similar obligations));

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changes in law or other legal or regulatory conditions, or the interpretation or enforcement thereof, or changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

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any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect).

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above (excluding any effects arising from, resulting out of or related to COVID-19) disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated industry participants (with Cimarex being compared to independent exploration and production companies primarily focused in the Permian Basin and Cabot being compared to independent exploration and production companies primarily focused in the Marcellus natural gas trend), in which case only the incremental disproportionate impact will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur.
A “Cimarex material adverse effect” means a material adverse effect with respect to Cimarex, and a “Cabot material adverse effect” means a material adverse effect with respect to Cabot.
Interim Operations of Cimarex and Cabot Pending the Merger
Interim Operations of Cimarex
Cimarex has agreed that, except (1) as provided in the disclosure letter it delivered to Cabot in connection with the merger agreement, (2) as expressly permitted or required by the merger agreement, (3) for any actions required by applicable law, (4) for any commercially reasonable actions (A) required to respond to changes or developments resulting from material changes in commodity prices or (B) required to comply with COVID-19 measures or otherwise taken (or not taken) by Cimarex reasonably and in good faith to respond to COVID-19 or COVID-19 measures, (5) for any commercially reasonable actions in response to certain emergency conditions, (6) anything expressly provided for in Cimarex’s capital budget or (7) as otherwise consented to by Cabot in writing (which consent will not be unreasonably withheld, conditioned or delayed), until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use its reasonable best efforts to:
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conduct its business in the ordinary course; and

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preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships and goodwill with governmental entities and its key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with Cimarex.

In addition, Cimarex has further agreed that, except (1) as provided in the disclosure letter it delivered to Cabot in connection with the merger agreement, (2) as expressly permitted or required by the merger agreement or Cimarex’s capital budget, (3) any actions required by applicable law or (4) as otherwise consented to by Cabot in writing (which consent will not be unreasonably withheld, conditioned or delayed), until the earlier of the effective time of the merger and the termination of the merger agreement, Cimarex will not, and will not permit its subsidiaries to:
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declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Cimarex or its subsidiaries, except for regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Cimarex in the ordinary course in an amount no greater than $0.27 per share of Cimarex common stock (including quarterly dividends on the Cimarex preferred stock but excluding any special dividends) and dividends and distributions by a direct or indirect wholly owned subsidiary of Cimarex to Cimarex or another direct or indirect wholly owned subsidiary of Cimarex;

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split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Cimarex or any of its subsidiaries;

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Cimarex or any subsidiary of Cimarex, except as required by the terms of the certificate of designations for the Cimarex preferred stock or the terms of any capital stock or equity interest of a subsidiary existing and disclosed to Cabot as of May 23, 2021 or to satisfy any applicable tax withholding in respect of the vesting, exercise or settlement of any Cimarex equity awards outstanding as of May 23, 2021, in accordance with the terms of the Cimarex equity plans and applicable award agreements;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Cimarex or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) the issuance or delivery of Cimarex common stock upon the vesting, exercise or lapse of any restrictions on any Cimarex equity awards outstanding on May 23, 2021 or granted thereafter without violating the merger agreement, in each case, in accordance with the terms of such Cimarex equity awards, (2) the issuance of Cimarex common stock upon the conversion of shares of Cimarex preferred stock into Cimarex common stock in accordance with the terms of the certificate of designations of the Cimarex preferred stock, (3) issuances by a wholly owned subsidiary of Cimarex of such subsidiary’s capital stock or other equity interests to Cimarex or any other wholly owned subsidiary of Cimarex and (4) shares of capital stock issued as a dividend made in accordance with certain provisions of the merger agreement;

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amend or propose to amend Cimarex’s organizational documents (other than in immaterial respects) or adopt any material change in the organizational documents of any of Cimarex’s subsidiaries that would prevent, delay or impair the ability of the parties to consummate the transactions contemplated by the merger agreement or otherwise adversely affect the consummation of the transactions contemplated by the merger agreement;

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other than any acquisitions permitted by the merger agreement that do not involve consideration valued in excess of $50 million individually or $150 million in the aggregate (in each case, subject to Cimarex’s obligations described in “— No Solicitation; Changes of Recommendation — No Solicitation by Cimarex”), acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business, assets or properties of any corporation, partnership, association or other business organization or division thereof;

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sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, other than (1) sales, leases or dispositions for which the consideration is less than $50 million in the aggregate, (2) the sale of hydrocarbons in the ordinary course, (3) sales of obsolete or worthless equipment, (4) the expiration of any oil and gas lease in accordance with its terms and in the ordinary course, (5) among Cimarex and its wholly owned subsidiaries or (6) asset swaps that have a fair market value of less than $50 million in the aggregate;

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authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Cimarex or any of its subsidiaries, in each case, as would not otherwise prevent, delay or impair the consummation of the transactions contemplated by the merger agreement;

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change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable law;

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(1) make (other than in the ordinary course), change or revoke any material election relating to taxes; (2) change an annual tax accounting period; (3) adopt (other than in the ordinary course) or change any material tax accounting method; (4) file any material amended tax return; (5) enter into any closing agreement with respect to any material amount of taxes; or (6) settle or compromise any material tax claim, audit, assessment or dispute or surrender any right to claim a material refund of taxes;
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except as required by the terms of an employee benefit plan sponsored, maintained or contributed to by Cimarex (which we refer to as a “Cimarex plan”) in effect as of May 23, 2021, grant any material increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees, other than (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course or (z) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals;

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except as required by the terms of any Cimarex plan in effect as of May 23, 2021, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits;

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except as required by the terms of any Cimarex plan in effect as of May 23, 2021, enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, other than entry into employment agreements or offer letters in the ordinary course;

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except as required by the terms of any Cimarex plan in effect as of May 23, 2021, enter into, establish or adopt any material Cimarex plan, or materially amend or terminate any Cimarex plan in existence as of May 23, 2021, other than amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in materially increased costs to Cimarex;

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except as required by the terms of any Cimarex plan in effect as of May 23, 2021, hire or promote any employee who is (or would be) an executive officer or has (or would have) the title of vice president or above;

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except as required by the terms of any Cimarex plan in effect as of May 23, 2021, terminate the employment of any employee with the title of vice president or above or any executive officer, in each case, other than for cause;

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except as required by the terms of any Cimarex plan in effect as of May 23, 2021, enter into, amend or terminate any collective bargaining agreement or other labor agreement;

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retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Cimarex’s indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than by mutual agreement of Cimarex and Cabot in accordance with the merger agreement and indebtedness incurred by Cimarex or its subsidiaries and owed to Cimarex or its subsidiaries), other than any such amounts under Cimarex’s existing credit facilities;

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incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any encumbrances on any property or assets of Cimarex or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, except for: (1) the incurrence of indebtedness under Cimarex’s existing credit facilities in the ordinary course and in no event exceeding $150 million of borrowings in the aggregate, (2) the incurrence of indebtedness by Cimarex that is owed to any wholly owned subsidiary of Cimarex or by any subsidiary of Cimarex that is owed to Cimarex or a wholly owned subsidiary of Cimarex, (3) the incurrence of indebtedness incurred or assumed in connection with certain acquisitions permitted by the merger agreement, (4) the incurrence of indebtedness in an amount not to exceed $5 million, (5) other indebtedness incurred by mutual agreement of Cimarex and Cabot in accordance with the merger agreement or (6) the creation of any encumbrances securing any indebtedness permitted by the foregoing exceptions;

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enter into any contract that would be a Golden Contract (as defined in the merger agreement), if it were in effect on May 23, 2021 or modify, amend, terminate or assign, or waive or assign any rights under, any Golden Contract (other than in the ordinary course);

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enter into any material derivative transactions without notifying Cabot within a reasonably practicable amount of time thereafter;

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cancel, modify or waive any debts or claims held by Cimarex or any of its subsidiaries or waive any rights held by Cimarex or any of its subsidiaries having in each case a value in excess of $5 million in the aggregate;

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waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than (1) the settlement of such proceedings involving only the payment of monetary damages by Cimarex or any of its subsidiaries of any amount not exceeding $10 million in the aggregate and (2) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; except that Cimarex will be permitted to settle any transaction litigation in accordance with the merger agreement;

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except as permitted by the merger agreement, make or commit to make any capital expenditures not included in Cimarex’s capital budget that are, in the aggregate, greater than $50 million in any fiscal quarter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

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take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, as further described in the section entitled “— Conditions to the Completion of the Merger”; or

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agree to take any action described above.

Interim Operations of Cabot
Cabot has agreed that, except (1) as provided in the disclosure letter Cabot delivered to Cimarex in connection with the merger agreement, (2) as expressly permitted or required by the merger agreement, (3) for any actions required by applicable law, (4) for any commercially reasonable actions (A) required to respond to changes or developments resulting from material changes in commodity prices or (B) required to comply with COVID-19 measures or otherwise taken (or not taken) by Cabot reasonably and in good faith to respond to COVID-19 or COVID-19 measures, (5) for any commercially reasonable actions in response to certain emergency conditions, (6) anything expressly provided for in Cabot’s capital budget or (7) as otherwise consented to by Cimarex in writing (which consent will not be unreasonably withheld, conditioned or delayed), until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use its reasonable best efforts to:
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conduct its business in the ordinary course; and

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preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships and goodwill with governmental entities and its key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with Cabot.

In addition, Cabot has further agreed that, except (1) as provided in the disclosure letter it delivered to Cimarex in connection with the merger agreement, (2) as expressly permitted or required by the merger agreement or Cabot’s capital budget, (3) any actions required by applicable law, or (4) as otherwise consented to by Cimarex in writing (which consent will not be unreasonably withheld, conditioned or delayed), until the earlier of the effective time of the merger and the termination of the merger agreement, Cabot will not, and will not permit its subsidiaries to:
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declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Cabot or its subsidiaries, except for regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Cabot in the ordinary course in an amount no greater than $0.11 per share of Cabot common stock (excluding any special dividends) and dividends and distributions by a direct or indirect wholly owned subsidiary of Cabot to Cabot or another direct or indirect wholly owned subsidiary of Cabot;

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split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Cabot or any of its subsidiaries;

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Cabot or any subsidiary of Cabot, except as required by the terms of any capital stock or equity interest of a subsidiary of Cabot existing and disclosed to Cimarex as of May 23, 2021 or to satisfy any applicable tax withholding in respect of the vesting, exercise or settlement of any Cabot equity awards outstanding as of May 23, 2021, in accordance with the terms of the Cabot equity plans and applicable award agreements;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Cabot or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) the issuance or delivery of Cabot common stock upon the vesting, exercise or lapse of any restrictions on any equity awards of Cabot outstanding on May 23, 2021 or granted thereafter without violating the merger agreement, in each case, in accordance with the terms of such Cabot equity awards, (2) issuances by a wholly owned subsidiary of Cabot of such subsidiary’s capital stock or other equity interests to Cabot or any other wholly owned subsidiary of Cabot, and (3) shares of capital stock issued as a dividend made in accordance with certain provisions of the merger agreement;

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amend or propose to amend Cabot’s organizational documents (other than in immaterial respects) or adopt any material change in the organizational documents of any of Cabot’s subsidiaries that would prevent, delay or impair the ability of the parties to consummate the transactions contemplated by the merger agreement or otherwise adversely affect the consummation of the transactions contemplated by the merger agreement;

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other than any acquisitions permitted by the merger agreement that do not involve consideration valued in excess of $50 million individually or $150 million in the aggregate (in each case, subject to Cabot’s obligations described in “— No Solicitation; Changes of Recommendation — No Solicitation by Cabot”), acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business, assets or properties of any corporation, partnership, association or other business organization or division thereof;

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sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, other than (1) sales, leases or dispositions for which the consideration is less than $50 million in the aggregate, (2) the sale of hydrocarbons in the ordinary course, (3) sales of obsolete or worthless equipment, (4) the expiration of any oil and gas lease in accordance with its terms and in the ordinary course, (5) among Cabot and its wholly owned subsidiaries or (6) asset swaps that have a fair market value of less than $50 million in the aggregate;

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authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Cabot or any of its subsidiaries, in each case, as would not otherwise prevent, delay or impair the consummation of the transactions contemplated by the merger agreement;

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change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable law;

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(1) make (other than in the ordinary course), change or revoke any material election relating to taxes; (2) change an annual tax accounting period; (3) adopt (other than in the ordinary course) or change any material tax accounting method; (4) file any material amended tax return; (5) enter into any closing agreement with respect to any material amount of taxes; or (6) settle or compromise any material tax claim, audit, assessment or dispute or surrender any right to claim a material refund of taxes;

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except as required by the terms of an employee benefit plan sponsored, maintained or contributed to by Cabot (which we refer to as a “Cabot plan”) in effect as of May 23, 2021, grant any material increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees, other than (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course or (z) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals;
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except as required by the terms of any Cabot plan in effect as of May 23, 2021, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits;

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except as required by the terms of any Cabot plan in effect as of May 23, 2021, enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, other than entry into employment agreements or offer letters in the ordinary course;

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except as required by the terms of any Cabot plan in effect as of May 23, 2021, enter into, establish or adopt any material Cabot plan, or materially amend or terminate any Cabot plan in existence as of May 23, 2021, other than amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in materially increased costs to Cabot;

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except as required by the terms of any Cabot plan in effect as of May 23, 2021, hire or promote any employee who is (or would be) an executive officer or has (or would have) the title of vice president or above;

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except as required by the terms of any Cabot plan in effect as of May 23, 2021, terminate the employment of any employee with the title of vice president or above or any executive officer, in each case, other than for cause;

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except as required by the terms of any Cabot plan in effect as of May 23, 2021, enter into, amend or terminate any collective bargaining agreement or other labor agreement;

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retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Cabot’s indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than by mutual agreement of Cabot and Cabot in accordance with the merger agreement and indebtedness incurred by Cabot or its subsidiaries and owed to Cabot or its subsidiaries), other than any such amounts under Cabot’s existing credit facilities;

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incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any encumbrances on any property or assets of Cabot or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, except for: (1) the incurrence of indebtedness under Cabot’s existing credit facilities in the ordinary course and in no event exceeding $150 million of borrowings in the aggregate, (2) the incurrence of indebtedness by Cabot that is owed to any wholly owned subsidiary of Cabot or by any subsidiary of Cabot that is owed to Cabot or a wholly owned subsidiary of Cabot, (3) the incurrence of indebtedness incurred or assumed in connection with certain acquisitions permitted by the merger agreement, (4) the incurrence of indebtedness in an amount not to exceed $5 million, (5) other indebtedness incurred by mutual agreement of Cabot and Cabot in accordance with the merger agreement or (6) the creation of any encumbrances securing any indebtedness permitted by the foregoing exceptions;

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enter into any contract that would be a Labrador Contract (as defined in the merger agreement), if it were in effect on May 23, 2021 or modify, amend, terminate or assign, or waive or assign any rights under, any Labrador Contract (other than in the ordinary course);

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enter into any material derivative transactions without notifying Cabot within a reasonably practicable amount of time thereafter;

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cancel, modify or waive any debts or claims held by Cabot or any of its subsidiaries or waive any rights held by Cabot or any of its subsidiaries having in each case a value in excess of $5 million in the aggregate;

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waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than (1) the settlement of such proceedings involving only the payment of monetary damages by

Cabot or any of its subsidiaries of any amount not exceeding $10 million in the aggregate and (2) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; except that Cabot will be permitted to settle any transaction litigation in accordance with the merger agreement;
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except as permitted by the merger agreement, make or commit to make any capital expenditures not included in Cabot’s capital budget that are, in the aggregate, greater than $50 million in any fiscal quarter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

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take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, as further described in the section entitled “— Conditions to the Completion of the Merger”; or

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agree to take any action described above.

No Solicitation; Changes of Recommendation
No Solicitation by Cabot
Cabot has agreed that, except as permitted by the provisions of the merger agreement, from and after May 23, 2021, Cabot and its officers and directors will, will cause Cabot’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Cabot and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “Cabot competing proposal” (as defined below). Cabot agreed that by May 24, 2021, Cabot will have delivered written notice to each third party that has received non-public information regarding Cabot for purposes of evaluating any transaction that could be a Cabot competing proposal within the 12 months prior to May 23, 2021 requesting the prompt return or destruction of all confidential information concerning Cabot and all documents or material incorporating such confidential information in the possession of such third party or its representatives. Cabot also agreed to terminate any data access related to any potential Cabot competing proposal previously granted to such third parties by May 24, 2021.
Cabot has also agreed that, from and after May 23, 2021 and until the effective time of the merger or, if earlier, the termination of the merger agreement, except as otherwise permitted by the provisions of the merger agreement, Cabot and its officers and directors will not, will cause Cabot’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Cabot and its subsidiaries not to, directly or indirectly:
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initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Cabot competing proposal;

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engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a Cabot competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cabot competing proposal;

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furnish any non-public information regarding Cabot or its subsidiaries, or access to the properties, assets or employees of Cabot or its subsidiaries, to any person in connection with or in response to any Cabot competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cabot competing proposal;

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approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Cabot competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

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submit any Cabot competing proposal to the vote of Cabot stockholders.

Notwithstanding the above restrictions, Cabot or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).
From and after May 23, 2021, Cabot has agreed to promptly (and in any event within the shorter of one business day or 48 hours) notify Cimarex of the receipt by Cabot (directly or indirectly) of any Cabot competing proposal or any bona fide expression of interest, inquiry, proposal or offer with respect to a Cabot competing proposal made on or after May 23, 2021, any request for information or data relating to Cabot or any of its subsidiaries made by any person in connection with a Cabot competing proposal or any request for discussions or negotiations with Cabot or a representative of Cabot relating to a Cabot competing proposal (including the identity of such person), and Cabot will provide to Cimarex promptly (and in any event within the shorter of one business day or 48 hours) (1) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Cabot competing proposal made in writing provided to Cabot or any of its subsidiaries or (2) if any such expression of interest, inquiry, proposal or offer with respect to a Cabot competing proposal not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Cabot has agreed to (1) keep Cimarex reasonably informed, on a prompt basis (and in any event within the shorter of one business day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within the shorter of one business day or 48 hours) apprise Cimarex of the status of any such discussions or negotiations and (2) provide to Cimarex as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one business day or 48 hours) copies of all material written correspondence and other material written materials provided to Cabot or its representatives from any person. Cabot has agreed to notify Cimarex if Cabot determines to begin providing information or to engage in discussions or negotiations concerning a Cabot competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.
Cabot: No Solicitation Exceptions
Prior to, but not after, the time the Cabot issuance proposal has been approved by Cabot stockholders, Cabot and its representatives may engage in the activities described in the second and third bullets in the second paragraph of the section directly above with any person if Cabot receives a bona fide written Cabot competing proposal from such person that was not solicited at any time after May 23, 2021 in breach of the obligations described in “— No Solicitation by Cabot”; provided, however, that:
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no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “— No Solicitation by Cabot” may be furnished until Cabot receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to Cabot in the aggregate than the terms of the Confidentiality Agreement, dated March 18, 2021, between Cimarex and Cabot (including standstill restrictions), as determined by the Cabot board in good faith after consultation with its legal counsel;

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any non-public information furnished to such person will have previously been made available to Cimarex or is made available to Cimarex prior to or concurrently with the time such information is made available to such person; and

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prior to taking any such actions, the Cabot board or any committee of the Cabot board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Cabot competing proposal is, or would reasonably be expected to lead to, a Cabot superior proposal.

In addition, prior to, but not after, the time the Cabot issuance proposal has been approved by Cabot stockholders, the Cabot board will be permitted, through its representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to the merger agreement, to provide any non-public information to) any person that has made a Cabot competing proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Cabot board to make an informed determination under the last bullet above.

No Solicitation by Cimarex
Cimarex has agreed that, except as permitted by the provisions of the merger agreement, from and after May 23, 2021, Cimarex and its officers and directors will, will cause Cimarex’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Cimarex and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “Cimarex competing proposal” (as defined below). Cimarex agreed that by May 24, 2021, Cimarex will have delivered written notice to each third party that has received non-public information regarding Cimarex for purposes of evaluating any transaction that could be a Cimarex competing proposal within the 12 months prior to May 23, 2021 requesting the prompt return or destruction of all confidential information concerning Cimarex and all documents or material incorporating such confidential information in the possession of such third party or its representatives. Cimarex also agreed to terminate any data access related to any potential Cimarex competing proposal previously granted to such third parties by May 24, 2021.
Cimarex has also agreed that, from and after May 23, 2021 and until the effective time of the merger or, if earlier, the termination of the merger agreement, except as otherwise permitted by the provisions of the merger agreement, Cimarex and its officers and directors will not, will cause Cimarex’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Cimarex and its subsidiaries not to, directly or indirectly:
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initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Cimarex competing proposal;

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engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a Cimarex competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cimarex competing proposal;

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furnish any non-public information regarding Cimarex or its subsidiaries, or access to the properties, assets or employees of Cimarex or its subsidiaries, to any person in connection with or in response to any Cimarex competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Cimarex competing proposal;

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approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Cimarex competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

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submit any Cimarex competing proposal to the vote of Cimarex stockholders.

Notwithstanding the above restrictions, Cimarex or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).
From and after May 23, 2021, Cimarex has agreed to promptly (and in any event within the shorter of one business day or 48 hours) notify Cabot of the receipt by Cimarex (directly or indirectly) of any Cimarex competing proposal or any bona fide expression of interest, inquiry, proposal or offer with respect to a Cimarex competing proposal made on or after May 23, 2021, any request for information or data relating to Cimarex or any of its subsidiaries made by any person in connection with a Cimarex competing proposal or any request for discussions or negotiations with Cimarex or a representative of Cimarex relating to a Cimarex competing proposal (including the identity of such person), and Cimarex will provide to Cabot promptly (and in any event within the shorter of one business day or 48 hours) (1) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Cimarex competing proposal made in writing provided to Cimarex or any of its subsidiaries or (2) if any such expression of interest, inquiry, proposal or offer with respect to a Cimarex competing proposal not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Cimarex has agreed to (1) keep Cabot reasonably informed, on a prompt basis (and in any event within the shorter of one business day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within the shorter of one business day or 48 hours) apprise Cabot of the status of any such discussions or negotiations and (2) provide to Cabot as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one business day or 48 hours) copies of all material written correspondence and other material written materials provided to Cimarex or its representatives from any person. Cimarex has agreed to notify Cabot if Cimarex determines to begin providing information or to engage in discussions or negotiations concerning a Cimarex competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.
Cimarex: No Solicitation Exceptions
Prior to, but not after, the time the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, Cimarex and its representatives may engage in the activities described in the second and third bullets in the second paragraph of the section directly above with any person if Cimarex receives a bona fide written Cimarex competing proposal from such person that was not solicited at any time after May 23, 2021 in breach of the obligations described in “— No Solicitation by Cimarex”; provided, however, that:
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no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “— No Solicitation by Cimarex” may be furnished until Cimarex receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to Cimarex in the aggregate than the terms of the Confidentiality Agreement, dated March 18, 2021, between Cabot and Cimarex (including standstill restrictions), as determined by the Cimarex board in good faith after consultation with its legal counsel;

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any non-public information furnished to such person will have previously been made available to Cabot or is made available to Cabot prior to or concurrently with the time such information is made available to such person; and

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prior to taking any such actions, the Cimarex board or any committee of the Cimarex board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Cimarex competing proposal is, or would reasonably be expected to lead to, a Cimarex superior proposal.

In addition, prior to, but not after, the time the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, the Cimarex board will be permitted, through its representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to the merger agreement, to provide any non-public information to) any person that has made a Cimarex competing proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Cimarex board to make an informed determination under the last bullet above.
Cabot: Restrictions on Changes of Recommendation
Subject to certain exceptions described below, the Cabot board, including any committee of the Cabot board, may not:
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change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify, in a manner adverse to Cimarex, its recommendation that Cabot stockholders approve the Cabot issuance proposal or the Cabot charter amendment proposal;

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fail to include its recommendation that Cabot stockholders approve the Cabot issuance proposal and Cabot charter amendment proposal in this joint proxy statement/prospectus;

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approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Cabot competing proposal;

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publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a Cabot competing proposal;

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in the case of a Cabot competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Cabot common stock (other than by Cimarex or an affiliate of Cimarex), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three business days prior to the date the Cabot special meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date the Cabot special meeting is held, including adjournments) or (B) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

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if a Cabot competing proposal will have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that Cabot stockholders approve the Cabot issuance proposal and the Cabot charter amendment proposal (or refer to its recommendation that Cabot stockholders approve the Cabot issuance proposal and Cabot charter amendment proposal) on or prior to the earlier of (A) five business days after Cimarex so requests in writing or (B) three business days prior to the date of the Cabot special meeting (or promptly after announcement or disclosure of such Cabot competing proposal if announced or disclosed on or after the third business day prior to the date of the Cabot special meeting); or

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cause or permit Cabot to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a Cabot competing proposal.

We refer to the taking of any of the actions described in the seven bullets directly above as a “Cabot recommendation change.”
Cimarex: Restrictions on Changes of Recommendation
Subject to certain exceptions described below, the Cimarex board, including any committee of the Cimarex board, may not:
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change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify, in a manner adverse to Cabot or Merger Sub, its recommendation that Cimarex stockholders approve the Cimarex merger proposal and the Cimarex charter amendment proposal;

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fail to include its recommendation that Cimarex stockholders approve the Cimarex merger proposal and the Cimarex charter amendment proposal in this joint proxy statement/prospectus;

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approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Cimarex competing proposal;

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publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a Cimarex competing proposal;

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in the case of a Cimarex competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Cimarex common stock (other than by Cabot or an affiliate of Cabot), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three business days prior to the date the Cimarex special meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date the Cimarex special meeting is held, including adjournments) or (B) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
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if a Cimarex competing proposal will have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that Cimarex stockholders approve the Cimarex merger proposal and the Cimarex charter amendment proposal (or refer to its recommendation that Cimarex stockholders approve the Cimarex merger proposal and the Cimarex charter amendment proposal) on or prior to the earlier of (A) five business days after Cabot so requests in writing or (B) three business days prior to the date of the Cimarex special meeting (or promptly after announcement or disclosure of such Cimarex competing proposal if announced or disclosed on or after the third business day prior to the date of the Cimarex special meeting); or

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cause or permit Cimarex to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a Cimarex competing proposal.

We refer to the taking of any of the actions described in the seven bullets directly above as a “Cimarex recommendation change.”
Cabot: Permitted Changes of Recommendation in Connection with a Cabot Superior Proposal
Prior to, but not after, the Cabot issuance proposal has been approved by Cabot stockholders, in response to a bona fide written Cabot competing proposal from a third party that was not solicited at any time following May 23, 2021 and did not arise from a breach of the obligations described above and in the section entitled “— No Solicitation by Cabot” if the Cabot board so chooses, the Cabot board may effect a Cabot recommendation change (but may not terminate the merger agreement) if:
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the Cabot board determines in good faith after consultation with its financial advisors and outside legal counsel that such Cabot competing proposal is a Cabot superior proposal;

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the Cabot board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Cabot recommendation change in response to such Cabot superior proposal would be inconsistent with the fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law;

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Cabot provides Cimarex written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the Cabot board intends to consider whether to take such action and include a copy of the available proposed Cabot competing proposal and any applicable transaction and financing documents;

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after giving such notice and prior to effecting such Cabot recommendation change, Cabot will make itself available to negotiate with Cimarex (to the extent Cimarex wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Cabot board not to effect a Cabot recommendation change; and

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at the end of the four-business-day period, prior to taking action to effect a Cabot recommendation change, the Cabot board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Cimarex in writing and any other information offered by Cimarex in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Cabot competing proposal remains a Cabot superior proposal and that the failure to effect a Cabot recommendation change in response to such Cabot superior proposal would be inconsistent with the fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law.

In the event of any material amendment or material modification to any Cabot superior proposal, Cabot will be required to deliver a new written notice to Cimarex and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days. Any amendment or modification to the economic terms of any such Cabot superior proposal will be deemed material for the purposes of the foregoing sentence.

Cabot: Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the Cabot issuance proposal has been approved by Cabot stockholders, in response to a Cabot intervening event that occurs or arises after May 23, 2021 and that did not arise from or in connection with a breach of the merger agreement by Cabot, Cabot may, if the Cabot board so chooses, effect a Cabot recommendation change (but may not terminate the merger agreement) if:
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the Cabot board determines in good faith after consultation with its financial advisors and outside legal counsel that a Cabot intervening event has occurred;

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the Cabot board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Cabot recommendation change in response to such Cabot intervening event would be inconsistent with the fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law;

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Cabot provides Cimarex written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the Cabot board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Cabot intervening event;

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after giving such notice and prior to effecting such Cabot recommendation change, Cabot negotiates in good faith with Cimarex (to the extent Cimarex wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Cabot board not to effect a Cabot recommendation change in response thereto; and

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at the end of the four-business-day period, prior to taking action to effect a Cabot recommendation change, the Cabot board takes into account any adjustments or revisions to the terms of the agreement proposed by Cimarex in writing and any other information offered by Cimarex in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Cabot recommendation change in response to such Cabot intervening event would be inconsistent with the fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law.

In the event of any material changes regarding any Cabot intervening event, Cabot will be required to deliver a new written notice to Cimarex and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.
A “Cabot intervening event” is a material development or change in circumstance that occurs or arises after May 23, 2021 that was not known to or reasonably foreseeable by the Cabot board as of May 23, 2021 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Cabot board as of May 23, 2021), except that in no event will the following constitute a Cabot intervening event: (1) the receipt, existence or terms of an actual or possible Cabot competing proposal or Cabot superior proposal, (2) any effect relating to Cimarex or any of its subsidiaries that does not amount to a material adverse effect, individually or in the aggregate, (3) any change, in and of itself, in the price or trading volume of shares of Cabot common stock or Cimarex common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Cabot intervening event, to the extent otherwise permitted by this definition), (4) the fact that Cabot or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Cabot intervening event, to the extent otherwise permitted by this definition), (5) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable law) or (6) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other person (including certain acquisitions permitted by the merger agreement).

Cimarex: Permitted Changes of Recommendation in Connection with a Cimarex Superior Proposal
Prior to, but not after, the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, in response to a bona fide written Cimarex competing proposal from a third party that was not solicited at any time following May 23, 2021 and did not arise from a breach of the obligations described above and in the section entitled “— No Solicitation by Cimarex” if the Cimarex board so chooses, the Cimarex board may effect a Cimarex recommendation change (but may not terminate the merger agreement) if:
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the Cimarex board determines in good faith after consultation with its financial advisors and outside legal counsel that such Cimarex competing proposal is a Cimarex superior proposal;

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the Cimarex board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Cimarex recommendation change in response to such Cimarex superior proposal would be inconsistent with the fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law;

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Cimarex provides Cabot written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the Cimarex board intends to consider whether to take such action and include a copy of the available proposed Cimarex competing proposal and any applicable transaction and financing documents;

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after giving such notice and prior to effecting such Cimarex recommendation change, Cimarex will make itself available to negotiate with Cabot (to the extent Cabot wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Cimarex board not to effect a Cimarex recommendation change; and

•
at the end of the four-business-day period, prior to taking action to effect a Cimarex recommendation change, the Cimarex board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Cabot in writing and any other information offered by Cabot in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Cimarex competing proposal remains a Cimarex superior proposal and that the failure to effect a Cimarex recommendation change in response to such Cimarex superior proposal would be inconsistent with the fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law.

In the event of any material amendment or material modification to any Cimarex superior proposal, Cimarex will be required to deliver a new written notice to Cabot and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days. Any amendment or modification to the economic terms of any such Cimarex superior proposal will be deemed material for the purposes of the foregoing sentence.
Cimarex: Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, in response to a Cimarex intervening event that occurs or arises after May 23, 2021 and that did not arise from or in connection with a breach of the merger agreement by Cimarex, Cimarex may, if the Cimarex board so chooses, effect a Cimarex recommendation change (but may not terminate the merger agreement) if:
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the Cimarex board determines in good faith after consultation with its financial advisors and outside legal counsel that a Cimarex intervening event has occurred;

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the Cimarex board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Cimarex recommendation change in response to such Cimarex intervening event would be inconsistent with the fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law;

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Cimarex provides Cabot written notice of such proposed action and the basis of such proposed action four business days in advance, which notice will set forth in writing that the Cimarex board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Cimarex intervening event;
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after giving such notice and prior to effecting such Cimarex recommendation change, Cimarex negotiates in good faith with Cabot (to the extent Cabot wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Cimarex board not to effect a Cimarex recommendation change in response thereto; and

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at the end of the four-business-day period, prior to taking action to effect a Cimarex recommendation change, the Cimarex board takes into account any adjustments or revisions to the terms of the agreement proposed by Cabot in writing and any other information offered by Cabot in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Cimarex recommendation change in response to such Cimarex intervening event would be inconsistent with the fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law.

In the event of any material changes regarding any Cimarex intervening event, Cimarex will be required to deliver a new written notice to Cabot and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.
A “Cimarex intervening event” is a material development or change in circumstance that occurs or arises after May 23, 2021 that was not known to or reasonably foreseeable by the Cimarex board as of May 23, 2021 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Cimarex board as of May 23, 2021), except that in no event will the following constitute a Cimarex intervening event: (1) the receipt, existence or terms of an actual or possible Cimarex competing proposal or Cimarex superior proposal, (2) any effect relating to Cabot or any of its subsidiaries that does not amount to a material adverse effect, individually or in the aggregate, (3) any change, in and of itself, in the price or trading volume of shares of Cimarex common stock or Cabot common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Cimarex intervening event, to the extent otherwise permitted by this definition), (4) the fact that Cimarex or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Cimarex intervening event, to the extent otherwise permitted by this definition), (5) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable law) or (6) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other person (including certain acquisitions permitted by the merger agreement).
Cabot: Confidentiality and Standstill Arrangements
From May 23, 2021 and continuing until the earlier of the effective time of the merger and the termination of the merger agreement, Cabot has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party, and Cabot has agreed to (and it will cause its subsidiaries to) enforce the standstill agreements in any such agreement. However, prior to, but not after, the time the Cabot issuance proposal has been approved by Cabot stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Cabot board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law, Cabot may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Cabot competing proposal to the Cabot board and communicate such waiver to the applicable third party. Cabot must advise Cimarex at least three business days prior to taking such action. Cabot has represented and warranted to Cimarex that it has not taken any action that (1) would be prohibited by this paragraph or (2) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Cabot board to the stockholders of Cabot under applicable law, would have been prohibited by this paragraph during the 30 days prior to May 23, 2021.
Cimarex: Confidentiality and Standstill Arrangements
From May 23, 2021 and continuing until the earlier of the effective time of the merger and the termination of the merger agreement, Cimarex has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party, and Cimarex has agreed to (and it will cause its subsidiaries to) enforce the standstill agreements in any such agreement. However, prior to, but not after, the time the Cimarex merger proposal and the Cimarex charter amendment proposal have been approved by Cimarex stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Cimarex board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law, Cimarex may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Cimarex competing proposal to the Cimarex board and communicate such waiver to the applicable third party. Cimarex must advise Cabot at least three business days prior to taking such action. Cimarex has represented and warranted to Cabot that it has not taken any action that (1) would be prohibited by this paragraph or (2) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Cimarex board to the stockholders of Cimarex under applicable law, would have been prohibited by this paragraph during the 30 days prior to May 23, 2021.
Certain Permitted Disclosure
The Cimarex board or the Cabot board may, after consultation with their respective outside legal counsel, make such disclosures as each determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen” communication or any other disclosure to the stockholders of Cimarex or Cabot, as applicable, pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable law. If such disclosure has the effect of withdrawing or adversely modifying, in the case of Cabot, the recommendation of the Cabot board that its stockholders vote in favor of the Cabot issuance proposal and the Cabot charter amendment proposal or, in the case of Cimarex, the recommendation of the Cimarex board that its stockholders vote in favor of the Cimarex merger proposal and the Cimarex charter amendment proposal, such disclosure will be deemed to be a Cabot recommendation change or a Cimarex recommendation change, as applicable, and the other party will have the right to terminate the merger agreement.
Definitions of Competing Proposals
A “Cabot competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Cimarex or any of its subsidiaries) involving, directly or indirectly:
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any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any third party or group of any business or assets of Cabot or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of the value of Cabot’s and its subsidiaries’ assets (by fair market value), net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, except in connection with certain acquisitions permitted by the merger agreement;

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any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of Cabot common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in that person or group beneficially owning 20% or more of the outstanding shares of Cabot common stock entitled to vote on the election of directors, except in connection with certain acquisitions permitted by the merger agreement; or

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any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cabot or any of its subsidiaries, except in connection with certain acquisitions permitted by the merger agreement.

A “Cimarex competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Cabot or any of its subsidiaries) involving, directly or indirectly:
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any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any third party or group of any business or assets of Cimarex or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of the value of Cimarex’s and its subsidiaries’ assets (by fair market value), net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, except in connection with certain acquisitions permitted by the merger agreement;

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any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of Cimarex common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in that person or group beneficially owning 20% or more of the outstanding shares of Cimarex common stock entitled to vote on the election of directors, except in connection with certain acquisitions permitted by the merger agreement; or

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any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cimarex or any of its subsidiaries, except in connection with certain acquisitions permitted by the merger agreement.

Definitions of Superior Proposals
A “Cabot superior proposal” means a bona fide written proposal that is not solicited after May 23, 2021 and is made after such date by any person or group (other than Cimarex or any of its affiliates) to acquire, directly or indirectly, (1) businesses or assets of Cabot or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for all or substantially all of the fair market value of Cabot’s and its subsidiaries’ assets or that generated all or substantially all of Cabot’s and its subsidiaries’ net revenue or EBITDA for the preceding 12 months, respectively, or (2) all or substantially all of the outstanding shares of Cabot common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, in the good faith determination of the Cabot board, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Cabot’s stockholders than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by Cimarex in response to such proposal or otherwise), after considering all factors the Cabot board deems relevant.
A “Cimarex superior proposal” means a bona fide written proposal that is not solicited after May 23, 2021 and is made after such date by any person or group (other than Cabot or any of its affiliates) to acquire, directly or indirectly, (1) businesses or assets of Cimarex or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for all or substantially all of the fair market value of Cimarex’s and its subsidiaries’ assets or that generated all or substantially all of Cimarex’s and its subsidiaries’ net revenue or EBITDA for the preceding 12 months, respectively, or (2) all or substantially all of the outstanding shares of Cimarex common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, in the good faith determination of the Cimarex board, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Cimarex’s stockholders than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by Cabot in response to such proposal or otherwise), after considering all factors the Cimarex board deems relevant.
Preparation of Joint Proxy Statement/Prospectus and Registration Statement
Cabot has agreed to promptly furnish to Cimarex such data and information relating to it, its subsidiaries (including Merger Sub) and the holders of its capital stock, as Cimarex may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto used by Cimarex to obtain the adoption by the Cimarex stockholders of the merger agreement. Cimarex has agreed to promptly furnish to Cabot such data and information relating to it, its subsidiaries and the holders of its capital stock, as Cabot may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto and the registration statement, of which this joint proxy statement/prospectus forms a part, and any amendments or supplements thereto.
Cimarex and Cabot have agreed to each use reasonable best efforts to cause this joint proxy statement/prospectus and the registration statement, of which this joint proxy statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Cabot and Cimarex will each use its reasonable best efforts to cause the registration statement, of which this joint proxy statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable and Cabot will use its reasonable best efforts to keep the registration statement, of which this joint proxy statement/prospectus forms a part, effective as long as is necessary to consummate the merger. Each of Cimarex and Cabot will advise the other promptly after it receives any request by the SEC for amendment of this joint proxy statement/prospectus or the registration statement, of which this joint proxy statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information. Each of Cimarex and Cabot have agreed to use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated by the merger agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
Prior to filing the registration statement, of which this joint proxy statement/prospectus forms a part (or any amendment or supplement thereto), or mailing this joint proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Cimarex and Cabot has agreed to (1) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (2) include in such document or response all comments reasonably and promptly proposed by the other and (3) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed.
Cabot and Cimarex have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Cabot common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of Cimarex and Cabot will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
If at any time prior to the effective time of the merger, any information relating to Cabot or Cimarex, or any of their respective affiliates, officers or directors, should be discovered by Cabot or Cimarex that should be set forth in an amendment or supplement to the registration statement, of which this joint proxy statement/prospectus forms a part, or this joint proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the Cimarex and Cabot stockholders.
Special Meetings
Cabot Special Meeting
Cabot has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Cabot to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of the Cabot stockholders for the purpose of obtaining the approval of the Cabot issuance proposal and the Cabot charter amendment proposal by the Cabot stockholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted in the merger agreement, the Cabot board must recommend that the Cabot stockholders vote in favor of the Cabot issuance proposal and the Cabot board must solicit from the Cabot stockholders proxies in favor of the Cabot issuance proposal and the Cabot charter amendment proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Cabot board.
Cabot may adjourn, postpone or otherwise delay the Cabot special meeting (1) if Cabot believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the approval of the Cabot issuance proposal and the Cabot charter amendment proposal or (B) ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Cabot stockholders, (2) if, as of the time for which the Cabot special meeting is scheduled, there are insufficient shares of Cabot common stock represented to constitute a quorum necessary to conduct business at the Cabot special meeting, (3) if and to the extent such postponement or adjournment of the Cabot special meeting is required by an order issued by any court or other governmental entity of competent jurisdiction in connection with the merger agreement or (4) if the Cimarex special meeting has been adjourned or postponed by Cimarex as described in the section entitled “— Cimarex Special Meeting,” to the extent necessary to enable the Cabot special meeting and the Cimarex special meeting to be held within a single period of 24 consecutive hours. However, in the case of any adjournment or postponement pursuant to clauses (1) and (2) above, the Cabot special meeting will not be adjourned or postponed to a date that is more than 20 business days after the date for which the Cabot special meeting was previously scheduled or to a date on or after two business days prior to January 23, 2022.
If requested by Cimarex, Cabot will promptly provide all voting tabulation reports relating to the Cabot special meeting and will otherwise keep Cimarex reasonably informed regarding the status of the solicitation. Unless there has been a Cabot recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Cabot stockholders or any other person to prevent the approval of the Cabot issuance proposal or the Cabot charter amendment proposal by the Cabot stockholders.
Once Cabot has established a record date for the Cabot special meeting, Cabot may not change such record date or establish a different record date for the Cabot special meeting without the prior written consent of Cimarex (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted under the merger agreement. Cabot has agreed that its obligation to hold the Cabot special meeting will not be affected by the making of a Cabot recommendation change and such obligations will not be affected by the commencement, announcement, disclosure or communication to Cabot of any Cabot competing proposal or other proposal (including a Cabot superior proposal) or the occurrence or disclosure of any Cabot intervening event.
Cimarex Special Meeting
Cimarex has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Cimarex to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of the Cimarex stockholders for the purpose of obtaining the approval of the Cimarex merger proposal and the Cimarex charter amendment proposal by the Cimarex stockholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted in the merger agreement, the Cimarex board must recommend that the Cimarex stockholders vote in favor of the Cimarex merger proposal and the Cimarex charter amendment proposal and the Cimarex board must solicit from the Cimarex stockholders proxies in favor of the Cimarex merger proposal and the Cimarex charter amendment proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Cimarex board.
Cimarex may adjourn, postpone or otherwise delay the Cimarex special meeting (1) if Cimarex believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the approval of the Cimarex merger proposal or the Cimarex charter amendment proposal or (B) ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Cimarex stockholders, (2) if, as of the time for which the Cimarex special meeting is scheduled, there are insufficient shares of Cimarex common stock represented to constitute a quorum necessary to conduct business at the Cimarex special meeting, (3) if and to the extent such postponement or adjournment of the Cimarex special meeting is required by an order issued by any court or other governmental entity of competent jurisdiction in connection with the merger agreement or (4) if the Cabot special meeting has been adjourned or postponed by Cabot as described in the section entitled “— Cabot Special Meeting,” to the extent necessary to enable the Cimarex special meeting and the Cabot special meeting to be held within a single period of 24 consecutive hours. However, in the case of any adjournment or postponement pursuant to clauses (1) and (2) above, the Cimarex special meeting will not be adjourned or postponed to a date that is more than 20 business days after the date for which the Cimarex special meeting was previously scheduled or to a date on or after two business days prior to January 23, 2022.
If requested by Cabot, Cimarex will promptly provide all voting tabulation reports relating to the Cimarex special meeting and will otherwise keep Cabot reasonably informed regarding the status of the solicitation. Unless there has been a Cimarex recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Cimarex stockholders or any other person to prevent the approval of the Cimarex merger proposal or the Cimarex charter amendment proposal by the Cimarex stockholders.
Once Cimarex has established a record date for the Cimarex special meeting, Cimarex may not change such record date or establish a different record date for the Cimarex special meeting without the prior written consent of Cabot (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted under the merger agreement. Without the prior written consent of Cabot or as required by applicable law, (1) the Cimarex merger proposal and the Cimarex charter amendment proposal will be the only matters (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Cimarex in connection with the merger and matters of procedure) that Cimarex may propose to be acted on by the Cimarex stockholders at the Cimarex special meeting and (2) Cimarex may not call any meeting of the Cimarex stockholders other than the Cimarex special meeting. Cimarex has agreed that its obligation to hold the Cimarex special meeting will not be affected by the making of a Cimarex recommendation change and such obligations will not be affected by the commencement, announcement, disclosure or communication to Cimarex of any Cimarex competing proposal or other proposal (including a Cimarex superior proposal) or the occurrence or disclosure of any Cimarex intervening event.
Timing of Special Meetings
Cabot and Cimarex are required to cooperate and use their reasonable best efforts to hold the Cabot special meeting and the Cimarex special meeting on the same day, and to establish the same record date for both the Cabot special meeting and the Cimarex special meeting.
Access to Information
Subject to applicable law and certain other exceptions set forth in the merger agreement, Cimarex and Cabot have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the registration statement, of which this joint proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Cabot, Cimarex or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.
Cimarex and Cabot have each agreed to, and to cause each of its subsidiaries to, afford to the other party and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of Cimarex or Cabot, as applicable, and each of their subsidiaries, as applicable, and to each of their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to Cimarex or Cabot, as applicable, and each of their representatives, as applicable, such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Cimarex or Cabot, as applicable, except that such access may be limited by Cimarex or Cabot, as applicable, to the extent reasonably necessary (1) for Cimarex or Cabot, as applicable, to comply with any applicable COVID-19 measures or (2) for such access, in light of COVID-19 or COVID-19 measures, not to jeopardize the health and safety of Cimarex’s or Cabot’s, as applicable, and each of their subsidiaries’, as applicable, respective representatives or commercial partners (provided that, in either case, Cimarex or Cabot, as applicable, will and will cause each of its subsidiaries, as applicable, to use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matters as can be conveyed) in a manner without risking the health and safety of such persons or violating such COVID-19 measures). Cimarex or Cabot, as applicable, and each of its representatives, as applicable, are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Cimarex or Cabot, as applicable, or each of its subsidiaries, as applicable, or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Cimarex or Cabot, as applicable, and each of its subsidiaries, as applicable, of their normal duties.
HSR and Other Regulatory Approvals
Except for the filings and notifications made pursuant to antitrust laws (as defined below), promptly after May 23, 2021, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. However, in no event will either Cimarex or Cabot or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the merger agreement, other than filing, recordation or similar fees. Cabot and Cimarex will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with all of the information relating to Cabot or Cimarex, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement (including this joint proxy statement/prospectus). Neither party nor its subsidiaries will agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of the other party (which consent, subject to certain commitments relating to antitrust laws, may be withheld in such other party’s sole discretion).
As promptly as reasonably practicable after May 23, 2021, but in no event later than 15 business days after May 23, 2021, each of the parties will make any filings required under the HSR Act. Each of Cabot and Cimarex will cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Unless otherwise agreed, Cabot and Cimarex will each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Cabot and Cimarex will each use its reasonable best efforts to respond to and comply with any request for information from any governmental entity charged with enforcing, applying, administering or investigating the HSR Act or any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position (which we refer to collectively as “antitrust laws”). Cabot and Cimarex have agreed to consult the other in advance of any meeting or conference with any governmental entity in connection with the transactions contemplated by the merger agreement and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. Cabot and Cimarex have also agreed to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any governmental antitrust authority.

Cimarex, Cabot and Merger Sub have each agreed not to take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable antitrust law.
Employee Matters
Cabot and Cimarex have agreed that, prior to the closing of the merger, Cabot and Cimarex will cooperate in reviewing, evaluating and analyzing the Cimarex compensation, employee benefit, equity and other plans (which we refer to as the “Cimarex plans”) and the Cabot compensation, employee benefit, equity and other plans (which we refer to as the “Cabot plans”) with a view toward developing appropriate new employee benefit plans or maintaining appropriate Cimarex plans or Cabot plans (which we refer to, in either case, as “new plans”) with respect to each individual who is employed as of the closing date by Cimarex or its subsidiaries and who remains employed by Cabot or its subsidiaries (including the surviving corporation or any of its subsidiaries) (who we refer to as “continuing Cimarex employees”) and each individual who is employed as of the closing date by Cabot or its subsidiaries (including the surviving corporation or any of its subsidiaries) (who we refer to as “continuing Cabot employees”), which new plans will, to the extent permitted by applicable law, and among other things:
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treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities; and

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not discriminate between employees who were covered by Cimarex plans, on the one hand, and those covered by Cabot plans, on the other hand, at the effective time of the merger.

Cabot and Cimarex have agreed that for the period beginning on the closing date and ending on the first anniversary thereof, each continuing Cimarex employee and each continuing Cabot employee will be provided with the following:
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a total target cash compensation opportunity (consisting of base salary or wages, as applicable, and annual cash incentive opportunity) that is no less favorable than that provided to such employee immediately prior to the closing of the merger, provided that the continuing Cimarex employee’s or continuing Cabot employee’s base compensation (salary or wages, as applicable) may not be reduced below the level in effect for such employee as of immediately prior to the closing date;

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target long-term incentive compensation opportunities that are no less favorable than that provided to such employee immediately prior to the closing date (which opportunities, in the case of specified Cimarex management employees, will be provided in the manner specified in the disclosure letter delivered by Cimarex to Cabot in connection with the merger agreement) so that no continuing Cimarex employee or continuing Cabot employee will be deprived of annual long-term incentive compensation awards for any calendar year as a result of differences in grant timing of long-term incentive awards by Cimarex and Cabot prior to the closing date; and

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employee benefits (including retirement plan participation but excluding severance benefits) at a level that is no less favorable in the aggregate than that in effect for such employee immediately prior to the closing date.

Cabot and Cimarex have agreed that for the period beginning on the closing date and ending on the second anniversary thereof, each continuing Cimarex employee and each continuing Cabot employee will be provided with eligibility for severance benefits as provided in the disclosure letter delivered by Cimarex to Cabot in connection with the merger agreement (for continuing Cimarex employees) and the disclosure letter delivered by Cabot to Cimarex in connection with the merger agreement (for continuing Cabot employees).
In addition, Cabot and Cimarex have agreed that from and after the effective time of the merger:
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for all purposes under the new plans, each continuing Cimarex employee will be credited with his or her years of service with Cimarex and its subsidiaries prior to the effective time of the merger, and each continuing Cabot employee will be credited with his or her years of service with Cabot and its subsidiaries prior to the effective time of the merger, to the same extent as such employee was entitled, before the effective time of the merger, to credit for such service under any corresponding Cimarex plan or Cabot plan, as applicable, except for benefit accrual under any new plan that is a “defined benefit plan” as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended, for purposes of eligibility for any retiree medical, dental or life benefits or disability benefits, or to the extent it would result in a duplication of benefits for the same period of service;
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Cabot and Cimarex will, or will cause the surviving corporation and its subsidiaries to: (1) cause each continuing Cimarex employee and continuing Cabot employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan replaces coverage under a comparable Cimarex plan or Cabot plan in which such employee participated immediately before the effective time of the merger (which we refer to as “old plans”); (2) for purposes of each new plan providing medical, dental, pharmaceutical or vision benefits to any continuing Cimarex employee or continuing Cabot employee, cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents; and (3) use commercially reasonable efforts to give each continuing Cimarex employee and continuing Cabot employee credit under the applicable new plans for the plan year in which the closing date occurs toward applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the closing date under the corresponding old plans for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider; and

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Cimarex and Cabot will honor, and will cause their subsidiaries to honor, all Cimarex plans and Cabot plans in accordance with their terms.

In addition, Cimarex and Cabot have agreed that the merger will constitute a “change in control,” “change of control,” or term of similar import under each applicable Cimarex plan and under each change in control agreement between Cabot and an officer thereof that is listed in the disclosure letter delivered by Cabot to Cimarex in connection with the merger agreement.
Indemnification; Directors’ and Officers’ Insurance
Cabot and the surviving corporation have agreed, from and after the effective time of the merger, to, jointly and severally, indemnify, defend and hold harmless each indemnified person against all indemnified liabilities, including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the fullest extent permitted under applicable law (and Cabot and the surviving corporation will, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted under applicable law).
From and after the effective time of the merger, Cabot and the surviving corporation will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or any of its subsidiaries in any manner that would (or manage the surviving corporation or its subsidiaries with the intent to or in a manner that would) affect adversely the rights thereunder of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Cabot has agreed to, and will cause the surviving corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Cimarex or any of its subsidiaries and any of its directors or officers existing and in effect prior to May 23, 2021.
From and after the effective time of the merger, Cabot and the surviving corporation will indemnify any indemnified person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in the merger agreement, relating to the enforcement of such indemnified person’s rights under the merger agreement or under any charter, bylaw or contract regardless of whether such indemnified person is ultimately determined to be entitled to indemnification thereunder.
Cabot and Cimarex will cause to be put in place, and Cabot will fully prepay immediately prior to, and conditioned upon the occurrence of, the effective time of the merger, “tail” insurance policies with a claims period equal to the tail period from an insurance carrier with the same or better credit rating as Cimarex’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Cimarex’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 300% of the current aggregate annual premium paid by Cimarex for such purpose. If the cost of such insurance coverage exceeds such amount, Cimarex has agreed to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
In the event that, prior to the sixth anniversary of the effective time of the merger, Cabot or the surviving corporation or any of its successors or assignees after the effective time of the merger (1) consolidates with or merges into any other person and neither Cabot nor the surviving corporation, as applicable, is the continuing or surviving company or entity of such consolidation or merger or (2) transfers all or substantially all of its properties and assets to any person, then, in each such case, Cabot has agreed to make proper provisions so that the successors and assigns of Cabot or the surviving corporation, as the case may be, will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.
Transaction Litigation
In the event of any litigation or other legal proceedings by any governmental entity or other person in relation to the merger agreement, the merger or other transactions contemplated by the merger agreement that is commenced or, to the knowledge of Cabot or Cimarex, is threatened, the relevant party will notify the other party of any such litigation and keep that party reasonably informed of its status. Cabot or Cimarex, as applicable, has agreed to give the other party a reasonable opportunity to participate in Cabot’s or Cimarex’s, as applicable, defense or settlement of any transaction litigation against Cabot or Cimarex, as applicable, and will consult regularly with the other party in good faith and give reasonable consideration to the other party’s advice with respect to such litigation. Each of Cabot or Cimarex, as applicable, has agreed that it will not cease to defend, consent to the entry of any judgment, settle or offer to settle any litigation commenced against Cabot or Cimarex, as applicable, without the prior written consent of the other party, which may not be unreasonably withheld, conditioned or delayed.
Public Announcements
Any party to the merger agreement, its subsidiaries or their representatives may issue a public announcement or other public disclosures (1) required by applicable law, (2) required by the rules of any stock exchange upon which such party’s or its subsidiary’s capital stock is traded or (3) consistent with the final form of the joint press release announcing the execution and delivery of the merger agreement and the investor presentation given to investors on May 24, 2021. However, in each case, such party must use its reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. The merger agreement does not restrict a party’s ability to communicate with its employees and neither party will be required to consult with or obtain any approval from the other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Cimarex competing proposal or a Cabot competing proposal, as applicable, and matters related thereto or a Cimarex change of recommendation or Cabot change of recommendation, as applicable, other than as described in the sections entitled “— No Solicitation; Changes of Recommendation — Cimarex: Permitted Changes of Recommendation in Connection with a Cimarex Superior Proposal” or “— No Solicitation; Changes of Recommendation — Cabot: Permitted Changes of Recommendation in Connection with a Cabot Superior Proposal,” as applicable.
Advice of Certain Matters
Subject to compliance with applicable law, Cimarex and Cabot, as the case may be, have agreed to confer on a regular basis with each other and will promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement, to the extent permitted by applicable law.
Reasonable Best Efforts; Notification
Cabot and Cimarex have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.
Cabot and Cimarex have agreed, subject to applicable law and as otherwise required by any governmental entity, to keep the other apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other with copies of notices or other communications received by Cabot or Cimarex, as applicable, or any of its subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the merger agreement (including those alleging that the approval or consent of such person is or may be required in connection with the transactions contemplated by the merger agreement).
Section 16 Matters
Prior to the effective time of the merger, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of Cimarex or acquisitions of equity securities of Cabot in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cimarex, or will become subject to such reporting requirements with respect to Cabot, to be exempt under Rule 16b-3 under the Exchange Act.
Stock Exchange Listing and Delistings
Cabot will take all action necessary to cause the shares of Cabot common stock to be issued in the merger or issuable on conversion of the Cimarex preferred stock to be approved for listing on the NYSE prior to the effective time of the merger.
Prior to the closing date, Cimarex will cooperate with Cabot and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and the rules and policies of the NYSE to enable the delisting by the surviving corporation of the shares of Cimarex common stock from the NYSE and the deregistration of the shares of Cimarex common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event no more than 10 days after the effective time of the merger. If the surviving corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the closing date, Cimarex is required make available to Cabot, at least 10 business days prior to the closing date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.
Financing and Indebtedness
During the period from May 23, 2021 to the effective time of the merger, Cabot and Cimarex have agreed to cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements in anticipation of the consummation of the transactions contemplated by the merger agreement, regarding each party’s and its subsidiaries’ credit agreements, indentures or other documents governing or relating to indebtedness of the parties and their subsidiaries, including arrangements by way of amendments, consents, offers to exchange, offers to purchase, redemption, payoff, new financing or otherwise, with respect to refinancing, terminating or retaining a party’s or its subsidiaries’ credit agreements or senior notes, and in connection with any repayment or termination of a party’s or its subsidiaries’ credit agreement, including the delivery of all required notices and taking all other customary actions reasonably necessary to facilitate the termination of commitments under, repayment in full of, and release of any encumbrance, if any, securing, the applicable credit agreement, in each case on the closing date in connection with the closing.
Tax Matters
Each of Cabot, Merger Sub and Cimarex will (and will cause its respective subsidiaries to) use its reasonable best efforts to cause the merger to qualify, and will not take, cause to be taken, knowingly fail to take or knowingly cause to fail to be taken (and will cause its subsidiaries not to take, cause to be taken, knowingly fail to take or knowingly cause to fail to be taken) any actions that would, or would reasonably be expected to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Cabot, Merger Sub and Cimarex will use its reasonable best efforts and will cooperate with one another to obtain (x) the opinion of counsel as described in the section entitled “— Conditions to the Completion of the Merger — Additional Conditions to the Obligations of Cimarex” and (y) any opinion(s) of counsel to be issued in connection with the declaration of effectiveness of the registration statement by the SEC regarding the U.S. federal income tax treatment of the transactions contemplated by the merger agreement. In connection with the foregoing, (1) Cabot will deliver to Cimarex’s tax counsel a duly executed officer’s certificate substantially in the form set forth in the disclosure letter delivered by Cabot to Cimarex in connection with the merger agreement and (2) Cimarex will deliver to Cimarex’s tax counsel a duly executed officer’s certificate substantially in the form set forth in the disclosure letter delivered by Cimarex to Cabot in connection with the merger agreement, in the case of each of clauses (1) and (2) above, at such times as such counsel will reasonably request (including in connection with the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and at the closing of the merger). Cabot and Cimarex have also agreed to provide such other information as reasonably requested by Cimarex’s tax counsel for purposes of rendering any opinion described above.
Takeover Laws
Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.
Obligations of Merger Sub
Cabot has agreed to take all action necessary to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.
Coordination of Quarterly Dividends
Cabot and Cimarex have agreed to each coordinate their record and payment dates for their regular quarterly dividends to ensure that the Cimarex stockholders will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Cimarex common stock and Cabot common stock that such holders receive in exchange in connection with in the merger. In addition, Cimarex will ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend will be no later than five business days following the one-year anniversary of such dates for the corresponding quarter of the preceding year; provided that, in the fiscal quarter in which the closing occurs, if the record date of Cabot’s quarterly dividend has been declared and is a date prior to the effective time, then such quarterly dividend declaration date and record date of Cimarex will occur no later than the date necessary to ensure that Cimarex stockholders receive a quarterly dividend in accordance with the foregoing.
Conditions to the Completion of the Merger
Mutual Conditions
The respective obligations of Cabot, Cimarex and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived jointly by Cabot, Cimarex and Merger Sub, in whole or in part, to the extent permitted by applicable law:
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Cabot Stockholder Approval.   The Cabot issuance proposal must have been approved in accordance with applicable law and the Cabot organizational documents, as applicable.

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Cimarex Stockholder Approval.   The Cimarex merger proposal and the Cimarex charter amendment proposal must have been approved in accordance with applicable law and the Cimarex organizational documents, as applicable.

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Regulatory Approval.   Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

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No Injunctions or Restraints.   Any governmental entity having jurisdiction over Cabot, Cimarex and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

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Effectiveness of the Registration Statement.   The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

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NYSE Listing.   The shares of Cabot common stock issuable to Cimarex stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

Additional Conditions to the Obligations of Cabot
The obligations of Cabot and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by Cabot, in whole or in part, to the extent permitted by applicable law:
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certain representations and warranties of Cimarex set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of May 23, 2021 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

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all other representations and warranties of Cimarex set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of May 23, 2021 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

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all other representations and warranties of Cimarex set forth in the merger agreement which are qualified by a “Cimarex material adverse effect” must have been true and correct as of May 23, 2021 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

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all other representations and warranties of Cimarex set forth in the merger agreement which are not qualified by a “Cimarex material adverse effect” must have been true and correct as of May 23, 2021 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Cimarex material adverse effect;

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Cimarex must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

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Cabot must have received a certificate of Cimarex signed by an executive officer of Cimarex, dated as of the closing date, confirming that the conditions in the five bullets above have been satisfied.

Additional Conditions to the Obligations of Cimarex
The obligation of Cimarex to consummate the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by Cimarex, in whole or in part, to the extent permitted by applicable law:

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certain representations and warranties of Cabot and Merger Sub set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of May 23, 2021 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

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all other representations and warranties of Cabot set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of May 23, 2021 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

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all other representations and warranties of Cabot set forth in the merger agreement which are qualified by a “Cabot material adverse effect” must have been true and correct as of May 23, 2021 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

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all other representations and warranties of Cabot set forth in the merger agreement which are not qualified by a “Cabot material adverse effect” must have been true and correct as of May 23, 2021 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Cabot material adverse effect;

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Cabot and Merger Sub each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger;

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Cimarex must have received a certificate of Cabot signed by an executive officer of Cabot, dated as of the closing date, confirming that the conditions in the five bullets above have been satisfied; and

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Cimarex must have received an opinion from external counsel, dated as of the closing date, in form and substance reasonably satisfactory to Cimarex, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Frustration of Closing Conditions
None of Cabot, Cimarex or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the merger agreement.
Termination
Termination Rights
Cabot and Cimarex may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Cabot and Cimarex.
The merger agreement may also be terminated by either Cabot or Cimarex at any time prior to the effective time of the merger in any of the following situations:
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if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused, materially contributed to or resulted in such order, decree, ruling or injunction or other action;
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if the merger has not been consummated on or before January 23, 2022, so long as the terminating party has not failed to fulfill any material covenant or agreement under the merger agreement where such failure caused, materially contributed to or resulted in the failure of the merger to occur on or before such date (which we refer to as the “end date termination event”);

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in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such breach is not curable prior to January 23, 2022, or if curable prior to January 23, 2022, has not been cured by the earlier of (1) 30 days after the giving of written notice to the breaching party of such breach and (2) two business days prior to January 23, 2022) (which, in the case of a breach by Cimarex, we refer to as a “Cimarex breach termination event” and, in the case of a breach by Cabot, we refer to as a “Cabot breach termination event”); or

•
if (1) the Cimarex stockholders do not approve each of the Cimarex merger proposal and the Cimarex charter amendment proposal upon a vote held at a duly held and completed Cimarex special meeting, or at any adjournment or postponement of the Cimarex special meeting (which we refer to as a “Cimarex stockholder approval termination event”), or (2) the Cabot stockholders do not approve the Cabot issuance proposal upon a vote held at a duly held and completed Cabot special meeting, or at any adjournment or postponement of the Cabot special meeting (which we refer to as a “Cabot stockholder approval termination event”).

In addition, the merger agreement may be terminated by Cabot:
•
if prior to, but not after, the approval of the Cimarex merger proposal and the Cimarex charter amendment proposal by Cimarex stockholders, the Cimarex board or a committee of the Cimarex board has effected a Cimarex recommendation change; or

•
if Cimarex, any of its subsidiaries or any of Cimarex’s directors or executive officers has willfully and materially breached Cimarex’s “no solicitation” obligations under the merger agreement as described in the section entitled “— No Solicitation; Changes of Recommendation” and Cabot has been adversely affected thereby (which we refer to as a “Cimarex no solicitation breach termination event”).

Further, the merger agreement may be terminated by Cimarex:
•
if prior to, but not after, the approval of the Cabot issuance proposal by Cabot stockholders, the Cabot board or a committee of the Cabot board has effected a Cabot recommendation change; or

•
if Cabot, any of its subsidiaries or any of Cabot’s directors or executive officers has willfully and materially breached Cabot’s “no solicitation” obligations under the merger agreement as described in the section entitled “— No Solicitation; Changes of Recommendation” and Cimarex has been adversely affected thereby (which we refer to as a “Cabot no solicitation breach termination event”).

Termination Fees Payable by Cabot
The merger agreement requires Cabot to pay Cimarex the termination fee if:
•
Cimarex terminates the merger agreement due to a Cabot recommendation change or due to a Cabot no solicitation breach termination event;

•
Cimarex terminates the merger agreement due to an end date termination event and either (1) both the approval of the Cabot issuance proposal has not been obtained and the Cabot board or a committee thereof has effected a Cabot recommendation change or (2) a Cabot no solicitation breach termination event has occurred; or

•
(1) (A) Cabot or Cimarex terminates the merger agreement due to a Cabot stockholder approval termination event and on or before the date of any such termination a Cabot competing proposal made after May 23, 2021 but before any termination was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the Cabot special meeting or (B) Cabot or Cimarex terminates the merger agreement due to an end date termination event or Cimarex terminates the merger agreement due to a Cabot breach termination event and following May 23, 2021 and on or before the date of any such termination a Cabot competing proposal has been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the date of such termination, and (2) within nine months after the date of such termination, Cabot enters into a definitive agreement with respect to a Cabot competing proposal or consummates a Cabot competing proposal. For purposes of this paragraph, any reference in the definition of Cabot competing proposal to “20%” will be deemed to be a reference to “50%” above.

In no event will Cabot be required to pay the termination fee on more than one occasion.
Termination Fees Payable by Cimarex
The merger agreement requires Cimarex to pay Cabot the termination fee if:
•
Cabot terminates the merger agreement due to a Cimarex recommendation change or due to a Cimarex no solicitation breach termination event;

•
Cabot terminates the merger agreement due to an end date termination event and either (1) both (A) the approval of the Cimarex merger proposal and the Cimarex charter amendment proposal have not been obtained and (B) the Cimarex board or a committee thereof has effected a Cimarex recommendation change or (2) a Cimarex no solicitation breach termination event has occurred; or

•
(1) (A) Cabot or Cimarex terminates the merger agreement due to a Cimarex stockholder approval termination event and on or before the date of any such termination a Cimarex competing proposal made after May 23, 2021 but before any termination was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the Cimarex special meeting or (B) Cabot or Cimarex terminates the merger agreement due to an end date termination event or Cabot terminates the merger agreement due to a Cimarex breach termination event and following May 23, 2021 and on or before the date of any such termination a Cimarex competing proposal has been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five business days prior to the date of such termination, and (2) within nine months after the date of such termination, Cimarex enters into a definitive agreement with respect to a Cimarex competing proposal or consummates a Cimarex competing proposal. For purposes of this paragraph, any reference in the definition of Cimarex competing proposal to “20%” will be deemed to be a reference to “50%” above.

In no event will Cimarex be required to pay the termination fee on more than one occasion.
Cabot Expenses Payable by Cimarex
The merger agreement requires Cimarex to pay Cabot the expense reimbursement fee if either Cimarex or Cabot terminates the merger agreement due to a Cimarex stockholder approval termination event, other than in the circumstances described above in the sections entitled “— Termination Fees Payable by Cabot” and “— Termination Fees Payable by Cimarex,” as applicable. In no event will Cabot be entitled to receive more than one payment of the expense reimbursement fee. If Cabot receives the termination fee, then Cabot will not be entitled to also receive the expense reimbursement fee. Upon the payment of any termination fee by Cimarex, any previously paid expense reimbursement fee will be credited against the amount of the termination fee.
Cimarex Expenses Payable by Cabot
The merger agreement requires Cabot to pay Cimarex the expense reimbursement fee if either Cimarex or Cabot terminates the merger agreement due to a Cabot stockholder approval termination event, other than in the circumstances described above in the sections entitled “— Termination Fees Payable by Cabot” and “— Termination Fees Payable by Cimarex,” as applicable. In no event will Cimarex be entitled to receive more than one payment of the expense reimbursement fee. If Cimarex receives the termination fee, then Cimarex will not be entitled to also receive the expense reimbursement fee. Upon the payment of any termination fee by Cabot, any previously paid expense reimbursement fee will be credited against the amount of the termination fee.
Effect of Termination
In the event of termination of the merger agreement pursuant to the provisions described in the section entitled “— Termination,” the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.
Expenses
Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense. Except as otherwise provided in the merger agreement, all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees imposed with respect to, or as a result of, the merger will be borne by Cabot or the surviving corporation, and expressly will not be a liability of holders of Cimarex common stock or Cimarex preferred stock.
Specific Performance; Remedies
Cabot, Cimarex and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Cabot, Cimarex and Merger Sub accordingly have agreed (1) the non-breaching party will not be entitled to injunctive and other equitable relief, without proof of actual damages, (2) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement, and (3) the alleged breaching party will not plead in defense thereto that there would be an adequate remedy at law.
The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of (1) Cimarex and its subsidiaries against Cabot and Merger Sub and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Cabot and Merger Sub will be liable for damages for such fraud or willful and material breach), and, upon payment of such amount, none of Cabot or Merger Sub or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of Cabot in the case of fraud or a willful and material breach of any covenant, agreement or obligation and (2) Cabot and Merger Sub against Cimarex and its subsidiaries and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Cimarex will be liable for damages for such fraud or willful and material breach), and, upon payment of such amount, none of Cimarex and its subsidiaries or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of Cimarex in the case of fraud or a willful and material breach of any covenant, agreement or obligation.

No Third Party Beneficiaries
Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Cabot, Cimarex and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:
•
from and after the effective time of the merger, the rights of the holders of shares of Cimarex common stock and Cimarex equity awards to receive the merger consideration; and

•
the right of the indemnified persons to enforce the obligations described under “— Indemnification; Directors’ and Officers’ Insurance.”

Amendment
The merger agreement may be amended in writing at any time; however, after the approval by Cimarex stockholders of the Cimarex merger proposal or the approval by Cabot stockholders of the Cabot issuance proposal, no amendment or waiver may be made which requires further approval by Cimarex stockholders or Cabot stockholders pursuant to applicable law unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Governing Law
The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of Cimarex common stock that exchange their shares of Cimarex common stock for shares of Cabot common stock in the merger. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this joint proxy statement/prospectus. Tax considerations arising under foreign, state or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax (such as estate or gift tax laws), are not addressed in this joint proxy statement/prospectus.
For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Cimarex common stock that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders of Cimarex common stock that hold their shares of Cimarex common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:
•
banks, thrifts, mutual funds, insurance companies or other financial institutions;

•
partnerships, S corporations, or other pass-through entities (or investors in partnerships, S corporations, or other pass-through entities);

•
tax-exempt organizations or governmental organizations;

•
dealers or brokers in stocks, securities, commodities, or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
individual retirement or other deferred accounts;

•
persons that hold shares of Cimarex common stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

•
regulated investment companies or real estate investment trusts;

•
U.S. holders whose “functional currency” is not the U.S. dollar;

•
U.S. expatriates;

•
persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•
holders who directly, indirectly or constructively own (or at any time during the five-year period ending on the date of the merger owned) 5% or more Cimarex common stock; and

•
stockholders who acquired their shares of Cimarex common stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Cimarex common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and partnership. Partnerships holding shares of Cimarex common stock and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.
This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors not within Cabot’s or Cimarex’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including any federal, state, local or foreign and other tax laws and of changes in those laws.
Cabot and Cimarex intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Cimarex’s obligation to complete the merger that Cimarex receive an opinion from external counsel, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based on customary representation letters provided by Cabot and Cimarex and on customary factual assumptions. This opinion will not be binding on the IRS and neither Cabot nor Cimarex has requested or intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions (including the assumption that the merger will be completed in accordance with the terms of the merger agreement and as described in this joint proxy statement/prospectus) upon which the opinion described above is based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting this opinion is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders generally are as follows: U.S. holders of Cimarex common stock who exchange their shares of Cimarex common stock for shares of Cabot common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of Cabot common stock (taxed in the manner described below). Each U.S. holder’s aggregate tax basis in the shares of Cabot common stock received in the merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Cimarex common stock exchanged in the merger. The holding period of the shares of Cabot common stock received by a U.S. holder in the merger (including any fractional share deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the shares of Cimarex common stock exchanged in the merger. If a U.S. holder holds different blocks of Cimarex common stock (generally, Cimarex common stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Cabot common stock received in the merger.
A U.S. holder of shares of Cimarex common stock who receives cash in lieu of a fractional share of Cabot common stock generally will be treated as having received the fractional share of Cabot common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of the Cimarex common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Payments of cash to U.S. holders in lieu of a fractional share of Cabot common stock in connection with the merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%). To prevent backup withholding, U.S. holders of Cimarex common stock should (1) furnish the Exchange Agent (or other payor) with a properly completed IRS Form W-9 (or an applicable substitute or successor form) certifying such U.S. holder’s correct taxpayer identification number and that such U.S. holder is not subject to backup withholding and otherwise comply with all the applicable backup withholding rules or (2) otherwise establish an applicable exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of Cimarex common stock under the backup withholding rules may be refunded or credited against such U.S. holder’s U.S. federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS.
The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the merger and is not tax advice. It is not a complete analysis or discussion of all potential tax considerations that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
On May 23, 2021, Cabot entered into the merger agreement with Merger Sub and Cimarex, which provides that Merger Sub, a wholly owned, direct subsidiary of Cabot, will merge with and into Cimarex, with Cimarex continuing as the surviving corporation and a direct, wholly owned subsidiary of Cabot. The merger is structured as an all-stock merger transaction. If the merger is completed, Cimarex stockholders will receive, in exchange for each share of Cimarex common stock, 4.0146 shares of Cabot common stock.
The following unaudited pro forma combined financial statements (which we refer to as the “pro forma combined financial statements”) have been prepared from the respective historical consolidated financial statements of Cabot and Cimarex and have been adjusted to reflect the unaudited pro forma combined statements of operations (which we refer to as the “pro forma combined statements of operations”) for the year ended December 31, 2020, and for the six months ended June 30, 2021, as if the merger had been completed on January 1, 2020. The unaudited pro forma combined balance sheet as of June 30, 2021 (which we refer to as the “pro forma combined balance sheet”) is presented as if the merger had been completed on June 30, 2021.
The pro forma combined financial statements have been developed from and should be read in conjunction with:
•
the unaudited condensed consolidated financial statements of Cabot included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021;

•
the unaudited condensed consolidated financial statements of Cimarex included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021;

•
the audited consolidated financial statements of Cabot included in its Annual Report on Form 10-K for the year ended December 31, 2020;

•
the audited consolidated financial statements of Cimarex included in its Annual Report on Form 10-K for the year ended December 31, 2020; and

•
other information relating to Cabot and Cimarex contained in or incorporated by reference into this joint proxy statement/prospectus.

The pro forma combined financial statements have been prepared to reflect adjustments to Cabot’s historical consolidated financial information that management believes are factually supportable and are expected to have a continuing impact on Cabot’s results of operations, with the exception of certain nonrecurring items to be incurred in connection with the merger. Accordingly, the pro forma combined financial statements reflect the following:
•
the reclassification of certain of Cimarex’s historical amounts to conform to Cabot’s financial statement presentation;

•
the merger, using the acquisition method of accounting, with Cabot as the accounting acquirer and each share of Cimarex common stock converted into 4.0146 shares of Cabot common stock; and

•
the assumption of liabilities for expenses directly attributable to the merger, including nonrecurring items.

The acquisition method of accounting requires fair values be estimated and determined for the merger consideration, as well as the assets acquired and liabilities assumed by Cabot upon completing the merger. As of the date of this joint proxy statement/prospectus, Cabot has used currently available information to determine preliminary fair value estimates for the merger consideration and its allocation to the Cimarex assets acquired and liabilities assumed. Until the merger is completed, Cabot and Cimarex are limited in their ability to share certain information. Therefore, Cabot estimated the fair value of Cimarex’s assets and liabilities based on reviews of Cimarex’s SEC filings, preliminary valuation studies, allowed discussions with Cimarex’s management and other due diligence procedures. The assumptions and estimates used to make the preliminary pro forma adjustments are described in the notes accompanying the pro forma combined financial statements.

Upon completing the merger, Cabot will determine the value of the merger consideration using the Cabot common stock closing price and the number of shares of Cimarex common stock outstanding on the closing date of the merger. Additionally, after completing the merger, Cabot will identify the Cimarex assets acquired and liabilities assumed and make final determinations of their fair values using relevant information available at that time. As a result of the foregoing, the pro forma adjustments with respect to the merger are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Any increases or decreases in the merger consideration and the fair value of assets acquired and liabilities assumed upon completion of the final valuations may be materially different from the information presented in the pro forma combined financial statements.
The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the pro forma combined financial statements do not purport to project the future operating results or financial position of the combined business following the consummation of the merger. Cabot’s actual financial position and results of operations following consummation of the merger may differ materially from these pro forma combined financial statements.
Although helpful in illustrating the financial characteristics of the combined business under one set of assumptions, the pro forma combined financial statements do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result after the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the pro forma combined statements of operations exclude projected synergies expected to be achieved as a result of the merger, as well as any associated costs that may be required to achieve the identified synergies. The pro forma combined statements of operations also exclude the effects of costs associated with restructuring actions, integration activities or asset dispositions resulting from the merger, which to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the combined business following the merger in the period the costs are incurred or recorded. Further, the pro forma combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined business following the merger.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of June 30, 2021
	Historical		Transaction Accounting Adjustments			Pro Forma Combined
(In thousands)	Cabot	Cimarex	Reclass (a)	Merger
ASSETS
Current assets
Cash and cash equivalents	$158,147	$799,315	$—	$—		$957,462
Restricted cash	10,767	—	—	—		10,767
Accounts receivable, net	182,700	474,170	—	—		656,870
Income taxes receivable	22,424	—	—	—		22,424
Inventories	17,395	28,635	—	—		46,030
Derivative instruments	—	1,246	—	—		1,246
Prepaid expenses	—	6,823	(6,823)	—		—
Other current assets	4,633	999	6,823	—		12,455
Total current assets	396,066	1,311,188	—	—		1,707,254
Properties and equipment, net (Successful efforts method)	4,150,791	—	3,643,132	6,434,678	(b)	14,228,601
Oil and gas properties at cost (Full cost method)	—	3,435,498	(3,435,498)	—		—
Fixed assets, net	—	384,216	(384,216)	—		—
Derivative instruments	—	2,458	—	—		2,458
Other assets	63,710	73,827	176,582	(3,644)	(b)	310,475
	$4,610,567	$5,207,187	$—	$6,431,034		$16,248,788
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$166,256	$79,350	$347,731	$—		$593,337
Current portion of long-term debt	100,000	—	—	—		100,000
Accrued liabilities	20,080	347,488	(88,260)	66,000	(c)	370,308
				15,000	(d)
				10,000	(e)
Derivative instruments	77,199	366,591	—	—		443,790
Revenue payable	—	216,889	(216,889)	—		—
Operating leases	—	57,665	(57,665)	—		—
Interest payable	15,149	—	15,083	—		30,232
Total current liabilities	378,684	1,067,983	—	91,000		1,537,667
Long-term debt, net	946,316	1,988,331	—	230,220	(b)	3,176,536
				11,669	(b)
Deferred income taxes	788,811	54,248	—	1,394,006	(b)	2,244,144
				(2,702)	(c)
				9,781	(f)
Asset retirement obligations	89,307	119,553	—	—		208,860
Derivative instruments	—	16,167	—	—		16,167

	Historical		Transaction Accounting Adjustments			Pro Forma Combined
(In thousands)	Cabot	Cimarex	Reclass (a)	Merger
Postretirement benefits	31,633	—	—	—		31,633
Operating leases	—	111,325	(111,325)	—		—
Other liabilities	75,921	56,746	111,325	—		243,992
Total liabilities	2,310,672	3,414,353	—	1,733,974		7,458,999
Commitments and contingencies
Redeemable preferred stock	—	36,781	—	—		36,781
Stockholders’ equity
Common stock	47,862	1,028	—	308	(f)	89,329
				41,159	(g)
				(1,028)	(h)
Additional paid-in capital	1,815,770	3,172,652	—	27,202	(f)	8,353,005
				6,510,033	(g)
				(3,172,652)	(h)
Retained earnings (accumulated deficit)	2,257,320	(1,417,627)	—	(63,298)	(c)	2,131,731
				(15,000)	(d)
				(10,000)	(e)
				(37,291)	(f)
				1,417,627	(h)
Accumulated other comprehensive income	2,144	—	—	—		2,144
Treasury stock, at cost	(1,823,201)	—	—	—		(1,823,201)
Total stockholders’ equity	2,299,895	1,756,053	—	4,697,060		8,753,008
	$4,610,567	$5,207,187	$—	$6,431,034		$16,248,788

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2021
	Historical		Transaction Accounting Adjustments			Pro Forma Combined
(In thousands, except per share amounts)	Cabot	Cimarex	Reclass (a)	Merger
OPERATING REVENUES
Natural gas	$884,577	$—	$342,058	$—		$1,226,635
Crude oil	—	768,879	—	—		768,879
Natural gas liquids	—	—	257,894	—		257,894
Natural gas and NGL sales	—	599,952	(599,952)	—		—
Gas gathering and other	—	25,745	(25,745)	—		—
(Loss) gain on derivative instruments	(100,358)	—	(373,768)	—		(474,126)
Gas marketing	—	(2,730)	2,730	—		—
Other	129	—	23,015	—		23,144
	784,348	1,391,846	(373,768)	—		1,802,426
OPERATING EXPENSES
Direct operations	33,030	—	164,186	—		197,216
Production	—	152,214	(152,214)	—		—
Transportation and gathering	270,190	—	122,892	—		393,082
Transportation, processing and other operating	—	122,892	(122,892)	—		—
Gas gathering and other	—	20,027	—	—		20,027
Taxes other than income	8,988	81,233	—	—		90,221
Exploration	4,995	—	12,112	—		17,107
Depreciation, depletion and amortization	185,697	223,667	3,730	250,814	(i)	663,908
Asset retirement obligation	—	4,732	(4,732)	—		—
General and administrative	52,193	50,238	30,361	3,490	(j)	136,282
Stock-based compensation	—	16,427	(16,427)	—		—
Loss (gain) on derivative instruments	—	373,768	(373,768)	—		—
Other operating expense	—	7,117	(7,117)	—		—
	555,093	1,052,315	(343,869)	254,304		1,517,843
Gain on sale of assets	91	—	—	—		91
INCOME FROM OPERATIONS	229,346	339,531	(29,899)	(254,304)		284,674
Interest expense, net	24,935	46,448	—	(25,117)	(k)	46,266
Capitalized interest	—	(22,951)	22,951	—		—
Other expense	92	(598)	—	—		(506)
Income before income taxes	204,319	316,632	(52,850)	(229,187)		238,914
Income tax expense	47,501	75,162	(11,895)	(47,588)	(l)	63,180
NET INCOME	$156,818	$241,470	$(40,955)	$(181,599)		$175,734
Earnings per share
Basic	$0.39					$0.21
Diluted	$0.39					$0.21
Weighted-average common shares outstanding
Basic	399,355			414,671	(m)	814,026
Diluted	401,740			413,412	(m)	815,152

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2020
	Historical		Transaction Accounting Adjustments			Pro Forma
(In thousands, except per share amounts)	Cabot	Cimarex	Reclass (a)	Merger		Combined
OPERATING REVENUES
Natural gas	$1,404,989	$—	$243,932	$—		$1,648,921
Crude oil	—	999,682	—	—		999,682
Natural gas liquids	—	—	269,074	—		269,074
Natural gas and NGL sales	—	513,006	(513,006)	—		—
Gas gathering and other	—	47,842	(47,842)	—		—
Gain (loss) on derivative instruments	61,404	—	(35,534)	—		25,870
Gas marketing	—	(1,935)	1,935	—		—
Other	231	—	45,907	—		46,138
	1,466,624	1,558,595	(35,534)	—		2,989,685
OPERATING EXPENSES
Impairment of oil and gas properties	—	1,638,329	—	—		1,638,329
Impairment of goodwill	—	714,447	—	—		714,447
Direct operations	73,403	—	319,384	—		392,787
Production	—	285,324	(285,324)	—		—
Transportation and gathering	571,102	—	213,366	—		784,468
Transportation, processing and other operating	—	213,366	(213,366)	—		—
Gas gathering and other	—	23,591	—	—		23,591
Taxes other than income	14,380	79,699	—	—		94,079
Exploration	15,419	—	25,765	—		41,184
Depreciation, depletion and amortization	390,903	695,954	7,485	356,444	(i)	1,450,786
Asset retirement obligation	—	14,653	(14,653)	—		—
General and administrative	105,391	111,005	52,325	66,000	(c)	396,225
				15,000	(d)
				10,000	(e)
				27,510	(f)
				8,994	(j)
Stock-based compensation	—	29,895	(29,895)	—		—
Loss (gain) on derivative instruments, net	—	35,534	(35,534)	—		—
Other operating expense	—	839	(839)	—		—
	1,170,598	3,842,636	38,714	483,948		5,535,896
(Loss) earnings on equity method investments	(59)	—	—	—		(59)
(Loss) gain on sale of assets	(491)	—	—	—		(491)
INCOME (LOSS) FROM OPERATIONS	295,476	(2,284,041)	(74,248)	(483,948)		(2,546,761)

	Historical		Transaction Accounting Adjustments			Pro Forma
(In thousands, except per share amounts)	Cabot	Cimarex	Reclass (a)	Merger		Combined
Interest expense, net	54,124	92,914	—	(50,110)	(k)	96,928
Capitalized interest	—	(50,030)	50,030	—		—
Other expense (income)	229	(540)	—	—		(311)
Income (loss) before income taxes	241,123	(2,326,385)	(124,278)	(433,838)		(2,643,378)
Income tax expense (benefit)	40,594	(358,927)	(27,975)	(55,135)	(l)	(401,443)
NET INCOME (LOSS)	$200,529	$(1,967,458)	$(96,303)	$(378,703)		$(2,241,935)
Earnings (loss) per share
Basic	$0.50					$(2.76)
Diluted	$0.50					$(2.76)
Weighted-average common shares outstanding
Basic	398,521			414,671	(m)	813,192
Diluted	400,522			412,670	(m)	813,192

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Basis of Presentation
The Cabot and Cimarex historical financial information has been derived from each respective company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and Annual Report on Form 10-K for the year ended December 31, 2020. Certain of Cimarex’s historical amounts have been reclassified to conform to Cabot’s financial statement presentation. These pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes thereto of Cabot and Cimarex.
The pro forma combined balance sheet is presented as if the merger had been completed on June 30, 2021. The pro forma combined statements of operations are presented as if the merger had been completed on January 1, 2020.
The pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on currently available information. The pro forma combined financial statements do not purport to represent what the combined business’ financial position or results of operations would have been if the merger had actually occurred on the dates indicated, nor are they indicative of Cabot’s future financial position or results of operations. Actual results may differ materially from the assumptions and estimates reflected in these pro forma combined financial statements.
Merger Consideration and Purchase Price Allocation
As the accounting acquirer, Cabot will account for the merger using the acquisition method of accounting for business combinations in accordance with ASC Topic 805, Business Combinations. The allocation of the preliminary estimated purchase price with respect to the merger is based on Cabot’s estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2021, using currently available information. Because the unaudited pro forma combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations of the combined business may be materially different from the pro forma amounts included herein. Cabot expects to finalize the purchase price allocation as soon as reasonably practicable after completing the merger.
The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:
•
changes in the estimated fair value of the Cabot common stock consideration issued to Cimarex stockholders, based on the Cabot common stock closing price and the number of shares of Cimarex common stock outstanding on the closing date of the merger;

•
changes in the estimated fair value of Cimarex’s identifiable assets acquired and liabilities assumed as of the closing of the merger, which could result from changes in oil and natural gas commodity prices, reserve estimates, discount rates and other factors;

•
the tax basis of Cimarex’s assets and liabilities as of the closing date of the merger; and

•
the factors described in the section entitled “Risk Factors” beginning on page 42.

The preliminary value of the merger consideration and its allocation to the net assets acquired is as follows:
(In thousands, except share price and exchange ratio)	Preliminary Purchase Price Allocation
Consideration:
Cimarex common stock outstanding	102,379
Cimarex common stock to be issued for stock-based compensation prior to merger	144
Total Cimarex common stock to be converted	102,523
Exchange ratio	4.0146
Cabot common stock issued to Cimarex	411,589
Cabot common stock closing price on August 4, 2021	$15.86
Total value of Cabot common stock to be issued to Cimarex	$6,527,799
Total value of Cabot stock options to be issued to Cimarex employees	9,000
Total value of Cabot restricted stock awards to be issued to Cimarex employees	14,393
Redeemable Cimarex preferred stock	36,781
Total consideration	$6,587,973
Assets acquired:
Cash and cash equivalents	$799,315
Accounts receivable	474,170
Other current assets	37,703
Properties and equipment	10,077,810
Other assets	249,223
Total assets acquired	$11,638,221
Liabilities assumed:
Accounts payable	$427,081
Accrued liabilities	259,228
Accrued interest payable	15,083
Derivative instruments, current	366,591
Long-term debt	2,230,220
Deferred income taxes	1,448,254
Asset retirement obligation	119,553
Derivative instruments, noncurrent	16,167
Other liabilities	168,071
Total liabilities assumed	$5,050,248
Net assets acquired	$6,587,973
As a result of the merger, Cimarex stockholders will receive, in exchange for each share of Cimarex common stock, 4.0146 shares of Cabot common stock.
From May 21, 2021, the last trading date prior to the initial public announcement of the merger to August 4, 2021, the preliminary value of Cabot’s merger consideration to be issued decreased by approximately $802.6 million, as a result of the decrease in the share price for Cabot common stock from $17.81 to $15.86. The final value of Cabot’s consideration will be determined based on the actual number of shares of Cabot common stock issued and the market price of Cabot common stock at the closing of the merger. A 15 percent increase or decrease in the closing price of Cabot common stock, as compared to the

August 4, 2021 closing price of $15.86, would increase or decrease the merger consideration by approximately $1.0 billion, assuming all other factors are held constant. An increase in the closing price of Cabot’s common stock could potentially result in goodwill as of the closing date of the merger.
Pro Forma Adjustments
The following adjustments have been made to the accompanying pro forma combined financial statements to give effect to the merger:
(a)
The following reclassifications and other adjustments conform Cimarex’s historical financial information to Cabot’s financial statement classification:

Pro Forma Combined Balance Sheet as of June 30, 2021
•
Current assets.   Reclassification of prepaid expenses to other current assets.

•
Properties and equipment, net.   Reclassification of oil and gas properties, net (full cost method) and fixed assets, net to properties and equipment, net (successful efforts method).

•
Other long-term assets.   Reclassification of operating lease right-of-use assets from fixed assets, net to other long-term assets.

•
Current liabilities.   Reclassification of accrued liabilities (capital accrual and taxes other than income) and revenue payable to accounts payable and interest payable. Reclassification of current operating leases to accrued liabilities.

•
Other long-term liabilities.   Reclassification of operating leases to other liabilities.

Pro Forma Combined Statements of Operations for the Six Months Ended June 30, 2021 and for the Year Ended December 31, 2020
•
Operating revenues.   Reclassification of Cimarex’s aggregated natural gas and NGL sales to disaggregated natural gas and NGL revenues. Reclassification of loss on derivative instruments from operating expenses to operating revenues. Reclassification of gas gathering and other and gas marketing to other revenues.

•
Operating expenses.   Reclassification of production, asset retirement obligation (settlement gains/losses) and other operating expense to direct operations. Reclassification of transportation, processing and other operating to transportation and gathering. Reclassification of asset retirement obligations (accretion expense) to depreciation, depletion and amortization. Reclassification of stock-based compensation to general and administrative.

•
Other adjustments.   Adjustments to conform exploration expenses, general and administrative expenses and interest expense that were previously capitalized by Cimarex under the full cost method of accounting to the respective expense line items based on Cabot’s presentation under the successful efforts method of accounting, including the related income tax effect. For the six months ended June 30, 2021, these amounts included exploration expense of $12.1 million, general and administrative expenses of $17.8 million and interest expense of $23.0 million, resulting in a pro forma net loss of $41.0 million. For the year ended December 31, 2020, these adjustments included exploration expense of $25.8 million, general and administrative expenses of $48.4 million and interest expense of $50.0 million, resulting in a pro forma net loss of $96.3 million. Other adjustments impacting these financial statement line items relate to reclass adjustments as previously described.

(b)
Reflects the estimated fair value of Cabot common stock and replacement stock-based compensation awards of $6.6 billion allocated to the estimated fair values of the assets acquired and liabilities and mezzanine equity assumed as follows:

•
Properties and equipment, net.   $6.4 billion increase in Cimarex’s net book basis of oil and gas properties to reflect them at fair value;

•
Other assets.   $3.6 million decrease in debt issuance costs associated with Cimarex’s credit facility;

•
Long-term debt, net.   $230.2 million increase in Cimarex’s long-term debt to reflect it at fair value and an $11.7 million decrease in capitalized debt issuance costs which were eliminated in recognizing liabilities assumed; and

•
Deferred income tax.   $1.4 billion increase in deferred tax liabilities to reflect adjustments to the book basis of the assets acquired and liabilities assumed, which affect the excess of the book basis over the tax basis in the applicable assets and liabilities, based on the estimated blended federal and state statutory tax rate of 22.5 percent, at which the basis differences are anticipated to reverse.

(c)
Reflects the estimated transaction costs of $80.0 million related to the merger, including financial advisory, legal and accounting fees that are not capitalized as part of the transaction, less amounts recognized for the six months ended June 30, 2021 by Cabot and Cimarex of $6.0 million and $8.0 million, respectively. The remaining costs of $66.0 million are not reflected in the historical June 30, 2021 condensed consolidated balance sheets of Cabot and Cimarex, but are reflected in the pro forma combined balance sheet as an increase to accrued liabilities as they will be expensed by Cabot and Cimarex as incurred. This amount, and the corresponding tax effect, has been reflected in the pro forma combined statement of operations for the year ended December 31, 2020. This adjustment is a nonrecurring item.

(d)
Reflects the estimated cash payment of approximately $15.0 million payable to certain Cimarex executives that are expected to terminate employment as a result of the merger. The costs are not reflected in the historical June 30, 2021 condensed consolidated balance sheet of Cimarex, but are reflected in the pro forma combined balance sheet as an increase in accrued liabilities as they will be expensed by Cabot or Cimarex as incurred. This amount, and the corresponding tax effect, has been reflected in the pro forma combined statement of operations for the year ended December 31, 2020. This adjustment is a nonrecurring item.

In the event of the termination of the remaining executives subject to severance agreements, the resulting incremental estimated cash payments and related financial impact would be approximately $10.5 million of post-merger expense. Cabot has not reflected these potential charges in the pro forma combined financial statements due to the uncertainty of the potential charges, as certain key decisions around the organization of the combined business have not yet been determined.
All other employees of Cimarex are parties to a Change in Control Severance Plan, effective April 1, 2005, as amended and restated effective January 1, 2009, whereby in the event of a change in control and subsequent termination event, each Cimarex employee will be entitled to certain change of control benefits. As of the merger agreement date through the date of this filing, Cabot and Cimarex have not yet determined the number of employees that will be terminated as a result of the merger; however, in the event of the termination of approximately one-third of Cimarex’s employee base, the resulting financial impact could be between $70.0 million and $80.0 million of post-merger expense. Cabot has not reflected these potential charges in the pro forma combined financial statements due to the uncertainty of the potential charges, as certain key decisions around the organization of the combined business have not yet been determined.
(e)
Reflects the estimated payment of approximately $10.0 million payable to Cabot’s Chairman, President and Chief Executive Officer under his change-of-control arrangement at the end of his term as Executive Chairman of the combined business.

Under Cabot’s change-of-control arrangement, certain other Cabot executives are expected to be paid approximately $28.0 million in either Cabot common stock awards or cash depending on whether they remain employed by Cabot or are terminated as a result of the merger. These costs are not reflected in the historical consolidated balance sheet or statement of operations of Cabot. As of the date of this joint proxy statement/prospectus, this amount has not been reflected in the pro forma combined financial statements since it is not known which executives will remain with Cabot after the merger and whether this amount will be paid in Cabot common stock awards or cash. These adjustments are nonrecurring items.
(f)
Reflects the acceleration of the vesting of certain market-based and performance-based performance share awards previously granted to certain Cabot executives and the issuance of the underlying shares at the closing of the merger. These costs are not reflected in the historical financial statements of Cabot, but are reflected, along with the related income tax effects, in the pro forma combined balance sheet as of June 30, 2021 and pro forma combined statement of operations for the year ended December 31, 2020. This adjustment is a nonrecurring item.
(g)
Reflects the increase in Cabot common stock and additional paid-in capital resulting from the issuance of Cabot common stock to Cimarex stockholders to effect the merger.

(h)
Reflects the elimination of Cimarex’s historical equity balances.

(i)
Reflects the increase in depreciation, depletion and amortization expense resulting from the change in the basis of properties and equipment and the change from the full cost method of accounting to the successful efforts method of accounting.

(j)
Reflects estimated stock-based compensation expense for certain replacement restricted stock awards issued to Cimarex’s Chairman, Chief Executive Officer and President that continue to vest based on future service to the combined business. These costs are not reflected in the historical financial statements of Cimarex, but are reflected, along with the related income tax effects, in the pro forma combined statement of operations for the year ended December 31, 2020 and six months ended June 30, 2021.

(k)
Reflects a decrease in interest expense from the amortization of the premium on long-term debt recognized as a result of the purchase price allocation and the reversal of the historical amortization related to capitalized debt issuance costs.

(l)
Reflects the approximate income tax effects of the pro forma adjustments at the estimated blended federal and state statutory tax rate of approximately 22.5 percent for the year ended December 31, 2020 and six months ended June 30, 2021.

(m)
Reflects the adjustment to outstanding shares of Cabot common stock for purposes of calculating pro forma earnings per share as a result of issuing Cabot stock to Cimarex stockholders and the acceleration of vesting of certain Cabot performance-based share awards. For the six months ended June 30, 2021, the adjustment excludes the dilutive effect of these awards, as the impact is already included in Cabot’s historical diluted weighted-average common shares outstanding for the period. For the year ended December 31, 2020, potentially dilutive historical Cabot stock awards were excluded from the calculation of pro forma diluted loss per share due to the anti-dilutive effect as a result of the pro forma net loss.

Supplemental Pro Forma Oil and Natural Gas Reserves Information
The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves prepared as of December 31, 2020, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2020. The pro forma combined standardized measure of discounted future net cash flows relating to proved reserves as of December 31, 2020, as well as changes to the standardized measure for the year ended December 31, 2020, are also presented.
This pro forma combined reserve, production and standardized measure information gives effect to the merger as if it had been completed on January 1, 2020; however, the proved reserves and standardized measures presented below represent the respective estimates made as of December 31, 2020, by Cabot and Cimarex while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to December 31, 2020, or the merger. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined business.

	Oil (MBbls)
	Cabot Historical	Cimarex Historical	Pro Forma Combined
December 31, 2019	22	169,770	169,792
Revisions of prior estimates	(3)	(19,692)	(19,695)
Extensions, discoveries and other additions	—	22,269	22,269
Production	(4)	(28,087)	(28,091)
Sales of reserves	—	(197)	(197)
December 31, 2020	15	144,063	144,078
Proved developed reserves:
December 31, 2019	22	138,783	138,805
December 31, 2020	15	112,785	112,800
Proved undeveloped reserves:
December 31, 2019	—	30,987	30,987
December 31, 2020	—	31,278	31,278
	Natural Gas (Bcf)
	Cabot Historical	Cimarex Historical	Pro Forma Combined
December 31, 2019	12,903	1,532	14,435
Revisions of prior estimates	(347)	(43)	(390)
Extensions, discoveries and other additions	1,974	107	2,081
Production	(858)	(233)	(1,091)
December 31, 2020	13,672	1,363	15,035
Proved developed reserves:
December 31, 2019	8,056	1,358	9,414
December 31, 2020	8,608	1,191	9,799
Proved undeveloped reserves:
December 31, 2019	4,847	174	5,021
December 31, 2020	5,064	172	5,236
	NGL (MBbls)
	Cabot Historical	Cimarex Historical	Pro Forma Combined
December 31, 2019	—	194,468	194,468
Revisions of prior estimates	—	(25,488)	(25,488)
Extensions, discoveries and other additions	—	16,419	16,419
Production	—	(25,554)	(25,554)
Sales of reserves	—	(27)	(27)
December 31, 2020	—	159,818	159,818
Proved developed reserves:
December 31, 2019	—	166,552	166,552
December 31, 2020	—	135,901	135,901
Proved undeveloped reserves:
December 31, 2019	—	27,916	27,916
December 31, 2020	—	23,917	23,917

	Total (MBOE)
	Cabot Historical	Cimarex Historical	Pro Forma Combined
December 31, 2019	2,150,522	619,595	2,770,117
Revisions of prior estimates	(57,836)	(52,430)	(110,266)
Extensions, discoveries and other additions	329,000	56,575	385,575
Production	(143,004)	(92,412)	(235,416)
Sales of reserves	—	(307)	(307)
December 31, 2020	2,278,682	531,021	2,809,703
Proved developed reserves:
December 31, 2019	1,342,689	531,722	1,874,411
December 31, 2020	1,434,682	447,170	1,881,852
Proved undeveloped reserves:
December 31, 2019	807,833	87,873	895,706
December 31, 2020	844,000	83,851	927,851
The pro forma combined standardized measure of discounted future net cash flows relating to proved oil, and natural gas and NGL reserves as of December 31, 2020 is as follows:
	Year Ended December 31, 2020
(In thousands)	Cabot Historical	Cimarex Historical	Pro Forma Combined
Future cash inflows	$22,385,385	$7,167,623	$29,553,008
Future production costs	(10,783,895)	(3,193,242)	(13,977,137)
Future development costs	(1,612,659)	(525,714)	(2,138,373)
Future income tax expenses	(2,175,916)	(66,555)	(2,242,471)
Future net cash flows	7,812,915	3,382,112	11,195,027
10% annual discount for estimated timing of cash flows	(4,750,760)	(1,129,593)	(5,880,353)
Standardized measure of discount future net cash flows	$3,062,155	$2,252,519	$5,314,674
The changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2020 are as follows:
	Year Ended December 31, 2020
	Cabot Historical	Cimarex Historical	Pro Forma Combined
Beginning of year	$5,861,117	$3,629,026	$9,490,143
Discoveries and extensions, net of related future costs	311,336	261,090	572,426
Net changes in prices and production costs	(4,326,254)	(1,465,206)	(5,791,460)
Accretion of discount	750,041	394,835	1,144,876
Revisions of previous quantity estimates	(107,467)	(273,738)	(381,205)
Timing and other	5,992	(75,780)	(69,788)
Changes in estimated future development costs	—	130,440	130,440
Development costs incurred	501,093	306,225	807,318
Sales and transfers, net of production costs	(746,310)	(934,299)	(1,680,609)
Sales of reserves in place	—	(3,838)	(3,838)
Net change in income taxes	812,607	283,764	1,096,371
End of year	$3,062,155	$2,252,519	$5,314,674

COMPARISON OF STOCKHOLDERS’ RIGHTS
This section describes the material differences between the rights of holders of shares of Cimarex common stock and the rights of holders of shares of Cabot common stock. Cimarex and Cabot are each incorporated under the laws of the State of Delaware and, accordingly, the rights of Cimarex stockholders and Cabot stockholders are both governed by the laws of the State of Delaware. The differences between the rights of Cimarex stockholders and Cabot stockholders primarily result from differences between the organizational documents of Cimarex and Cabot. As a result of the merger, holders of shares of Cimarex common stock that receive merger consideration in respect of their shares of Cimarex common stock will become holders of shares of Cabot common stock. As a result, following the merger, the rights of Cimarex stockholders who become Cabot stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the Cabot certificate of incorporation and the Cabot bylaws.
This section does not include a complete description of all differences between the rights of Cimarex stockholders and Cabot stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Cimarex stockholders and Cabot stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Cimarex certificate of incorporation, the Cimarex bylaws, the Cimarex governance guidelines, the Cabot certificate of incorporation, the Cabot bylaws and the Cabot corporate governance guidelines. For information on how to obtain a copy of these documents, see the section entitled “Where You Can Find More Information.”
Cabot Stockholders	Cimarex Stockholders
Authorized Capital Stock

The authorized capital stock of Cabot consists of (1) 960,000,000 shares of common stock, par value $0.10 per share, and (2) 5,000,000 shares of preferred stock, par value $0.10 per share. If the Cabot stockholders approve the Cabot charter amendment proposal, the Cabot certificate of incorporation will authorize 1,800,000,000 shares of common stock, par value $0.10 per share.
The Cabot board is authorized to issue preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the powers, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, if any. Unless required by applicable law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of Cabot common stock.
As of August 10, 2021, the record date for the Cabot special meeting, there were outstanding (1) 399,664,181 shares of Cabot common stock and (2) no shares of preferred stock of Cabot.

The authorized capital stock of Cimarex consists of 200,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share.
The Cimarex board may issue preferred stock in one or more classes or series. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. The Cimarex board is able to determine, with respect to any series of preferred stock, the voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.
As of August 10, 2021, the record date for the Cimarex special meeting, there were outstanding (1) 102,826,233 shares of Cimarex common stock and (2) 28,165 shares of Cimarex preferred stock.

Voting Rights
Each holder of shares of Cabot common stock is entitled to one vote for each share of Cabot common stock held by the stockholder on the	Each holder of record of shares of Cimarex common stock is entitled to one vote for each share of Cimarex common stock standing in such holder’s

Cabot Stockholders	Cimarex Stockholders
record date for any action, on all matters on which the Cabot stockholders are entitled to vote.	name on the stock transfer records of Cimarex on all matters on which the Cimarex stockholders are entitled to vote, except as otherwise required by law or provided in the Cimarex certificate of incorporation and subject to any voting rights provided to holders of preferred stock.
Quorum and Adjournment

The Cabot bylaws provide that, at any meeting of the stockholders, a quorum for the election of any director or for the consideration of any question consists of a majority in interest of all capital stock issued and outstanding and entitled to vote for the election of such director or upon such question, except in any case that the presence of a larger quorum is required by applicable law, the Cabot certificate of incorporation or the Cabot bylaws.
The Cabot bylaws provide that any annual or special meeting of stockholders may be adjourned by the chairman of the meeting from time to time to reconvene at the same or some other place, and notice need not be given of any such reconvened meeting if the hour, place, if any, thereof, and the means of remote communication, if any, by which stockholders and holders of proxies for stockholders may be deemed present in person and vote at that reconvened meeting are announced at the meeting at which the adjournment is taken.

The Cimarex bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business, except as otherwise required by law or by the certificate of incorporation.
The Cimarex bylaws provide that any annual or special meeting of stockholders may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place (if any) and the means of remote communication (if any) by which stockholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.

Number of Directors and Composition of Board of Directors

The Cabot bylaws provide that the Cabot board will have no less than three nor more than 15 directors, with the exact number to be determined by resolution of the Cabot board. There are currently eight members of the Cabot board; however, as of the effective time of the merger, the size of the Cabot board will be increased to ten members, as described in the section entitled “The Merger — Board of Directors and Management of Cabot Following the Completion of the Merger.”
The Cabot governance guidelines express the intention that a substantial majority of the Company’s directors will meet the definition of “independent,” as defined in applicable statutes, regulations and NYSE Governance Standards.

Subject to the rights of the holders of preferred stock to elect additional directors, the Cimarex certificate of incorporation and the Cimarex bylaws provide that the number of directors constituting the Cimarex board will not be less than six nor more than ten directors, with the exact number to be determined by resolution of the Cimarex board. There are currently nine directors serving on the Cimarex board. The Cimarex board was previously a classified board, but the Cimarex stockholders approved a proposal to declassify the Cimarex board at the 2021 annual meeting of Cimarex stockholders and the Cimarex board is currently transitioning to a declassified board, with all directors to be elected annually beginning with Cimarex’s 2024 annual meeting of Cimarex stockholders.
The Cimarex corporate governance guidelines require a majority of the Cimarex board to be composed of “independent” directors, as defined by applicable laws, rules, regulations and listing standards.

Cabot Stockholders	Cimarex Stockholders
Election of Directors

The Cabot bylaws provide that each director will be elected by the affirmative vote of the holders of the majority of the votes cast at a meeting for the election of directors at which a quorum is present; provided, however, that the directors will be elected by a plurality of the voting power of the capital stock present at any meeting for which the number of candidates for election as directors exceeds the number of directors to be elected.
The Cabot governance guidelines provide that each director nominee will submit an irrevocable letter of resignation which would be effective only upon such nominee failing to receive the required vote for election and the Cabot board accepting such resignation. In such event, the Governance and Social Responsibility Committee of the Cabot board will promptly consider whether to accept the resignation of such nominee and make a recommendation to the Cabot board concerning the acceptance or rejection of such resignation. The Cabot board will then determine whether to accept such director’s resignation, taking into account the recommendation of the Governance and Social Responsibility Committee of the Cabot board.

The Cimarex bylaws provide that a director nominee is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at a meeting at which a quorum is present; provided, however, that director nominees are elected by a plurality of the votes cast at any meeting for which the secretary receives proper advance notice of a director nominee from a stockholder as set forth in the Cimarex bylaws and the nomination is not withdrawn by such stockholder on or before the tenth day preceding the date Cimarex first mails its notice of such meeting to its stockholders. If directors are to be elected by a plurality of the votes cast, stockholders will not be permitted to vote against a nominee.
Notwithstanding the foregoing, at any time at which dividends on Cimarex preferred stock or dividends on any other series of preferred stock or preference securities that ranks equally with Cimarex preferred stock as to payment of dividends and with similar voting rights are in arrears and unpaid with respect to six or more quarterly dividend periods, holders of Cimarex preferred stock will have the right, voting separately by class or series, to elect two additional directors to the Cimarex board.
Cimarex’s corporate governance guidelines state that the Cimarex board will nominate for election or re-election, and will fill director vacancies and new directorships, only with candidates who agree to promptly tender irrevocable resignations that will be effective upon the failure to receive more favorable votes than votes cast against such person for election at the next annual meeting at which they face re-election, and upon the Cimarex board acceptance of such resignation. In such event, the Cimarex board would then determine whether to accept such director’s resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee of the Cimarex board.

Filling Vacancies on the Board of Directors
The Cabot bylaws provide that, if the office of any director becomes vacant, by reason of death, resignation or removal, a successor may be elected by the Cabot board by vote of a majority of the remaining directors then in office, whether or not the remaining directors constitute a quorum. Each such successor will hold office for the remaining term of the predecessor director. Newly created directorships resulting from any increase in the	The Cimarex certificate of incorporation and the Cimarex bylaws provide that any vacancy on the Cimarex board resulting from an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office if a quorum is present, and any other vacancy on the Cimarex board may be filled by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. With

Cabot Stockholders	Cimarex Stockholders
authorized number of directors voted by the Cabot board between annual meetings may be filled, at the discretion of the board, by an election at a meeting of stockholders held for that purpose, or by an election at a meeting of the Cabot board, or by vote of a majority of the directors then in office though less than a quorum. Each director so chosen will hold office until the next annual meeting of the stockholders.	regard to the term of such directors, the Cimarex bylaws provide that any director elected to fill a vacancy not resulting from an increase in the number of directorships will have the same remaining term as the predecessor director, and any director elected to fill a newly created directorship resulting from an increase in the total number of directors of such class will hold office for a term that coincides with the remaining term of that class.
Removal of Directors

The Cabot bylaws allow for the stockholders to remove any director from office, by vote of a majority in interest of the capital stock issued and outstanding and entitled to vote for such removal, at any meeting called for that purpose.
As of the effective time of the merger, the Cabot bylaws will be amended to provide that Dan O. Dinges will serve as Executive Chairman of the Cabot board. Removal of Mr. Dinges as Executive Chairman prior to the chairman succession date (or failure to appoint, re-elect or re-nominate Mr. Dinges as Executive Chairman of the Cabot board during the same period) for any reason requires the affirmative vote of at least 75% of the other members of the Cabot board. For additional information, see the sections entitled “The Merger ― Board of Directors and Management of Cabot Following the Completion of the Merger” and “The Merger Agreement ― Organizational Documents; Directors and Officers.”
The Cimarex certificate of incorporation and the Cimarex bylaws allow, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, for removal of any director at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of Cimarex’s outstanding capital stock entitled to vote at an election of directors; provided, however, that the Cimarex board will be considered classified for purposes of DGCL Section 141(k) so long as any director is continuing to serve the remaining portion of a multi-year term and no such director may be removed during such multi-year term except for cause and then only by the affirmative vote of at least a majority of the voting power of Cimarex’s outstanding capital stock entitled to vote at an election of directors.
Director Nominations by Stockholders and Stockholder Proposals

The Cabot bylaws provide that a stockholder must give advance written notice to the secretary of Cabot of a director nomination or any proposal for business to be considered at an annual meeting. A stockholder must give advance written notice to the secretary of Cabot of a director nomination to be considered at a special meeting at which the Cabot board has determined that directors are to be elected. The Cabot bylaws do not provide for the consideration of stockholder proposals at a special meeting.
With respect to director nominations or proposals for matters to be considered at an annual meeting, the notice must be in writing, meet the notice requirements of the Cabot bylaws and be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, except that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after

The Cimarex bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders of Cimarex stock entitled to vote at such meeting and intend to appear at the meeting to nominate candidate(s) named in their notice for election to the Cimarex board.
Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form (as defined in the Cimarex bylaws) to Cimarex’s corporate secretary prior to the meeting.
In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received at the principal executive offices of Cimarex not less than 90 days and not earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for on a date that is not within

Cabot Stockholders	Cimarex Stockholders

such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting (or, if less than 100 days’ prior notice or public announcement of the scheduled meeting date is given or made, then the 10th day following the earlier of the day on which the notice of such meeting was mailed to Cabot stockholders or the day on which such public announcement was made).
In the event that the number of directors to be elected to the Cabot board at an annual meeting is increased and there is no public announcement by Cabot that names all of the nominees for director or specifies the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice to nominate a director will be considered timely, but only with respect to nominees for any new positions created by such increase if it is delivered to the Cabot Secretary not later than the close of business on the 10th day following the earlier day on which the notice of such meeting was mailed to Cabot stockholders or such public announcement was made.
Director nominations to be considered at a special meeting must be in writing, meeting the requirements of the Cabot bylaws and be delivered not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the meeting, then the 10th day following the earlier of the day on which the notice of such meeting was mailed to Cabot stockholders or the day on which such public announcement was made).

30 days before or after such anniversary date then, to be timely, the stockholder notice must be received no later than the close of business on the tenth day following the earlier of (1) the day on which notice of the meeting date was mailed or (2) public announcement of the meeting date was made by Cimarex. In addition to the other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely and proper written notice thereof to the corporate secretary of Cimarex.
In the case of a special meeting of the stockholders called for the purpose of electing directors, timely and proper notice must be delivered not later than the close of business on the tenth day following the earlier of (1) the day on which notice of the special meeting was mailed or (2) public announcement of the special meeting was made by Cimarex.
The business to be transacted at any special meeting of stockholders will be limited to the purposes stated in the notice therefor.

Proxy Access

The Cabot bylaws contain proxy access provisions providing that eligible stockholders of Cabot may deliver a notice of nominees to the Cabot Secretary for election of directors at an annual meeting to be included in Cabot’s proxy materials for such annual meeting, provided that certain conditions set forth in the Cabot bylaws are satisfied.
In order for a stockholder nominee to be included in Cabot proxy materials for an annual meeting, a nomination notice meeting the requirements of the Cabot bylaws must be delivered by an “eligible

The Cimarex bylaws contain proxy access provisions which allow eligible stockholders to nominate candidates for election to the Cimarex board. Such nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Cimarex’s corporate secretary prior to the meeting. For what constitutes timely notice, see in this discussion above under “Director Nominations by Stockholders and Stockholder Proposals.”
An “eligible stockholder” is one or more Cimarex

Cabot Stockholders	Cimarex Stockholders

stockholder” (as described below) not less than 120 days nor more than 150 days prior to the first anniversary of the date that Cabot first mailed its proxy statement to stockholders for the previous year’s annual meeting of stockholders.
An “eligible stockholder” is a Cabot stockholder (or a group of no more than 20 stockholders) who has continuously owned for at least three years that number of shares of Cabot common stock that constitutes 3% or more of the outstanding shares of Cabot common stock as of the date of delivery of the nomination notice and the record date of the annual meeting. Such stockholder must also own shares of Cabot common stock satisfying such requirements through the date of the annual meeting in order to be an eligible stockholder.
The number of stockholder nominees appearing in the proxy materials with respect to an annual meeting of stockholders must not exceed 20% of the number of directors in office as of the last day on which a nomination notice may be delivered, or, if such amount is not a whole number, the closest whole number below 20%.

stockholders of record (but not more than 20) who (1) have owned continuously shares of Cimarex for at least three years as of both the date the proxy access notice is delivered to Cimarex and as of the applicable record date and (2) have owned continuously at least three percent of the aggregate voting power of the voting stock as of both the date the proxy access notice is delivered to Cimarex and as of the date of the applicable annual meeting.
The maximum number of stockholder nominees appearing in Cimarex’s proxy materials may not exceed the largest whole number that does not exceed twenty-five percent of the number of directors in office as of the last day on which a proxy access notice may be delivered, among other limitations that may further reduce the maximum number of nominees.
Any such nominee by an eligible stockholder who is successfully included in Cimarex’s proxy materials for a meeting of stockholders but either withdraws from (or otherwise become ineligible or unavailable for election at the meeting) or does not receive votes cast in favor equal to at least 20% of the shares present at such meeting will be ineligible to be a stockholder nominee pursuant to such rules for the next two annual meetings.

Action by Stockholders

The Cabot bylaws provide that when a quorum for the consideration of a question is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the capital stock of Cabot which is present at the meeting and entitled to vote on such question will decide the question, except where a larger vote is required by applicable law, the Cabot certificate of incorporation or the Cabot bylaws or in the case of Cabot board elections (discussed above in “— Election of Directors”).
The Cabot bylaws permit stockholders to act by written consent without a meeting. Any stockholder of record seeking to have the stockholders act by written consent must by written notice request the Cabot board fix a record date. No written consent will be effective unless, within 60 days of the record date established by the Cabot board, a written consent or consents signed by a sufficient number of holders to take such action are delivered to Cabot in the manner prescribed by the Cabot bylaws.

The Cimarex bylaws provide that at all meetings of the stockholders at which a quorum is present, except as otherwise required by law or the Cimarex bylaws or certificate of incorporation, any question brought before any meeting of stockholders will be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present and entitled to vote on such question, voting as a single class, except as is otherwise required by law, the Cimarex certificate of incorporation or the Cimarex bylaws or in the case of Cimarex board elections (discussed above in “— Election of Directors”).
The Cimarex certificate of incorporation denies stockholders the right to act by written consent without a meeting. The affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors will be required to amend, alter, change or repeal, or to adopt any provision as part of the Cimarex certificate of incorporation inconsistent with the provision denying stockholders action by written consent without a meeting.

Cabot Stockholders	Cimarex Stockholders
Certificate of Incorporation Amendments
Under the DGCL, amendments to the Cabot certificate of incorporation generally must be approved by the Cabot board and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series.	Under the DGCL, amendments to the Cimarex certificate of incorporation generally must be approved by the Cimarex board and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. In addition to any other vote required by law or any preferred stock designation, certain provisions of the Cimarex certificate of incorporation may only be amended or otherwise changed by the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at any election of directors, including the requirement regarding action by stockholders (discussed above in “— Action by Stockholders”) and the requirement regarding bylaws amendments (discussed below in “— Bylaw Amendments”).
Bylaw Amendments

The Cabot certificate of incorporation provides that the Cabot board has concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Cabot bylaws.
The Cabot bylaws provide that the bylaws may be altered, amended or repealed by the affirmative vote of the majority of voting power of the issued and outstanding capital stock, or by the affirmative vote of the majority of the directors then holding office at any annual, regular or special stockholders or directors meeting, as applicable.
The Cimarex certificate of incorporation provides that the Cimarex board or the Cimarex stockholders may adopt, amend, alter, change or repeal any of the Cimarex bylaws. An affirmative vote by the majority of Cimarex directors is required for the board to adopt, amend, alter, or repeal the Cimarex bylaws. In the alternative, an affirmative vote (in addition to any other vote required by law) of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors is required to adopt, amend, alter, change or repeal the Cimarex bylaws.
Special Meetings of Stockholders
The Cabot bylaws provide that a special meeting of the Cabot stockholders may be called only by the chairman of the Cabot board, by the chief executive officer, by the president or by the Cabot board.	The Cimarex bylaws provide that a special meeting of stockholders may be called by the chairman of the Cimarex board, the president or the Cimarex board.
Notice of Meetings of Stockholders
Under the Cabot bylaws, written notice stating the place (if any), day and hour of any meeting, the means of remote communication (if any), and the purposes for which the meeting is called will be given to stockholders entitled to vote at the meeting not less than 10 days nor more than 60 days before the date of the meeting.	Under the Cimarex bylaws, written notice containing the place (if any), date and hour of any meeting, the means of remote communication (if any), and, in the event of a special meeting, the purposes of such meeting, will be given to the stockholders entitled to vote not less than ten nor more than 60 days before the date of the meeting.
Proxies
The Cabot bylaws provide that every Cabot stockholder having the right to vote is entitled to vote in person or by proxy, but no proxy can be voted after six months from its date, unless the proxy provides for a longer period.	The Cimarex bylaws provide that any Cimarex stockholder entitled to vote at a meeting may do so in person or by a proxy appointed by an instrument in writing subscribed by such stockholder or by his or her attorney, delivered to the Cimarex corporate

Cabot Stockholders	Cimarex Stockholders
secretary; provided, however, that no proxy can be voted or acted upon after three years from its date, unless said proxy provides for a longer period.
Forum Selection

Under the Cabot bylaws, unless Cabot consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions is the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States federal district court for the District of Delaware). These actions include:
•
any derivative action or proceeding brought on behalf of Cabot;

•
any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent of Cabot to Cabot or Cabot stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty;

•
any action asserting a claim arising pursuant to any provision of the DGCL, the Cabot certificate of incorporation or the Cabot bylaws; or

•
any action asserting a claim governed by the internal affairs doctrine.

The federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, unless Cabot consents in writing to the selection of an alternative forum.

Under the Cimarex bylaws, unless Cimarex consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions is the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States federal district court for the District of Delaware). These actions include:
•
any derivative action or proceeding brought on behalf of Cimarex;

•
any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Cimarex to Cimarex or Cimarex stockholders;

•
any action asserting a claim arising pursuant to any provision of the DGCL, the Cimarex certificate of incorporation or the Cimarex bylaws; or

•
any action asserting a claim governed by the internal affairs doctrine.

Limitation of Liability of Directors

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (1) any breach of the director’s duty of loyalty to such corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit.
The Cabot certificate of incorporation provides that no director of Cabot will be personally liable to Cabot or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Cabot, except to the extent such exemption from liability or limitation thereof is not permitted by the

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (1) any breach of the director’s duty of loyalty to such corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit.
The Cimarex certificate of incorporation provides that no director of Cimarex will be personally liable to Cimarex or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Cimarex, except to the extent such exemption from liability or limitation thereof is not permitted

Cabot Stockholders	Cimarex Stockholders
DGCL as described above.	by the DGCL as described above.
Indemnification of Directors and Officers

The Cabot bylaws provide that Cabot will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether or not by or in right of Cabot), by reason of the fact that such person is or was a director, officer, employee or agent of Cabot, or is or was serving at the request of Cabot as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise or is or was serving as a fiduciary of any employee benefit plan, fund or program sponsored by Cabot or such other company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by DGCL.
The DGCL permits Cabot to purchase and maintain insurance on behalf of any director or officer of Cabot serving at the request of Cabot as a director, officer, employee or agent of Cabot or another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Cabot would have the power to indemnify such person against such liability or loss under applicable law.

The Cimarex certificate of incorporation and the Cimarex bylaws provide that Cimarex will, to the fullest extent authorized or permitted by law, indemnify and advance expenses to any person made party to any action or proceeding by reason of the fact that the person is or was a director or officer of Cimarex or served any other enterprise as a director, officer, employee or agent at the request of Cimarex or any predecessor. Cimarex may indemnify any person made party to a proceeding by reason of the fact that the person is or was an employee or agent of Cimarex or any predecessor of Cimarex, or served any other enterprise as director, officer, employee or agent at the request of Cimarex or any predecessor of Cimarex.
The DGCL and the Cimarex bylaws permit Cimarex to maintain insurance, at its expense, on behalf of any director or officer of Cimarex servicing at the request of Cimarex as a director, officer, employee or agent of Cimarex or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Cimarex would have the power to indemnify such person against such expense, liability or loss under applicable law.

Certain Business Combinations
Cabot has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (which we refer to as an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (1) the Cabot board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding	Cimarex has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (which we refer to as an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (1) the Cimarex board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding

Cabot Stockholders	Cimarex Stockholders
voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (3) the transaction is approved by the Cabot board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).	voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (3) the transaction is approved by the Cimarex board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).
Stockholder Rights Plan
Cabot does not currently have a stockholder rights plan.	Cimarex does not currently have a stockholder rights plan.

NO APPRAISAL RIGHTS
Because shares of Cimarex common stock are listed on the NYSE and holders of shares of Cimarex common stock are not required to receive consideration other than shares of Cabot common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of Cimarex common stock are not entitled to exercise appraisal rights under Delaware law in connection with the merger.
Under Delaware law, Cabot stockholders are not entitled to appraisal rights in connection with the issuance of shares of Cabot common stock as contemplated by the merger agreement.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF CABOT
Security Ownership of Directors and Executive Officers
The table below reports, as of August 6, 2021, information known to Cabot regarding the beneficial ownership of Cabot common stock by each director and named executive officer of Cabot and by all directors and executive officers of Cabot as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Cabot common stock showed as beneficially owned by them.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days.
The beneficial ownership of Cabot common stock is based on 399,664,181 shares of Cabot common stock issued and outstanding as of August 6, 2021.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Cabot Oil & Gas Corporation, Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024.
Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Dorothy M. Ables	75,732(1)(2)	*
Rhys J. Best	175,004(2)	*
Robert S. Boswell	80,924(2)	*
Amanda M. Brock	49,344(2)	*
Peter B. Delaney	59,164(2)	*
W. Matt Ralls	119,049(2)	*
Marcus A. Watts	49,344(2)	*
Dan O. Dinges	4,397,591(3)	*
Scott C. Schroeder	1,619,954	*
Jeffrey W. Hutton	282,604(4)	*
Phillip L. Stalnaker	325,517(4)	*
Steven W. Lindeman	177,586(4)	*
All directors and executive officers as a group (19 individuals)	8,293,209(4)	2.1%

*
Represents less than 1% of the outstanding Cabot common stock.

(1)
Includes 5,000 shares held by an immediate family member, with respect to which Ms. Ables has shared voting and investment power.

(2)
Includes the following restricted stock units held as of August 6, 2021, as to which the restrictions lapse upon the holders’ retirement from the Cabot board: Ms. Ables, 70,732; Mr. Best, 152,504; Mr. Boswell, 75,924; Ms. Brock, 49,344; Mr. Delaney, 50,110; Mr. Ralls, 119,049; Mr. Watts, 49,344; and all directors and executive officers as a group, 567,007. No executive officers hold restricted stock units.

(3)
Includes 1,261,330 shares held in trust for the benefit of an immediate family member, with respect to which Mr. Dinges has shared voting and investment power.

(4)
Includes the following shares held in Cabot’s Savings Investment Plan, as to which the reporting person shares voting power with the trustee of the plan: Mr. Hutton, 7,211; Mr. Lindeman, 25,616; Mr. Stalnaker, 17,537; and all directors and executive officers as a group, 97,967.

The table below reports, as of August 6, 2021, information known to Cabot regarding the beneficial ownership of Cabot common stock by holders of more than five percent of Cabot common stock as of the dates reported by such holders. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.
Name	Number of Shares of Common Stock Owned	Percent of Class
Capital World Investors	46,587,445(1)	11.66%
The Vanguard Group	43,282,052(2)	10.82%
Aristotle Capital Management, LLC	42,871,229(3)	10.73%
State Street Corporation	28,905,604(4)	7.23%
BlackRock, Inc.	28,413,347(5)	7.11%

(1)
According to Amendment No. 1 to Schedule 13G, dated May 31, 2021, filed with the SEC by Capital World Investors (333 South Hope Street, 55th Floor, Los Angeles, California 90071), it has sole voting power over all 46,587,445 shares and sole dispositive power over all 46,587,445 shares.

(2)
According to Amendment No. 11 to Schedule 13G, dated February 8, 2021, filed with the SEC by The Vanguard Group (100 Vanguard Blvd., Malvern, Pennsylvania 19355), it has shared voting power over 663,161 of these shares, sole dispositive power over 41,554,974 of these shares and shared dispositive power over 1,727,078 of these shares.

(3)
According to Amendment No. 2 to Schedule 13G, dated February 28, 2021, filed with the SEC by Aristotle Capital Management, LLC (11100 Santa Monica Blvd., Suite 1700, Los Angeles, California 90025), it has sole voting power over 34,513,829 of these shares and sole dispositive power over all 42,871,229 shares.

(4)
According to Schedule 13G, dated February 5, 2021, filed with the SEC by State Street Corporation (State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111), it has shared voting power over 26,348,303 and shared dispositive power over 28,848,265 of these shares.

(5)
According to Amendment No. 11 to Schedule 13G, dated January 28, 2021, filed with the SEC by BlackRock, Inc. (55 East 52nd Street, New York, New York 10055), it has sole voting power over 24,680,710 of these shares and sole dispositive power over all 28,413,347 shares.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF CIMAREX
To Cimarex’s knowledge, the following table sets forth certain information regarding the beneficial ownership of shares of Cimarex common stock as of the close of business on August 6, 2021 (except as noted in the footnotes below) and with respect to: each person known by Cimarex to beneficially own 5% or more of the outstanding shares of Cimarex common stock; each member of the Cimarex board; each named executive officer; and the members of the Cimarex board and Cimarex’s current executive officers as a group.
Cimarex has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Cimarex believes, based on the information furnished to Cimarex, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Cimarex common stock that he, she or it beneficially owns.
Applicable percentage ownership and voting power is based on 102,821,033 shares of Cimarex common stock outstanding as of August 6, 2021.
Security Ownership of Directors and Executive Officers
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203.
Executive Officers and Directors:	Number of Shares(1)	Percentage of Class(2)
Thomas E. Jorden	679,547	*
G. Mark Burford	175,255	*
John A. Lambuth	208,669	*
Stephen P. Bell	192,953	*
Francis B. Barron	149,824	*
Paul N. Eckley	13,721	*
Hans Helmerich	473,036(3)	*
Kathleen A. Hogenson	13,005	*
Harold R. Logan, Jr.	21,425	*
Floyd R. Price	27,233	*
Monroe W. Robertson	29,137	*
Lisa A. Stewart	21,717	*
Frances M. Vallejo	17,855	*
All Directors and Executive Officers as a group (18 persons)	2,449,954	2.4%

*
Represents less than 1.0 percent.

(1)
Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of Cimarex common stock indicated as being beneficially owned by such stockholder.

(2)
Based upon an aggregate of 102,821,033 shares outstanding as of August 6, 2021.

(3)
Includes 11,450 shares owned by Mr. Helmerich’s wife. Mr. Helmerich disclaims beneficial ownership of the shares held by his wife. Also includes 50,188 shares owned by 1993 Hans Helmerich Trust, of which Mr. Helmerich is the trustee, 11,062 shares owned by Helmerich Grandchildren LLC, of which Mr. Helmerich is the co-manager, 7,865 shares owned by Family Trust, of which Mr. Helmerich is the trustee, 36,430 shares owned by The Helmerich Trust, of which Mr. Helmerich is the co-trustee, 325,000 shares held by the Peggy Helmerich QTIP Trust, of which Mr. Helmerich is the trustee, and 10,000 shares held by Saddleridge, LLC, of which Mr. Helmerich owns 99% and his wife owns 1%.

5% Stockholders:	Number of Shares	Percentage of Class(1)
Adage Capital Partners, L.P.	6,761,192(2)	6.6%
BlackRock, Inc.	8,672,585(3)	8.4%
Capital World Investors	5,388,122(4)	5.2%
The Vanguard Group	10,350,389(5)	10.1%

(1)
Based upon an aggregate of 102,821,033 shares outstanding as of August 6, 2021.

(2)
According to Amendment No. 1 to Schedule 13D, dated July 6, 2021, filed with the SEC by Adage Capital Partners, L.P. (200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116) it has shared voting power over 6,761,192 of these shares and shared dispositive power over 6,761,192 of these shares.

(3)
According to Amendment No. 12 to Schedule 13G, dated December 31, 2020, filed with the SEC by BlackRock, Inc. (55 East 52nd Street, New York, New York 10055), it has sole voting power over 8,312,608 of these shares and sole dispositive power over 8,672,585 of these shares.

(4)
According to Schedule 13G, dated December 31, 2020, filed with the SEC by Capital World Investors (333 South Hope Street, 55th Floor, Los Angeles, California 90071), it has sole voting power over 5,388,122 of these shares and sole dispositive power over 5,388,122 of these shares.

(5)
According to Amendment No. 8 to Schedule 13G, dated March 31, 2021, filed with the SEC by The Vanguard Group (100 Vanguard Blvd., Malvern, Pennsylvania 19355), it has shared voting power over 72,642 of these shares, sole dispositive power over 10,196,265 of these shares and shared dispositive power over 154,124 of these shares.

VALIDITY OF COMMON STOCK
The validity of the shares of Cabot common stock offered hereby will be passed upon for Cabot by Baker Botts L.L.P.

EXPERTS
Cabot Oil & Gas Corporation
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Cabot Oil & Gas Corporation Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Estimates of the proved reserves of Cabot and related future net revenues included in Cabot’s Annual Report on Form 10-K for the year ended December 31, 2020 were subject to an audit performed by Miller and Lents, Ltd., an independent petroleum engineer. Miller and Lents, Ltd. prepared independent estimates of 100 percent of the proved reserves reported by Cabot and found that such estimates were within 10 percent of Cabot’s reported proved reserves. Estimates of proved reserves and related future net revenues prepared by Cabot have been so incorporated in this joint proxy statement/prospectus in reliance on the authority of such firm as experts in such matters.
Cimarex Energy Co.
The consolidated financial statements of Cimarex Energy Co. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.
DeGolyer and MacNaughton, an independent petroleum engineering firm, reviewed Cimarex’s proved reserve estimates for properties comprising at least 80% of the total future net revenue discounted at 10% attributable to the total interests held by Cimarex as of December 31, 2020. Estimated quantities of Cimarex’s oil and gas reserves and the net present value of such reserves have been included and incorporated by reference in this joint proxy statement/prospectus in reliance on the authority of said firm as experts in petroleum engineering.

HOUSEHOLDING OF PROXY MATERIALS
Cabot
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Cabot stock but who share the same address, Cabot has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these stockholders notifies Cabot that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of Cabot stock may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Cabot stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus or other proxy materials, please request a duplicate set by phone at (800) 579-1639, online at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to Cabot Oil & Gas Corporation, Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024.
Cimarex
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Cimarex stock but who share the same address, Cimarex has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these stockholders notifies Cimarex that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of Cimarex stock may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Cimarex stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus or other proxy materials, please request a duplicate set by phone at (303) 295-3995, by facsimile at (720) 403-9383, or by writing to Cimarex’s Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203.

FUTURE STOCKHOLDER PROPOSALS
Cabot Stockholder Proposals
Cabot will hold an annual meeting of stockholders in 2022 (which we refer to as the “Cabot 2022 annual meeting”) regardless of whether the merger has been completed.
You may send any stockholder proposal intended for inclusion in the proxy statement for the Cabot 2022 annual meeting to: Corporate Secretary, Cabot Oil & Gas Corporation, Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024. A notice of stockholder proposal to be presented at the 2022 annual meeting and included in the related Cabot-sponsored proxy materials must be received by November 12, 2021. Such proposals also need to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in Cabot-sponsored proxy materials.
The Cabot bylaws require timely advance written notice of stockholder nominations of director candidates (other than proxy access nominations, which are discussed below) and of any other business to be presented by a stockholder at an annual meeting of stockholders. To be timely, the bylaws require advance written notice be delivered to Cabot’s Corporate Secretary at the principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s annual meeting (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date). The deadline for submission for the Cabot 2022 annual meeting is currently January 28, 2022. To be valid, a notice must set forth certain information specified in the Cabot bylaws. You also must attend the meeting and present the nomination or other item of business.
The Cabot bylaws currently permit any stockholder or group of not more than 20 stockholders that have continuously held at least 3% of outstanding Cabot common stock for at least three years to nominate candidates for up to 20% of the available board seats and have such candidates included in the proxy statement for the Cabot 2022 annual meeting. To be timely, the Cabot bylaws require advance written notice to be delivered to Cabot’s Corporate Secretary at the principal executive offices not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary of the date on which Cabot first mailed proxy materials for the preceding year’s annual meeting. The deadline for submission for the Cabot 2022 annual meeting is currently November 12, 2021. To be valid, a notice must set forth certain information specified in the Cabot bylaws and the stockholder or group of stockholders providing such a notice must comply with the eligibility and other requirements specified in the Cabot bylaws.
You may contact Cabot’s Corporate Secretary at Cabot Oil & Gas Corporation, Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024 for a copy of the relevant provisions of the Cabot bylaws regarding the requirements for making stockholder proposals and nominating director candidates. You can also visit Cabot’s website and download a copy of the Cabot bylaws.
Cimarex Stockholder Proposals
If the merger agreement is not adopted by the requisite vote of the Cimarex stockholders or if the merger is not completed for any reason, Cimarex intends to hold an annual meeting of its stockholders in 2022 (which we refer to as the “Cimarex 2022 annual meeting”). If the Cimarex 2022 annual meeting occurs, pursuant to the Cimarex bylaws, Cimarex stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Cimarex board at such annual meeting.
Stockholders who wish to nominate persons for election as directors at the Cimarex 2022 annual meeting must submit a timely written notice complying with Cimarex’s bylaws to the Corporate Secretary at Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203 or by facsimile (720) 403-9383. In addition, up to 20 stockholders collectively beneficially owning more than 3% of Cimarex’s outstanding shares for at least three consecutive years may nominate up to two candidates for inclusion in Cimarex’s proxy materials by following the procedures set forth in the proxy access provisions in Article III, Section 2A of the Cimarex bylaws. To be timely, the stockholder’s written notice for nominees to be considered by the

Cimarex nominating and corporate governance committee or proxy access candidate to be included in the proxy statement for the Cimarex 2022 annual meeting must be received between January 12, 2022 and February 11, 2022. In addition, stockholder nominations must comply with the other requirements of Article III, Section 2 or Section 2A, as applicable, of the Cimarex bylaws.
A proposal to be acted upon at the Cimarex 2022 annual meeting will be acted upon only: (1) if the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal is received by Cimarex’s Corporate Secretary on or before November 29, 2021, and the proposal meets the requirements of the applicable rules of the SEC and the requirements of the Cimarex bylaws, (2) if the proposal is not to be included in the proxy statement, pursuant to the Cimarex bylaws, the proposal is submitted in writing to Cimarex’s Corporate Secretary no earlier than January 12, 2022 and no later than February 11, 2022, and such proposal is, under Delaware law, an appropriate subject for stockholder action or (3) if the proposal concerns the nomination of directors, pursuant to the requirements described in the preceding paragraph.

WHERE YOU CAN FIND MORE INFORMATION
Both Cabot and Cimarex file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Cabot’s and Cimarex’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Cabot by accessing Cabot’s website at http://www.cabotog.com under the “Investor Relations” link and then the “SEC Filings” link or from Cimarex at http://www.cimarex.com under the “Investor Relations” link and then under the heading “Financial Information.”
Cabot has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.
The SEC allows Cabot and Cimarex to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by Cabot:
•
Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on February 26, 2021);

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (filed with the SEC on April 30, 2021 and July 30, 2021, respectively);

•
Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on April 29, 2021 (filed with the SEC on March 12, 2021);

•
Current Reports on Form 8-K filed with the SEC on April 30, 2021, April 30, 2021, May 24, 2021, June 17, 2021 and July 30, 2021 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•
The description of Cabot common stock contained in Cabot’s Registration Statement on Form 8-A filed on January 24, 1990, as amended by the Current Reports on Form 8-K filed on January 22, 2010, March 12, 2015, July 29, 2016, May 24, 2021 and June 17, 2021, and any other amendment or report filed for the purpose of updating such description;

•
Restated Certificate of Incorporation of Cabot Oil & Gas Corporation, dated January 22, 2010 (filed as Exhibit 3.2 to Cabot’s Current Report on Form 8-K filed with the SEC on January 22, 2010), as amended by a Certificate of Amendment of Restated Certificate of Incorporation, dated May 1, 2012 (filed with the SEC as Exhibit 3.3 to Cabot’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012), and as further amended by a Certificate of Amendment of Restated Certificate of Incorporation, dated May 1, 2014 (filed with the SEC as Exhibit 3.3 to Cabot’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014); and

•
Amended and Restated Bylaws of Cabot Oil & Gas Corporation, dated June 17, 2021 (filed as Exhibit 3.1 to Cabot’s Current Report on Form 8-K filed with the SEC on June 17, 2021).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Cimarex:
•
Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on February 23, 2021);

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (filed with the SEC on May 6, 2021 and August 6, 2021, respectively);

•
Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 12, 2021 (filed with the SEC on March 26, 2021);

•
Current Reports on Form 8-K filed with the SEC on April 14, 2021, May 17, 2021, May 24, 2021 and June 30, 2021 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•
Any description of shares of Cimarex common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•
Amended and Restated Certificate of Incorporation of Cimarex Energy Co., dated May 12, 2021 (filed as Exhibit 3.1 to Cimarex’s Current Report on Form 8-K filed with the SEC on May 14, 2021); and

•
Amended and Restated By-laws of Cimarex, dated May 12, 2021 (filed as Appendix C to Cimarex’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2021).

In addition, Cabot and Cimarex are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of the Cabot stockholders and the Cimarex stockholders, provided, however, that Cabot and Cimarex are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed with the SEC.
You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Cabot or Cimarex, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.
For Cabot Stockholders:	For Cimarex Stockholders:
Cabot Oil & Gas Corporation Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, Texas 77024 Attention: Investor Relations (281) 589-4600	Cimarex Energy Co. 1700 Lincoln Street, Suite 2700 Denver, Colorado 80203 Attention: Investor Relations (303) 295-3995
To obtain timely delivery of these documents before the Cabot special meeting, Cabot stockholders must request the information no later than September 22, 2021 (which is five business days before the date of the Cabot special meeting).
To obtain timely delivery of these documents before the Cimarex special meeting, Cimarex stockholders must request the information no later than September 22, 2021 (which is five business days before the date of the Cimarex special meeting).
Neither Cabot nor Cimarex has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Cabot and Cimarex take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated August 23, 2021. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Cabot stockholders or Cimarex stockholders nor the issuance of Cabot common stock in the merger will create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

ANNEX A
AGREEMENT AND PLAN OF MERGER
among
CABOT OIL & GAS CORPORATION,
DOUBLE C MERGER SUB, INC.
and
CIMAREX ENERGY CO.
Dated as of May 23, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2021 (this “Agreement”), among CABOT OIL & GAS CORPORATION, a Delaware corporation (“Labrador”), DOUBLE C MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Labrador (“Merger Sub”), and CIMAREX ENERGY CO., a Delaware corporation (“Golden”).
WHEREAS, the Board of Directors of Golden (the “Golden Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are fair to, and in the best interests of, the holders of Golden Common Stock (as defined below), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Golden Common Stock adopt this Agreement;
WHEREAS, the Board of Directors of Labrador (the “Labrador Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the Transactions, including the issuance of the shares of common stock of Labrador, par value $0.10 per share (“Labrador Common Stock”), pursuant to this Agreement (the “Labrador Stock Issuance”), and the amendment of the Labrador Charter (as defined below) in the form set forth in Annex B to increase the number of shares of Labrador Common Stock (as defined below) authorized thereunder (the “Labrador Charter Amendment”), are in the best interests of Labrador and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Labrador Stock Issuance and the Labrador Charter Amendment, and (iii) resolved to recommend that the holders of Labrador Common Stock approve each of the Labrador Stock Issuance and the Labrador Charter Amendment;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the Transactions are in the best interests of Merger Sub and its sole stockholder, (ii) approved the form, terms and provisions of this Agreement and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend that its sole stockholder adopt this Agreement and the Transactions;
WHEREAS, immediately following the execution of this Agreement by each of the parties hereto, Labrador, as the sole stockholder of Merger Sub, shall execute and deliver a consent to approve this Agreement and the Transactions (as defined below) pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”);
WHEREAS, Labrador, Merger Sub and Golden desire to effect a strategic business combination on the terms and subject to the conditions set forth herein; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Labrador, Merger Sub and Golden agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
1.2   Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Adjusted DSU Award	3.2(c)
Adjusted Option Award	3.2(d)
Adjusted Restricted Share Award	3.2(a)(ii)
Agreement	Preamble
Antitrust Authority	6.8(b)
Antitrust Laws	6.8(b)
Applicable Date	4.5(a)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Confidentiality Agreement	6.7(b)
Converted Shares	3.1(b)(iv)
Creditors’ Rights	4.3(a)
D&O Insurance	6.10(d)
Designated Golden Directors	2.7(a)
Designated Labrador Directors	2.7(a)
DGCL	Recitals
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
e-mail	9.3
End Date	8.1(b)(ii)
Environmental Claims	4.18(e)
Environmental Permits	4.18(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Excluded Shares	3.1(b)(iv)
GAAP	4.5(b)
Golden	Preamble
Golden 2019 Incentive Plan	3.2(a)
Golden Affiliate	9.10
Golden Alternative Acquisition Agreement	6.3(d)(iv)
Golden Board	Recitals
Golden Board Recommendation	4.3(a)
Golden Budget	6.1(a)
Golden Capital Stock	4.2(a)
Golden Change of Recommendation	6.3(d)(vii)
Golden Common Stock	3.1(b)(i)
Golden Contracts	4.19(b)

Definition	Section
Golden DSU Award	Article IV
Golden Disclosure Letter	3.2(c)
Golden Employee	6.9(a)
Golden Equity Awards	3.2(e)
Golden Equity Plans	3.2(a)
Golden Independent Petroleum Engineers	4.17(a)
Golden Intellectual Property	4.14(a)
Golden Material Adverse Effect	4.1
Golden Material Leased Real Property	4.15
Golden Material Owned Real Property	4.15
Golden Material Real Property	4.15
Golden Material Real Property Lease	4.15
Golden Option Awards	3.2(d)
Golden Permits	4.9(a)
Golden Preferred Stock	4.2(a)
Golden Related Party Transaction	4.24
Golden Reserve Reports	4.17(a)
Golden Restricted Share Award	3.2(a)
Golden SEC Documents	4.5(a)
Golden Stockholders Meeting	4.4
Golden Tax Certificate	6.18
Golden Tax Counsel	7.3(d)
HSR Act	4.4
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Joint Proxy Statement	4.4
Labrador	Preamble
Labrador Affiliate	9.10
Labrador Alternative Acquisition Agreement	6.4(d)(iv)
Labrador Board	Recitals
Labrador Board Recommendation	4.3(a)
Labrador Budget	6.2(a)
Labrador Capital Stock	5.2(a)
Labrador Change of Recommendation	6.4(d)(vii)
Labrador Charter Amendment	Recitals
Labrador Common Stock	Recitals
Labrador Contracts	5.19(b)
Labrador Disclosure Letter	Article V
Labrador Employee	6.9(a)
Labrador Equity Plans	5.2(a)
Labrador Independent Petroleum Engineers	5.17(a)
Labrador Intellectual Property	5.14(a)
Labrador Material Adverse Effect	5.1

Definition	Section
Labrador Material Leased Real Property	5.15
Labrador Material Owned Real Property	5.15
Labrador Material Real Property	5.15
Labrador Material Real Property Lease	5.15
Labrador Performance-Based RSU Award	6.9(e)
Labrador Permits	5.9(a)
Labrador Preferred Stock	5.2(a)
Labrador Related Party Transaction	5.24
Labrador Reserve Reports	5.17(a)
Labrador SEC Documents	5.5(a)
Labrador Stock Issuance	Recitals
Labrador Tax Certificate	6.18
Letter of Transmittal	3.3(b)(i)
Material Golden Insurance Policies	4.21
Material Labrador Insurance Policies	5.21
Merger	2.1
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Old Plans	6.9(c)
Registration Statement	4.8
Rights-of-Way	4.16
Surviving Corporation	2.1
Tail Period	6.10(d)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.11
ARTICLE II
THE MERGER
2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into Golden in accordance with the provisions of the DGCL (the “Merger”). As a result of the Merger, the separate existence of Merger Sub shall cease and Golden shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, Golden is sometimes referred to herein as the “Surviving Corporation”).
2.2   Closing.
(a)   The closing of the Merger (the “Closing”), shall take place at 8:00 a.m., Houston, Texas time, on the date that is the second Business Day immediately following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Baker Botts L.L.P. in Houston, Texas, or such other place as Labrador and Golden may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
(b)   As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”)

shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Labrador and Golden and specified in the Certificate of Merger (the “Effective Time”).
2.3   Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of Golden and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Golden and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4   Organizational Documents of the Surviving Corporation.   Subject to Section 6.10(b), at the Effective Time, (i) the certificate of incorporation of Golden in effect immediately prior to the Effective Time (excluding the Certificate of Designations) shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Annex C with such additional revisions as the Parties may agree in order to implement the provisions of the last sentence of this Section 2.4, and as so amended shall, subject to the last sentence of this Section 2.4, be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law, and (ii) the bylaws of Golden in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law. Effective no later than immediately prior to the Effective Time, the Certificate of Designations shall be amended so that, in addition to any voting rights required by law or provided by the existing Certificate of Designations, the holders of Golden Preferred Stock shall have the right to vote together with the holders of the common stock of the Surviving Corporation as a single class on any matter on which the holders of common stock of the Surviving Corporation are entitled to vote (with each holder of Golden Preferred Stock entitled to cast 30 votes per share of Golden Preferred Stock). Effective as of the Effective Time, if the Parties shall determine such an amendment to be necessary and appropriate, the certificate of incorporation of the Surviving Corporation and/or the Certificate of Designations shall be amended to incorporate any provisions required pursuant to the applicable provisions of the Certificate of Designations, including Section 9 thereof.
2.5   Organizational Documents of Labrador.
(a)   Subject to the receipt of the Labrador Stockholder Charter Approval prior to the Effective Time, Labrador shall take all necessary actions to cause the Labrador Charter Amendment to become effective at or immediately following the Effective Time, and Labrador’s restated certificate of incorporation, as amended by the Labrador Charter Amendment, shall be the certificate of incorporation of Labrador until thereafter amended in accordance with the provisions thereof and applicable Law.
(b)   Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge that the receipt of the Labrador Stockholder Charter Approval prior to the Effective Time is not a condition to any Party’s obligation to complete the Transactions.
(c)   At the Effective Time, the bylaws of Labrador, as amended by an amendment as set forth in Annex D (such amendment, the “Labrador Bylaw Amendment”), shall be the bylaws of Labrador until thereafter amended in accordance with the provisions thereof and applicable Law.
2.6   Directors and Officers of the Surviving Corporation.   The directors and officers of the Surviving Corporation immediately after the Effective Time shall be persons who are jointly selected by Golden and Labrador prior to the Effective Time. Such directors and officers shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
2.7   Directors and Officers of Labrador.
(a)   Prior to the Effective Time, Labrador shall take all actions as may be necessary to cause (i) the number of directors constituting the Labrador Board as of the Effective Time to be ten, and

(ii) the Labrador Board as of the Effective Time to be composed of (A) five persons who are current members of the Labrador Board (the “Designated Labrador Directors”) to be selected by the Labrador Board prior to the Effective Time, one of whom shall be Mr. Dan O. Dinges, and (B) five persons who are current members of the Golden Board to be selected by the Golden Board prior to the Effective Time, one of whom shall be Mr. Thomas E. Jorden (the “Designated Golden Directors”). From and after the Effective Time, each person designated as a director of Labrador shall serve as a director until such person’s successor shall be appointed or such person’s earlier death, resignation or removal in accordance with the Organizational Documents of Labrador.
(b)   At the Effective Time, Mr. Dan O. Dinges shall be appointed to serve as the Executive Chairman of the Labrador Board, Mr. Thomas E. Jorden shall be appointed to serve as the President and Chief Executive Officer of Labrador, Mr. Scott C. Schroeder shall be appointed to serve as the Executive Vice President and Chief Financial Officer of Labrador, Mr. Stephen P. Bell shall be appointed to serve as the Executive Vice President — Business Development of Labrador, Steven W. Lindeman shall be appointed to serve as the Senior Vice President — Production and Operations of Labrador, Mr. Francis B. Barron shall be appointed to serve as the Senior Vice President and General Counsel of Labrador, Mr. Christopher H. Clason shall be appointed to serve as the Senior Vice President and Chief Human Resources Officer of Labrador, Mr. Kevin Smith shall be appointed to serve as the Vice President and Chief Technology Officer of Labrador, an individual designated by Golden shall be appointed to serve as the Senior Vice President of Business Units of Labrador, and each such officer shall serve until such officer’s successor shall be appointed or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the Organizational Documents of Labrador. If, before the Effective Time, any such person is unable or unwilling to serve as an officer of Labrador, then a substitute officer shall be selected by mutual agreement of Labrador and Golden.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF GOLDEN
AND MERGER SUB; EXCHANGE
3.1   Effect of the Merger on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Labrador, Merger Sub, Golden, or any holder of any securities of Labrador, Merger Sub or Golden:
(a)   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.
(b)   Capital Stock of Golden.
(i)   Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of Golden (“Golden Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares, Converted Shares, or shares of Golden Common Stock subject to a Golden Restricted Share Award) (collectively, the “Eligible Shares”) shall be converted into the right to receive from Labrador that number of fully paid and nonassessable shares of Labrador Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 4.0146.
(ii)   All such Eligible Shares, when so converted pursuant to Section 3.1(b)(i), shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Golden Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Converted Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Labrador Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).

(iii)   Each share of Golden Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as of and following the Effective Time. Without any action on the part of the holders of the Golden Preferred Stock, all outstanding certificates which immediately prior to the Effective Time represented such shares of Golden Preferred Stock and book-entry shares which immediately prior to the Effective Time represented such shares of Golden Preferred Stock shall, from and after the Effective Time, continue to represent such shares of Golden Preferred Stock.
(iv)   All shares of Golden Common Stock held by Golden as treasury shares or by Labrador or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Golden Common Stock that is owned by any direct or indirect Subsidiary of Golden or Labrador (other than Merger Sub) (“Converted Shares”) shall automatically be converted into a number of fully paid and nonassessable shares of Labrador Common Stock equal to the Exchange Ratio (subject to adjustment in accordance with Section 3.1(c)).
(c)   Impact of Stock Splits, Etc.   Without limiting the parties’ respective obligations under Section 6.1 and Section 6.2, in the event of any change in (i) the number of Eligible Shares, or securities convertible or exchangeable into or exercisable for Eligible Shares or (ii) the number of shares of Labrador Common Stock, or securities convertible or exchangeable into or exercisable for shares of Labrador Common Stock (including options to purchase Labrador Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
3.2   Treatment of Equity Compensation Awards.
(a)   Golden Restricted Share Awards.
(i)   At the Effective Time, each outstanding award of shares of Golden Common Stock subject to vesting, repurchase or other lapse restriction granted pursuant to Golden’s Amended and Restated 2019 Equity Incentive Plan, as amended from time to time (the “Golden 2019 Incentive Plan”), 2014 Equity Incentive Plan, as amended from time to time, or any predecessor plan (collectively, the “Golden Equity Plans”) (a “Golden Restricted Share Award”) that was granted prior to the date hereof and/or that is held by a non-employee member of the Golden Board shall (A) if subject solely to time-based vesting, automatically become fully vested and be cancelled and converted into the right to receive the Merger Consideration with respect to such Golden Common Stock pursuant to Section 3.1 (less required withholdings as provided in Section 3.3(i)), and (B) if subject to performance-based vesting, become vested at the greater of the target level of performance and the level determined or certified by the Golden Board or the Compensation Committee of the Golden Board based on the results achieved during the applicable performance period, which period shall be deemed to end on the latest practicable date prior to the Effective Time, and be cancelled and converted into the right to receive the Merger Consideration with respect to each vested share of Golden Common Stock subject to such Golden Restricted Share Award (without interest and less applicable Tax withholding); provided that for each Golden Restricted Share Award subject to performance-based vesting that was granted in 2020, if the level of vesting determined in accordance with this Section 3.2(a)(i)(B) is greater than the target level, then each vested share of Golden Common Stock that is in excess of the target number of shares of Golden Common Stock subject to such Golden Restricted Share Award shall instead be converted into the right to receive the Cash Equivalent Merger Consideration. In addition, each holder of a Golden Restricted Share Award that is subject to performance-based vesting shall be entitled to receive a lump-sum cash payment equal to the accumulated and unpaid dividends credited with respect to such award as of immediately prior to the Effective Time. Payments of Merger Consideration,

Cash Equivalent Merger Consideration, and accumulated dividends pursuant to this Section 3.2(a)(i) shall be delivered as soon as reasonably practicable, and in no event later than five Business Days, following the Closing Date. Any fractional shares of Labrador Common Stock otherwise deliverable in respect of each Golden Restricted Share Award shall be rounded up to a whole share.
(ii)   At the Effective Time, each Golden Restricted Share Award that is not covered by Section 3.2(a)(i) shall be converted automatically into a restricted stock award in respect of Labrador Common Stock (an “Adjusted Restricted Share Award”) subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable to such Golden Restricted Share Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Labrador Common Stock equal to the product of (A) the number of shares of Golden Common Stock subject to such Golden Restricted Share Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares of Labrador Common Stock.
(b)   Golden DSU Awards.   At the Effective Time, each then outstanding deferred stock unit award granted pursuant to the Golden Equity Plans (a “Golden DSU Award”) shall automatically be cancelled and converted into the right to receive the Merger Consideration with respect to such Golden Common Stock pursuant to Section 3.1 (provided that any fractional shares otherwise deliverable in respect of each Golden DSU Award shall be rounded up to a whole share); provided, that, if any Golden DSU Award cannot be paid at the Effective Time without the application of a penalty under Section 409A of the Code, such Golden DSU Award shall instead be cancelled and converted automatically into a deferred stock unit award of shares of Labrador Common Stock (an “Adjusted DSU Award”) subject to the same terms and conditions as were applicable to such Golden DSU Award immediately prior to the Effective Time, and relating to the number of shares of Labrador Common Stock equal to the product of (A) the number of shares of Golden Common Stock subject to such Golden DSU Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares of Labrador Common Stock.
(c)   Golden Option Awards.   At the Effective Time, each then outstanding option to purchase Golden Common Stock granted pursuant to the Golden Equity Plans (a “Golden Option Award”) shall, to the extent unvested, automatically become fully vested and shall be converted automatically into an option (an “Adjusted Option Award”) to purchase, on the same terms and conditions as were applicable to such Golden Option Award immediately prior to the Effective Time, the number of shares of Labrador Common Stock (rounded down to the nearest whole number of shares of Labrador Common Stock) equal to the product of (i) the number of shares of Golden Common Stock subject to such Golden Option Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, which Adjusted Option Award shall have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Golden Common Stock of such Golden Option Award immediately prior to the Effective Time by (B) the Exchange Ratio.
(d)   Administration.   Prior to the Effective Time, the Golden Board or the Compensation Committee of the Golden Board shall adopt such resolutions as are required to effectuate the treatment of the Golden Restricted Share Awards, the Golden DSU Awards and the Golden Option Awards (collectively, the “Golden Equity Awards”) pursuant to the terms of this Section 3.2. Promptly following the Effective Time, Labrador shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Labrador Common Stock subject to the Adjusted Restricted Share Awards, the Adjusted DSU Awards and the Adjusted Option Awards, as required.
(e)   Assumption of the Golden 2019 Incentive Plan.   At the Effective Time, Labrador will assume the Golden 2019 Incentive Plan. Following the Effective Time, under such Golden 2019 Incentive Plan, Labrador will be entitled to grant equity or equity-based incentive awards with respect to Labrador Common Stock, to the extent permissible under applicable Law and NYSE listing rules, using the share reserves of such Golden 2019 Incentive Plan as of the Effective Time, except that: (i) shares covered by such awards will be shares of Labrador Common Stock; (ii) all references in such Golden 2019 Incentive Plan to a number of shares will be deemed amended to refer instead to that number of shares of Labrador Common Stock (rounded down to the nearest whole number of shares) as adjusted pursuant to the application of the Exchange Ratio; and (iii) the Labrador Board or a committee thereof will succeed to the authority and responsibility of the Golden Board or any applicable committee thereof with respect to the administration of the Golden 2019 Incentive Plan.
3.3   Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Effective Time, Labrador shall enter into, or cause Merger Sub to enter into, an agreement with Labrador’s or Golden’s transfer agent, or another firm reasonably acceptable to Golden and Labrador, to act as agent for the holders of Eligible Shares (the “Exchange Agent”) and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Labrador shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for distribution in accordance with this Article III through the Exchange Agent, a number of shares of Labrador Common Stock constituting at least the amount necessary to satisfy the payment of the Merger Consideration to the holders of Eligible Shares pursuant to this Article III. Labrador agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund to the holders of Eligible Shares (after taking into account all Eligible Shares then held by such holder). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Labrador Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Labrador or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement.
(b)   Payment Procedures.
(i)   Certificates.   As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Labrador shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration, which Letter of Transmittal and instructions shall be in a customary form and agreed to by Labrador and Golden prior to the Closing. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent or Labrador, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Labrador Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Labrador Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Golden Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Labrador Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(ii)   Non-DTC Book-Entry Shares.   As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Labrador shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Labrador Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Labrador Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Golden Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Labrador Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(iii)   DTC Book-Entry Shares.   With respect to Book-Entry Shares held through DTC, Labrador and Golden shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Labrador Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.
(iv)   No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.
(v)   With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)), to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Labrador that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)), shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Golden as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, payable in respect of such shares, cash in lieu of any fractional shares of Labrador Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)   Termination of Rights.   All Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)), paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Golden Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Golden Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Excluded Shares or Converted Shares), any cash in lieu of fractional shares of Labrador Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former stockholders of Golden on the 180th day after the Closing Date shall be delivered to Labrador, upon demand, and any former common stockholders of Golden who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Labrador Common

Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Labrador Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Labrador for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Corporation, Labrador, Merger Sub or the Exchange Agent shall be liable to any holder of Golden Common Stock for any amount of Merger Consideration, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration, in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Labrador, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen, or Destroyed Certificates.   If any Certificate (other than a Certificate evidencing Excluded Shares or Converted Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to the Surviving Corporation and the Exchange Agent) and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Golden Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Labrador Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).
(g)   Distributions with Respect to Unexchanged Shares of Labrador Common Stock.   No dividends or other distributions declared or made with respect to shares of Labrador Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Labrador Common Stock, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Labrador Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Labrador Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Labrador Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a subsequent payment date with respect to such whole shares of Labrador Common Stock. For purposes of dividends or other distributions in respect of shares of Labrador Common Stock, all whole shares of Labrador Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Labrador Common Stock, were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Labrador Common Stock.   No certificates or scrip or shares representing fractional shares of Labrador Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Labrador or a holder of shares of Labrador Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Labrador Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the aggregate net cash proceeds as determined below and (ii) a fraction, the numerator of which is such fractional part of a share of Labrador Common Stock, and the denominator is the number of shares of Labrador Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Golden Common Stock. As promptly as possible following the Effective Time, the Exchange Agent shall sell at then-prevailing prices on the NYSE such number of shares of Labrador Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Golden Common Stock, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares (and if the proceeds of such share sales by the Exchange Agent are insufficient for such purpose, then Labrador shall promptly deliver to the Exchange Agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares).
(i)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Labrador, Golden, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law. Labrador, Golden, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by Labrador, Golden, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
3.4   No Appraisal Rights.   In accordance with the DGCL, no appraisal rights shall be available with respect to the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GOLDEN
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Golden to Labrador and Merger Sub on or prior to the date of this Agreement (the “Golden Disclosure Letter”) and except as disclosed in the Golden SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on EDGAR since December 31, 2020 and at least two days prior to the date of this Agreement (without giving effect to any amendment to any such Golden SEC Document filed on or after the date that is two days prior to the date hereof) (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Golden represents and warrants to Labrador and Merger Sub as follows:
4.1   Organization, Standing and Power.   Each of Golden and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Golden’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Golden and its Subsidiaries, taken as a whole (a “Golden Material Adverse Effect”). Each of Golden and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Golden has heretofore made available to Labrador complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Golden that constitutes a “significant subsidiary” of Golden as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, each as amended prior to the execution of this Agreement and each Organizational Document, as made available to Labrador, is in full force and effect, and neither Golden nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

4.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Golden consists of (i) 200,000,000 shares of Golden Common Stock and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share (“Golden Preferred Stock” and, together with the Golden Common Stock, the “Golden Capital Stock”). At the close of business on May 21, 2021: (A) 102,825,296 shares of Golden Common Stock were issued and outstanding (including 2,622,567 shares subject to Golden Restricted Share Awards (assuming a target level of achievement under performance-based awards)) and 28,165 shares of Golden Preferred Stock were issued and outstanding; (B) in addition to the outstanding shares of Golden Common Stock subject to Golden Restricted Share Awards included in clause (A), 339,710 additional shares of Golden Common Stock were subject to issuance pursuant to performance-based Golden Restricted Share Awards if the applicable performance goals are achieved at the maximum level; (C) 0 shares of Golden Common Stock were treasury stock; (D) 524,177 shares of Golden Common Stock were reserved for issuance upon the exercise of outstanding Golden Option Awards; (E) 8,838 shares of Golden Common Stock were reserved for issuance upon the vesting of outstanding Golden DSU Awards; (F) 237,313 shares of Golden Common Stock were issuable upon conversion of issued and outstanding shares of Golden Preferred Stock; and (G) approximately 8,711,203 shares of Golden Common Stock remained available for issuance pursuant to the Golden Equity Plans.
(b)   All outstanding shares of Golden Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Golden Common Stock have been issued and granted in compliance in all material respects with applicable Law. As of the close of business on May 21, 2021, except as set forth in this Section 4.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Golden or any of its Subsidiaries any Golden Capital Stock or securities convertible into or exchangeable or exercisable for or valued by reference to shares of Golden Capital Stock (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Golden are owned by Golden, or a direct or indirect wholly owned Subsidiary of Golden, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for changes since May 21, 2021 resulting from (x) stock grants or other awards granted, repurchased or redeemed in accordance with Section 6.1(b)(ii), (y) the exercise of Golden Option Awards (and the issuance of shares thereunder) or vesting and settlement of Golden Equity Awards or (z) the conversion of shares of Golden Preferred Stock into shares of Golden Common Stock in accordance with the terms of the Certificate of Designations, in each case, outstanding as of such date, there are outstanding: (A) no shares of Golden Capital Stock, Voting Debt or other voting securities of Golden, (B) no securities of Golden or any Subsidiary of Golden convertible into or exchangeable or exercisable for or valued by reference to shares of Golden Capital Stock, Voting Debt or other voting securities of Golden and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Golden or any Subsidiary of Golden is a party or by which it is bound in any case obligating Golden or any Subsidiary of Golden to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Golden Capital Stock or any Voting Debt or other voting securities of Golden or any of its Subsidiaries, or obligating Golden or any Subsidiary of Golden to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement or obligating Labrador to issue additional shares of Labrador Common Stock at the Effective Time pursuant to the terms of this Agreement. There are no dividends or distributions that have been declared by Golden with respect to the Golden Common Stock that have not been paid by Golden. There are no stockholder agreements, voting trusts or other agreements to which Golden or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Golden or any of its Subsidiaries. No Subsidiary of Golden owns any shares of Golden Capital Stock.
(c)   Schedule 4.2(c) of the Golden Disclosure Letter sets forth a list of each Subsidiary of Golden that constitutes a “significant subsidiary” of Golden as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, including its outstanding equity interests and the owners thereof. As of the date of this Agreement, neither Golden nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2(c) of the Golden Disclosure Letter.
(d)   Except as set forth on the Golden Disclosure Letter, since the issuance date of the Golden Preferred Stock, (i) there has not been any adjustment to the Conversion Rate (as defined in the Certificate of Designations) pursuant to Section 9 of the Certificate of Designations or otherwise and (ii) Golden has paid all regular quarterly dividends payable through the date hereof in respect of the Golden Preferred Stock in accordance with the Certificate of Designations.
4.3   Authority; No Violations; Consents and Approvals.
(a)   Golden has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Golden and the consummation by Golden of the Transactions have been duly authorized by all necessary corporate action on the part of Golden, subject, only with respect to consummation of the Merger, to the Golden Stockholder Approval. This Agreement has been duly executed and delivered by Golden and, assuming the due and valid execution of this Agreement by Labrador and Merger Sub, constitutes a valid and binding obligation of Golden enforceable against Golden in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Golden Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Golden and holders of Golden Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the holders of Golden Common Stock vote in favor of the adoption of this Agreement (such recommendation described in this clause (iii), the “Golden Board Recommendation”). The Golden Stockholder Approval is the only vote of the holders of any class or series of the Golden Capital Stock necessary to adopt this Agreement and approve the Transactions.
(b)   Except as set forth on the Golden Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Golden (assuming that the Golden Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) or cancellation of, or default under, the creation or acceleration of any obligation or the loss or reduction of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Golden or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, Golden Permit, franchise or license to which Golden or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Golden Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Golden or any of its Subsidiaries or any of their respective properties or assets or (iv) result in the creation of any Encumbrance on any of the assets or property of Golden or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Except for this Agreement, Golden is not party to any contract, arrangement or other commitment that does, would or would reasonably be expected to entitle any Person to appoint one or more directors to the Golden Board.
4.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by Golden or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Golden or the consummation by Golden of the Transactions, except for: (a) the filing of a premerger notification report by Golden under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the stockholders of Golden to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Golden Stockholders Meeting”) and the Labrador Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
4.5   SEC Documents; Financial Statements.
(a)   Since December 31, 2019 (the “Applicable Date”), Golden has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, exhibits, schedules, statements and documents (and all amendments and supplements thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, exhibits, schedules, statements and documents, collectively, the “Golden SEC Documents”). As of their respective dates, each of the Golden SEC Documents, as amended or supplemented, complied, or if not yet filed or furnished, will comply as to form, in each case in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Golden SEC Documents. None of the Golden SEC Documents contained, when filed or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof: (i) neither Golden nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications; (ii) there are no outstanding or unresolved comments received by Golden from the SEC with respect to any of the Golden SEC Documents; and (iii) to the knowledge of Golden, none of the Golden SEC Documents is the subject of ongoing SEC review or investigation. None of Golden’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
(b)   The financial statements of Golden included (or incorporated by reference) in the Golden SEC Documents, including all notes and schedules thereto, complied, or, in the case of Golden SEC Documents filed after the date of this Agreement, will comply, in each case in all material respects, when filed or if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Golden SEC Documents filed after the date of this Agreement, will be, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments) the financial position of Golden and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Golden and its consolidated Subsidiaries for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments that are not material to any other adjustments described therein, including the notes thereto).
(c)   Golden has implemented and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) of the Exchange Act), which are effective in providing reasonable assurance that material information relating to Golden, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Golden by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed in any Golden SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Golden’s financial reporting and the preparation of Golden financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Golden or its Subsidiaries, (ii) is not, and since the Applicable Date there has not been, to the knowledge of Golden, any illegal act or fraud, whether or not material, that involves management or employees who have significant roles in internal control of Golden or its Subsidiaries and (iii) is not, and since the Applicable Date there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Golden (as defined in Rule 3b-7 under the Exchange Act) or director of Golden or any of its Subsidiaries.
(d)   Since the Applicable Date, none of Golden or any of its Subsidiaries or any of their directors, officers, nor, to the knowledge of Golden, their respective employees, auditors, accountants or other Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Golden or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Golden or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
4.6   Absence of Certain Changes or Events.
(a)   Since December 31, 2020, there has not been any Golden Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Golden Material Adverse Effect.
(b)   From March 31, 2021 through the date of this Agreement:
(i)   Golden and its Subsidiaries have conducted their business in the Ordinary Course in all material respects; and
(ii)   there has not been any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Golden or any of its Subsidiaries, including the Oil and Gas Properties of Golden and its Subsidiaries, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Golden Material Adverse Effect.
4.7   No Undisclosed Material Liabilities.   There are no known liabilities of Golden or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, other than: (a) liabilities adequately provided for on the balance sheet of Golden dated as of March 31, 2021 (including the notes thereto) contained in Golden’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2021; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix) and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Neither Golden nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Golden and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Golden or any of its Subsidiaries, in Golden’s consolidated financial statements or the Golden SEC Documents.
4.8   Information Supplied.   None of the information supplied or to be supplied by Golden for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Labrador pursuant to which shares of Labrador Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of Golden and to stockholders of Labrador and at the time of the Golden Stockholders Meeting and the Labrador Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.8, the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Golden with respect to statements made therein based on information supplied by Labrador, Merger Sub or any third parties specifically for inclusion or incorporation by reference therein.
4.9   Golden Permits; Compliance with Applicable Law.
(a)   Golden and its Subsidiaries hold and at all times since the Applicable Date have held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Golden Permits”), and have since the Applicable Date paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. All Golden Permits are in full force and effect and no suspension or cancellation of any of the Golden Permits is pending or, to the knowledge of Golden, Threatened, and Golden and its Subsidiaries are in compliance with the terms of the Golden Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(b)   The businesses of Golden and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. To the knowledge of Golden, no investigation or review by any Governmental Entity with respect to Golden or any of its Subsidiaries is pending or Threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
4.10   Compensation; Benefits.
(a)   True, correct and complete copies of each of the material Golden Plans (or, in the case of any Golden Plan not in writing, a written description of the material terms thereof) and related contracts, instruments or agreements, including administrative service agreements and group insurance contracts, trust documents, and most recently received Internal Revenue Service favorable determination letter or opinion letter, as applicable, have been furnished or made available to Labrador or its Representatives, along with the most recent report filed on Form 5500 and summary plan description and any summary of material modifications required under ERISA with respect to each Golden Plan, and all material non-routine correspondence to or from any Governmental Entity, including with respect to any audit of or proceeding involving such plan or alleged noncompliance of such plan with applicable Laws.
(b)   Each Golden Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(c)   There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Golden, Threatened against, Golden or any of its Subsidiaries, or any fiduciary of any of the Golden Plans, with respect to any Golden Plan, and there are no Proceedings by a Governmental Entity with respect to any of the Golden Plans, except for such actions, suits, claims or Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(d)   All material contributions required to be made by Golden to the Golden Plans pursuant to their terms have been timely made.
(e)   There are no material unfunded benefit obligations that have not been properly accrued for in Golden’s financial statements, and all material contributions or other amounts payable by Golden or any of its Subsidiaries with respect to each Golden Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.
(f)   Each ERISA Plan of Golden and its Subsidiaries that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of Golden, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Golden Plan. With respect to any ERISA Plan, neither Golden nor any of its Subsidiaries has engaged in a transaction in connection with which Golden or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax or penalty imposed pursuant to Section 4975 or 4976 of the Code in a material amount.
(g)   None of Golden or any member of its Aggregated Group contributes to or has ever had an obligation to contribute to, and no Golden Plan is, (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(h)   Except as required by applicable Law, no Golden Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Golden or any of its Subsidiaries has any obligation to provide such benefits.
(i)   Except as set forth on the Golden Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, (i) entitle any Golden Employee to severance pay or benefits or to any material increase in severance pay or benefits, (ii) accelerate the time of payment or vesting, or increase the amount of or the funding of any compensation or benefits due to any such Golden Employee, (iii) directly or indirectly cause Golden to transfer or set aside any material amount of assets to fund any material benefits under any Golden Plan, (iv) limit or restrict the right to materially amend, terminate or transfer the assets of any Golden Plan on or following the Effective Time or (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code.
(j)   Neither Golden nor any Subsidiary has any obligation to provide, and no Golden Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(k)   No Golden Plan is maintained outside the jurisdiction of the United States or covers any Golden Employees who reside or work outside of the United States.
4.11   Labor Matters.
(a)   From January 1, 2019 to the present, neither Golden nor any of its Subsidiaries has been a party to any collective bargaining agreement or other agreement with any labor union. As of the date of this Agreement, to the knowledge of Golden, there is no pending union representation petition involving employees of Golden or any of its Subsidiaries and there are no activities or Proceedings by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.
(b)   From January 1, 2019 to the present, there has been no unfair labor practice, charge or grievance arising out of any effort to organize employees of Golden or any of its Subsidiaries, a collective bargaining agreement, or other agreement with any labor union, nor has there been any other material labor-related grievance Proceeding against Golden or any of its Subsidiaries pending, or, to the knowledge of Golden, Threatened, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(c)   From January 1, 2019 to the present, there has been no employee strike, or labor-related dispute, slowdown, work stoppage or lockout, pending, or, to the knowledge of Golden, Threatened, against or involving Golden or any of its Subsidiaries, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(d)   Golden and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there have been and currently are no material Proceedings pending or, to the knowledge of Golden, Threatened against Golden or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Since January 1, 2019, neither Golden nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an audit, investigation, or any other Proceeding with respect to Golden or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(e)   Since January 1, 2016 to the present, (i) to the knowledge of Golden, no allegations of sexual harassment or sexual assault have been made against any current or former officer or director of Golden; and (ii) neither Golden nor any of its Affiliates have been in involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment, sexual assault, or sexual misconduct by any current or former officer or director of Golden.
(f)   Neither Golden nor any of its Affiliates have utilized or waived the employment tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.
4.12   Taxes.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect:
(i)   (A) all Tax Returns required to be filed (taking into account valid extensions of time for filing) by Golden or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate in all respects and (B) all Taxes (including any withholding Taxes) that are due and payable by Golden or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Golden SEC Documents) have been paid in full;
(ii)   there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Golden or any of its Subsidiaries;
(iii)   (A) there is no outstanding claim, assessment or deficiency against Golden or any of its Subsidiaries for any amount of Taxes that has been asserted or Threatened in writing by any Governmental Entity and (B) there are no disputes, audits, examinations, investigations or Proceedings pending or, to the knowledge of Golden, Threatened in writing regarding any Taxes or Tax Returns of Golden or any of its Subsidiaries;

(iv)   (A) neither Golden nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (I) an agreement or arrangement solely between or among Golden or any of its Subsidiaries, or (II) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) and (B) neither Golden nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Golden or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Golden or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor;
(v)   in the past six years, no written claim has been made by any Taxing Authority in a jurisdiction where Golden or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax, or required to file Tax Returns, in such jurisdiction;
(vi)   there are no Encumbrances for Taxes on any of the assets of Golden or any of its Subsidiaries, except for Permitted Encumbrances; and
(vii)   neither Golden nor any of its Subsidiaries has participated in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state or local Law).
(b)   Neither Golden nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(c)   Neither Golden nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.13   Litigation.   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Golden, Threatened against Golden or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Golden or any of its Subsidiaries.
4.14   Intellectual Property.
(a)   Golden and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Golden and its Subsidiaries as presently conducted (collectively, the “Golden Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. To the knowledge of Golden, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all of the registrations, issuances and applications included in the Golden Intellectual Property are in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses due as of the Closing Date have been made.
(b)   To the knowledge of Golden, the operation of the business of each of Golden and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Neither Golden nor any of its Subsidiaries has received any written claim or notice during the three-year period prior to the date of this Agreement that Golden or any of its Subsidiaries have infringed upon, misappropriated or otherwise violated the Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(c)   Golden and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of Golden and its

Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, the IT Assets owned, used, or held for use by Golden or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Golden and its Subsidiaries; and (ii) to the knowledge of Golden, as of the date hereof, are free from any malicious code.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect (i) Golden and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Golden or its Subsidiaries during the three-year period prior to the date of this Agreement; and (ii) to the knowledge of Golden, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Golden or its Subsidiaries.
4.15   Real Property.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any Oil and Gas Properties owned or held by Golden or its Subsidiaries, (a) Golden and its Subsidiaries have good, valid and defensible title to all material real property owned by Golden or any of its Subsidiaries (collectively, the “Golden Material Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangements) by Golden or any Subsidiary of Golden (collectively, including the improvements, fixtures and structures located thereon, the “Golden Material Leased Real Property” and, together with the Golden Material Owned Real Property, the “Golden Material Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Golden or any Subsidiary of Golden is the landlord, sublandlord, licensor, tenant, subtenant, licensee or occupant with respect to the Golden Material Leased Real Property (each, a “Golden Material Real Property Lease”) to the knowledge of Golden is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Golden nor any of its Subsidiaries, or to the knowledge of Golden, any other party thereto, has received written notice of any violation, breach or default under any Golden Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Golden, Threatened, condemnation or eminent domain Proceedings that affect any Oil and Gas Properties owned or held by Golden or any of its Subsidiaries or any Golden Material Real Property. Except for such arrangements solely between or among Golden and its Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other Person to purchase any Golden Material Owned Real Property or any portion thereof or interest therein (excluding for the avoidance of doubt, any such options or rights relating to or arising out of the Oil and Gas Properties and Rights-of-Way owned or held by Golden or any of its Subsidiaries) that have had or would reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. The Golden Material Real Property and all other real property leased and owned by Golden and its Subsidiaries constitutes all of the real estate (other than, for the avoidance of doubt, the Oil and Gas Properties and Rights-of-Way owned or held by Golden or any of its Subsidiaries) used in and necessary for the operation of the respective businesses of Golden and its Subsidiaries.
4.16   Rights-of-Way.   Each of Golden and its Subsidiaries has such Consents, easements, rights-of-way, fee assets, permits, servitudes and licenses (including rights to use the surface or subsurface under an Oil and Gas Lease) from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. All pipelines operated by Golden and any of its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by Golden or its Subsidiaries, and there are no gaps (including any gap arising as a result of any violation, breach or default by Golden or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, no Right-of-Way contains a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Right-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).
4.17   Oil and Gas Matters.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date of the reserve reports prepared by Golden, for which DeGolyer and MacNaughton (the “Golden Independent Petroleum Engineers”) performed an independent evaluation relating to the Golden interests referred to therein as of December 31, 2020 (the “Golden Reserve Reports”) or (ii) reflected in the Golden Reserve Reports or in the Golden SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), Golden and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Golden Reserve Reports and in each case as attributable to interests owned by Golden and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Golden’s or one or more of its Subsidiaries’, as applicable, record or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Golden (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Golden Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Golden (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Golden Reserve Reports for such Oil and Gas Properties (other than any increases in such percentage that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of Golden and its Subsidiaries to the Golden Independent Petroleum Engineers relating to the Golden interests referred to in the Golden Reserve Reports, that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Golden and its Subsidiaries in connection with the preparation of the Golden Reserve Reports was, as of the time provided, accurate in all material respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, the oil and gas reserve estimates of Golden set forth in the Golden Reserve Reports are derived from reports that have been prepared by Golden, for which the Golden Independent Petroleum Engineers performed an independent evaluation relating to the Golden interests referred to in the Golden Reserve Report, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Golden at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Golden Reserve Reports that has had or would reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by Golden or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Golden or any of its Subsidiaries have been timely and properly paid and (iii) none of Golden or any of its Subsidiaries (and, to Golden’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Golden or any of its Subsidiaries.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Golden and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Golden, any of its Subsidiaries, any third-party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Golden nor any of its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, deliveries required to resolve imbalances and similar arrangements established in the Oil and Gas Leases owned or held by Golden or its Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(e)   All of the Wells and all water, CO2, injection or other wells (i) located on the Oil and Gas Properties of Golden and its Subsidiaries or on the Units included in the Oil and Gas Properties owned or held by Golden or its Subsidiaries or (ii) otherwise associated with an Oil and Gas Property of Golden or its Subsidiaries, have in each case been drilled, completed and operated within the limits permitted by the applicable contracts and Oil and Gas Leases entered into by Golden or any of its Subsidiaries (or their respective predecessor in interest) related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(f)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, none of the material Oil and Gas Properties of Golden or its Subsidiaries is subject to any preferential purchase, Consent or similar right that would become operative as a result of the Transactions.
(g)   All Oil and Gas Properties operated by Golden and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices, except where the failure to so operate has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
4.18   Environmental Matters.   Except as disclosed on the Golden Disclosure Letter and for those matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect:
(a)   Golden and its Subsidiaries and their respective operations and assets are and during the relevant statute of limitations period have been in compliance with Environmental Laws;
(b)   Golden and its Subsidiaries have obtained and are and for the three years prior to the date of this Agreement have been in compliance with all Permits required for the operations of Golden and its Subsidiaries under applicable Environmental Laws (“Environmental Permits”), and all Environmental Permits are valid and in good standing;
(c)   Golden and its Subsidiaries are not subject to any pending or, to Golden’s knowledge, Threatened Proceedings under Environmental Laws;

(d)   to Golden’s knowledge, (i) there have been no Releases or Threatened Releases of Hazardous Materials at any property currently or formerly owned, operated, leased or otherwise used by Golden or any of its Subsidiaries, and (ii) neither Golden nor any of its Subsidiaries have treated, stored, disposed of (including by granting any license or abandonment) or arranged for the disposal of, transported, handled, manufactured, or exposed any Person to, any Hazardous Materials in violation of Environmental Laws, which in the case of clause (i) or (ii), that has resulted or would be reasonably likely to result in liability to Golden or any of its Subsidiaries (or any predecessor thereof) under Environmental Law;
(e)   Golden and its Subsidiaries are not subject to any outstanding orders, suits, demands, claims, liens or Proceedings by any Governmental Entity or any Person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release or Threatened Release of, or exposure to, a Hazardous Material (“Environmental Claims”) and, to the knowledge of Golden, no such Environmental Claims are Threatened. As of the date of this Agreement, neither Golden nor any of its Subsidiaries has received any written notice or communication from any Person asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, leased or otherwise used by Golden, or at or from any offsite location where Hazardous Materials from Golden’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling;
(f)   as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three years by or on behalf of, or that are in the possession of, Golden or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Labrador prior to the date hereof; and
(g)   Golden and its Subsidiaries have not assumed, undertaken, become subject to or provided an indemnity with respect to any liability of any other Person relating to any Environmental Law or Hazardous Materials.
The representations and warranties in this Section 4.18 constitute Golden’s sole and exclusive representations and warranties with respect to environmental matters, including representations and warranties with respect to Environmental Permits, Environmental Claims and compliance with or violation of Environmental Laws.
4.19   Material Contracts.
(a)   Schedule 4.19(a) of the Golden Disclosure Letter, together with the lists of exhibits contained in the Golden SEC Documents, sets forth a true and complete list (but excluding any Golden Plan), as of the date of this Agreement, of:
(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(ii)   each agreement or Organizational Document of Golden or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of the Surviving Corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), make loans or advances to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), or transfer any of its properties or assets to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries);
(iii)   each agreement under which Golden or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000; and
(iv)   each contract for any Golden Related Party Transaction.

(b)   Collectively, the contracts set forth in Section 4.19(a) are herein referred to as the “Golden Contracts.” A complete and correct copy of each of the Golden Contracts has been made available to Labrador. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, each Golden Contract is legal, valid, binding and enforceable in accordance with its terms on Golden and each of its Subsidiaries that is a party thereto and, to the knowledge of Golden, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, neither Golden nor any of its Subsidiaries is in breach or default under any Golden Contract nor, to the knowledge of Golden, is any other party to any such Golden Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Golden or its Subsidiaries, or, to the knowledge of Golden, any other party thereto. As of the date hereof, there are no disputes pending or, to the knowledge of Golden, Threatened with respect to any Golden Contract and neither Golden nor any of its Subsidiaries has received any written notice of the intention of any other party to any Golden Contract to terminate for default, convenience or otherwise any Golden Contract, nor to the knowledge of Golden, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
4.20   Derivative Transactions.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all Derivative Transactions entered into by Golden or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, Golden and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
(c)   The Golden SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Golden and its Subsidiaries, including Hydrocarbon and financial positions under Derivative Transactions of Golden attributable to the production and marketing of Golden and its Subsidiaries, as of the dates reflected therein.
4.21   Insurance.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, each of the material insurance policies held by Golden or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Golden Insurance Policies”) is in full force and effect on the date of this Agreement. The Material Golden Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Golden and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all premiums payable under the Material Golden Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Golden nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Golden Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Golden Insurance Policy. As of the date hereof Golden does not have any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $10,000,000 in the aggregate.
4.22   Opinion of Financial Advisor.   The Golden Board has received the oral opinion of Tudor Pickering Holt & Co Advisors LP dated as of the date of this Agreement, addressed to the Golden Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinion, the Merger Consideration to be paid to the holders of outstanding shares of Golden Common Stock pursuant to this Agreement is fair, from a financial point of view, to such stockholders. A copy of such opinion will be provided (on a confidential basis and solely for informational purposes) by Golden to Labrador promptly following the execution of this Agreement (it being agreed that such opinions are for the benefit of the Golden Board and may not be relied upon by Labrador or Merger Sub or any other Person).
4.23   Brokers.   Except for the fees and expenses payable to Tudor Pickering Holt & Co Advisors LP, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Golden.
4.24   Related Party Transactions.   Schedule 4.24 of the Golden Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement (excluding, for the avoidance of doubt, compensation under employment agreements or pursuant to a Golden Equity Plan) involving in excess of $120,000 under which any (a) present or former executive officer or director of Golden or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Golden or any of its Subsidiaries whose status as a 5% holder is known to Golden as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of Golden) is a party to any actual or proposed loan, lease or other contract with or binding upon Golden or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Golden or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Golden or any of its Subsidiaries (each of the foregoing, a “Golden Related Party Transaction”).
4.25   Regulatory Matters.
(a)   Neither Golden nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.
(b)   All natural gas pipeline systems and related facilities constituting Golden’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.
4.26   Takeover Laws.   Assuming the accuracy of the representations and warranties set forth in Section 5.26, the approval of the Golden Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in Golden’s Organizational Documents that is applicable to Golden, the shares of Golden Common Stock or the Transactions.
4.27   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither Golden nor any other Person makes any express or implied representation or warranty with respect to Golden or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Golden hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Golden nor any other Person makes or has made any representation or warranty to Labrador, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Golden or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Golden in this Article IV, any oral or written information presented to Labrador or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Golden, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit Labrador’s or Merger Sub’s remedies with respect to fraud arising from or relating to the express representations and warranties made by Golden in this Article IV.
(b)   Notwithstanding anything contained in this Agreement to the contrary, Golden acknowledges and agrees that none of Labrador, Merger Sub or any other Person has made or is making any representations or warranties relating to Labrador or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Labrador and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Labrador furnished or made available to Golden or any of its Representatives and that Golden has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Golden acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Golden or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LABRADOR AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Labrador and Merger Sub to Golden on or prior to the date of this Agreement (the “Labrador Disclosure Letter”) and except as disclosed in the Labrador SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on EDGAR since December 31, 2020 and at least two days prior to the date of this Agreement (without giving effect to any amendment to any such Labrador SEC Document filed on or after the date that is two days prior to the date hereof) (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Labrador and Merger Sub jointly and severally represent and warrant to Golden as follows:
5.1   Organization, Standing and Power.   Each of Labrador and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Labrador’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Labrador and its Subsidiaries, taken as a whole (a “Labrador Material Adverse Effect”). Each of Labrador and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Labrador has heretofore made available to Golden complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Labrador that constitutes a “significant subsidiary” of Labrador as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, each as amended prior to the execution of this Agreement and each Organizational Document, as made available to Golden, is in full force and effect, and neither Labrador nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Labrador consists of (i) 960,000,000 shares of Labrador Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share (“Labrador Preferred Stock” and, together with the Labrador Common Stock, the “Labrador Capital Stock”). At the close of business on May 21, 2021: (A) 399,664,181 shares of Labrador Common Stock were issued and outstanding and no shares of Labrador Preferred Stock were issued and outstanding; (B) 4,935,474 shares of Labrador Common Stock (assuming a maximum level of achievement under performance-based awards) were reserved for issuance pursuant to outstanding restricted stock awards and performance share awards granted pursuant to Labrador’s 2014 Incentive Plan, as amended from time to time, and any predecessor plan (collectively, the “Labrador Equity Plans”); (C) 565,186 shares of Labrador Common Stock were reserved for issuance upon the vesting of outstanding Labrador restricted stock units issued pursuant to the Labrador Equity Plans; and (D) approximately 9,045,000 shares of Labrador Common Stock remained available for issuance pursuant to the Labrador Equity Plans.
(b)   All outstanding shares of Labrador Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Labrador Common Stock have been issued and granted in compliance in all material respects with applicable Law. The Labrador Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. The Labrador Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with applicable Law. As of the close of business on May 21, 2021, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Labrador or any of its Subsidiaries any Labrador Capital Stock or securities convertible into or exchangeable or exercisable for or valued by reference to shares of Labrador Capital Stock (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Labrador are owned by Labrador, or a direct or indirect wholly owned Subsidiary of Labrador, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since May 21, 2021 resulting from (x) stock grants or other awards granted, repurchased or redeemed in accordance with Section 6.2(b)(ii) or (y) the exercise of stock options (and the issuance of shares thereunder) or the vesting and settlement of equity awards, in each case outstanding as of such date, there are outstanding: (A) no shares of Labrador Capital Stock, Voting Debt or other voting securities of Labrador; (B) no securities of Labrador or any Subsidiary of Labrador convertible into or exchangeable or exercisable for or valued by reference to shares of Labrador Capital Stock, Voting Debt or other voting securities of Labrador; and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Labrador or any Subsidiary of Labrador is a party or by which it is bound in any case obligating Labrador or any Subsidiary of Labrador to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Labrador Capital Stock or any Voting Debt or other voting securities of Labrador, or obligating Labrador or any Subsidiary of Labrador to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are no dividends or distributions that have been declared by Labrador with respect to the Labrador Common Stock that have not been paid by Labrador. There are no stockholder agreements, voting trusts or other agreements to which Labrador or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Labrador or any of its Subsidiaries. No Subsidiary of Labrador owns any shares of Labrador Capital Stock. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Labrador.
(c)   Schedule 5.2(c) of the Labrador Disclosure Letter sets forth a list of each Subsidiary of Labrador that constitutes a “significant subsidiary” of Labrador as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, including its outstanding equity interests and the owners thereof. As of the date of this Agreement, neither Labrador nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(c) of the Labrador Disclosure Letter.
5.3   Authority; No Violations; Consents and Approvals.
(a)   Each of Labrador and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Labrador and Merger Sub and the consummation by Labrador and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Labrador (subject to obtaining the Labrador Stockholder Approval) and (subject only to the approval of this Agreement by Labrador as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement) Merger Sub. This Agreement has been duly executed and delivered by each of Labrador and Merger Sub, and, assuming the due and valid execution of this Agreement by Golden, constitutes a valid and binding obligation of each of Labrador and Merger Sub enforceable against Labrador and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Labrador Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Labrador Stock Issuance and the Labrador Charter Amendment, are in the best interests of Labrador and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Labrador Stock Issuance and the Labrador Charter Amendment, (iii) resolved to recommend that the holders of Labrador Common Stock approve each of the Labrador Stock Issuance and the Labrador Charter Amendment (such recommendation described in this clause (iii), the “Labrador Board Recommendation”), and (iv) adopted resolutions amending the bylaws of Labrador in the manner previously disclosed to Golden. The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the Transactions are in the best interests of Merger Sub and its sole stockholder, (B) approved the form, terms and provisions of this Agreement and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend that its sole stockholder adopt this Agreement and the Transactions. Labrador, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Labrador Stockholder Approval is the only vote of the holders of any class or series of the Labrador Capital Stock necessary to approve the Labrador Stock Issuance or the Labrador Charter Amendment.
(b)   Except as set forth on the Labrador Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Labrador (assuming that the Labrador Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) or cancellation of, or default under, the creation or acceleration of any obligation or the loss or reduction of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Labrador or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, Labrador Permit, franchise or license to which Labrador or any of its Subsidiaries is a party or by which Labrador, Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Labrador Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Labrador or any of its Subsidiaries or any of their respective properties or assets, or (iv) result in the creation of any Encumbrance on any of the assets or property of Labrador or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Except for this Agreement, Labrador is not party to any contract, arrangement or other commitment that does, would or would reasonably be expected to entitle any Person to appoint one or more directors to the Labrador Board.
5.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by Labrador or any of its Subsidiaries in connection with the execution, delivery and performance of this

Agreement by Labrador and Merger Sub or the consummation by Labrador and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Labrador under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
5.5   SEC Documents; Financial Statements.
(a)   Since the Applicable Date, Labrador has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, exhibits, schedules, statements and documents (and all amendments and supplements thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, exhibits, schedules, statements and documents, collectively, the “Labrador SEC Documents”). As of their respective dates, each of the Labrador SEC Documents, as amended or supplemented, complied, or if not yet filed or furnished, will comply as to form, in each case in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Labrador SEC Documents. None of the Labrador SEC Documents contained, when filed or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof: (i) neither Labrador nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications; (ii) there are no outstanding or unresolved comments received by Labrador from the SEC with respect to any of the Labrador SEC Documents; and (iii) to the knowledge of Labrador, none of the Labrador SEC Documents is the subject of ongoing SEC review or investigation. None of Labrador’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
(b)   The financial statements of Labrador included (or incorporated by reference) in the Labrador SEC Documents, including all notes and schedules thereto, complied, or, in the case of Labrador SEC Documents filed after the date of this Agreement, will comply, in each case in all material respects, when filed or if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Labrador SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments) the financial position of Labrador and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Labrador and its consolidated Subsidiaries, for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments that are not material to any other adjustments described therein, including the notes thereto).
(c)   Labrador has implemented and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) of the Exchange Act), which are effective in providing reasonable assurance that material information relating to Labrador, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Labrador by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed in any Labrador SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Labrador’s financial reporting and the preparation of Labrador financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Labrador or its Subsidiaries, (ii) is not, and since the Applicable Date there has not been, to the knowledge of Labrador, any illegal act or fraud, whether or not material, that involves management or employees who have significant roles in internal control of Labrador or its Subsidiaries and (iii) is not, and since the Applicable Date there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Labrador (as defined in Rule 3b-7 under the Exchange Act) or director of Labrador or any of its Subsidiaries.
(d)   Since the Applicable Date, none of Labrador or any of its Subsidiaries or any of their directors, officers, nor, to the knowledge of Labrador, their respective employees, auditors, accountants or other Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Labrador or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Labrador or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
5.6   Absence of Certain Changes or Events.
(a)   Since December 31, 2020, there has not been any Labrador Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Labrador Material Adverse Effect.
(b)   From March 31, 2021 through the date of this Agreement:
(i)   Labrador and its Subsidiaries have conducted their business in the Ordinary Course in all material respects; and
(ii)   there has not been any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Labrador or any of its Subsidiaries, including the Oil and Gas Properties of Labrador and its Subsidiaries, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Labrador Material Adverse Effect.
5.7   No Undisclosed Material Liabilities.   There are no known liabilities of Labrador or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, other than: (a) liabilities adequately provided for on the balance sheet of Labrador dated as of March 31, 2021 (including the notes thereto) contained in Labrador’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2021; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix) and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Neither Labrador nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Labrador and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Labrador or any of its Subsidiaries, in Labrador’s consolidated financial statements or the Labrador SEC Documents.
5.8   Information Supplied.   None of the information supplied or to be supplied by Labrador for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of Golden and to stockholders of Labrador and at the time of the Golden Stockholders Meeting and the Labrador Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Labrador with respect to statements made therein based on information supplied by Golden or any third parties specifically for inclusion or incorporation by reference therein.
5.9   Labrador Permits; Compliance with Applicable Law.
(a)   Labrador and its Subsidiaries hold and at all times since the Applicable Date have held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Labrador Permits”), and have since the Applicable Date paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. All Labrador Permits are in full force and effect and no suspension or cancellation of any of the Labrador Permits is pending or, to the knowledge of Labrador, Threatened, and Labrador and its Subsidiaries are in compliance with the terms of the Labrador Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(b)   The businesses of Labrador and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. To the knowledge of Labrador no investigation or review by any Governmental Entity with respect to Labrador or any of its Subsidiaries is pending or Threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
5.10   Compensation; Benefits.
(a)   True, correct and complete copies of each of the material Labrador Plans (or, in the case of any Labrador Plan not in writing, a written description of the material terms thereof) and related contracts, instruments or agreements, including administrative service agreements and group insurance contracts, trust documents, and most recently received Internal Revenue Service favorable determination letter or opinion letter, as applicable, have been furnished or made available to Golden or its Representatives, along with the most recent report filed on Form 5500 and summary plan description and any summary of material modifications required under ERISA with respect to each Labrador Plan, and all material non-routine correspondence to or from any Governmental Entity, including with respect to any audit of or proceeding involving such plan or alleged noncompliance of such plan with applicable Laws.
(b)   Each Labrador Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(c)   There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Labrador, Threatened against, Labrador or any of its Subsidiaries, or any fiduciary of any of the Labrador Plans, with respect to any Labrador Plan, and there are no Proceedings by a Governmental Entity with respect to any of the Labrador Plans, except for such actions, suits, claims or Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(d)   All material contributions required to be made by Labrador to the Labrador Plans pursuant to their terms have been timely made.

(e)   There are no material unfunded benefit obligations that have not been properly accrued for in Labrador’s financial statements, and all material contributions or other amounts payable by Labrador or any of its Subsidiaries with respect to each Labrador Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.
(f)   Each ERISA Plan of Labrador and its Subsidiaries that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of Labrador, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Labrador Plan. With respect to any ERISA Plan, neither Labrador nor any of its Subsidiaries has engaged in a transaction in connection with which Labrador or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax or penalty imposed pursuant to Section 4975 or 4976 of the Code in a material amount.
(g)   None of Labrador or any member of its Aggregated Group contributes to or has ever had an obligation to contribute to, and no Labrador Plan is, (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(h)   Except as required by applicable Law, no Labrador Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Labrador or any of its Subsidiaries has any obligation to provide such benefits.
(i)   Except as set forth on the Labrador Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, (i) entitle any Labrador Employee to severance pay or benefits or to any material increase in severance pay or benefits, (ii) accelerate the time of payment or vesting, or increase the amount of or the funding of any compensation or benefits due to any such Labrador Employee, (iii) directly or indirectly cause Labrador to transfer or set aside any material amount of assets to fund any material benefits under any Labrador Plan, (iv) limit or restrict the right to materially amend, terminate or transfer the assets of any Labrador Plan on or following the Effective Time or (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code.
(j)   Neither Labrador nor any Subsidiary has any obligation to provide, and no Labrador Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(k)   No Labrador Plan is maintained outside the jurisdiction of the United States or covers any Labrador Employees who reside or work outside of the United States.
5.11   Labor Matters.
(a)   From January 1, 2019 to the present, neither Labrador nor any of its Subsidiaries has been a party to any collective bargaining agreement or other agreement with any labor union. As of the date of this Agreement, to the knowledge of Labrador, there is no pending union representation petition involving employees of Labrador or any of its Subsidiaries and there are no activities or Proceedings by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.
(b)   From January 1, 2019 to the present, there has been no unfair labor practice, charge or grievance arising out of any effort to organize employees of Labrador or any of its Subsidiaries, a collective bargaining agreement, or other agreement with any labor union, nor has there been any other material labor-related grievance Proceeding against Labrador or any of its Subsidiaries pending, or, to the knowledge of Labrador, Threatened, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(c)   From January 1, 2019 to the present, there has been no employee strike, or labor-related dispute, slowdown, work stoppage or lockout, pending, or, to the knowledge of Labrador, Threatened, against or involving Labrador or any of its Subsidiaries, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(d)   Labrador and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there have been and currently are no material Proceedings pending or, to the knowledge of Labrador, Threatened against Labrador or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Since January 1, 2019, neither Labrador nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an audit, investigation, or any other Proceeding with respect to Labrador or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(e)   Since January 1, 2016 to the present, (i) to the knowledge of Labrador, no allegations of sexual harassment or sexual assault have been made against any current or former officer or director of Labrador; and (ii) neither Labrador nor any of its Affiliates have been in involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment, sexual assault, or sexual misconduct by any current or former officer or director of Labrador.
(f)   Neither Labrador nor any of its Affiliates have utilized or waived the employment tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.
5.12   Taxes.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect:
(i)   (A) all Tax Returns required to be filed (taking into account valid extensions of time for filing) by Labrador or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate in all respects and (B) all Taxes (including any withholding Taxes) that are due and payable by Labrador or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Labrador SEC Documents) have been paid in full;
(ii)   there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Labrador or any of its Subsidiaries;
(iii)   (A) there is no outstanding claim, assessment or deficiency against Labrador or any of its Subsidiaries for any amount of Taxes that has been asserted or Threatened in writing by any Governmental Entity and (B) there are no disputes, audits, examinations, investigations or Proceedings pending or, to the knowledge of Labrador, Threatened in writing regarding any Taxes or Tax Returns of Labrador or any of its Subsidiaries;
(iv)   (A) neither Labrador nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt, (I) an agreement or arrangement solely between or among Labrador or any of its Subsidiaries, or (II) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) and (B) neither Labrador nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Labrador or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Labrador or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor;
(v)   in the past six years, no written claim has been made by any Taxing Authority in a jurisdiction where Labrador or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax, or required to file Tax Returns, in such jurisdiction;
(vi)   there are no Encumbrances for Taxes on any of the assets of Labrador or any of its Subsidiaries, except for Permitted Encumbrances; and
(vii)   neither Labrador nor any of its Subsidiaries has participated in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state or local Law).
(b)   Neither Labrador nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(c)   Neither Labrador nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.13   Litigation.   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Labrador, Threatened against Labrador any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Labrador or any of its Subsidiaries.
5.14   Intellectual Property.
(a)   Labrador and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Labrador and its Subsidiaries as presently conducted (collectively, the “Labrador Intellectual Property”) free and clear of all Encumbrances, except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. To the knowledge of Labrador, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all of the registrations, issuances and applications included in the Labrador Intellectual Property are in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses due as of the Closing Date have been made.
(b)   To the knowledge of Labrador, the operation of the business of each of Labrador and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Neither Labrador nor any of its Subsidiaries has received any written claim or notice during the three-year period prior to the date of this Agreement that Labrador or any of its Subsidiaries have infringed upon, misappropriated or otherwise violated the Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(c)   Labrador and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of Labrador and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, the IT Assets owned, used, or held for use by Labrador or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Labrador and its Subsidiaries; and (ii) to the knowledge of Labrador, as of the date hereof, are free from any malicious code.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect (i) Labrador and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Labrador or its Subsidiaries during the three-year period prior to the date of this Agreement; and (ii) to the knowledge of Labrador, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Labrador or its Subsidiaries.
5.15   Real Property.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any Oil and Gas Properties owned or held by Labrador or its Subsidiaries, (a) Labrador and its Subsidiaries have good, valid and defensible title to all material real property owned by Labrador or any of its Subsidiaries (collectively, the “Labrador Material Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangements) by Labrador or any Subsidiary of Labrador (collectively, including the improvements, fixtures and structures located thereon, the “Labrador Material Leased Real Property” and, together with the Labrador Material Owned Real Property, the “Labrador Material Real Property”), free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Labrador or any Subsidiary of Labrador is the landlord, sublandlord, licensor, tenant, subtenant, licensee or occupant with respect to the Labrador Material Leased Real Property (each, a “Labrador Material Real Property Lease”) to the knowledge of Labrador is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Labrador nor any of its Subsidiaries, or to the knowledge of Labrador, any other party thereto, has received written notice of any violation, breach or default under any Labrador Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Labrador, Threatened, condemnation or eminent domain Proceedings that affect any Oil and Gas Properties owned or held by Labrador or any of its Subsidiaries or any Labrador Material Real Property. Except for such arrangements solely between or among Labrador and its Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other Person to purchase any Labrador Material Owned Real Property or any portion thereof or interest therein (excluding for the avoidance of doubt, any such options or rights relating to or arising out of the Oil and Gas Properties and Rights-of-Way owned or held by Labrador or any of its Subsidiaries) that have had or would reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. The Labrador Material Real Property and all other real property leased and owned by Labrador and its Subsidiaries constitutes all of the real estate (other than, for the avoidance of doubt, the Oil and Gas Properties and Rights-of-Way owned or held by Labrador or any of its Subsidiaries) used in and necessary for the operation of the respective businesses of Labrador and its Subsidiaries.
5.16   Rights-of-Way.   Each of Labrador and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. All pipelines operated by Labrador and any of its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by Labrador or its Subsidiaries, and there are no gaps (including any gap arising as a result of any violation, breach or default by Labrador or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse

Effect, no Right-of-Way contains a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Right-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).
5.17   Oil and Gas Matters.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date of the reserve reports prepared by Labrador, for which Miller & Lents, Ltd. (the “Labrador Independent Petroleum Engineers”) performed an independent evaluation relating to the Labrador interests referred to therein as of December 31, 2020 (the “Labrador Reserve Reports”) or (ii) reflected in the Labrador Reserve Reports or in the Labrador SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.2(b)(v)), Labrador and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Labrador Reserve Reports and in each case as attributable to interests owned by Labrador and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Labrador’s or one or more of its Subsidiaries’, as applicable, record or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Labrador (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Labrador Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Labrador (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Labrador Reserve Reports for such Oil and Gas Properties (other than any increases in such percentage that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of Labrador and its Subsidiaries to the Labrador Independent Petroleum Engineers relating to the Labrador interests referred to in the Labrador Reserve Reports, that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Labrador and its Subsidiaries in connection with the preparation of the Labrador Reserve Reports was, as of the time provided, accurate in all material respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, the oil and gas reserve estimates of Labrador set forth in the Labrador Reserve Reports are derived from reports that have been prepared by the Labrador Independent Petroleum Engineers as set forth therein, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Labrador at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Labrador Reserve Reports that has had or would reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by Labrador or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Labrador or any of its Subsidiaries have been timely and properly paid and (iii) none of Labrador or any of its Subsidiaries (and, to Labrador’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Labrador or any of its Subsidiaries.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Labrador and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Labrador, any of its Subsidiaries, any third-party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Labrador nor any of its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, deliveries required to resolve imbalances and similar arrangements established in the Oil and Gas Leases owned or held by Labrador or its Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(e)   All of the Wells and all water, CO2, injection or other wells (i) located on the Oil and Gas Properties of Labrador and its Subsidiaries or on the Units included in the Oil and Gas Properties owned or held by Labrador or its Subsidiaries or (ii) otherwise associated with an Oil and Gas Property of Labrador or its Subsidiaries, have in each case been drilled, completed and operated within the limits permitted by the applicable contracts and Oil and Gas Leases entered into by Labrador or any of its Subsidiaries (or their respective predecessor in interest) related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(f)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, none of the material Oil and Gas Properties of Labrador or its Subsidiaries is subject to any preferential purchase, Consent or similar right that would become operative as a result of the Transactions.
(g)   All Oil and Gas Properties operated by Labrador and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices, except where the failure to so operate has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
5.18   Environmental Matters.   Except as disclosed on the Labrador Disclosure Letter and for those matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect:
(a)   Labrador and its Subsidiaries and their respective operations and assets are and during the relevant statute of limitations period have been in compliance with Environmental Laws;
(b)   Labrador and its Subsidiaries have obtained and are and for the three years prior to the date of this Agreement have been in compliance with all Environmental Permits, and all Environmental Permits are valid and in good standing;
(c)   Labrador and its Subsidiaries are not subject to any pending or, to Labrador’s knowledge, Threatened Proceedings under Environmental Laws;
(d)   to Labrador’s knowledge, (i) there have been no Releases or Threatened Releases of Hazardous Materials at any property currently or formerly owned, operated, leased or otherwise used by Labrador or any of its Subsidiaries, and (ii) neither Labrador nor any of its Subsidiaries have treated, stored, disposed of (including by granting any license or abandonment) or arranged for the disposal of, transported, handled, manufactured, or exposed any Person to, any Hazardous Materials in violation of Environmental Laws, which in the case of clause (i) or (ii), that has resulted or would be reasonably likely to result in liability to Labrador or any of its Subsidiaries (or any predecessor thereof) under Environmental Law;
(e)   Labrador and its Subsidiaries are not subject to any outstanding orders, suits, demands, claims, liens or Proceedings by any Governmental Entity or any Person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Environmental Claims and, to the knowledge of Labrador, no such Environmental Claims are Threatened. As of the date of this Agreement, neither Labrador nor any of its Subsidiaries has received any written notice or communication from any Person asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, leased or otherwise used by Labrador, or at or from any offsite location where Hazardous Materials from Labrador’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling;
(f)   as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three years by or on behalf of, or that are in the possession of, Labrador or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Labrador prior to the date hereof; and
(g)   Labrador and its Subsidiaries have not assumed, undertaken, become subject to or provided an indemnity with respect to any liability of any other Person relating to any Environmental Law or Hazardous Materials.
The representations and warranties in this Section 5.18 constitute Labrador’s sole and exclusive representations and warranties with respect to environmental matters, including representations and warranties with respect to Environmental Permits, Environmental Claims and compliance with or violation of Environmental Laws.
5.19   Material Contracts.
(a)   Schedule 5.19(a) of the Labrador Disclosure Letter, together with the lists of exhibits contained in the Labrador SEC Documents, sets forth a true and complete list (but excluding any Labrador Plan), as of the date of this Agreement, of:
(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(ii)   each agreement or Organizational Document of Labrador or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), make loans or advances to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), or transfer any of its properties or assets to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries);
(iii)   each agreement under which Labrador or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000; and
(iv)   each contract for any Labrador Related Party Transaction.
(b)   Collectively, the contracts set forth in Section 5.19(a) are herein referred to as the “Labrador Contracts.” A complete and correct copy of each of the Labrador Contracts has been made available to Labrador. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, each Labrador Contract is legal, valid, binding and enforceable in accordance with its terms on Labrador and each of its Subsidiaries that is a party thereto and, to the knowledge of Labrador, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, neither Labrador nor any of its Subsidiaries is in breach or default under any Labrador Contract nor, to the knowledge of Labrador, is any other party to any such Labrador Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Labrador or its Subsidiaries, or, to the knowledge of Labrador, any other party thereto. As of the date hereof, there are no disputes pending or, to the knowledge of Labrador, Threatened with respect to any Labrador Contract and neither Labrador nor any of its Subsidiaries has received any written notice of the intention of any other party to any Labrador Contract to terminate for default, convenience or otherwise any Labrador Contract, nor to the knowledge of Labrador, is any such party threatening to do so, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
5.20   Derivative Transactions.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all Derivative Transactions entered into by Labrador or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, Labrador and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
(c)   The Labrador SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Labrador and its Subsidiaries, including Hydrocarbon and financial positions under Derivative Transactions of Labrador attributable to the production and marketing of Labrador and its Subsidiaries, as of the dates reflected therein.
5.21   Insurance.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, each of the material insurance policies held by Labrador or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Labrador Insurance Policies”) is in full force and effect on the date of this Agreement. The Material Labrador Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Labrador and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all premiums payable under the Material Labrador Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Labrador nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Labrador Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Labrador Insurance Policy. As of the date hereof Labrador does not have any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $10,000,000 in the aggregate.
5.22   Opinion of Financial Advisor.   The Labrador Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Labrador.

5.23   Brokers.   Except for the fees and expenses payable to J.P. Morgan Securities LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Labrador.
5.24   Related Party Transactions.   Schedule 5.24 of the Labrador Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement (excluding, for the avoidance of doubt, compensation under employment agreements or pursuant to a Labrador Equity Plan) involving in excess of $120,000 under which any (a) present or former executive officer or director of Labrador or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Labrador or any of its Subsidiaries whose status as a 5% holder is known to Labrador as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of Labrador) is a party to any actual or proposed loan, lease or other contract with or binding upon Labrador or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Labrador or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Labrador or any of its Subsidiaries (each of the foregoing, a “Labrador Related Party Transaction”).
5.25   Regulatory Matters.
(a)   Neither Labrador nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.
(b)   All natural gas pipeline systems and related facilities constituting Labrador’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.
5.26   Ownership of Golden Common Stock.   Neither Labrador nor any of its Subsidiaries own any shares of Golden Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Golden Common Stock).
5.27   Business Conduct.   Merger Sub was incorporated on May 21, 2021. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.28   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Labrador nor any other Person makes any express or implied representation or warranty with respect to Labrador or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Labrador hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Labrador nor any other Person makes or has made any representation or warranty to Golden or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Labrador or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Labrador in this Article V, any oral or written information presented to Golden or any of its Affiliates or Representatives in the course of their due diligence investigation of Labrador, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.28 shall limit Golden’s remedies with respect to fraud arising from or relating to the express written representations and warranties made by Labrador and Merger Sub in this Article V.
(b)   Notwithstanding anything contained in this Agreement to the contrary, Labrador acknowledges and agrees that none of Golden or any other Person has made or is making any representations or warranties relating to Golden or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Golden in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Golden furnished or made available to Labrador or any of its Representatives and that Labrador and Merger Sub have not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Labrador acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Labrador or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1   Conduct of Golden Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.1(a) of the Golden Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, (iv) for any commercially reasonable actions (A) in response to change or developments resulting from material changes in commodity prices or (B) required to comply with COVID-19 Measures or otherwise taken (or not taken) by Golden or any of its Subsidiaries reasonably and in good faith to respond to COVID-19 or the COVID-19 Measures (provided that prior to taking any actions in reliance on this clause (iv), which would otherwise be prohibited by any provision of this Agreement, Golden will use commercially reasonable efforts to provide advance notice to and consult with Labrador (if reasonably practicable) with respect thereto and consider in good faith the views of Labrador regarding any such proposed action), (v) for any commercially reasonable actions in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment; provided that Golden shall, as promptly as reasonably practicable, inform Labrador of such condition and any such actions taken pursuant to this clause (v), (vi) as expressly provided for in Golden’s capital budget (the “Golden Budget”), a correct and complete copy of which has been made available to Labrador, or (vii) otherwise consented to by Labrador in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Golden covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its businesses in the Ordinary Course, including by using its reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships and goodwill with Governmental Entities and its key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.
(b)   Except (i) as set forth on the corresponding subsection of Schedule 6.1(b) of the Golden Disclosure Letter, (ii) as expressly permitted or required by this Agreement or the Golden Budget, (iii) as may be required by applicable Law, or (iv) otherwise consented to by Labrador in writing (which consent shall not be unreasonably withheld, conditioned or delayed), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Golden shall not, and shall not permit its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Golden or its Subsidiaries, except for (x) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Golden in the Ordinary Course in an amount no greater $0.27 per share (and, for the avoidance of doubt, including quarterly dividends on the Golden Preferred Stock in accordance with the terms of the Certificate of Designations but excluding any special dividends)

and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of Golden to Golden or another direct or indirect wholly owned Subsidiary of Golden; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Golden or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Golden or any Subsidiary of Golden, except as required by the terms of the Certificate of Designations or the terms of any capital stock or equity interest of a Subsidiary of Golden existing and disclosed to Labrador as of the date hereof or to satisfy any applicable Tax withholding in respect of the vesting, exercise or settlement of any Golden Equity Awards outstanding as of the date hereof, in accordance with the terms of the Golden Equity Plans and applicable award agreements;
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Golden or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Golden Common Stock upon the vesting, exercise or lapse of any restrictions on any Golden Equity Awards outstanding on the date hereof or granted after the date hereof without violation of this Agreement, in each case, in accordance with the terms of such Golden Equity Awards; (B) the issuance of Golden Common Stock upon the conversion of shares of Golden Preferred Stock into shares of Golden Common Stock in accordance with the terms of the Certificate of Designations; (C) issuances by a wholly owned Subsidiary of Golden of such Subsidiary’s capital stock or other equity interests to Golden or any other wholly owned Subsidiary of Golden; and (D) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);
(iii)   (A) amend or propose to amend Golden’s Organizational Documents (other than in immaterial respects) or (B) adopt any material change in the Organizational Documents of any of Golden’s Subsidiaries that would prevent, delay or impair the ability of the Parties to consummate the Transactions or otherwise adversely affect the consummation of the Transactions;
(iv)   other than any Golden Permitted Acquisitions that do not involve consideration valued in excess of $50,000,000 individually or $150,000,000 in the aggregate (in each case, subject to Section 6.3), acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business, assets or properties of any corporation, partnership, association or other business organization or division thereof;
(v)   sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties; other than (A) sales, leases or dispositions for which the consideration is less than $50,000,000 in the aggregate; (B) the sale of Hydrocarbons in the Ordinary Course; (C) sales of obsolete or worthless equipment; (D) the expiration of any Oil and Gas Lease in accordance with its terms and in the Ordinary Course; (E) among Golden and its wholly owned Subsidiaries; or (F) asset swaps the fair market value of which are less than $50,000,000 in the aggregate;
(vi)   authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Golden or any of Golden’s Subsidiaries, other than, in each case, as would not otherwise prevent, delay or impair the consummation of the Transactions;
(vii)   change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;
(viii)   (A) make (other than in the Ordinary Course), change or revoke any material election relating to Taxes; (B) change an annual Tax accounting period; (C) adopt (other than in the Ordinary Course) or change any material Tax accounting method; (D) file any material amended Tax Return; (E) enter into any closing agreement with respect to any material amount of Taxes; or

(F) settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes;
(ix)   except as required by the terms of any Golden Plan as in effect on the date hereof, (A) grant any material increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees, other than (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the Ordinary Course or (z) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, other than entry into employment agreements or offer letters in the Ordinary Course; (D) enter into, establish or adopt any material Golden Plan, or materially amend or terminate any Golden Plan in existence on the date of this Agreement, other than amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in materially increased costs to Golden; (E) hire or promote any employee who is (or would be) an executive officer or has (or would have) the title of vice president or above; (F) terminate the employment of any employee with the title of vice president or above or any executive officer, in each case, other than for cause; or (G) enter into, amend or terminate any collective bargaining agreement or other labor agreement;
(x)   (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Golden’s Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than by mutual agreement of Golden and Labrador in accordance with Section 6.17 and Indebtedness incurred by Golden or its direct or indirect wholly owned Subsidiaries and owed to Golden or its direct or indirect wholly owned Subsidiaries), other than any such amounts under Golden’s existing credit facilities; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of Golden or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness (i) under Golden’s existing credit facilities in the Ordinary Course, and in no event exceeding $150,000,000 of borrowings in the aggregate, (ii) by Golden that is owed to any wholly owned Subsidiary of Golden or by any Subsidiary of Golden that is owed to Golden or a wholly owned Subsidiary of Golden, (iii) incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv), (iv) additional Indebtedness in an amount not to exceed $5,000,000, (v) other Indebtedness incurred by mutual agreement of Golden and Labrador in accordance with Section 6.17 or (vi) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (i), (ii), (iii), (iv) or (v);
(xi)   (A) enter into any contract that would be a Golden Contract if it were in effect on the date of this Agreement (other than in the Ordinary Course); (B) modify, amend, terminate or assign, or waive or assign any rights under, any Golden Contract (other than in the Ordinary Course); or (C) enter into any material Derivative Transaction without notifying Labrador within a reasonably practicable amount of time thereafter;
(xii)   cancel, modify or waive any debts or claims held by Golden or any of its Subsidiaries or waive any rights held by Golden or any of its Subsidiaries having in each case a value in excess of $5,000,000 in the aggregate;
(xiii)   waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes, which shall be governed by clause (viii) above) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by Golden or any of its Subsidiaries of any amount not exceeding $10,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided that Golden shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;
(xiv)   except as permitted by clause (iv) above, make or commit to make any capital expenditures not included in the Golden Budget that are, in the aggregate greater than $50,000,000 in any fiscal quarter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;
(xv)   take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or
(xvi)   agree to take any action that is prohibited by this Section 6.1(b).
6.2   Conduct of Labrador Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.2(a) of the Labrador Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, (iv) for any commercially reasonable actions (A) in response to change or developments resulting from material changes in commodity prices or (B) required to comply with COVID-19 Measures or otherwise taken (or not taken) by Labrador or any of its Subsidiaries reasonably and in good faith to respond to COVID-19 or the COVID-19 Measures (provided that prior to taking any actions in reliance on this clause (iv), which would otherwise be prohibited by any provision of this Agreement, Labrador will use commercially reasonable efforts to provide advance notice to and consult with Golden (if reasonably practicable) with respect thereto and consider in good faith the views of Golden regarding any such proposed action), (v) for any commercially reasonable actions in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment; provided that Labrador shall, as promptly as reasonably practicable, inform Golden of such condition and any such actions taken pursuant to this clause (v), (vi) as expressly provided for in Labrador’s capital budget (the “Labrador Budget”), a correct and complete copy of which has been made available to Golden, or (vii) otherwise consented to by Golden in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Labrador covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its businesses in the Ordinary Course, including by using its reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships and goodwill with Governmental Entities and its key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.
(b)   Except (i) as set forth on the corresponding subsection of Schedule 6.2(b) of the Labrador Disclosure Letter, (ii) as expressly permitted or required by this Agreement or the Labrador Budget, (iii) as may be required by applicable Law, or (iv) otherwise consented to by Golden in writing (which consent shall not be unreasonably withheld, conditioned or delayed), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII Labrador shall not, and shall not permit its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Labrador or its Subsidiaries, except for (x) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Labrador in the Ordinary Course in an amount no greater than $0.11 per share (and, for the avoidance of doubt, excluding any special dividends) and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of Labrador to Labrador or another direct or indirect wholly owned Subsidiary of Labrador; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Labrador or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Labrador or any Subsidiary of Labrador, except as required by the terms of any capital stock or equity interest of a Subsidiary of Labrador existing and disclosed to Golden as of the date hereof or to satisfy any applicable Tax withholding in respect of the vesting, exercise or settlement of any equity awards of Labrador outstanding as of the date hereof, in accordance with the terms of the Labrador Equity Plans and applicable award agreements;
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Labrador or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Labrador Common Stock upon the vesting, exercise or lapse of any restrictions on any equity awards of Labrador outstanding on the date hereof or granted after the date hereof without violation of this Agreement, in each case, in accordance with the terms of such awards; (B) issuances by a wholly owned Subsidiary of Labrador of such Subsidiary’s capital stock or other equity interests to Labrador or any other wholly owned Subsidiary of Labrador; and (C) shares of capital stock issued as a dividend made in accordance with Section 6.2(b)(i);
(iii)   (A) amend or propose to amend Labrador’s Organizational Documents (other than in immaterial respects) or (B) adopt any material change in the Organizational Documents of any of Labrador’s Subsidiaries that would prevent, delay or impair the ability of the Parties to consummate the Transactions or otherwise adversely affect the consummation of the Transactions;
(iv)   other than any Labrador Permitted Acquisitions that do not involve consideration valued in excess of $50,000,000 individually or $150,000,000 in the aggregate (in each case, subject to Section 6.4), acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business, assets or properties of any corporation, partnership, association or other business organization or division thereof;
(v)   sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties; other than (A) sales, leases or dispositions for which the consideration is less than $50,000,000 in the aggregate; (B) the sale of Hydrocarbons in the Ordinary Course; (C) sales of obsolete or worthless equipment; (D) the expiration of any Oil and Gas Lease in accordance with its terms and in the Ordinary Course; (E) among Labrador and its wholly owned Subsidiaries; or (F) asset swaps the fair market value of which are less than $50,000,000 in the aggregate;
(vi)   authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Labrador or any of Labrador’s Subsidiaries, other than, in each case, as would not otherwise prevent, delay or impair the consummation of the Transactions;
(vii)   change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;
(viii)   (A) make (other than in the Ordinary Course), change or revoke any material election relating to Taxes; (B) change an annual Tax accounting period; (C) adopt (other than in the Ordinary Course) or change any material Tax accounting method; (D) file any material amended Tax Return; (E) enter into any closing agreement with respect to any material amount of Taxes; or (F) settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes;
(ix)   except as required by the terms of any Labrador Plan as in effect on the date hereof, (A) grant any material increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees, other than (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the Ordinary Course or (z) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, other than entry into employment agreements or offer letters in the Ordinary Course; (D) enter into, establish or adopt any material Labrador Plan, or materially amend or terminate any Labrador Plan in existence on the date of this Agreement, other than amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in materially increased costs to Labrador; (E) hire or promote any employee who is (or would be) an executive officer or has (or would have) the title of vice president or above; (F) terminate the employment of any employee with the title of vice president or above or any executive officer, in each case, other than for cause; or (G) enter into, amend or terminate any collective bargaining agreement or other labor agreement;
(x)   (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Labrador’s Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than by mutual agreement of Golden and Labrador in accordance with Section 6.17 and Indebtedness incurred by Labrador or its direct or indirect wholly owned Subsidiaries and owed to Labrador or its direct or indirect wholly owned Subsidiaries), other than any such amounts under Labrador’s existing credit facilities; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of Labrador or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness (i) under Labrador’s existing credit facilities in the Ordinary Course, and in no event exceeding $150,000,000 of borrowings in the aggregate, (ii) by Labrador that is owed to any wholly owned Subsidiary of Labrador or by any Subsidiary of Labrador that is owed to Labrador or a wholly owned Subsidiary of Labrador, (iii) incurred or assumed in connection with any acquisition permitted by Section 6.2(b)(iv), (iv) additional Indebtedness in an amount not to exceed $5,000,000, (v) other Indebtedness incurred by mutual agreement of Golden and Labrador in accordance with Section 6.17 or (vi) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (i), (ii), (iii), (iv) or (v);
(xi)   (A) enter into any contract that would be a Labrador Contract if it were in effect on the date of this Agreement (other than in the Ordinary Course); (B) modify, amend, terminate or assign, or waive or assign any rights under, any Labrador Contract (other than in the Ordinary Course); or (C) enter into any material Derivative Transaction without notifying Golden within a reasonably practicable amount of time thereafter;
(xii)   cancel, modify or waive any debts or claims held by Labrador or any of its Subsidiaries or waive any rights held by Labrador or any of its Subsidiaries having in each case a value in excess of $5,000,000 in the aggregate;
(xiii)   waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes, which shall be governed by clause (viii) above) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by Labrador or any of its Subsidiaries of any amount not exceeding $10,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided that Labrador shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;
(xiv)   except as permitted by clause (iv) above, make or commit to make any capital expenditures not included in the Labrador Budget that are, in the aggregate greater than $50,000,000 in any fiscal quarter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xv)   take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or
(xvi)   agree to take any action that is prohibited by this Section 6.2(b).
6.3   No Solicitation by Golden.
(a)   Except as permitted by this Section 6.3, from and after the date of this Agreement, Golden and its officers and directors shall, shall cause Golden’s Subsidiaries and their respective officers and directors to, and shall use their reasonable best efforts to cause the other Representatives of Golden and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Golden or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Golden Competing Proposal. Within one Business Day of the date of this Agreement, Golden shall deliver a written notice to each Person that has received non-public information regarding Golden within the 12 months prior to the date of this Agreement pursuant to a confidentiality agreement with Golden for purposes of evaluating any transaction that could be a Golden Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Golden and any of its Subsidiaries heretofore furnished to such Person and all documents or material incorporating any such confidential information in the possession of such Person or its Representatives. Golden shall, within one Business Day of the date of this Agreement, terminate any physical and electronic data access related to any such potential Golden Competing Proposal previously granted to such Persons.
(b)   From and after the date of this Agreement and until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, except as otherwise permitted by this Section 6.3, Golden and its officers and directors shall not, shall cause Golden’s Subsidiaries and their respective officers and directors not to, and shall use their reasonable best efforts to cause the other Representatives of Golden and its Subsidiaries not to, directly or indirectly:
(i)   initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Golden Competing Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Golden Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Golden Competing Proposal;
(iii)   furnish any non-public information regarding Golden or its Subsidiaries, or access to the properties, assets or employees of Golden or its Subsidiaries, to any Person in connection with or in response to any Golden Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Golden Competing Proposal;
(iv)   approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Golden Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)); or
(v)   submit any Golden Competing Proposal to the vote of the stockholders of Golden;
provided that, notwithstanding anything to the contrary in this Section 6.3, Golden or any of its Representatives may, in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information, except as otherwise specifically permitted hereunder).
(c)   From and after the date of this Agreement, Golden shall promptly (and in any event within the shorter of one Business Day or 48 hours) notify Labrador of the receipt by Golden (directly or indirectly) of any Golden Competing Proposal or any bona fide expression of interest, inquiry, proposal or offer with respect to a Golden Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Golden or any of its Subsidiaries made by any Person in connection with a Golden Competing Proposal or any request for discussions or negotiations with Golden or a Representative of Golden relating to a Golden Competing Proposal (including the identity of such Person), and Golden shall provide to Labrador promptly (and in any event within the shorter of one Business Day or 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Golden Competing Proposal made in writing provided to Golden or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Golden Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Golden shall (i) keep Labrador reasonably informed, on a prompt basis (and in any event within the shorter of one Business Day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within the shorter of one Business Day or 48 hours) apprise Labrador of the status of any such discussions or negotiations and (ii) provide to Labrador as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one Business Day or 48 hours) copies of all material written correspondence and other material written materials provided to Golden or its Representatives from any Person. Without limiting the foregoing, Golden shall notify Labrador if Golden determines to begin providing information or to engage in discussions or negotiations concerning a Golden Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.
(d)   Except as permitted by Section 6.3(e), the Golden Board, including any committee thereof, shall not:
(i)   change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify, in a manner adverse to Labrador or Merger Sub, the Golden Board Recommendation;
(ii)   fail to include the Golden Board Recommendation in the Joint Proxy Statement;
(iii)   approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Golden Competing Proposal;
(iv)   publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Golden Competing Proposal (a “Golden Alternative Acquisition Agreement”);
(v)   in the case of a Golden Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Golden Common Stock (other than by Labrador or an Affiliate of Labrador), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three Business Days prior to the date the Golden Stockholders Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date the Golden Stockholders Meeting is held, including adjournments) or (B) ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
(vi)   if a Golden Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Golden Board Recommendation (or refer to the prior Golden Board Recommendation) on or prior to the earlier of (A) five Business Days after Labrador so requests in writing or (B) three Business Days prior to the date of the Golden Stockholders Meeting (or promptly after announcement or disclosure of such Golden Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Golden Stockholders Meeting); or

(vii)   cause or permit Golden to enter into a Golden Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Golden Change of Recommendation”).
(e)   Notwithstanding anything in this Agreement to the contrary:
(i)   the Golden Board may, after consultation with its outside legal counsel, make such disclosures as the Golden Board determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen” communication or any other disclosure to the stockholders of Golden pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Golden Board Recommendation, such disclosure shall be deemed to be a Golden Change of Recommendation and Labrador shall have the right to terminate this Agreement as set forth in Section 8.1(c);
(ii)   prior to, but not after, the receipt of the Golden Stockholder Approval, Golden and its Representatives may engage in the activities prohibited by Sections 6.3(b)(ii) or 6.3(b)(iii) (and, only with respect to a Golden Competing Proposal that satisfies the requirements in this Section 6.3(e)(ii), may solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Golden Competing Proposal or any modification thereto) with any Person if Golden receives a bona fide written Golden Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until Golden receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Golden that are no less favorable to Golden in the aggregate than the terms of the Confidentiality Agreement (including standstill restrictions), as determined by the Golden Board in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit Golden from providing any information to Labrador in accordance with this Section 6.3 or that otherwise prohibits Golden from complying with the provisions of this Section 6.3), (B) that any such non-public information has previously been made available to, or is made available to, Labrador prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within the shorter of one Business Day and 48 hours) after) the time such information is made available to such Person, and (C) prior to taking any such actions, the Golden Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Golden Competing Proposal is, or would reasonably be expected to lead to, a Golden Superior Proposal;
(iii)   prior to, but not after, the receipt of the Golden Stockholder Approval, the Golden Board shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any person that has made a Golden Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Golden Board to make an informed determination under Section 6.3(e)(ii);
(iv)   prior to, but not after, the receipt of the Golden Stockholder Approval, in response to a bona fide written Golden Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.3, if the Golden Board so chooses, the Golden Board may effect a Golden Change of Recommendation; provided, however, that such a Golden Change of Recommendation may not be made unless and until:
(A)   the Golden Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Golden Competing Proposal is a Golden Superior Proposal;

(B)   the Golden Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Golden Change of Recommendation in response to such Golden Superior Proposal would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law;
(C)   Golden provides Labrador written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Golden Board intends to consider whether to take such action and include a copy of the available proposed Golden Competing Proposal and any applicable transaction and financing documents;
(D)   after giving such notice and prior to effecting such Golden Change of Recommendation, Golden shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Labrador (to the extent Labrador wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Golden Board not to effect a Golden Change of Recommendation in response thereto; and
(E)   at the end of the four-Business Day period, prior to taking action to effect a Golden Change of Recommendation, the Golden Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Labrador in writing and any other information offered by Labrador in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Golden Competing Proposal remains a Golden Superior Proposal and that the failure to effect a Golden Change of Recommendation in response to such Golden Superior Proposal would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law; provided that in the event of any material amendment or material modification to any Golden Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Golden Superior Proposal shall be deemed material), Golden shall be required to deliver a new written notice to Labrador and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period; and
(v)   prior to, but not after, receipt of the Golden Stockholder Approval, in response to a Golden Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Golden, Golden may, if the Golden Board so chooses, effect a Golden Change of Recommendation; provided, however, that such a Golden Change of Recommendation may not be made unless and until:
(A)   the Golden Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Golden Intervening Event has occurred;
(B)   the Golden Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Golden Change of Recommendation in response to such Golden Intervening Event would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law;
(C)   Golden provides Labrador written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Golden Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Golden Intervening Event;
(D)   after giving such notice and prior to effecting such Golden Change of Recommendation and if requested by Labrador, Golden negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Labrador (to the extent Labrador wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Golden Board not to effect a Golden Change of Recommendation in response thereto; and
(E)   at the end of the four Business Day period, prior to taking action to effect a Golden Change of Recommendation, the Golden Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Labrador in writing and any other information offered by Labrador in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Golden Change of Recommendation in response to such Golden Intervening Event would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law; provided that in the event of any material changes regarding any Golden Intervening Event, Golden shall be required to deliver a new written notice to Labrador and to comply with the requirements of this Section 6.3(e)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(v) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period.
(f)   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, Golden shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and Golden shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the standstill provisions of any such agreement; provided that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Golden Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Golden Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law, Golden may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Golden Competing Proposal to the Golden Board and communicate such waiver to the applicable third party; provided, however, that Golden shall advise Labrador at least three Business Days prior to taking such action. Golden represents and warrants to Labrador that it has not taken any action that (i) would be prohibited by this Section 6.3(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law, would have been prohibited by this Section 6.3(f), in each case, during the 30 days prior to the date of this Agreement.
(g)   Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by a director or officer of Golden or by any Representative of Golden acting at Golden’s direction or on its behalf, in each case, in violation of this Section 6.3, shall be deemed to be a breach of this Section 6.3 by Golden.
6.4   No Solicitation by Labrador.
(a)   Except as permitted by this Section 6.4, from and after the date of this Agreement, Labrador and its officers and directors shall, shall cause Labrador’s Subsidiaries and their respective officers and directors to, and shall use their reasonable best efforts to cause the other Representatives of Labrador and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Labrador or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Labrador Competing Proposal. Within one Business Day of the date of this Agreement, Labrador shall deliver a written notice to each Person that has received non-public information regarding Labrador within the 12 months prior to the date of this Agreement pursuant to a confidentiality agreement with Labrador for purposes of evaluating any transaction that could be a Labrador Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Labrador and any of its Subsidiaries heretofore furnished to such Person and all documents or material incorporating any such confidential information in the possession of such Person or its Representatives. Labrador shall, within one Business Day of the date of this Agreement, terminate any physical and electronic data access related to any such potential Labrador Competing Proposal previously granted to such Persons.
(b)   From and after the date of this Agreement and until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, except as otherwise permitted by this Section 6.4, Labrador and its officers and directors shall not, shall cause Labrador’s Subsidiaries and their respective officers and directors not to, and shall use their reasonable best efforts to cause the other Representatives of Labrador and its Subsidiaries not to, directly or indirectly:
(i)   initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Labrador Competing Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Labrador Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Labrador Competing Proposal;
(iii)   furnish any non-public information regarding Labrador or its Subsidiaries, or access to the properties, assets or employees of Labrador or its Subsidiaries, to any Person in connection with or in response to any Labrador Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Labrador Competing Proposal;
(iv)   approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Labrador Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)); or
(v)   submit any Labrador Competing Proposal to the vote of the stockholders of Labrador;
provided that notwithstanding anything to the contrary in this Section 6.4, Labrador or any of its Representatives may, in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).
(c)   From and after the date of this Agreement, Labrador shall promptly (and in any event within the shorter of one Business Day or 48 hours) notify Golden of the receipt by Labrador (directly or indirectly) of any Labrador Competing Proposal or any bona fide expression of interest, inquiry, proposal or offer with respect to a Labrador Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Labrador or any of its Subsidiaries made by any Person in connection with a Labrador Competing Proposal or any request for discussions or negotiations with Labrador or a Representative of Labrador relating to a Labrador Competing Proposal (including the identity of such Person), and Labrador shall provide to Golden promptly (and in any event within the shorter of one Business Day or 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Labrador Competing Proposal made in writing provided to Labrador or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Labrador Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Labrador shall (i) keep Golden reasonably informed, on a prompt basis (and in any event within the shorter of one Business Day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within the shorter of one Business Day or 48 hours) apprise Golden of the status of any such discussions or negotiations and (ii) provide to Golden as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one Business Day or 48 hours) copies of all material written correspondence and other material written materials provided to Labrador or its Representatives from any Person. Without limiting the foregoing, Labrador shall notify Golden if Labrador determines to begin providing information or to engage in discussions or negotiations concerning a Labrador Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.
(d)   Except as permitted by Section 6.4(e), the Labrador Board, including any committee thereof, shall not:
(i)   change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify, in a manner adverse to Golden, the Labrador Board Recommendation;
(ii)   fail to include the Labrador Board Recommendation in the Joint Proxy Statement;
(iii)   approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Labrador Competing Proposal;
(iv)   publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)) relating to a Labrador Competing Proposal (a “Labrador Alternative Acquisition Agreement”);
(v)   in the case of a Labrador Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Labrador Common Stock (other than by Golden or an Affiliate of Golden), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three Business Days prior to the date the Labrador Stockholders Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date the Labrador Stockholders Meeting is held, including adjournments) or (B) ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
(vi)   if a Labrador Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Labrador Board Recommendation (or refer to the prior Labrador Board Recommendation) on or prior to the earlier of (A) five Business Days after Golden so requests in writing or (B) three Business Days prior to the date of the Labrador Stockholders Meeting (or promptly after announcement or disclosure of such Labrador Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Labrador Stockholders Meeting); or
(vii)   cause or permit Labrador to enter into a Labrador Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Labrador Change of Recommendation”).
(e)   Notwithstanding anything in this Agreement to the contrary:
(i)   the Labrador Board may, after consultation with its outside legal counsel, make such disclosures as the Labrador Board determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen” communication or any other disclosure to the stockholders of Labrador pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Labrador Board Recommendation, such disclosure shall be deemed to be a Labrador Change of Recommendation and Golden shall have the right to terminate this Agreement as set forth in Section 8.1(d);
(ii)   prior to, but not after, the receipt of the Labrador Stockholder Issuance Approval, Labrador and its Representatives may engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii) (and, only with respect to a Labrador Competing Proposal that satisfies the requirements in this Section 6.4(e)(ii), may solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Labrador Competing Proposal or any modification thereto) with any Person if Labrador receives a bona fide written Labrador Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Labrador receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Labrador that are no less favorable to Labrador in the aggregate than the terms of the Confidentiality Agreement (including standstill restrictions), as determined by the Labrador Board in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit Labrador from providing any information to Golden in accordance with this Section 6.4 or that otherwise prohibits Labrador from complying with the provisions of this Section 6.4), (B) that any such non-public information has previously been made available to, or is made available to, Golden prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within the shorter of one Business Day and 48 hours) after) the time such information is made available to such Person, and (C) prior to taking any such actions, the Labrador Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Labrador Competing Proposal is, or would reasonably be expected to lead to, a Labrador Superior Proposal;
(iii)   prior to, but not after, the receipt of the Labrador Stockholder Issuance Approval, the Labrador Board shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any person that has made a Labrador Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Labrador Board to make an informed determination under Section 6.4(e)(ii);
(iv)   prior to, but not after, the receipt of the Labrador Stockholder Issuance Approval, in response to a bona fide written Labrador Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.4, if the Labrador Board so chooses, the Labrador Board may effect a Labrador Change of Recommendation; provided, however, that such a Labrador Change of Recommendation may not be made unless and until:
(A)   the Labrador Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Labrador Competing Proposal is a Labrador Superior Proposal;
(B)   the Labrador Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Labrador Change of Recommendation in response to such Labrador Superior Proposal would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law;
(C)   Labrador provides Golden written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Labrador Board intends to consider whether to take such action and include a copy of the available proposed Labrador Competing Proposal and any applicable transaction and financing documents;
(D)   after giving such notice and prior to effecting such Labrador Change of Recommendation, Labrador shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Golden (to the extent Golden wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Labrador Board not to effect a Labrador Change of Recommendation in response thereto; and

(E)   at the end of the four-Business Day period, prior to taking action to effect a Labrador Change of Recommendation, the Labrador Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Golden in writing and any other information offered by Golden in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Labrador Competing Proposal remains a Labrador Superior Proposal and that the failure to effect a Labrador Change of Recommendation in response to such Labrador Superior Proposal would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law; provided that, in the event of any material amendment or material modification to any Labrador Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Labrador Superior Proposal shall be deemed material), Labrador shall be required to deliver a new written notice to Golden and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four-Business Day notice period; and
(v)   prior to, but not after, receipt of the Labrador Stockholder Issuance Approval, in response to a Labrador Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Labrador, Labrador may, if the Labrador Board so chooses, effect a Labrador Change of Recommendation; provided, however, that such a Labrador Change of Recommendation may not be made unless and until:
(A)   the Labrador Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Labrador Intervening Event has occurred;
(B)   the Labrador Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Labrador Change of Recommendation in response to such Labrador Intervening Event would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law;
(C)   Labrador provides Golden written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Labrador Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Labrador Intervening Event;
(D)   after giving such notice and prior to effecting such Labrador Change of Recommendation and if requested by Golden, Labrador negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Golden (to the extent Golden wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Labrador Board not to effect a Labrador Change of Recommendation in response thereto; and
(E)   at the end of the four Business Day period, prior to taking action to effect a Labrador Change of Recommendation, the Labrador Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Golden in writing and any other information offered by Golden in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Labrador Change of Recommendation in response to such Labrador Intervening Event would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law; provided that in the event of any material changes regarding any Labrador Intervening Event, Labrador shall be required to deliver a new written notice to Golden and to comply with the requirements of this Section 6.4(e)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(v) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period.
(f)   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, Labrador shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and Labrador shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the standstill provisions of any such agreement; provided that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Labrador Stockholder Issuance Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Labrador Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law, Labrador may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Labrador Competing Proposal to the Labrador Board and communicate such waiver to the applicable third party; provided, however, that Labrador shall advise Golden at least three Business Days prior to taking such action. Labrador represents and warrants to Golden that it has not taken any action that (i) would be prohibited by this Section 6.4(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law, would have been prohibited by this Section 6.4(f), in each case, during the 30 days prior to the date of this Agreement.
(g)   Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by a director or officer of Labrador or by any Representative of Labrador acting at Labrador’s direction or on its behalf, in each case, in violation of this Section 6.4, shall be deemed to be a breach of this Section 6.4 by Labrador.
6.5   Preparation of Joint Proxy Statement and Registration Statement.
(a)   Labrador shall promptly furnish to Golden such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as Golden may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by Golden to obtain the adoption by its stockholders of this Agreement. Golden shall promptly furnish to Labrador such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Labrador may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and the Registration Statement and any amendments or supplements thereto.
(b)   Promptly following the date hereof, Golden and Labrador shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC within 30 days of the date of this Agreement, (i) a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Golden Common Stock at the Golden Stockholders Meeting and the holders of Labrador Common Stock at the Labrador Stockholders Meeting and (ii) the Registration Statement (of which the Joint Proxy Statement will be a part). Golden and Labrador shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Labrador and Golden shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Labrador shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Golden and Labrador will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of Golden and Labrador shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Golden and Labrador will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)   Labrador and Golden shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Labrador Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Golden and Labrador will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)   If at any time prior to the Effective Time, any information relating to Labrador or Golden, or any of their respective Affiliates, officers or directors, should be discovered by Labrador or Golden that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Golden and Labrador.
6.6   Stockholders Meetings.
(a)   Golden shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Golden to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of the holders of Golden Common Stock for the purpose of obtaining the Golden Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.3, the Golden Board shall recommend that the holders of Golden Common Stock vote in favor of the adoption of this Agreement at the Golden Stockholders Meeting and the Golden Board shall solicit from the holders of Golden Common Stock proxies in favor of the adoption of this Agreement, and the Joint Proxy Statement shall include the Golden Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Golden may, without Labrador’s prior written consent, adjourn postpone or otherwise delay the Golden Stockholders Meeting (i) if Golden believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Golden Stockholder Approval or (B) ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the holders of Golden Common Stock, (ii) if, as of the time for which the Golden Stockholders Meeting is scheduled, there are insufficient shares of Golden Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Golden Stockholders Meeting, (iii) if and to the extent such postponement or adjournment of the Golden Stockholders Meeting is required by an order issued by any court or other Governmental Entity of competent jurisdiction in connection with this Agreement or (iv) if the Labrador Stockholders Meeting has been adjourned or postponed by Labrador in accordance with Section 6.6(b), to the extent necessary to enable the Golden Stockholders Meeting and the Labrador Stockholders Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 6.6(c); provided, however, that, unless otherwise agreed to by the Parties, in the case of any adjournment or postponement pursuant to clauses (i) or (ii) above, the Golden Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled; and provided, further that the Golden Stockholders Meeting shall not be adjourned or postponed to a date on or after the date that is two Business Days prior to the End Date. If requested by Labrador, Golden shall promptly provide all voting tabulation reports relating to the Golden Stockholders Meeting that have been prepared by Golden or Golden’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Labrador reasonably informed regarding the status of the solicitation. Unless there has been a Golden Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the holders of Golden Common Stock or any other Person to prevent the Golden Stockholder Approval from being obtained. Once Golden has established a record date for the Golden Stockholders Meeting, Golden shall not change such record date or establish a different record date for the Golden Stockholders Meeting without the prior written consent of Labrador (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of Labrador or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Golden in connection with the Merger and matters of procedure) that Golden shall propose to be acted on by the holders of Golden Common Stock at the Golden Stockholders Meeting and Golden shall not submit any other proposal to such stockholders in connection with the Golden Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) Golden shall not call any meeting of the holders of Golden Common Stock other than the Golden Stockholders Meeting.
(b)   Labrador shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Labrador to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of the holders of Labrador Common Stock for the purpose of obtaining the Labrador Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.4, the Labrador Board shall recommend that the holders of Labrador Common Stock vote in favor of the issuance of Labrador Common Stock in the Merger and the Labrador Board shall solicit from holders of Labrador Common Stock proxies in favor of the Labrador Stock Issuance and the Labrador Charter Amendment, and the Joint Proxy Statement shall include the Labrador Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Labrador may, without the prior written consent of Golden, adjourn, postpone or otherwise delay the Labrador Stockholders Meeting (i) if Labrador believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Labrador Stockholder Issuance Approval or (B) ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the holders of Labrador Common Stock, (ii) if, as of the time for which the Labrador Stockholders Meeting is scheduled, there are insufficient shares of Labrador Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Labrador Stockholders Meeting, (iii) if and to the extent such postponement or adjournment of the Labrador Stockholders Meeting is required by an order issued by any court or other Governmental Entity of competent jurisdiction in connection with this Agreement or (iv) if the Golden Stockholders Meeting has been adjourned or postponed by Golden in accordance with Section 6.6(a), to the extent necessary to enable the Labrador Stockholders Meeting and the Golden Stockholders Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 6.6(c); provided, however, that, unless otherwise agreed to by the Parties, in the case of any adjournment or postponement pursuant to clauses (i) or (ii) above, the Labrador Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled; and provided, further that the Labrador Stockholders Meeting shall not be adjourned or postponed to a date on or after the date that is two Business Days prior to the End Date. If requested by Golden, Labrador shall promptly provide all voting tabulation reports relating to the Labrador Stockholders Meeting that have been prepared by Labrador or Labrador’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Golden reasonably informed regarding the status of the solicitation. Unless there has been a Labrador Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the holders of Labrador Common Stock or any other Person to prevent the Labrador Stockholder Approval from being obtained. Once Labrador has established a record date for the Labrador Stockholders Meeting, Labrador shall not change such record date or establish a different record date for the Labrador Stockholders Meeting without the prior written consent of Golden (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.
(c)   The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Golden Stockholders Meeting and the Labrador Stockholders Meeting, as applicable, on the same day.
(d)   Without limiting the generality of the foregoing, each of Golden and Labrador agrees that its obligations to hold the Golden Stockholders Meeting and the Labrador Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Golden Change of Recommendation or a Labrador Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure or communication to Golden or Labrador, as applicable, of any Golden Competing Proposal or Labrador Competing Proposal or other proposal (including, as applicable, a Golden Superior Proposal or Labrador Superior Proposal) or the occurrence or disclosure of any Golden Intervening Event or Labrador Intervening Event.
(e)   Prior to the termination of this Agreement, without the prior written consent of the other Party or as otherwise required by applicable Law, neither Golden nor Labrador shall hold or convene any meeting of its stockholders other than the Golden Stockholders Meeting or the Labrador Stockholders Meeting, as applicable.
(f)   Immediately after the execution of this Agreement, Labrador shall duly adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to Golden evidence of its vote or action by written consent so approving and adopting this Agreement.
6.7   Access to Information.
(a)   Subject to applicable Law and the other provisions of this Section 6.7, Golden and Labrador each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Labrador, Golden or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Golden and Labrador each shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of Golden or Labrador, as applicable, and each of their Subsidiaries, as applicable, and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Golden or Labrador, as applicable, and each of their Representatives, as applicable, such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Golden or Labrador, as applicable; provided that such access may be limited by Golden or Labrador, as applicable, to the extent reasonably necessary (i) for Golden or Labrador, as applicable, to comply with any applicable COVID-19 Measures or (ii) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of Golden’s or Labrador’s, as applicable, and each of their Subsidiaries’, as applicable, respective Representatives or commercial partners (provided that, in the case of each of clauses (i) and (ii), Golden or Labrador, as applicable, shall, and shall cause each of its Subsidiaries, as applicable, to, use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Golden or Labrador, as applicable, and each of its Representatives, as applicable, shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Golden or Labrador, as applicable, or each of its Subsidiaries, as applicable, or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Golden or Labrador, as applicable, and each of its Subsidiaries, as applicable, of their normal duties. Notwithstanding the foregoing:
(i)   No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, Golden or Labrador, as applicable, shall inform the other Party as to the general nature of the information that is being withheld and Golden and Labrador shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required Consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);
(ii)   No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;
(iii)   Labrador shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of Golden or its Subsidiaries without the prior written consent of Golden (granted or withheld in its sole discretion); and
(iv)   no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by Golden, Labrador or Merger Sub herein.
(b)   The Confidentiality Agreement, dated as of March 18, 2021, between Labrador and Golden (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. From and after the date of this Agreement until the Effective Time or the termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the data relating to the Transactions via the electronic “data room” maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.
6.8   HSR and Other Approvals.
(a)   Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b) and 6.8(c), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, Consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing (but subject to Sections 6.8(b) and 6.8(c)), in no event shall either Golden or Labrador or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, Consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Labrador and Golden shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Labrador or Golden, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Joint Proxy Statement). Neither Party nor its Subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any Consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the other Party (which consent, subject to Section 6.8(b), may be withheld in such other Party’s sole discretion).
(b)   As promptly as reasonably practicable following the execution of this Agreement, but in no event later than 15 Business Days following the date of this Agreement, the Parties shall make any filings required under the HSR Act. Each of Labrador and Golden shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Labrador and Golden shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Labrador and Golden shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (“Antitrust Authority”). Each Party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Transactions and to the extent permitted by such Governmental Entity, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable Law. Labrador and Golden shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority.
(c)   None of Labrador, Merger Sub or Golden shall take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.
6.9   Employee Matters.
(a)   The Parties agree that, prior to the Closing, the Parties shall cooperate in reviewing, evaluating and analyzing the Golden Plans and Labrador Plans with a view toward developing appropriate new Employee Benefit Plans or maintaining appropriate Golden Plans or Labrador Plans (in either case, the “New Plans”) with respect to each individual who is employed as of the Closing Date by Golden or a Subsidiary thereof and who remains employed by Labrador or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) (a “Golden Employee”) and each individual who is employed as of the Closing Date by Labrador or a Subsidiary thereof and who remains employed by Labrador or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) (a “Labrador Employee”), which New Plans will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Golden Plans, on the one hand, and those covered by Labrador Plans, on the other hand, at the Effective Time. In addition, the Parties agree that, (A) for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, each Golden Employee and each Labrador Employee shall be provided with (1) a total target cash compensation opportunity (consisting of base salary or wages, as applicable, and annual cash incentive opportunity) that is no less favorable than that provided to such employee immediately prior to the Closing; provided that a Golden Employee’s or a Labrador Employee’s base compensation (salary or wages, as applicable) shall not be reduced below the level in effect for such employee as of immediately prior to the Closing Date; (2) target long-term incentive compensation opportunity that is no less favorable than that provided to such employee immediately prior to the Closing Date, which opportunities shall be provided in the manner specified in Schedule 6.9(a) of the Golden Disclosure Letter and otherwise so that no Golden Employee or Labrador Employee will be deprived of annual long-term incentive compensation awards for any calendar year as a result of differences in grant timing of long-term incentive awards by Golden and Labrador prior to the Closing Date; and (3) employee benefits (including retirement plan participation but excluding severance benefits) that are no less favorable in the aggregate than that in effect for such employee immediately prior to the Closing Date;

and (B) for the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, each Golden Employee and each Labrador Employee shall be provided with eligibility for severance benefits as set forth on Schedule 6.9(a) of the Golden Disclosure Letter (for Golden Employees) or Schedule 6.9(a) of the Labrador Disclosure Letter (for Labrador Employees).
(b)   From and after the Effective Time, as applicable, for all purposes under the New Plans, each Golden Employee shall be credited with his or her years of service with Golden and its Subsidiaries prior to the Effective Time, and each Labrador Employee shall be credited with his or her years of service with Labrador and its Subsidiaries prior to the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any corresponding Golden Plan or Labrador Plan, as applicable, except for benefit accrual under any New Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA, for purposes of eligibility for any retiree medical, dental or life benefits or disability benefits, or to the extent it would result in a duplication of benefits for the same period of service.
(c)   From and after the Effective Time, as applicable, the Parties shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) cause each Golden Employee and Labrador Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Golden Plan or Labrador Plan in which such employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Golden Employee or Labrador Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents; and (iii) use commercially reasonable efforts to give each Golden Employee and Labrador Employee credit under the applicable New Plans for the plan year in which the Closing Date occurs toward applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date under the corresponding Old Plans for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.
(d)   From and after the Effective Time, Golden and Labrador shall honor, and shall cause their Subsidiaries to honor, all Golden Plans and Labrador Plans in accordance with their terms. The Parties agree that the Merger shall constitute a “change in control,” “change of control,” or term of similar import under each applicable Golden Plan and under each change in control agreement between Labrador and an officer thereof that is listed in Schedule 5.10(i) of the Labrador Disclosure Letter.
(e)   Labrador Performance-Based RSU Awards. At the Effective Time, each outstanding performance-based restricted stock unit granted pursuant to a Labrador Equity Plan (a “Labrador Performance-Based RSU Award”) prior to the date hereof to an officer of Labrador who is a party to a change in control agreement with Labrador listed in Schedule 5.10(i) of the Labrador Disclosure Letter shall be amended so that it will become vested at the Effective Time at the greater of the target level of performance and the level determined or certified by the Labrador Board or the Compensation Committee of the Labrador Board based on the results achieved during the applicable performance period, which period shall be deemed to end on the latest practicable date prior to the Effective Time, and be settled in Labrador Common Stock in accordance with the terms of the applicable award agreement.
(f)   Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by Golden, Labrador or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties, and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Golden Employee, any Labrador Employee or any other service provider (who is a natural person) of Golden, Labrador or any of their respective Subsidiaries), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended or shall be deemed to (i) establish, modify or amend any Golden Plan or Labrador Plan, (ii) prevent or limit the ability of Golden, Labrador, the Surviving Corporation or any of their respective Affiliates from amending or terminating any of their respective Employee Benefit

Plans or, after the Effective Time, any New Plan, or (iii) prevent or limit the ability of Golden, Labrador, the Surviving Corporation or any of their respective Affiliates to discharge or terminate the employment or service of any employee, officer, director or other service provider of Golden, Labrador, the Surviving Corporation or any of their respective Affiliates.
6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from and after the Effective Time, Labrador and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of Golden or any of its Subsidiaries or who acts as a fiduciary under any Golden Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any Threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of Golden or any of its Subsidiaries, a fiduciary under any Golden Plan or is or was serving at the request of Golden or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Labrador and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Labrador or the Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Labrador or the Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Labrador, the Surviving Corporation or the Indemnified Person within the last three years.
(b)   From and after the Effective Time, Labrador and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or any of its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement, except to the extent required by applicable Law. Labrador shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Golden or any of its Subsidiaries and any of its directors or officers existing and in effect prior to the date of this Agreement.
(c)   From and after the Effective Time, Labrador and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)   Labrador and Golden will cause to be put in place, and Labrador shall fully prepay immediately prior to, and conditioned upon the occurrence of, the Effective Time, “tail” insurance policies with a claims period of at least six years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as Golden’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as Golden’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by Golden for such purpose; and provided, further, that, if the cost of such insurance coverage exceeds such amount, Golden shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(e)   In the event that, prior to the sixth anniversary of the Effective Time, Labrador or the Surviving Corporation or any of its successors or assignees after the Effective Time (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Labrador or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Labrador and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Labrador or Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of Golden or any of its Subsidiaries, or under any applicable contracts or Law.
6.11   Transaction Litigation.   In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of Golden or Labrador, as applicable, Threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), Golden or Labrador, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Golden or Labrador, as applicable, shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consult regularly with the other Party in good faith and give reasonable consideration to the other Party’s advice with respect to such Transaction Litigation; provided that Golden or Labrador, as applicable, shall not cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
6.12   Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the execution and delivery of this Agreement and the investor presentation given to investors on the date of announcement of the execution and delivery of this Agreement; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Golden Competing Proposal or a Labrador Competing Proposal, as applicable, and matters related thereto or a Golden Change of Recommendation or Labrador Change of Recommendation, as applicable, other than as set forth in Section 6.3 or Section 6.4, as applicable.

6.13   Advice of Certain Matters; Control of Business.   Subject to compliance with applicable Law, Golden and Labrador, as the case may be, shall confer on a regular basis with each other and shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions, to the extent permitted by applicable Law. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.14   Reasonable Best Efforts; Notification.
(a)   Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws governed by Section 6.8), upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3 and Section 6.4), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.
(b)   Subject to applicable Law and as otherwise required by any Governmental Entity, Golden and Labrador each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Labrador or Golden, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or Consent of such Person is or may be required in connection with the Transactions).
6.15   Section 16 Matters.   Prior to the Effective Time, Labrador, Merger Sub and Golden shall take all such steps as may be required to cause any dispositions of equity securities of Golden (including derivative securities) or acquisitions of equity securities of Labrador (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Golden, or will become subject to such reporting requirements with respect to Labrador, to be exempt under Rule 16b-3 under the Exchange Act.
6.16   Stock Exchange Listing and Delistings.   Labrador shall take all action necessary to cause the Labrador Common Stock to be issued in the Merger or issuable on conversion of the Golden Preferred Stock to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, Golden shall cooperate with Labrador and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Golden Common Stock from the NYSE and the deregistration of the shares of Golden Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the Closing Date, Golden shall make available to Labrador, at least ten Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.
6.17   Financing and Indebtedness.   During the period from the date of this Agreement to the Effective Time, the Parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements in anticipation of the consummation of the Transactions, regarding each Party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to Indebtedness of the parties and their Subsidiaries, including arrangements by way of amendments, consents, offers to exchange, offers to purchase, redemption, payoff, new financing or otherwise, with respect to refinancing, terminating or retaining a Party’s or its Subsidiaries’ credit agreements or senior notes, and in connection with any repayment or termination of a Party’s or its Subsidiaries’ credit agreement, including the delivery of all required notices and taking all other customary actions reasonably necessary to facilitate the termination of commitments under, repayment in full of, and release of any Encumbrance, if any, securing, the applicable credit agreement, in each case on the Closing Date in connection with the Closing.
6.18   Tax Matters.   Each of Labrador, Merger Sub and Golden will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take, cause to be taken, knowingly fail to take or knowingly cause to fail to be taken (and will cause its Subsidiaries not to take, cause to be taken, knowingly fail to take, or knowingly cause to fail to be taken) any actions that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Labrador, Merger Sub and Golden will use its reasonable best efforts and will cooperate with one another to obtain (x) the opinion of counsel referred to in Section 7.3(d) and (y) any opinion(s) of counsel to be issued in connection with the declaration of effectiveness of the Registration Statement by the SEC regarding the U.S. federal income tax treatment of the Transactions. In connection with the foregoing, (i) Labrador shall deliver to Golden Tax Counsel a duly executed officer’s certificate substantially in the form set forth in Schedule 6.18 of the Labrador Disclosure Letter (the “Labrador Tax Certificate”), and (ii) Golden shall deliver to Golden Tax Counsel a duly executed officer’s certificate substantially in the form set forth in Schedule 6.18 of the Golden Disclosure Letter (the “Golden Tax Certificate”), in the case of each of clause (i) and (ii), at such times as such counsel shall reasonably request (including in connection with the effectiveness of the Registration Statement and at the Closing). Labrador and Golden shall also provide such other information as reasonably requested by Golden Tax Counsel for purposes of rendering any opinion described in this Section 6.18.
6.19   Takeover Laws.   None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
6.20   Obligations of Merger Sub.   Labrador shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.
6.21   Coordination of Quarterly Dividends.   Labrador and Golden shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Golden Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Golden Common Stock and the Labrador Common Stock that such holders receive in exchange therefor in the Merger. In addition, and without limiting the requirements of the previous sentence, Golden shall ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend shall be no later than five Business Days following the one-year anniversary of such dates for the corresponding quarter of the preceding year; provided, however, that in the quarter in which the Closing occurs, if the record date of Labrador’s quarterly dividend has been declared and is a date prior to the Effective Time, then such quarterly dividend declaration date and record date of Golden shall occur no later than such date as is necessary to ensure that holders of Golden Common Stock receive a quarterly dividend in accordance with the first sentence of this Section 6.21.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Consummate the Merger.   The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Stockholder Approvals.   The Golden Stockholder Approval and the Labrador Stockholder Issuance Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Golden and Labrador, as applicable.
(b)   Regulatory Approval.   Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.
(c)   No Injunctions or Restraints.   No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(d)   Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.
(e)   NYSE Listing.   The shares of Labrador Common Stock issuable to the holders of shares of Golden Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.
7.2   Additional Conditions to Obligations of Labrador and Merger Sub.   The obligations of Labrador and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Labrador, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Golden.   (i) The representations and warranties of Golden set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(b), for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Golden set forth in Section 4.2(b) (Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Golden set forth in Article IV (a) which are qualified by a “Golden Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (b) which are not qualified by a “Golden Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii)(b), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.
(b)   Performance of Obligations of Golden.    Golden shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   Labrador shall have received a certificate of Golden signed by an executive officer of Golden, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.
7.3   Additional Conditions to Obligations of Golden.   The obligation of Golden to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Golden, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Labrador and Merger Sub.    (i) The representations and warranties of Labrador and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the third sentence, fifth sentence and seventh sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), and Section 5.6(a) (Absence of

Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the third sentence, fifth sentence and seventh sentence of Section 5.2(b) for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Labrador set forth in Section 5.2(b) (Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Labrador and Merger Sub set forth in Article V (a) which are qualified by a “Labrador Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), and (b) which are not qualified by a “Labrador Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii)(b), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.
(b)   Performance of Obligations of Labrador and Merger Sub.   Labrador and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   Golden shall have received a certificate of Labrador signed by an executive officer of Labrador, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.
(d)   Tax Opinion.   Golden shall have received the opinion of Wachtell, Lipton, Rosen & Katz or another nationally recognized tax counsel reasonably acceptable to Golden (or if any such counsel is unable to deliver such opinion, Baker Botts L.L.P.) (“Golden Tax Counsel”), dated as of the Closing Date, in form and substance reasonably satisfactory to Golden, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with rendering such opinion, Golden Tax Counsel shall be entitled to receive and may rely on the Labrador Tax Certificate, the Golden Tax Certificate and such other information provided to it by Labrador or Golden for purposes of rendering such opinion.
7.4   Frustration of Closing Conditions.   None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
8.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Golden Stockholder Approval or the Labrador Stockholder Issuance Approval has been obtained:
(a)   by mutual written consent of Golden and Labrador;
(b)   by either Golden or Labrador:
(i)   if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of, materially contributed to or resulted in the action or event described in this Section 8.1(b)(i) occurring;
(ii)   if the Merger shall not have been consummated on or before 5:00 p.m., Houston time, on January 23, 2022 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of, materially contributed to or resulted in the failure of the Merger to occur on or before such date;
(iii)   in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching Party of such breach and (ii) two Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(iv)   if (A) the Golden Stockholder Approval shall not have been obtained upon a vote held at a duly held and completed Golden Stockholders Meeting, or at any adjournment or postponement thereof, or (B) the Labrador Stockholder Issuance Approval shall not have been obtained upon a vote held at a duly held and completed Labrador Stockholders Meeting, or at any adjournment or postponement thereof;
(c)   by Labrador, prior to, but not after, the time the Golden Stockholder Approval is obtained, if the Golden Board or a committee thereof shall have effected a Golden Change of Recommendation (whether or not such Golden Change of Recommendation is permitted by this Agreement);
(d)   by Golden, prior to, but not after, the time the Labrador Stockholder Issuance Approval is obtained, if the Labrador Board or a committee thereof shall have effected a Labrador Change of Recommendation (whether or not such Labrador Change of Recommendation is permitted by this Agreement);
(e)   by Labrador, if Golden, any of its Subsidiaries or any of Golden’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.3(b) (No Solicitation by Golden) and Labrador shall have been adversely affected thereby; or
(f)   by Golden, if Labrador, any of its Subsidiaries or any of Labrador’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.4(b) (No Solicitation by Labrador) and Golden shall have been adversely affected thereby.
8.2   Notice of Termination; Effect of Termination.
(a)   A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.
(b)   In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.
8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated. Except as otherwise provided in Section 3.3(b)(v), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Merger shall be borne by Labrador or the Surviving Corporation, and expressly shall not be a liability of holders of Golden Common Stock or Golden Preferred Stock.
(b)   If Labrador terminates this Agreement pursuant to Section 8.1(c) (Golden Change of Recommendation) or Section 8.1(e) (No Solicitation by Golden), or if Labrador terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) and either (x) both the Golden Stockholder Approval shall not have been obtained and the Golden Board or a committee thereof shall have effected a Golden Change of Recommendation or (y) Golden, any of its Subsidiaries or any of Golden’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.3(b) (No Solicitation by Golden) and Labrador shall have been adversely affected thereby, then Golden shall pay Labrador the Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Labrador no later than three Business Days after notice of termination of this Agreement.
(c)   If Golden terminates this Agreement pursuant to Section 8.1(d) (Labrador Change of Recommendation) or Section 8.1(f) (No Solicitation by Labrador), or if Golden terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) and either (x) both the Labrador Stockholder Issuance Approval shall not have been obtained and the Labrador Board or a committee thereof shall have effected a Labrador Change of Recommendation or (y) Labrador, any of its Subsidiaries or any of Labrador’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.4(b) (No Solicitation by Labrador) and Golden shall have been adversely affected thereby, then Labrador shall pay Golden the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Golden no later than three Business Days after notice of termination of this Agreement.
(d)   If either Golden or Labrador terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A) (Failure to Obtain Golden Stockholder Approval), other than in the circumstances described in Section 8.3(b) or Section 8.3(c), as applicable, then Golden shall pay Labrador the Labrador Expenses or (ii) Section 8.1(b)(iv)(B) (Failure to Obtain Labrador Stockholder Issuance Approval), other than in the circumstances described in Section 8.3(b) or Section 8.3(c), as applicable, then Labrador shall pay Golden the Golden Expenses, in each case, no later than three Business Days after notice of termination of this Agreement.
(e)   If (i) (A) Labrador or Golden terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Golden Stockholder Approval), and on or before the date of any such termination a Golden Competing Proposal made after the date hereof but before any termination shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five Business Days prior to the Golden Stockholders Meeting or (B) Golden or Labrador terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Labrador terminates this Agreement pursuant to Section 8.1(b)(iii) (Golden Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Golden Competing Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five Business Days prior to the date of such termination, and (ii) within nine months after the date of such termination, Golden enters into a definitive agreement with respect to a Golden Competing Proposal or consummates a Golden Competing Proposal, then Golden shall pay Labrador the Termination Fee less any amount previously paid by Golden pursuant to Section 8.3(d)(i). It is understood and agreed that (1) with respect to the preceding clauses (i) and (ii), any reference in the definition of Golden Competing Proposal to “20%” shall be deemed to be a reference to “50%.”

(f)   If (i) (A) Labrador or Golden terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Labrador Stockholder Issuance Approval), and on or before the date of any such termination a Labrador Competing Proposal made after the date hereof but before any termination, shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five Business Days prior to the Labrador Stockholders Meeting or (B) Golden or Labrador terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Golden terminates this Agreement pursuant to Section 8.1(b)(iii) (Labrador Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Labrador Competing Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five Business Days prior to the date of such termination, and (ii) within 9 months after the date of such termination, Labrador enters into a definitive agreement with respect to a Labrador Competing Proposal or consummates a Labrador Competing Proposal, then Labrador shall pay Golden the Termination Fee less any amount previously paid by Labrador pursuant to Section 8.3(d)(ii). It is understood and agreed that (1) with respect to the preceding clause (i) and (ii), any reference in the definition of Labrador Competing Proposal to “20%” shall be deemed to be a reference to “50%.”
(g)   In no event shall Labrador be entitled to receive more than one payment of the Termination Fee or more than one payment of Labrador Expenses. If Labrador receives the Termination Fee, then Labrador will not be entitled to also receive a payment of the Labrador Expenses; upon payment of any Termination Fee, any previously paid Labrador Expenses shall be credited against the amount of the Termination Fee. In no event shall Golden be entitled to receive more than one payment of the Termination Fee or more than one payment of the Golden Expenses. If Golden receives the Termination Fee, then Golden will not be entitled to also receive a payment of the Golden Expenses; upon payment of any Termination Fee, any previously paid Golden Expenses shall be credited against the amount of the Termination Fee. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 4% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) Golden and its Subsidiaries against Labrador and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Labrador and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach), and, upon payment of such amount, none of Labrador or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Labrador in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Labrador and Merger Sub against Golden and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Golden shall be liable for damages for such fraud or Willful and Material Breach), and, upon payment of such amount, none of Golden and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Golden in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX
GENERAL PROVISIONS
9.1   Schedule Definitions.   All capitalized terms in the Golden Disclosure Letter and the Labrador Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2   Survival.   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Articles II and III, and Section 4.27 (No Additional Representations), Section 5.28 (No Additional Representations), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), Section 6.18 (Tax Matters), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
9.3   Notices.   All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered in person; (ii) upon transmission, if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received (excluding “out of office” or similar automated replies); provided that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (iii) the next succeeding Business Day, if transmitted by national overnight courier, in each case as addressed as follows (or to such other address as any Party shall specify by written notice so given):
(i)   if to Labrador or Merger Sub, to:
Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, TX 77024-4152
Attention:
Todd Liebl

E-mail:
Todd.liebl@cabotog.com

with a required copy to (which copy shall not constitute notice):
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:
Ted W. Paris
Clinton W. Rancher

E-mail:
ted.paris@bakerbotts.com
clint.rancher@bakerbotts.com

(ii)   if to Golden, to:
Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, Colorado 80203-4553
Attention:
Francis B. Barron

E-mail:
fbarron@cimarex.com

with a required copy to (which copy shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Daniel A. Neff
Zachary S. Podolsky

E-mail:
DANeff@wlrk.com
ZSPodolsky@wlrk.com

Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice has been given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
9.4   Rules of Construction.
(a)   Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Golden Disclosure Letter or Labrador Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, that such information is required to be listed in the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, that such items are or may be material to Golden and its Subsidiaries, taken as a whole, or Labrador and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted or may result in a Golden Material Adverse Effect or a Labrador Material Adverse Effect. The headings, if any, of the individual sections of each of the Labrador Disclosure Letter and the Golden Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Golden Disclosure Letter and Labrador Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Golden Disclosure Letter or Labrador Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto. Each of the Golden Disclosure Letter and the Labrador Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations and warranties of Golden, Labrador or Merger Sub, as applicable, except as and to the extent provided in this Agreement.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between or among the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereto” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. Unless the context otherwise requires, the word “including” (in its various forms) means “including, without limitation.” For purposes of this Agreement, pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references herein to a specific time shall refer to Houston, Texas time. As used in this Agreement: (i) unless the context otherwise requires, the word “or” is not exclusive; (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (iii) references to “written” or “writing” include in electronic form; and (iv) the term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was previously made available that relates to the Transactions and is maintained by Golden or Labrador, as applicable, prior to the execution of this Agreement.
9.5   Counterparts.   This Agreement may be executed in two or more counterparts, including via facsimile or e-mail in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
9.6   Entire Agreement; No Third Party Beneficiaries.   This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Golden Common Stock and Golden Equity Awards to receive the Merger Consideration), but only from and after the Effective Time, and (b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives), but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH

THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
(b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
9.8   Severability.   Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.
9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void and of no effect.
9.10   Affiliate Liability.   Each of the following is referred to in this Section 9.10 as a “Golden Affiliate”: (a) any direct or indirect holder of equity interests or securities in Golden (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) Golden or (ii) any Person who controls Golden. No Golden Affiliate shall have any liability or obligation to Labrador or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and Labrador and Merger Sub hereby waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is referred to in this Section 9.10 as a “Labrador

Affiliate”: (x) any direct or indirect holder of equity interests or securities in Labrador (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Labrador or (ii) any Person who controls Labrador. No Labrador Affiliate shall have any liability or obligation to Golden of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and Golden hereby waives and releases all claims of any such liability and obligation, other than for fraud.
9.11   Specific Performance.   The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages, (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or Threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11, and (c) the alleged breaching Party will not plead in defense thereto that there would be an adequate remedy at Law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12   Amendment.   This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of Golden or the approval of the Labrador Stockholder Issuance by the stockholders of Labrador, but, after any such adoption or approval, no amendment shall be made which would require the further approval by such stockholders pursuant to applicable Law without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
9.13   Extension; Waiver.   At any time prior to the Effective Time, Golden and Labrador may, to the extent allowed under applicable Law:
(a)   extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b)   waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c)   waive compliance with any of the agreements or conditions of the other Party contained herein.
Notwithstanding the foregoing, no failure or delay by Golden or Labrador in exercising any right, power or privilege hereunder shall operate as a waiver of any breach of any provision hereof or of any prior or subsequent breach of the same or any other provision hereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of any other right, power or privilege hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
CABOT OIL & GAS CORPORATION
By:
/s/ Dan O. Dinges

Name:
Dan O. Dinges

Title:
Chairman, President and Chief Executive Officer

DOUBLE C MERGER SUB, INC.
By:
/s/ Dan O. Dinges

Name:
Dan O. Dinges

Title:
President and Chief Executive Officer

CIMAREX ENERGY CO.
By:
/s/ Thomas E. Jorden

Name:
Thomas E. Jorden

Title:
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Aggregated Group” means all entities under common control with any Person within the meaning of Section 414(b), (c), (k), (m) or (o) of the Code or Section 4001 of ERISA.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.
“Cash Equivalent Merger Consideration” means the product of (i) the Exchange Ratio, multiplied by (ii) the volume-weighted-average price of Labrador Common Stock for the five consecutive trading days ending two Business Days prior to the Closing Date as reported by Bloomberg, L.P.
“Certificate of Designations” means the Certificate of Designations of the 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock of Golden.
“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).
“COVID-19 Measures” means, as applicable to a Party or its Subsidiaries, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Golden or Labrador, as the case may be.
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“DTC” means The Depository Trust Company.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other compensation or employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.
“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects or imperfections in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).
“Environmental Laws” means any and all applicable Laws relating to (a) pollution (prevention or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater or subsurface strata), (b) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful. The term “Environmental Law” shall include, but not be limited to, the following statutes, as amended, and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. §§ 9601 et seq., and any state or local Laws similar thereto as of the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Golden Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Labrador or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of Golden or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Golden’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding shares of Golden Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding shares of Golden Common Stock entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Golden or any of its Subsidiaries, in each case, except in connection with a Golden Permitted Acquisition.
“Golden Expenses” means a cash amount equal to $40,000,000.
“Golden Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Golden Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Golden Board as of the date of this Agreement); provided, however, that in no event shall the following constitute a Golden Intervening Event: (i) the receipt, existence or terms of an actual or possible Golden Competing Proposal or Golden Superior Proposal, (ii) any Effect relating to Labrador or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Golden Common Stock or Labrador Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Golden Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Golden or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Golden Intervening Event, to the extent otherwise permitted by this definition), (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law) or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person (including any Golden Permitted Acquisition).
“Golden Permitted Acquisition” means any acquisition (by asset purchase or exchange, stock purchase, merger, or otherwise) by Golden or any of its Subsidiaries of another Person that (a) provides for aggregate consideration comprised solely of cash, (b) does not require approval by the stockholders of Golden, (c) would not reasonably be expected to cause Golden to lose its investment grade credit rating and (d) would not reasonably be expected to prevent, impair or delay consummation of the Transactions (including any material delay in the timing of expiration of the waiting period under the HSR Act).
“Golden Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Golden or its Affiliates or with respect to which Golden or its Affiliates have any liability.
“Golden Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Golden Common Stock in accordance with the DGCL and the Organizational Documents of Golden.
“Golden Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Labrador or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Golden or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for all or substantially all of the fair market value of Golden and its Subsidiaries’ assets or that generated all or substantially all of Golden’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding shares of Golden Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good-faith determination of the Golden Board, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Golden’s stockholders than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Labrador in response to such proposal or otherwise), after considering all factors the Golden Board deems relevant.
“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Hazardous Materials” means any (a) substance, material or waste designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws; (b) asbestos or asbestos-containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.
“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such

Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.
“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“knowledge” means the actual knowledge of: (a) in the case of Golden, the individuals listed in Schedule 1.1 of the Golden Disclosure Letter; and (b) in the case of Labrador, the individuals listed in Schedule 1.1 of the Labrador Disclosure Letter.
“Labrador Charter” means the certificate of incorporation of Labrador in effect as of the date of this Agreement.
“Labrador Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Golden or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of Labrador or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Labrador’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding shares of Labrador Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding shares of Labrador Common Stock entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Labrador or any of its Subsidiaries, in each case, except in connection with a Labrador Permitted Acquisition.
“Labrador Expenses” means a cash amount equal to $40,000,000.
“Labrador Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Labrador Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Labrador Board as of the date of this Agreement); provided, however, that in no event shall the following constitute a Labrador Intervening Event: (i) the receipt, existence or terms of an actual or possible Labrador Competing Proposal or Labrador

Superior Proposal, (ii) any Effect relating to Golden or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Labrador Common Stock or Golden Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Labrador Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Labrador or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Labrador Intervening Event, to the extent otherwise permitted by this definition), (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law) or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person (including any Labrador Permitted Acquisition).
“Labrador Permitted Acquisition” means any acquisition (by asset purchase or exchange, stock purchase, merger, or otherwise) by Labrador or any of its Subsidiaries of another Person that (a) provides for aggregate consideration comprised solely of cash, (b) does not require approval by the stockholders of Labrador, (c) would not reasonably be expected to cause Labrador to lose its investment grade credit rating and (d) would not reasonably be expected to prevent, impair or delay consummation of the Transactions (including any material delay in the timing of expiration of the waiting period under the HSR Act).
“Labrador Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Labrador or its Affiliates or with respect to which Labrador or its Affiliates have any liability.
“Labrador Stockholder Approval” means the Labrador Stockholder Charter Approval and the Labrador Stockholder Issuance Approval.
“Labrador Stockholder Charter Approval” means the approval of the Labrador Charter Amendment by the affirmative vote of a majority of shares of Labrador Common Stock entitled to vote thereon at the Labrador Stockholders Meeting in accordance with the DGCL and the Organizational Documents of Labrador.
“Labrador Stockholder Issuance Approval” means the approval of the Labrador Stock Issuance by the affirmative vote of a majority of shares of Labrador Common Stock entitled to vote thereon and present in person and represented by proxy at the Labrador Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Labrador.
“Labrador Stockholders Meeting” means a meeting of the stockholders of Labrador to consider the approval of the Labrador Stock Issuance and the Labrador Charter Amendment, including any postponement, adjournment or recess thereof.
“Labrador Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Golden or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Labrador or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for all or substantially all of the fair market value of Labrador and its Subsidiaries’ assets or that generated all or substantially all of Labrador’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding shares of Labrador Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good-faith determination of the Labrador Board, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Labrador’s stockholders than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Golden in response to such proposal or otherwise), after considering all factors the Labrador Board deems relevant.

“Law” means any applicable laws, rules, statutes, regulations, any governmental order or binding agreement with any Governmental Entity, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement.
“Material Adverse Effect” means, when used with respect to either Golden or Labrador, any fact, circumstance, effect, change, event or development (“Effect”) that has had, or would have, a material adverse effect on the financial condition, business or operations of such Party and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:
(i)   general economic conditions (or changes in such conditions) or changes in global or national economic conditions generally;
(ii)   conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(iii)   conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);
(iv)   political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);
(v)   acts of god or force majeure events, including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics (including the existence and impact of the COVID-19 pandemic) or weather conditions;
(vi)   the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);
(vii)   compliance with the terms of, or the taking of any action expressly required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Sections 6.1 or 6.1(a), as applicable);
(viii)   changes in Law or other legal or regulatory conditions, or the interpretation or enforcement thereof, or changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or
(ix)   any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);
provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) (excluding any Effect arising out of, resulting from or related to COVID-19 or COVID-19 Measures) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated industry participants (it being understood and agreed that, for the purposes of determining whether a Party has been disproportionately adversely affected compared to other similarly situated industry participants, Golden shall be compared to independent exploration and production companies primarily focused in the Permian Basin and Labrador shall be compared to independent exploration and production companies primarily focused in the Marcellus natural gas trend), in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur.
“NYSE” means the New York Stock Exchange.
“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.
“Oil and Gas Properties” means (a) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water and similar properties of any kind and nature, including all Oil and Gas Leases and interests in lands covered thereby or included in Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and mineral interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participatory royalty interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds and, in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions; and (b) all Wells located on or producing from any of the Oil and Gas Leases, Units or mineral interests and the rights to all Hydrocarbons and other minerals produced therefrom (including the proceeds thereof).
“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person, excluding any commercially reasonable deviations therefrom due to COVID-19 or COVID-19 Measures.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other Party” means: (a) when used with respect to Golden, Labrador and Merger Sub; and (b) when used with respect to Labrador or Merger Sub, Golden.
“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permits” means all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of any Governmental Entity.
“Permitted Encumbrances” means:
(a)   to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;
(b)   contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the Ordinary Course and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;
(c)   Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Golden Reserve Reports or Labrador Reserve Reports, as applicable;

(d)   Encumbrances arising in the Ordinary Course under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;
(e)   such Encumbrances as Golden (in the case of Encumbrances with respect to properties or assets of Labrador or its Subsidiaries) or Labrador (in the case of Encumbrances with respect to properties or assets of Golden or its Subsidiaries), as applicable, may have expressly waived in writing;
(f)   all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Golden or Labrador, as applicable, or any of their respective Subsidiaries, that are of record and customarily granted in the oil and gas industry and (i) do not materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in either of the Golden Reserve Reports or Labrador Reserve Reports, as applicable;
(g)   any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing); or
(h)   Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, which do not materially interfere with the operation, value or use of the property or asset affected.
“Person” means any individual, natural person, general or limited partnership, limited liability company, unlimited liability corporation, corporation, proprietorship, joint stock company, trust, estate, union, joint venture, Governmental Entity, association or unincorporated business organization, or any other form of business or professional entity.
“Personal Information” means any information that, alone or in combination with other information held by Golden or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.
“Proceeding” means any actual claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.
“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, disposing or allowing the escape or migration of any Hazardous Material into the indoor or outdoor environment.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger human health or the Environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.
“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any and all taxes and similar charges, duties, levies or other assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, escheat, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, whether disputed or not, including interest, penalties, and additions to tax imposed with respect thereto.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Taxes.
“Termination Fee” means $250,000,000.
“Threatened” means any demand or statement made in writing or any notice that has been given in writing that would lead a reasonable person to conclude that a Proceeding is a possible outcome of such demand, statement or notice.
“Transactions” means the Merger and the other transactions contemplated by this Agreement, including the Labrador Stock Issuance and the Labrador Charter Amendment, and each other agreement to be executed and delivered in connection herewith and therewith.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any Unit that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all Hydrocarbon production from such well.
“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) will constitute a breach of this Agreement.

ANNEX B
Form of Labrador Charter Amendment
CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
Cabot Oil & Gas Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Restated Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), as described below, and does hereby further certify that:
FIRST:   The Board of Directors of the Corporation has duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein (the “Amendment”), and the holders of a majority of the outstanding Common Stock, par value $.10 per share, of the Corporation entitled to vote at the special meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of the Amendment.
SECOND:   The first sentence of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:
The aggregate number of shares of all classes of stock which the Company shall have authority to issue is 1,805,000,000, divided into 5,000,000 shares of Preferred Stock, par value $.10 per share (“Preferred Stock”), and 1,800,000,000 shares of Common Stock, par value $.10 per share (the “Common Stock”).
IN WITNESS WHEREOF, this Certificate of Amendment has been executed by an authorized officer of the Corporation as of this             day of                  , 20      .
CABOT OIL & GAS CORPORATION
By:

Name:
Title:

ANNEX C
Form of Certificate of Incorporation of the Surviving Corporation
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CIMAREX ENERGY CO.
                 , 20
FIRST.   The name of the corporation is Cimarex Energy Co. (the “Corporation”).
SECOND.   The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).
FOURTH.   The total number of shares that the Corporation shall have authority to issue is 63,500, consisting of (i) 1,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 62,500 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
FIFTH.   The holders of Common Stock shall be entitled to 100,000 votes per share on all matters to be voted on by the stockholders of the Corporation.
SIXTH.   The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions. Pursuant to the authority conferred by this Article SIXTH, a series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:
Exhibit A:   8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock
SEVENTH.   The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.
EIGHTH.   Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
NINTH.   To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
TENTH.   The Corporation shall indemnify and advance expenses to each director and officer of the Corporation as provided in the bylaws of the Corporation and may indemnify and advance expenses to each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL, as provided in the bylaws of the Corporation.

ANNEX D
Form of Labrador Bylaw Amendment
The Bylaws of Cabot Oil & Gas Corporation (the “Corporation”), as amended and restated effective May 23, 2021 (the “Bylaws”), having received the requisite approval from the Board of Directors under Article XXXIX of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of May 23, 2021, by and among the Corporation, Double C Merger Sub, Inc. and Cimarex Energy Co.):
A new Article XLI shall be added to the Bylaws, as follows (with the code names appropriately changed):
ARTICLE XLI
CERTAIN CORPORATE GOVERNANCE MATTERS
A.   Executive Chairman; President and CEO.   Effective as of the Effective Time (for all purposes of this Article XLI, as defined in the Agreement and Plan of Merger, dated as of May 23, 2021, by and among the Corporation, Double C Merger Sub, Inc. and Cimarex Energy Co. (“Golden”), as the same may be amended from time to time (the “Merger Agreement”)), (a) Mr. Dan O. Dinges shall serve as the Executive Chairman of the Board of Directors and (b) Mr. Thomas E. Jorden shall serve as the President and Chief Executive Officer of the Corporation and as a member of the Board of Directors. The term of Mr. Dinges as Executive Chairman of the Board of Directors shall expire effective as of the earlier of (i) December 31, 2022 or (ii) any date as of which Mr. Dinges ceases to serve as a member of the Board of Directors for any reason (such date, the “Chairman Succession Date”); provided, however, that, Mr. Dinges’s service as a member of the Board of Directors need not cease upon the cessation of his term as Executive Chairman of the Board of Directors pursuant to clause (i) of this sentence. The role of Mr. Jorden as President and Chief Executive Officer and of Mr. Dinges as Executive Chairman of the Board of Directors shall be consistent with the employment letter agreements entered into with each of them, respectively, by the Corporation on May 23, 2021 in connection with the Merger Agreement. The Board of Directors shall select a member of the Board of Directors to serve as Chairman of the Board of Directors from and after the Chairman Succession Date.
The following actions shall require the affirmative vote of at least 75% of all the members of the Board of Directors (other than the person being considered for removal pursuant to the following provisions): (i) prior to the Chairman Succession Date, the removal of Mr. Dinges from, or the failure to appoint, re-elect or re-nominate Mr. Dinges to, as applicable, his position as the Executive Chairman of the Board of Directors; and (ii) prior to the Expiration Date (as defined below), the removal of Mr. Jorden from, or the failure to appoint, re-elect or re-nominate Mr. Jorden to, as applicable, his positions as the President and Chief Executive Officer of the Corporation and as a member of the Board of Directors (or as Chairman of the Board of Directors, if Mr. Jorden is elected Chairman of the Board of Directors prior to the Expiration Date).
B.   Board Size and Composition.   Effective as of the Effective Time, the Board of Directors shall be comprised of five Continuing Labrador Directors, including Mr. Dinges, and five Continuing Golden Directors, including Mr. Jorden. From and after the Effective Time until the Expiration Date: (i) the number of directors that comprises the full Board of Directors shall be ten, (ii) no vacancy on the Board created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation, as applicable (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Labrador Director, not less than a majority of the Continuing Labrador Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Golden Director, not less than a majority of the Continuing Golden Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable Law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed); (iii) at its first meeting following the Effective Time, the Board of Directors shall determine what committees of the Board of Directors shall exist following that time (which shall include, without limitation, all committees required by applicable stock exchange and federal securities laws, rules and regulations); provided that from and after the Effective Time, each committee of the Board of Directors shall consist of an equal number of Continuing Labrador Directors and Continuing Golden Directors; (iv) each of the Compensation Committee and the Environment, Health and Safety Committee shall be chaired by a Continuing Golden Director; (v) each of the Audit Committee and, subject to the next sentence, the Governance and Social Responsibility Committee shall be chaired by a Continuing Labrador Director; and (vi) the executive committee of the Board of Directors (to the extent it exists) shall have four members, consisting of two Continuing Labrador Directors and two Continuing Golden Directors and including Mr. Jorden (for so long as he serves as Chief Executive Officer and a member of the Board of Directors) and Mr. Dinges (for so long as he serves as Executive Chairman or Chairman of the Board of Directors). In the event the Governance and Social Responsibility Committee does not include as members each of the independent members of the Board of Directors, the Governance and Social Responsibility Committee shall have two joint chairs, one a Continuing Labrador Director and one a Continuing Golden Director. For purposes of this Article XLI, the terms “Continuing Labrador Directors” and “Continuing Golden Directors” shall mean, respectively, the directors of the Corporation or Golden, as applicable, who were selected to be directors of the Corporation as of the Effective Time, pursuant to Section 2.7(a) of the Merger Agreement, and any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Article XLI, Section B.
C.   Lead Independent Director.   From the Effective Time through the Expiration Date, the Board of Directors shall have a lead independent director who shall be (i) a Continuing Golden Director at any time when the Chairman of the Board of Directors is a Continuing Labrador Director and (ii) a Continuing Labrador Director at any time when the Chairman of the Board of Directors is a Continuing Golden Director.
D.   Headquarters; Name.   Effective as of and from the Effective Time, (i) the headquarters and main office of the Corporation will be located in Houston, Texas and (ii) the Corporation will be given a name selected by mutual agreement of Labrador and Golden prior to the Effective Time.
E.   Other Management Positions.   The Senior Vice President, EHS and Engineering of Labrador as of the date of the Merger Agreement shall serve as Senior Vice President — Production and Operations of the Corporation for a term commencing as of the Effective Time and extending until the first anniversary of the Effective Time. The Chief Executive Officer shall be entitled to designate a successor to fill the vacancy in the role of Senior Vice President — Production and Operations resulting from the expiration or termination of such term.
F.   Amendments; Interpretation.   Effective as of the Effective Time until the completion of the Corporation’s 2024 annual meeting of stockholders (the “Expiration Date”), the provisions of this Article XLI may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article XLI may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board of Directors for adoption by the stockholders of the Corporation only by) the affirmative vote of at least 75% of the full Board of Directors. In the event of any inconsistency between any provision of this Article XLI and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article XLI shall control to the fullest extent permitted by law.

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated and effective as of June 29, 2021, by and among Cabot Oil & Gas Corporation, a Delaware corporation (“Labrador”), Double C Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Labrador (“Merger Sub”), and Cimarex Energy Co., a Delaware corporation (“Golden”).
RECITALS
WHEREAS,Labrador, Merger Sub and Golden are parties to that certain Agreement and Plan of Merger, dated as of May 23, 2021 (the “Merger Agreement”);
WHEREAS, the Parties desire to enter into this Amendment No. 1 to amend the Merger Agreement to, among other things, contemplate the Golden Stockholder Charter Approval (as defined below) as a separate item for approval by the holders of Golden Common Stock, separate from the Golden Stockholder Merger Approval (as defined below), and make other changes to the Merger Agreement consistent with the foregoing; and
WHEREAS, in accordance with Section 9.12 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:
AGREEMENT
Section 1.   Definitions.   Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.
Section 2.   Representations of the Parties.
(a)   Golden has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Golden and the consummation by Golden of the Transactions have been duly authorized by all necessary corporate action on the part of Golden, subject, only with respect to consummation of the Merger, to the Golden Stockholder Approval. This Amendment has been duly executed and delivered by Golden and, assuming the due and valid execution of this Amendment by Labrador and Merger Sub, constitutes a valid and binding obligation of Golden enforceable against Golden in accordance with its terms, subject, as to enforceability, to Creditors’ Rights.
(b)   Each of Labrador and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Labrador and Merger Sub and the consummation by Labrador and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Labrador (subject to obtaining the Labrador Stockholder Approval). This Amendment has been duly executed and delivered by each of Labrador and Merger Sub, and, assuming the due and valid execution of this Amendment by Golden, constitutes a valid and binding obligation of each of Labrador and Merger Sub enforceable against Labrador and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights.
Section 3.   Amendments to the Merger Agreement.
(a)   The Parties hereby amend the Recitals to the Merger Agreement by adding the following additional Recital:
WHEREAS, the Golden Board, at a meeting duly called and held by unanimous vote, (i) approved and declared advisable the amendment to the Certificate of Designations (as defined below) in the form set forth in Annex E to grant holders of Golden Preferred Stock (as defined below) the right to vote with the holders of Golden Common Stock (as defined below), effective as of no later than immediately prior to the Effective Time (as defined below), as a single class on any matter on which such holders of Golden Common Stock are entitled to vote (with each holder of Golden Preferred Stock entitled to cast 30 votes per share of Golden Preferred Stock) (the “Golden Charter Amendment”) and (ii) resolved to recommend that the holders of Golden Common Stock adopt the Golden Charter Amendment;
(b)   The Parties hereby amend the definition of “Golden Stockholder Approval” in Annex A to the Merger Agreement to read as follows:
“Golden Stockholder Approval” means the Golden Stockholder Merger Approval and the Golden Stockholder Charter Approval.
(c)   The Parties hereby amend Annex A to the Merger Agreement to include the following additional definitions:
“Golden Stockholder Charter Approval” means the adoption of the Golden Charter Amendment by the holders of a majority of the outstanding shares of Golden Common Stock in accordance with the DGCL and the Organizational Documents of Golden.
“Golden Stockholder Merger Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Golden Common Stock in accordance with the DGCL and the Organizational Documents of Golden.
(d)   The Parties hereby amend and restate the second sentence of Section 2.4 of the Merger Agreement to read in its entirety as follows:
Subject to the receipt of the Golden Stockholder Charter Approval, Golden shall take all necessary actions to cause the Golden Charter Amendment to become effective no later than immediately prior to the Effective Time, so that, in addition to any voting rights required by law or provided by the existing Certificate of Designations, the holders of Golden Preferred Stock shall have the right to vote together with the holders of Golden Common Stock as a single class on any matter on which the holders of Golden Common Stock are entitled to vote (with each holder of Golden Preferred Stock entitled to cast 30 votes per share of Golden Preferred Stock).
(e)   The Parties hereby amend and restate the fourth sentence of Section 4.3(a) of the Merger Agreement to read in its entirety as follows:
The Golden Board, at meetings duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Golden and holders of Golden Common Stock, (ii) approved and declared advisable this Agreement, the Transactions, including the Merger, and the Golden Charter Amendment, and (iii) resolved to recommend that the holders of Golden Common Stock vote in favor of the adoption of each of this Agreement and the Golden Charter Amendment (such recommendation described in this clause (iii), the “Golden Board Recommendation”).
(f)   The Parties hereby amend and restate clause (b)(i) of Section 4.4 of the Merger Agreement to read in its entirety as follows:
(i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the stockholders of Golden to consider the adoption of each of this Agreement and the Golden Charter Amendment (including any postponement, adjournment or recess thereof, the “Golden Stockholders Meeting”) and the Labrador Stockholders Meeting and
(g)   The Parties hereby amend and restate the second sentence of Section 6.6(a) of the Merger Agreement to read in its entirety as follows:
Except as permitted by Section 6.3, the Golden Board shall recommend that the holders of Golden Common Stock vote in favor of the adoption of each of this Agreement and the Golden

Charter Amendment at the Golden Stockholders Meeting and the Golden Board shall solicit from the holders of Golden Common Stock proxies in favor of the adoption of each of this Agreement and the Golden Charter Amendment, and the Joint Proxy Statement shall include the Golden Board Recommendation.
(h)   The Parties hereby amend and restate the last sentence of Section 6.6(a) of the Merger Agreement to read in its entirety as follows:
Without the prior written consent of Labrador or as required by applicable Law, (i) the adoption of each of this Agreement and the Golden Charter Amendment shall be the only matters (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Golden in connection with the Merger and matters of procedure) that Golden shall propose to be acted on by the holders of Golden Common Stock at the Golden Stockholders Meeting and Golden shall not submit any other proposal to such stockholders in connection with the Golden Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of each of this Agreement and the Golden Charter Amendment or the consummation of the Transactions) and (ii) Golden shall not call any meeting of the holders of Golden Common Stock other than the Golden Stockholders Meeting.
(i)   The Parties hereby amend the Merger Agreement by adding Annex E thereto, in the form attached to this Amendment as Annex E.
Section 4.   Supplements to Disclosure Letters.   Golden has supplemented the Golden Disclosure Letter by delivering supplemental Schedules thereto (the “Golden Supplemental Schedules”) to Labrador and Merger Sub concurrently with the execution and delivery of this Amendment by the Parties and Labrador and Merger Sub have supplemented the Labrador Disclosure Letter by delivering supplemental Schedules thereto (the “Labrador Supplemental Schedules”) to Golden concurrently with the execution and delivery of this Amendment by the Parties. The Parties hereby agree that all of the items disclosed in the Golden Supplemental Schedules shall be deemed to have been disclosed in the Golden Disclosure Letter as of the time of the execution and delivery of the Merger Agreement and that all of the items disclosed in the Labrador Supplemental Schedules shall be deemed to have been disclosed in the Labrador Disclosure Letter as of the time of the execution and delivery of the Merger Agreement.
Section 5.   Remainder of the Merger Agreement.   Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery of this Amendment, any reference in the Merger Agreement to “this Agreement” shall mean the Merger Agreement as amended hereby.
Section 6.   Construction.   Except as expressly provided in this Amendment, all references in the Merger Agreement, the Golden Disclosure Letter and the Labrador Disclosure Letter to “the date hereof” and “the date of this Agreement” or words of like import, unless the context otherwise requires, shall refer to May 23, 2021.
Section 7.   General Provisions.   The provisions of Article IX of the Merger Agreement, as amended by this Amendment, are incorporated by reference into this Amendment and will apply mutatis mutandis to this Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
CABOT OIL & GAS CORPORATION
By:
/s/ Dan O. Dinges

Dan O. Dinges
Chairman, President and Chief Executive Officer
DOUBLE C MERGER SUB, INC.
By:
/s/ Dan O. Dinges

Dan O. Dinges
President and Chief Executive Officer
[Signature Page to Amendment No. 1 to Merger Agreement]

CIMAREX ENERGY CO.
By:
/s/ Thomas E. Jorden

Thomas E. Jorden
Chairman, Chief Executive Officer and President
[Signature Page to Amendment No. 1 to Merger Agreement]

ANNEX E
CIMAREX ENERGY CO.
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
8 1∕8% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK
Cimarex Energy Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:
FIRST: The Corporation’s Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on February 28, 2019.
SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) of the DGCL and Article III, Section 9 of the Corporation’s bylaws, as currently in effect, adopted resolutions to, among other things, amend Article 6 of the Certificate of Designations by adding the following as Section (i) thereof (the “Amendment”):
(i) So long as any shares of Series A Preferred Stock remain outstanding, the Holders shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote, with the Holders being entitled to cast thirty (30) votes for each share of Series A Preferred Stock standing in the Holder’s name on the books of the Corporation.
THIRD: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
FOURTH: This Certificate of Amendment shall become effective at [           ] Eastern time on [     ], 2021.
EXCEPT AS AMENDED ABOVE, the Certificate of Designations shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment to Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock on this [   ] day of [           ], 2021.
CIMAREX ENERGY CO.

Thomas E. Jorden
Chairman, Chief Executive Officer and President

ANNEX B
May 23, 2021
The Board of Directors
Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Cabot Oil & Gas Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company with Cimarex Energy Co. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of May 23, 2021 (the “Agreement”), among the Company, Double C Merger Sub, Inc. (“Merger Sub”) and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), excluding any shares of Merger Partner Common Stock subject to a Golden Restricted Share Award (as defined in the Agreement), any Converted Shares (as defined in the Agreement) and any shares of Merger Partner Common Stock held by Merger Partner as treasury shares or held by the Company or Merger Sub immediately prior to the effective time of the Transaction and, in each case, not held on behalf of third parties, will be converted into the right to receive 4.0146 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the United States federal income tax consequences described in discussions

B-1

with, and materials furnished to us, by representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by certain other advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Merger Partner’s credit facility amendment in June 2020. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Merger Partner, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except as may be required by applicable law or legal process. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company and in any proxy statement/prospectus mailed to shareholders of the Merger Partner (and any related registration statement) but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

B-2

ANNEX C
May 23, 2021
The Board of Directors
Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, CO 80203
Dear Members of the Board of Directors:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (“Cimarex Common Stock”), of Cimarex Energy Co. (“Cimarex”) (other than shares of Cimarex Common Stock held by Cimarex as treasury shares or by Cabot Oil & Gas Corporation (“Cabot”) or any subsidiaries of Cimarex or Cabot (“Excluded Shares”)) of the Merger Consideration (as defined below) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of May 23, 2021 (the “Agreement”), to be entered into by and among Cabot, Double C Merger Sub, Inc., a wholly owned subsidiary of Cabot (“Merger Sub”), and Cimarex. The Agreement provides for, among other things, the merger of Merger Sub with and into Cimarex, pursuant to which Cimarex will be the surviving corporation, and each issued and outstanding share of Cimarex Common Stock (other than Excluded Shares) will be converted into the right to receive 4.0146 shares of common stock, par value $0.10 per share (“Cabot Common Stock”), of Cabot (the “Merger Consideration”). Each of Cimarex, Cabot and Merger Sub are referred to herein as a “Party” and collectively, the “Parties.” The transactions contemplated by the Agreement are referred to herein as the “Transaction.”
Tudor, Pickering, Holt & Co., the energy investment and merchant banking business of Perella Weinberg Partners LP (“TPH”), and its affiliates (the “TPH Group”), as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. The TPH Group also engages in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, the TPH Group may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of Cimarex, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be material to the Parties or otherwise involved in the Transaction and the other matters contemplated by the Agreement. In addition, the TPH Group and certain of its employees, including members of the team performing services in connection with the Transaction, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Cimarex, Cabot, other potential Transaction participants or their respective equityholders or affiliates. We have acted as financial advisor to Cimarex in connection with, and have participated in certain negotiations leading to, the Transaction. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction, and Cimarex has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. We may provide investment banking or other financial services to Cimarex, Cabot or any of the other Parties or their respective shareholders or affiliates in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the draft of the Agreement dated May 21, 2021; (ii) annual reports to stockholders and the Annual Report on Form 10-K of Cimarex for the year ended December 31, 2020; (iii) annual reports to stockholders and the Annual Report on Form 10-K of Cabot for the year ended December 31, 2020; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Cimarex and Cabot for the three months ended March 31, 2021; (v) certain other communications from Cimarex and Cabot to their respective stockholders; (vi) certain internal financial, hydrocarbon resource and production information and forecasts for Cimarex prepared by the management of Cimarex (the “Cimarex Forecasts”); (vii) certain internal financial, hydrocarbon resource and production information and forecasts for Cabot prepared by the management of Cabot, and as adjusted in conjunction with and at the direction of Cimarex management (the “Cabot Forecasts”); (viii) certain internal financial, hydrocarbon resource and production information and forecasts for the combined company pro forma for the Transaction prepared by or at the direction of Cimarex management (collectively with the Cimarex Forecasts and the Cabot Forecasts, the “Forecasts”); (ix) certain publicly available research analyst reports with respect to the future financial performance of Cimarex and Cabot; and (x) certain cost savings projected by the managements of Cimarex and Cabot to result from the Transaction (the “Synergies”). The Forecasts and Synergies reflect certain assumptions regarding the oil and gas industry, future commodity prices and capital expenditures made by the management of Cimarex or Cabot that were and are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analysis and this opinion. We also have held discussions with members of the senior management of Cimarex regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Cimarex and Cabot and of the combined company. In addition, we have reviewed the reported price and trading activity for Cimarex Common Stock and Cabot Common Stock, compared certain financial and stock market information for Cimarex and Cabot with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Cimarex and Cabot, and that such Forecasts and Synergies provide a reasonable basis upon which to evaluate the Transaction. The Forecasts and Synergies were evaluated collectively, and no single forecast or synergy estimate was determinative of the opinion expressed herein. We express no view or opinion with respect to the Forecasts or Synergies or the assumptions on which they are based and we have further assumed, among other things, that (i) the executed Agreement (together with the exhibits and schedules thereto) will not differ in any respect material to our analyses or opinion from the draft versions we have examined, referenced above, (ii) the Transaction will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, (iii) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all material respects, (iv) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects, (v) all conditions to the consummation of the Transaction will be satisfied without material amendment or waiver thereof, (vi) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any material amendments or modifications thereto and (vii) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without, in the case of each of the foregoing clauses (i)  — (vii), any material adverse effect on Cimarex, Cabot, Merger Sub, the holders of Cimarex Common Stock or Cabot Common Stock, or the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Cimarex or any of its subsidiaries or Cabot or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.
Our opinion does not address the underlying business decision of Cimarex to engage in the Transaction, or the relative merits of the Transaction as compared to any other alternative transaction that might be available to Cimarex. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of Cimarex or Cabot or any of their respective subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cimarex or Cabot, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which shares of Cimarex Common Stock, Cabot Common Stock or the securities of any other party will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring, or of which we become aware, after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Cimarex in connection with its consideration of the Transaction, and such opinion does not constitute a recommendation as to how any holder of interests in Cimarex or Cabot should vote with respect to such Transaction or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of outstanding shares of Cimarex Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ TUDOR, PICKERING, HOLT & CO.

ANNEX D
CIMAREX ENERGY CO.
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
8 1∕8% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK
Cimarex Energy Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:
FIRST:    The Corporation’s Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on February 28, 2019.
SECOND:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) of the DGCL and Article III, Section 9 of the Corporation’s bylaws, as currently in effect, adopted resolutions to, among other things, amend Article 6 of the Certificate of Designations by adding the following as Section (i) thereof (the “Amendment”):
(i) So long as any shares of Series A Preferred Stock remain outstanding, the Holders shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote, with the Holders being entitled to cast thirty (30) votes for each share of Series A Preferred Stock standing in the Holder’s name on the books of the Corporation.
THIRD:   The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
FOURTH:   This Certificate of Amendment shall become effective at [           ] Eastern time on [       ], 2021.
EXCEPT AS AMENDED ABOVE, the Certificate of Designations shall remain in full force and effect.
[Signature page follows]

D-1

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment to Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock on this [     ] day of [    ] , 2021.
CIMAREX ENERGY CO.
Thomas E. Jorden Chairman, Chief Executive Officer and President

D-2